EXHIBIT 4.2

CREDIT AGREEMENT

Dated as of December 20, 2007

among

BASELL AF S.C.A.
(to be renamed LYONDELLBASELL INDUSTRIES AF S.C.A.),
as the Company,

BIL ACQUISITION HOLDINGS LIMITED
(to be merged with and into LYONDELL CHEMICAL COMPANY
substantially concurrently with the initial Credit Extensions), as the U.S. Borrower,

BASELL HOLDINGS B.V. and
BASELL FINANCE COMPANY B.V.,
as the Dutch Borrowers,

BASELL GERMANY HOLDINGS GmbH,
as the German Borrower,

THE OTHER NON-U.S. BORROWERS PARTY HERETO FROM TIME TO TIME,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

CITIBANK, N.A.,
as Administrative Agent, U.S. Swing Line Lender and Collateral Agent,

CITIBANK, N.A., LONDON BRANCH,
as European Swing Line Lender

ABN AMRO BANK, N.V.
as L/C Issuer,

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME,

CITIGROUP GLOBAL MARKETS INC.,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
ABN AMRO INCORPORATED and
UBS SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS CREDIT PARTNERS, L.P.,
as Syndication Agent,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
ABN AMRO INCORPORATED and
UBS SECURITIES LLC,
as Documentation Agents,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Transaction Coordinator

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01A	Commitments
1.01B	Unrestricted Subsidiaries
1.01C	Mandatory Cost Formulae
1.01E	Existing Letters of Credit
1.01F	Mortgaged Properties
1.01G	Certain Security Interests and Guarantees
1.01H	Guarantors
1.01I	Agreed Security Principles
1.01J	Security Agreements
1.01K	Excluded Collateral
1.01L	Swap Contracts
4.01(a)(v)(B)	Local Counsel
4.01(a)(xi)	Non-U.S. Documentation
5.05	Undisclosed Liabilities
5.08	Ownership of Property
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
6.14(a)	Certain Collateral Documents
7.01(b)	Existing Liens
7.02(e)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Existing Transactions with Affiliates
7.09	Existing Contractual Obligations
10.02	Administrative Agents Office, Certain Addresses for Notices

-v-

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Dutch Tranche A Dollar Term Note
C-2	Form of U.S. Tranche A Dollar Term Note
C-3	Form of U.S. Tranche B Dollar Term Note
C-4	Form of German Tranche B Euro Term Note
C-5	Form of Revolving Credit Note
C-6	Form of European Swing Line Note
C-7	Form of U.S. Swing Line Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of U.S. Security Agreement
G-1	Form of Perfection Certificate
G-2	Form of Perfection Certificate Supplement
H	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
I	Form of Mortgage
J	Form of Foreign Lender Tax Certificate

-vi-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this Agreement) is entered into as of December 20, 2007, among BASELL AF S.C.A. (to be renamed LYONDELLBASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the Company), BIL ACQUISITION HOLDINGS LIMITED, a Delaware corporation and Wholly Owned Subsidiary of the Company (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (Lyondell or the U.S. Borrower), BASELL HOLDINGS B.V., a Dutch corporation limited by shares (Basell Holdings), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (Basell Finance and, together with Basell Holdings, the Dutch Borrowers), and BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany (the German Borrower and, together with the Dutch Borrowers, the Non-U.S. Borrowers and, together with the Dutch Borrowers and the U.S. Borrower, the Borrowers), the other Non-U.S. Borrowers party hereto from time to time, the Subsidiary Guarantors party hereto from time to time, CITIBANK, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V., as L/C Issuer (the L/C Issuer) and each lender party hereto from time to time (collectively, the Lenders and individually, a Lender).

PRELIMINARY STATEMENTS

The Borrowers have requested that the Lenders extend credit (i) to the U.S. Borrower in the form of U.S. Tranche A Dollar Term Loans in an initial aggregate amount of $1,500,000,000 and U.S. Tranche B Dollar Term Loans in an initial aggregate amount of $7,550,000,000, (ii) to Basell Holdings in the form of Dutch Tranche A Dollar Term Loans in an initial aggregate amount of $500,000,000, (iii) to the German Borrower in the form of German Tranche B Euro Term Loans in an initial aggregate amount of  1,300,000,000, (iv) to the Borrowers in the form of Primary Revolving Credit Loans in an initial aggregate amount of up to the equivalent of $800,000,000 available in Dollars and Alternative Currencies and (v) to the Dutch Borrowers in the form of Dutch Revolving Credit Loans in an initial aggregate amount of up to the equivalent of $200,000,000 available in Dollars and Alternative Currencies.  The Primary Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit available in Dollars, Euros or Sterling from time to time. The Dutch Revolving Credit Facility may include one or more Letters of Credit available in Dollars or Alternative Currencies from time to time.

The proceeds of the Term Loans, together with the proceeds of loans made under the Asset Backed Credit Facilities on the Closing Date and the proceeds of the issuance of the Senior Second Lien Interim Loans, together with the proceeds of certain utilizations of the Primary Revolving Credit Facility, will be used to pay the consideration for the Acquisition (including the conversion of the Millennium 4% Convertible Debentures due 2026), refinance existing indebtedness of the Company and its Subsidiaries (including the Margin Loan) and Lyondell and its Subsidiaries and pay the Transaction Expenses.  The proceeds of the Revolving Credit Loans, Swing Line Loans and Letters of Credit will be used by the Borrowers for working capital and general corporate purposes of the Company and its Subsidiaries (including Permitted Acquisitions).

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01.   Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

2010 Debentures means the $100,000,000 aggregate principal amount of 10% Debentures due 2010 of Lyondell.

2015 Notes means, collectively, the $615,000,000 aggregate principal amount of 8⅜% Senior Notes due 2015 of the Company and 500,000,000 aggregate principal amount of 8⅜% Senior Notes due 2015 of the Company.

2027 Notes means the $300,000,000 aggregate principal amount of the 8.10% guaranteed notes due March 15, 2027 issued by Basell Finance (formerly known as Montell Finance Company B.V.).

ABLIntercreditor Agreement means the intercreditor agreement, dated as of the Closing Date, between the Collateral Agent, Citibank, N.A (in its capacities as agent for the secured parties under the ABF Inventory Facility and as agent for the purchasers under the ABF Receivables Facility), the Company, the U.S. Borrower and the other parties thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time.

Acquisition means the merger of BIL Acquisition into Lyondell pursuant to the Acquisition Agreement.

Acquisition Agreement means that certain Agreement and Plan of Merger, dated as of July 16, 2007, by and among the Company, BIL Acquisition and Lyondell.

Additional Lender has the meaning set forth in Section 2.14(c).

Administrative Agent means Citibank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent; it being understood that Citibank, N.A. may designate any of its Affiliates, including Citicorp International Limited, as administrative agent for Loans denominated in any Alternative Currency, and that such Affiliate shall be considered an Administrative Agent for all purposes hereunder.

Administrative Agents Office means, with respect to any currency, the Administrative Agents address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time specify (upon reasonable written notice) to the Borrowers Agent and the Lenders.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; controlling and controlled have meanings correlative of the foregoing; provided, however, that none of the Arrangers or their respective Affiliates shall be deemed an Affiliate of the Company.

Agent-Related Persons means the Agents, together with their respective Affiliates, and the officers, directors, partners, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Agents means, collectively, the Administrative Agent, the Collateral Agent, the Documentation Agents, the Syndication Agent and the Supplemental Agents (if any).

Aggregate Commitments means at any time the aggregate Commitments of all the Lenders at such time.

Agreed Security Principles has the meaning set forth in Schedule 1.01I.

Agreement means this agreement, as the same may be amended, supplemented or otherwise modified from time to time.

Alternative Currency means either Euros or Sterling.

Anti-Terrorism Laws means:

(a)           the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(b)           the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)           the International Emergency Economic Powers Act, 50 U.S.C. 1701 et seq., and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury; and

(e)           any similar law enacted in the United States of America subsequent to the date of this Agreement.

Applicable Amount means, at any time (the Reference Time), an amount determined on a cumulative basis equal to, without duplication:

(a)           50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company (excluding from Consolidated Net Income, for this purpose only, any amount that otherwise increased the Applicable Amount pursuant to clauses (b), (c) or (d) below) earned from January 1, 2008 through the last day of the last fiscal quarter or Fiscal Year for which financial statements have been delivered pursuant to clause (a) or (b) of Section 6.01 at the Reference Time (treating such period as a single accounting period); provided, however, that for purposes of this clause (a) only, any amounts that would constitute Consolidated Net Income but which have been used to make an Investment permitted by clauses (i) or (ii) of Section 7.02(n) shall be excluded from Consolidated Net Income, plus

(b)           100% of the aggregate net cash proceeds received by the Company or its Restricted Subsidiaries after the Closing Date and on or prior to the Reference Time from any Person (other than a Subsidiary of the Company) from any contribution (in each case other than pursuant to Sections 7.02(g)(A) and (B), 7.06(d) and 8.04) in respect of Qualified Equity Interests or from the issuance or sale (in each case other than pursuant to Sections 7.02(g)(A) and (B), 7.06(d) and 8.04) after the Closing Date and on or prior to the Reference Time to any Person (other than a Subsidiary of the Company) of Qualified Equity Interests of the Company or debt securities and Disqualified Equity Interests of the Company or its Restricted Subsidiaries that are convertible into or exchangeable for Qualified Equity Interests of the Company, but only when and to the extent such debt securities or Disqualified Equity Interests are converted into or exchanged for Qualified Equity Interests of the Company, plus

(c)           100% of the fair market value of property other than cash (but including Equity Interests) of Persons engaged in a Permitted Business or property used or useful in a Permitted Business received by the Company or its Restricted Subsidiaries after the Closing Date and on or prior to the Reference Time from any Person (other than a Subsidiary of the Company) consisting of any contribution (in each case other than pursuant to Sections 7.02(g)(A) and (B), 7.06(d) and 8.04) in respect of Qualified Equity Interests or as consideration for the issuance or sale (in each case other than pursuant to Sections 7.02(g)(A) and (B), 7.06(d) and 8.04) after the Closing Date and on or prior to the Reference Time to any Person (other than a Subsidiary of the Company) of Qualified Equity Interests of the Company or debt securities and Disqualified Equity Interests of the Company or its Restricted Subsidiaries that are convertible into or exchangeable for Qualified Equity Interests of the Company, but only when and to the extent such debt securities or Disqualified Equity Interests are converted into or exchanged for Qualified Equity Interests of the Company, plus

(d)           100% of the amounts of the type described in clauses (i) or (ii) of Section 7.02(n), but only to the extent such Net Proceeds are not utilized in accordance therewith, minus

(e)           the Applicable ECF Percentage of any amount included under clause (a) above (but only to the extent the payment is determined and paid by reference to the Applicable Amount) (i) used to make payments other than principal and interest on Indebtedness after the Closing Date and prior to the Reference Time reducing Excess Cash Flow pursuant to clause (b)(iii) of the definition thereof or (ii) deducted from Excess Cash Flow pursuant to clause (b)(vii) of the definition thereof, minus

(f)           any amount included under clauses (a) (d) above used to make Investments pursuant to Section 7.02(k) after the Closing Date and prior to the Reference Time, minus

(g)           any amount included under clauses (a) (d) above (but only to the extent the payment is determined and paid by reference to the Applicable Amount) used to pay dividends or make distributions pursuant to Section 7.06(n) after the Closing Date and prior to the Reference Time, minus

(h)           any amount included under clauses (a) (d) above (but only to the extent the payment is determined and paid by reference to the Applicable Amount) used to make Capital Expenditures pursuant to Section 7.11(c) after the Closing Date and prior to the Reference Time, minus

(i)           any amount included under clauses (a) (d) above (but only to the extent the payment is determined and paid by reference to the Applicable Amount) used to make payments in respect of Junior Financings pursuant to Section 7.13(a) after the Closing Date and prior to the Reference Time.

Applicable Amount Availability Condition means, with respect to any proposed use of the Applicable Amount, that, on a Pro Forma Basis after giving effect to the proposed transaction, (x) there shall not exist or be continuing any Event of Default and (y) the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00:1.00.

Applicable ECF Percentage means, in respect of Excess Cash Flow attributable to a Fiscal Year, (a) 50% if the First Lien Senior Secured Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 1.75 to 1.00, (b) 25% if the First Lien Senior Secured Leverage Ratio as of the last day of such Fiscal Year is less than 1.75 to 1.00 but greater than or equal to 1.00 to 1.00 and (c) 0% if the First Lien Senior Secured Leverage Ratio as of the last day of such Fiscal Year is less than 1.00 to 1.00.

Applicable Period has the meaning set forth in Section 3.09.

Applicable Rate means a percentage per annum equal to:

(a)           with respect to Tranche A Term Loans, (i) until the first full fiscal quarter commencing on or after the date that is six months after the Closing Date, (A) for Eurocurrency Rate Loans, 3.0% and (B) for Base Rate Loans, 2.0%, and (ii) thereafter, from time to time, the following percentages, based upon the First Lien Senior Secured Leverage Ratio as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Senior Secured Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans

>1.625:1	3.0%	2.0%
<1.625:1	2.75%	1.75%

(b)           with respect to U.S. Tranche B Dollar Term Loans, (i) until the first full fiscal quarter commencing on or after the date that is six months after the Closing Date, (A) for Eurocurrency Rate Loans, 3.25% and (B) for Base Rate Loans, 2.25% and (ii) thereafter, from time to time, the following percentages, based upon the First Lien Senior Secured Leverage Ratio as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Senior Secured Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
>1.625:1	3.25%	2.25%
<1.625:1	3.00%	2.00%

(c)           with respect to German Tranche B Euro Term Loans, (i) until the first full fiscal quarter commencing on or after the date that is six months after the Closing Date, 3.25%, and (ii) thereafter, from time to time, the following percentages, based upon the First Lien Senior Secured Leverage Ratio as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Senior Secured Leverage Ratio	Eurocurrency Rate Loans
>1.625:1	3.25%
<1.625:1	3.00%

(d)           with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) until the first full fiscal quarter commencing on or after the date that is six months after the Closing Date, (A) for Eurocurrency Rate Loans, 3.00%, (B) for Base Rate Loans, 2.00%, (C) for Letter of Credit fees, 3.00%, and (D) for unused commitment fees, 0.75%, and (ii) thereafter, from time to time, the following percentages per annum, based upon the First Lien Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Senior Secured Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans	Letter of Credit Fees	Unused Commitment Fees
>1.625:1	3.00%	2.00%	3.00%	0.750%
<1.625:1 but >1.000:1	2.75%	1.75%	2.75%	0.625
<1.000:1	2.50%	1.50%	2.50%	0.500

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Secured Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Administrative Agent, the highest Applicable Rate shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Applicable Rate otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Applicable Rate otherwise determined in accordance with this definition shall apply).

Appropriate Lender means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) with respect to Primary Letters of Credit, the Primary Revolving Credit Lenders and (iii) with respect to Dutch Letters of Credit, the Dutch Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding, the Primary Revolving Credit Lenders.

Approved Bank has the meaning set forth in clause (c) of the definition of Cash Equivalents.

Approved Fund means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

Arrangers means Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and UBS Securities LLC.

Asset Backed Credit Facility means (i) subject to the limitations of Section 7.03(o), the asset based revolving credit agreement dated as of the Closing Date among Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP, Basell USA Inc. and certain Subsidiaries of the Company party thereto as co-borrowers from time to time thereunder, the lenders and agents party thereto and Citibank, N.A., as administrative agent and collateral agent (the ABF Inventory Facility) and (ii) the receivables securitization facility established pursuant to the Receivables Sale Agreement dated as of the Closing Date among Lyondell Chemical Company and the other sellers party thereto, as sellers, LyondellBasell Receivables I, LLC, as buyer, and Lyondell Chemical Company, as buyers servicer, and the Receivables Purchase Agreement dated as of the Closing Date among LyondellBasell Receivables I, LLC as seller, Lyondell Chemical Company, as servicer, the purchasers party thereto (the ABF Receivables Facility), in each case, together with any Permitted Refinancing thereof.

Assignee has the meaning set forth in Section 10.07(a).

Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit E.

Assignment Taxes has the meaning set forth in Section 3.01(b).

Attorney Costs means and includes all reasonable fees, reasonable out-of-pocket expenses and disbursements of Cahill Gordon & Reindel llp, Allen & Overy LLP and (without duplication) a single external local counsel to the Arrangers in each jurisdiction reasonably determined by the Administrative Agent.

Attributable Indebtedness means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof of any liability that would be required to appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Audited Financial Statements means the audited consolidated financial statements of (i) the Companys predecessor, Basell N.V. (now Basell Holdings B.V.), for the fiscal year ended December 31, 2004 and the seven-month period ended July 31, 2005 and (ii) the Company and its Subsidiaries, for the period beginning April 20, 2005 and ended December 31, 2005 and the fiscal year ended December 31, 2006.

Average Brent Crude Oil Price means, for any fiscal quarter, the average specified price per barrel of Brent blend crude oil for delivery on each day of such fiscal quarter, stated in U.S. Dollars, published under the heading Crude Price Assessments:  International:  Brent (DTD) in the Platts Marketwire that reports prices effective on such dates and certified to the Administrative Agent by a Responsible Officer of the Borrowers Agent.  The calculation of the Borrowers Agent shall be conclusive absent manifest error.

BAFB has the meaning set forth in the definition of Structured Financing Transactions.

Base Rate means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its prime rate.  The prime rate is a rate set by Citibank, N.A. based upon various factors including Citibank, N.A. costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest based on the Base Rate.

Basel II has the meaning set forth in Section 3.04(a).

Basell Finance has the meaning set forth in the introductory paragraph to this Agreement.

Basell Funding means Basell Funding S. r.l., a socit responsabilit limite incorporated under the laws of the Grand Duchy of Luxembourg.

Basell Holdings has the meaning set forth in the introductory paragraph to this Agreement.

BIL Acquisition means BIL Acquisition Holdings Limited, a Delaware corporation and Wholly Owned Subsidiary of the Company.

Blavatnik Charitable Trust has the meaning set forth in the definition of Blavatnik Group.

Blavatnik Group means, collectively:

(1)           Mr. Leonard Blavatnik, his spouse, direct descendants, siblings, parents, children of siblings, or grandchildren, grand nieces and grand nephews, any other members of the immediate Blavatnik family, or

(2)           any trust or any entity directly or indirectly controlled by, or for the benefit of, one or more members of the Blavatnik family described above, or

(3)           any trust (a Blavatnik Charitable Trust):

(a)           for the benefit of a charity created by any member of the Blavatnik family described above, or

(b)           to which any such member of the Blavatnik family described above is a substantial donor or grantor, or

(4)           the estate, executor, administrator or committee of beneficiaries of any member of the Blavatnik Group listed in clause (1) or (2) of this definition;

provided that, in the case of any Blavatnik Charitable Trust, a member of the Blavatnik Group described in clause (1) or (2) of this definition maintains control thereof.

For purposes of this definition only, control of a Blavatnik Charitable Trust means the possession of the power to direct or cause the direction of management and policies of such Blavatnik Charitable Trust in respect of the issued share capital of the Company owned by such Blavatnik Charitable Trust.

Board of Directors means, as to any Person, the board of directors (or similar governing body) of such Person (or, if such Person is a partnership and does not have a board of directors (or similar governing body), the board of directors (or similar governing body) of such Persons general partner) or, except with respect to the definition of Change of Control any duly authorized committee thereof.

Borrowers has the meaning set forth in the introductory paragraph to this Agreement.

Borrowers Agent means Basell Finance and/or such other Subsidiaries as the Company shall appoint from time to time by written notice to the Administrative Agent.

Borrowing means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, are in fact closed in, the state of New York and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; and

(c)           if such day relates to any interest rate setting as to any funding, disbursements, settlements, payment and Loan denominated in Sterling or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Loan, such day shall be a day which dealings in deposits in Sterling are conducted by and between banks in the London interbank market and such banks are open for foreign exchange business in London.

CAM Exchange means the exchange of the Lenders interests provided for in Section 8.05.

CAM Exchange Date means the date on which any Event of Default referred to in Section 8.01(f) shall occur or the date on which the Company receives written notice from the Administrative Agent that any Event of Default referred to in Section 8.01(g) has occurred.

CAM Percentage means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.

Capital Expenditures means, for any period, any expenditure which, in accordance with GAAP, is treated as a capital expenditure in the audited consolidated financial statements of the Company and its Subsidiaries other than (i) any capital expenditure constituting an Investment permitted pursuant to clauses (e), (g), (i), (m), (n), (o) (in the case of (n) and (o), only to the extent consisting of acquisitions and Investments in Joint Ventures), (p) and (r) of Section 7.02, (ii) any expenditure made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, substituted, restored or repaired, (iii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iv) the purchase price of plant, property, equipment or software to the extent financed with the proceeds of Dispositions or Casualty Events, in each case that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b) and (v) any expenditure that is accounted for as a capital expenditure by the Company or any Restricted Subsidiary and that actually is paid for by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

Capitalized Leases means all leases which, in accordance with GAAP, are recorded as capitalized leases; provided that for all purposes hereunder the amount of principal obligations under any Capitalized Lease shall be the Attributable Indebtedness related thereto.

Carry-Forward Amount has the meaning set forth in Section 7.11(c).

Cash Collateral has the meaning set forth in Section 2.03(g).

Cash Collateral Account means a blocked account at Citibank, N.A. (or another commercial bank selected in compliance with Section 9.09) in the name of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Collateral Agent.

Cash Collateralize has the meaning set forth in Section 2.03(g).

Cash Equivalents means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary:

(a)           time deposits or demand deposits in local currencies held by it from time to time in the ordinary course of business;

(b)           an obligation, maturing within two years after the date of its acquisition, issued or guaranteed by the United States of America, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union, on December 31, 2003 or an instrumentality or agency thereof,

(c)           a certificate of deposit or bankers acceptance, maturing within one year after the date of its acquisition, issued by any Lender, or a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of A or better by S&P or A2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency (any such bank, an Approved Bank),

(d)           commercial paper, maturing within one year after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better by Moodys, or the equivalent rating by any other nationally recognized rating agency,

(e)           repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or in respect of instruments set forth in clauses (c) or (d) above of the credit quality set forth in such applicable clause,

(f)           Money Market preferred stock maturing within six months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the United States, Australia, Japan, Canada, Switzerland or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof, which has a rating of A or better by S&P or Moodys or the equivalent rating by any other nationally recognized rating agency,

(g)           tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency, and

(h)           shares of any fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (b) through (g) above.

Cash Flow Intercreditor Agreement means the intercreditor agreement, dated as of the Closing Date, between, among others,  the Collateral Agent, Citibank, N.A., (in its capacity as agent to the secured parties under the ABF Inventory Facility), the New Notes Trustee (as defined therein), the Interim Facility Agent (as defined therein), the High Yield Notes Trustee (as defined therein), the Arco Notes Trustee (as defined therein), the Equistar Notes Trustee (as defined therein), the Company, the U.S. Borrower and the other parties thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time.

Casualty Event means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

Change in Law means, the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).

Change of Control means the occurrence of any of the following:

(1)           the Sponsor ceases to hold legally and beneficially:

(a)           issued share capital having the right to cast at least 51% (or, following a Listing, at least 35%) of the votes capable of being cast in general meetings of the Company; or

(b)           before a Listing, the right to determine the composition of the majority of the board of directors or equivalent body of the Company;

(2)           following a Listing, any Person or group of Persons acting in concert (other than the Sponsor) owns, directly or indirectly, a greater percentage of the issued share capital or issued share capital with voting rights of the Company than the Sponsor or, at any time, otherwise acquires control of the Company; or

(3)           the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(4)           the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company, other than, in each case, a transaction complying with the covenant described in Section 7.04.

Class (a) when used with respect to Lenders, refers to whether such Lenders are Dutch Tranche A Dollar Term Lenders, U.S. Tranche A Dollar Term Lenders, U.S. Tranche B Dollar Term Lenders, German Tranche B Euro Term Lenders , Primary Revolving Credit Lenders or Dutch Revolving Credit Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Dutch Tranche A Dollar Term Commitments, U.S. Tranche A Dollar Term Commitments, U.S. Tranche B Term Commitments, German Tranche B Euro Term Commitments, Primary Revolving Credit Commitments or Dutch Revolving Credit Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Dutch Tranche A Dollar Term Loans, U.S. Tranche A Dollar Term Loans, U.S. Tranche B Dollar Term Loans, German Tranche B Euro Term Loans, Primary Revolving Credit Loans or Dutch Revolving Credit Loans.

Clean-Up Period has the meaning set forth in Section 8.02(b).

Closing Date means the first date all the conditions precedent in Sections 4.01 and 4.02(a) are satisfied or waived.

Code means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

Collateral means the Collateral as defined in the Security Agreements and all the Collateral, Pledged Assets, Mortgaged Property, Security or Trust Property (or similar terms with respect of Collateral Documents governed by Laws other than those of any state of the United States as defined in any other Collateral Document.

Collateral Agent means Citibank, N.A. in its capacity as collateral agent or pledgee under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

Collateral and Guarantee Requirement means, at any time, the requirement that, subject to the Agreed Security Principles and Section 6.14(a):

(a)           the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or subsequent to the Closing Date pursuant to Sections 6.12 or 6.14 at such time, duly executed by each Loan Party party thereto;

(b)           all Obligations shall have been unconditionally guaranteed (together, the Guaranties) by (x) on the Closing Date, the Company, each Borrower and each Restricted Subsidiary set forth on Schedule 1.01H and (y) after the Closing Date, by each Material Subsidiary (each, a Guarantor), in each case to the extent permitted by applicable law, regulation and contractual provision and to the extent such guarantee would not result in a material qualification (including any going concern or like qualification) in such Guarantors audit report, in each case as reasonably determined by the Company;

(c)           the Guaranties shall have been secured by, subject to the Intercreditor Agreement, the Legal Reservations and the Perfection Requirements, a first-priority security interest to the extent legally possible and to the extent required by the Collateral Documents in all Equity Interests of (i) each Wholly Owned Domestic Subsidiary of a Guarantor domiciled in the U.S. and (ii) each material Wholly Owned Foreign Subsidiary of any Guarantor (other than the Parent Guarantor), in each instance, (other than, in each case, the Equity Interests of Basell Capital Corporation, LyondellBasell Receivables I, LLC or any other Securitization Entity)only to the extent directly owned by the relevant Guarantor;

(d)           except as set forth on Schedule 1.01K, to the extent otherwise permitted hereunder or under any Collateral Document and to the extent legally possible and to the extent required by the Collateral Documents, the Guaranties shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of the Company and each other Guarantor (including accounts (other than the Equity Interests not referred to in (c) above) but excluding accounts receivable subject to Receivables Financing or any Securitization Transactions), inventory (other than inventory subject to any Asset Backed Credit Facility or Receivables Financing not prohibited by this Agreement), equipment, investment property, contract rights, intellectual property, other general intangibles, material owned or ground leased Real Property, intercompany notes and proceeds of the foregoing), in each case, subject to the Legal Reservations and the Perfection Requirements, with the priority required by the Collateral Documents; provided that security interests in Real Property shall be limited to the Mortgaged Properties;

(e)           none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f)           the Collateral Agent shall have received (i) counterparts of a Mortgage or other appropriate security interest with respect to each owned or ground leased Real Property or Easement Instrument described on Schedule 1.01F or required to be delivered pursuant to Sections 4.01, 6.12 or 6.14 at such time (the Mortgaged Properties) duly executed and delivered by the record owner of such Real Property or, in the case of Real Property subject to a ground lease, the tenant holding the leasehold interest in such Real Property; provided, however, that with respect to any Mortgaged Property subject to a ground lease, the Loan Party holding the tenants interest therein shall not be required to deliver a Mortgage with regard to any ground lease, for which a consent must be obtained, (ii) in respect of any Mortgaged Property located in the United States other than any Excluded Easements, a Title Policy or Title Policies issued by the Title Company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, (iii) in respect of any Mortgaged Property located outside the United States, evidence that the Administrative Agent may reasonably request that the Mortgage or other appropriate security interest constitutes, subject to the Intercreditor Agreement, the Legal Reservations and the Perfection Requirements, a first-ranking security interest in respect of the relevant Real Property and that the record owner of such Real Property holds good title to it and (iv) such Surveys, abstracts, certificates, title documents, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent.  Excluded Easements means those pipeline easements and other similar Real Property owned by Equistar Chemicals, LP that are not situated within a plant or other facility that is (1) described on Schedule 1.01F and (2) with respect to which the Collateral Agent is obtaining a Title Policy as contemplated in this clause (f).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, (i) assets for which creation or perfection of security interests is not required pursuant to the Collateral Documents and (ii) assets as to which the Administrative Agent and the Borrowers Agent reasonably determine that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in relation to the benefits to be obtained by the Lenders therefrom.  The Administrative Agent shall grant extensions of time for the perfection of security interests in or the obtaining of title insurance or other items required by the Collateral and Guarantee Requirement with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Company, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Company.

Collateral Documents means, collectively, each of the Security Agreements, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements granting Liens or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 4.01, 6.12 or 6.14.

Commitment means a U.S. Tranche A Dollar Term Commitment, a U.S. Tranche B Dollar Term Commitment, a Dutch Tranche A Dollar Term Commitment, a German Tranche B Euro Term Commitment or a Revolving Credit Commitment, as the context may require.

Committed Loan Notice means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

Company has the meaning set forth in the introductory paragraph to this Agreement.

Company Financial Officer means the chief financial officer, any director (or equivalent) or officer from time to time of the Company with actual knowledge of the financial affairs of the Company or the Company and its Restricted Subsidiaries (as the context may require).

Company Materials has the meaning set forth in Section 6.01.

Compensation Period has the meaning set forth in Section 2.12(c)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit D.

Consolidated Debt Service Ratio means, with respect to the Company and its Restricted Subsidiaries for any Test Period, the ratio of Consolidated EBITDA for such Test Period minus the sum, without duplication, of:

(a)           Capital Expenditures; and

(b)           all cash payments in respect of income taxes made (net of any cash refund in respect of income taxes actually received);

divided by the sum, without duplication, of

(x)           Consolidated Interest Expense; and

(y)           the principal amount of all scheduled amortization payments on all Financial Indebtedness (including the principal component of all Capitalized Leases);

provided that the Consolidated Debt Service Ratio shall be calculated for the Test Period ending (i) March 31, 2008 based on the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (y) above for each full fiscal quarter ending after the Closing Date multiplied by four, (ii) June 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (y) above for each full fiscal quarter ending after the Closing Date multiplied by two and (iii) September 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in the clauses (x) and (y) above for each full fiscal quarter ending after the Closing Date multiplied by 4/3.

Consolidated EBITDA means, with respect to the Company and its Restricted Subsidiaries for any Test Period, the sum, without duplication, of:

(1)           Consolidated Net Income, and

(2)           to the extent such Consolidated Net Income has been reduced thereby,

(a)           after-tax items classified as nonrecurring losses,

(b)           all income taxes paid or accrued (other than income taxes attributable to extraordinary gains or losses),

(c)           Consolidated Interest Expense,

(d)           Consolidated Non-cash Charges,

(e)           the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(f)           nonrecurring costs and expenses paid that are related to any expense or cost reductions that have occurred or are associated with the good faith projected cost savings described in clause (3) below;

(g)           management fees and merger and acquisition advisory fees paid to the Sponsor;

(h)           any inventory write-up in connection with purchase accounting in respect of acquisitions (including the Acquisition); and

(3)           the amount of net cost savings projected by the Company in good faith to be realized by specified actions taken prior to or during such period; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within twelve months of the date or determination to take such action and the benefit is expected to be realized within twelve months of taking such action, and (z) the aggregate amount of such cost savings added pursuant to this clause (3) shall not exceed $150,000,000 during such Test Period.

Consolidated First Lien Senior Secured Debt means (a) Consolidated Total Debt secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries (other than (i) any Indebtedness under Asset Backed Credit Facilities, Receivables Financings or Securitization Transactions not prohibited by this Agreement, (ii) any Loans subject to prepayment out of funds in the Cash Collateral Account and (iii) any Indebtedness secured by a Lien ranking junior to the Lien securing the Obligations on a basis at least as substantially favorable to the Lenders as the basis on which the Lien securing the Senior Second Interim Loans ranks junior to the Lien securing the Obligations) minus (b) Unrestricted Cash.

Consolidated Fixed Charge Coverage Ratio means, for any Test Period, the ratio of Consolidated EBITDA for such Test Period to:

(x)           Consolidated Interest Expense; plus

(y)           the sum of

(a)           the amount of all dividend payments on any series of preferred stock (other than dividends paid in Qualified Equity Interests and other than dividends paid to the Company or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such Test Period, plus

(b)           tax actually paid in cash by the Company or any Restricted Subsidiary and attributable to the items referred to in paragraph (a) of this clause (y);

provided that the Consolidated Fixed Charge Coverage Ratio shall be calculated for the Test Period ending (i) March 31, 2008 based on the Consolidated Interest Expense for each full fiscal quarter ending after the Closing Date multiplied by four, (ii) June 30, 2008 based on the sum of the Consolidated Interest Expense for each full fiscal quarter ending after the Closing Date multiplied by two and (iii) September 30, 2008 based on the sum of the Consolidated Interest Expense for each full Fiscal Quarter ending after the Closing Date multiplied by 4/3.

Consolidated Interest Expense means, with respect to the Company and its Restricted Subsidiaries and for any period, without duplication:

(1)           the interest expense in respect of Financial Indebtedness, including:

(a)           any amortization of debt discount,

(b)           all capitalized interest, and

(c)           the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization or write-off of deferred financing costs and fees incurred in connection with the incurrence of any Indebtedness or Securitization Transactions; plus

(2)           the net amount paid (or deducting the net amount received) by the Company and its Restricted Subsidiaries in respect of the relevant period under any Obligations in respect to Swap Contracts consisting of interest rate hedging arrangements or the interest rate component of currency hedging arrangements; plus

(3)           the interest component of Capitalized Leases paid, accrued and/or scheduled to be paid or accrued during such period,

less interest income.

Consolidated Net Income means, with respect to the Company and its Restricted Subsidiaries, for any Test Period:

(1)           net income (or loss), plus

(2)           cash dividends or distributions paid to the Company or any Restricted Subsidiary by any other Person (the Payor) other than a Restricted Subsidiary, to the extent not otherwise included in Consolidated Net Income, which have not been derived from Indebtedness of the Payor to the extent such Indebtedness is Guaranteed by the Company or a Restricted Subsidiary;

provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing):

(a)           after-tax gains or losses from disposals, asset impairments or reversal of impairments or abandonments or reserves relating thereto (including for the avoidance of doubt and irrespective of its classification, the effect of any impairment of goodwill arising as a result of the Acquisition),

(b)           after-tax items classified as extraordinary gains or losses,

(c)           the net income (but not loss) of any Restricted Subsidiary that is not a Loan Party, to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted,

(d)           the net income or loss of any Person other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person,

(e)           any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date,

(f)           income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued),

(g)           in the case of a successor to the Company by consolidation, merger or amalgamation or as a transferee of the Companys assets, any earnings or losses of the successor corporation prior to such consolidation, merger, amalgamation or transfer of assets,

(h)           all dividends received by the Company as described in clause (4) of the second paragraph of the definition of Indebtedness to the extent the Company is obligated to apply such dividends in the repayment of such Indebtedness; and

(i)           any increase in amortization or depreciation as a result of the receipt of any insurance proceeds from damage to property.

Consolidated Net Tangible Assets means, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, as of the last day of the then most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 6.01(a), after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, IP Rights, unamortized debt discount and other like intangible assets.

Consolidated Non-cash Charges means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate depreciation, amortization and other non-cash expenses reducing Consolidated Net Income of such Person for such period (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

Consolidated Total Debt means, as of any date, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries that is outstanding on such date and that consists of Indebtedness (other than Indebtedness under the Structured Financing Transaction) for borrowed money (adjusted to take into account any liability or receivable arising under any Swap Contract entered into in connection with hedging any currency exposure to such Indebtedness) and Attributable Indebtedness.

Consolidated Working Capital means, as of any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would be set forth opposite the caption total current assets (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would be set forth opposite the caption total current liabilities (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, the current portion of any Funded Debt and the current portion of any Asset Backed Credit Facilities (whether on or off balance sheet).

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Control has the meaning set forth in the definition of Affiliate.

Credit Extension means each of the following:  (a) a Borrowing, (b) an L/C Credit Extension and (c) the making of Incremental Term Loans and the effectiveness of any Revolving Commitment Increase.

Debtor Relief Laws means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet), the German Insolvency Law, the Luxembourg insolvency laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands , Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England, Wales or Hong Kong, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

Declined Proceeds has the meaning set forth in Section 2.05(b)(vii).

Default means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both would be an Event of Default.

Default Rate means, with respect to Loans under any Facility, an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans made under such Facility plus (c) 2.00% per annum; provided that with respect to any Eurocurrency Rate Loan, the Default Rate means an interest rate equal to the interest rate (including any Applicable Rate and any applicable Mandatory Cost) otherwise applicable to such Loan plus 2.00% per annum, in each case to the fullest extent permitted by applicable Law.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Designated Obligations means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans and (b) accrued and unpaid fees under the Loan Documents.

Disposition or Dispose means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Equity Interests means that portion of any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that is not itself a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, on or prior to the date that is ninety-one (91) days after the latest Maturity Date of the Term Loans, provided, however, that any Equity Interest that would not constitute a Disqualified Equity Interest but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of a change of control occurring prior to the date that is ninety-one (91) days after the latest Maturity Date of the Term Loans shall not constitute a Disqualified Equity Interest if:

(1)           the change of control provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the terms applicable to the Loans; and

(2)           any such requirement only becomes operative after compliance with such terms applicable to the Loans.

Notwithstanding the preceding sentence, only the portion of such Equity Interest which so matures or is mandatorily redeemable or is so convertible or exchangeable prior to the date that is ninety-one (91) days after the latest Maturity Date of the Term Loans shall be so deemed a Disqualified Equity Interest.  The amount of any Disqualified Equity Interest that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Equity Interest as if such Disqualified Equity Interest were redeemed, repaid, converted or repurchased on any date on which the amount of such Disqualified Equity Interest is to be determined pursuant hereto; provided, however, that if such Disqualified Equity Interest could not be required to be redeemed, repaid, converted or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Equity Interest as reflected in the most recent financial statements of such Person.

Dividend Distribution Note means the note entered into on or about the Closing Date, evidencing a liability owed by LyondellBasell Finance Company to Basell Funding.

Dollar and $ mean lawful money of the United States.

Dollar Amount means, at any time:

(a)           with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan denominated in Dollars, any funded participation therein), the principal amount thereof (or in which such participation is held);

(b)           with respect to any Loan denominated in any Alternative Currency (including, with respect to any Swing Line Loan denominated in an Alternative Currency, any funded participation therein), the principal amount thereof, converted to Dollars in accordance with Section 2.15(a); and

(c)           with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.15.

Domestic Subsidiary means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

Dutch Borrowers has the meaning set forth in the introductory paragraph to this Agreement.

Dutch Civil Code means the Dutch Civil Code (Burgerlijk Wetboek).

Dutch L/C Advance means, with respect to each Dutch Revolving Credit Lender, such Lenders funding of its participation in any Dutch L/C Borrowing in accordance with its Pro Rata Share.

DutchL/C Borrowing means an extension of credit resulting from a drawing under any Dutch Letter of Credit which has not been reimbursed on the date when made or refinanced as a Dutch Revolving Credit Borrowing.

DutchL/C Credit Extension means, with respect to any Dutch Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

DutchL/C Obligations means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Dutch L/C Borrowings.

Dutch Letter of Credit means a Letter of Credit issued under the Dutch Revolving Credit Facility.

Dutch Letter of Credit Sublimit means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate Dollar Amount of the Dutch Revolving Credit Commitments.  The Dutch Letter of Credit Sublimit is part of, and not in addition to, the Dutch Revolving Credit Facility.

Dutch Loan Party means a Loan Party incorporated under the laws of or established in The Netherlands.

Dutch Revolving Credit Commitment means, as to each Dutch Revolving Credit Lender, its obligation to (a) make Dutch Revolving Credit Loans to the Dutch Borrowers pursuant to Section 2.01(e)(ii), and (b) purchase participations in Dutch L/C Obligations in respect of Dutch Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lenders name on Schedule 1.01A under the caption Dutch Revolving Credit Commitment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The aggregate Dutch Revolving Credit Commitments of all Dutch Revolving Credit Lenders shall be $200,000,000 on the Closing Date.

Dutch Revolving Credit Exposure means, as to each Dutch Revolving Credit Lender, the sum of the Dollar Amount of the outstanding principal amount of such Dutch Revolving Credit Lenders Dutch Revolving Credit Loans and its Pro Rata Share of the Dollar Amount of the Dutch L/C Obligations at such time.

Dutch Revolving Credit Facility means, at any time, the aggregate amount of the Dutch Revolving Credit Lenders Dutch Revolving Credit Commitments at such time.

Dutch Revolving Credit Lender means, at any time, any Lender that has a Dutch Revolving Credit Commitment at such time.

Dutch Revolving Credit Loan has the meaning specified in Section 2.01(e).

Dutch Revolving Credit Note means a promissory note of the Dutch Borrowers payable to any Dutch Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-5, evidencing the aggregate Indebtedness of the Dutch Borrowers to such Dutch Revolving Credit Lender resulting from the Dutch Revolving Credit Loans made by such Dutch Revolving Credit Lender to the Dutch Borrowers.

Dutch Tranche A Dollar Term Commitment means, as to each Dutch Tranche A Dollar Term Lender, its obligation to make a Dutch Tranche A Dollar Term Loan to Basell Holdings pursuant to Section 2.01(c) in an aggregate amount not to exceed the amount set forth opposite such Lenders name on Schedule 1.01A under the caption Dutch Tranche A Dollar Term Commitment or in the Assignment and Assumption pursuant to which such Dutch Tranche A Dollar Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The initial aggregate amount of the Dutch Tranche A Dollar Term Commitments is $500,000,000.

Dutch Tranche A Dollar Term Lender means, at any time, any Lender that has a Dutch Tranche A Dollar Term Commitment or a Dutch Tranche A Dollar Term Loan at such time.

Dutch Tranche A Dollar Term Loan means a Loan made pursuant to Section 2.01(c).

Dutch Tranche A Dollar Term Loan Repayment Amount has the meaning set forth in Section 2.07(c).

Dutch Tranche A Dollar Term Note means a promissory note of Basell Holdings payable to any Dutch Tranche A Dollar Term Lender or its registered assigns, in substantially the form of Exhibit C-1, evidencing the aggregate Indebtedness of Basell Holdings to such Dutch Tranche A Dollar Term Lender resulting from the Dutch Tranche A Dollar Term Loans made by such Dutch Tranche A Dollar Term Lender.

Easement Instrument means any instrument, agreement or understanding pursuant to which an interest in land is created, including without limitation, each of the instruments and agreements described or referenced as relating to easements on Schedule 1.01(F).

EBITDA means the earnings before interest, tax, depreciation and amortization for a Person, calculated in the same manner as Consolidated EBITDA (without giving effect to clause (3) of the definition thereof).

EMU Legislation means the legislative measures of the European Community relating to Economic and Monetary Union.

Environment means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

Environmental Laws means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and to workplace health and safety.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or recycling of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Environmental Permit means any permit, approval, identification number, license or other authorization required under any Environmental Law.

Equistar Noteholders means the holders of the Equistar Notes.

Equistar Notes means $150,000,000 7.55% Debentures due 2026 issued by Lyondell Petrochemical Company (assumed by Equistar Chemicals, LP) pursuant to the Equistar Notes Indenture, as supplemented, together with any other series of notes created under the Equistar Notes Indenture.

Equistar Notes Indenture means the indenture governing the Equistar Notes dated as of January 29, 1996 as supplemented by Supplemental Indentures dated February 15, 1996, December 1, 1997, November 3, 2000 and November 17, 2000.

Equistar Notes Secured Parties means the Equistar Notes Trustee and the Equistar Noteholders.

Equistar Notes Trustee means any entity acting as trustee under the Equistar Notes.

Equity Interests means, with respect to any Person, all of the capital stock of such Person and all warrants, options or other rights to acquire the capital stock of such Person, including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock).

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived;  (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary.

EURIBOR means, in relation to any Loan in Euros, (a) the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case displayed on the appropriate page of the Reuters screen, and (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available for the relevant period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by three major banks selected by the Administrative Agent to leading banks in the European interbank market, at or about 11 a.m. Brussels time on the second full Business Day next preceding the first day of the relevant period in relation to which such rate is calculated.

Euro and mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

Eurocurrency Liabilities has the meaning set forth in Regulation D of the Federal Reserve Board.

Eurocurrency Rate means, for any Interest Period, (a) in relation to any Loan denominated in Dollars for any Interest Period, the rate obtained by dividing (i) the applicable LIBOR Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities (including any marginal, emergency, special or supplemental reserves), and (b) in relation to any Loan denominated in Euros, for any Interest Period, the rate obtained by dividing (i) the applicable EURIBOR for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities and (c) in relation to any Loan denominated in Sterling, for any Interest Period, the rate obtained by dividing (i) the applicable LIBOR Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities.

Eurocurrency Rate Loan means a Loan, whether denominated in Dollars, Sterling or in Euros, that bears interest at a rate based on the Eurocurrency Rate and a Swing Line Loan denominated in an Alternative Currency.

European Revolving Credit Loan has the meaning set forth in Section 2.01(e).

European Swing Line Borrowing means a borrowing of a European Swing Line Loan pursuant to Section 2.04(c).

European Swing Line Facility means the swing line loan facility made available by the European Swing Line Lender pursuant to Section 2.04(b).

European Swing Line Lender means Citibank, N.A., London Branch, in its capacity as provider of European Swing Line Loans, or any successor swing line lender hereunder.

European Swing Line Loan has the meaning set forth in Section 2.04(b).

European Swing Line Loan Notice means a notice of a Swing Line Borrowing pursuant to Section 2.04(c), which, if in writing, shall be substantially in the form of Exhibit B.

European Swing Line Note means a promissory note of the Non-U.S. Borrowers payable to the European Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-7, evidencing the aggregate Indebtedness of such Borrower to such European Swing Line Lender resulting from the European Swing Line Loans.

European Swing Line Obligations means, as at any date of determination, the aggregate principal amount of all European Swing Line Loans outstanding.

 Event of Default has the meaning set forth in Section 8.01.

Excess Cash Flow means, with respect to the Company and its Restricted Subsidiaries for any Fiscal Year, an amount equal to:

(a)           the sum, without duplication, of

                (i)Consolidated Net Income,

                (ii)an amount equal to all non-cash charges and losses to the extent deducted in arriving at such Consolidated Net Income, and

                (iii)decreases in Consolidated Working Capital not paid into the Working Capital Reserve Account (other than any such decreases arising from changes from on balance sheet to off balance sheet treatment of Receivables Financings or acquisitions or dispositions by the Company and its Restricted Subsidiaries completed during such period) minus

(b)           the sum, without duplication, of

                (i)an amount equal to all non-cash credits and gains to the extent included in arriving at such Consolidated Net Income and cash charges included in the definition of Consolidated Net Income,

                (ii)the aggregate amount of Capital Expenditures made in cash or accrued during such period, but only to the extent such Capital Expenditures were financed (without duplication) other than with the substantially concurrent receipt of Externally Generated Funds or with any Carry-Forward Amount (provided that, to the extent that such Carry-Forward Amount is not fully utilized in the immediately succeeding Fiscal Year, Excess Cash Flow during such immediately succeeding Fiscal Year shall be increased by the amount of such Carry-Forward Amount that was not fully utilized in cash to make Capital Expenditures during such Fiscal Year),

                (iii)the aggregate amount of all principal payments of Indebtedness and (to the extent not deducted in arriving at such Consolidated Net Income) fees, premiums and similar amounts of the Company and the Restricted Subsidiaries (provided that fees, premiums and other payments in respect of Indebtedness, other than principal and interest, that reduces Excess Cash Flow pursuant to this clause (b)(iii) shall reduce the Applicable Amount), in each case, financed other than with the substantially concurrent receipt of Externally Generated Funds (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Loans pursuant to Section 2.07), but excluding (X) all voluntary prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans, the Asset Backed Credit Facility and Swing Line Loans made during such period),

                (iv)increases in Consolidated Working Capital for such period (other than any such increases arising from changes from off-balance sheet to on-balance sheet treatment of Receivables Financings or acquisitions or dispositions by the Company and the Restricted Subsidiaries completed during such period),

                (v)the amount of Investments and acquisitions made in cash during such period to finance Investments permitted by Sections 7.02(e) but only in respect of Solvay Engineered Polymers, Inc., (g), (m) (but only to the extent reducing Consolidated Working Capital), (n), (o), (p), (q) and (t) to the extent that such Investments and acquisitions were financed other than with the substantially concurrent receipt of Externally Generated Funds or with Investments and acquisitions the Company or any Restricted Subsidiary is obligated to make pursuant to a binding agreement but that are not made during such period; provided that such Investment is made not later than 180 days after the end of such period and financed other than with the substantially concurrent receipt of Externally Generated Funds and that such Investments and/or acquisitions when made shall not reduce Excess Cash Flow for such subsequent period,

                (vi)Transaction Expenses of $20,000,000 and original issue discount in connection with the Transactions, each to be deducted from Excess Cash Flow for the Fiscal Year ending December 31, 2008,

                (vii)to the extent not already otherwise deducted in calculating Consolidated Net Income, the cash amount of management fees and transaction advisory fees paid (including by way of dividend) to the Sponsor during such period but not including payments under the Tax Sharing Agreement (provided that such payments shall reduce the Applicable Amount),

                (viii)the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

                (ix)to the extent not otherwise deducted in calculating Consolidated Net Income, all break fees, prepayment premium, associated hedging break costs and premiums for replacement hedging fees, plus fees and expenses, in each case, to the extent paid in cash and reasonably incurred in connection with a Permitted Refinancing during such period.

Exchange Act means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

Exchange Rate means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

Excluded Capital Expenditures means (i) any expenditures required by any change in applicable Law, and (ii) any catalyst or turnaround expenditures that are not treated as capital expenditure consistent with the accounting practices of Lyondell on the Closing Date.

Excluded Subsidiary means (a) any Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary), (b) each Subsidiary of a Guarantor listed on Schedule 1.1B and any successor entity and each Subsidiary that is not a Material Subsidiary, in each case, for so long as such Subsidiary is not a Material Subsidiary, (c) any Subsidiary that is prohibited by applicable Law, or contractual restrictions or any of the other matters referred to in the Agreed Security Principles, from guaranteeing the Obligations and (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom or which would otherwise contravene the Agreed Security Principles.

Excluded Taxes means, in the case of each Lender and Agent (including, for purposes of this definition, any sub-agent appointed pursuant to Section 9.02),

(a)           taxes imposed on or measured by its net income (or branch profits), and franchise or capital taxes imposed on it in lieu of net income taxes, in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) by reason of any other connection between the jurisdiction imposing such tax and the such Agent or Lender (or its applicable Lending Office) other than any connections arising solely from the such Agent or Lender (or its applicable Lending Office) having executed, delivered, been party to, received or perfected a security interest under or performed its obligations under,  received payment under or enforced, this Agreement or any other Loan Document, or (iii) under 49 para. 1 Nr. 5 lit. c (aa) of the German Income Tax Act by virtue of the Lender having security over German-situs real estate (inlndischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inlndische Rechte, die den Vorschriften des brgerlichen Rechts ber Grundstcke unterliegen);

(b)           in the case of a Foreign Lender or Foreign Agent other than an assignee pursuant to a request by the Borrowers Agent under Section 3.07,

                (i)with respect to any Loan to the U.S. Borrower, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of a Foreign Lender or Foreign Agent pursuant to a law in effect at the time such Foreign Lender or Foreign Agent becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender or Foreign Agent (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the U.S. Borrower with respect to such withholding tax pursuant to Section 3.01; provided that this subclause (b)(i) shall not apply to any tax imposed on a Foreign Lender in connection with an interest or participation in any Loan or other obligation that such Foreign Lender was required to acquire pursuant to Section 8.05,

                (ii)with respect to any Loan to the German Borrower, any withholding taxes imposed by Germany on amounts payable to or for the account of a Foreign Lender or Foreign Agent pursuant to a law in effect at the time such Foreign Lender or Foreign Agent becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender or Foreign Agent (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the German Borrower with respect to such withholding tax pursuant to Section 3.01; provided that this subclause (b)(ii) shall not apply to any tax imposed on a Foreign Lender in connection with an interest or participation in any Loan or other obligation that such Foreign Lender was required to acquire pursuant to Section 8.05, or

                (iii)any withholding tax that is attributable to such Foreign Lender or Foreign Agents failure to comply with Section 3.01(d).

(c) any withholding tax imposed on payments to a Lender by the German tax authorities under  50a para. 7 German Income Tax Act as in effect at the time such Lender becomes a party hereto by virtue of the Lender having security over German-situs real estate (inlndischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inlndische Rechte, die den Vorschriften des brgerlichen Rechts ber Grundstcke unterliegen) , except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of an assignment, to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01; provided that this subclause (c) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 8.05; or

(d) any U.S. federal backup withholding imposed under Section 3406 of the Code.

Executive Order has the meaning set forth in the definition of Anti-Terrorism Laws.

Existing Indebtedness means the Indebtedness permitted by Section 7.03(b).

Existing Letters of Credit means the letters of credit outstanding on the Closing Date, as set forth on Schedule 1.01E.

Existing Notes means, collectively, the 2015 Notes, the 2027 Notes, the 10½% Senior Secured Notes due 2013 of Lyondell, the 8% Senior Unsecured Notes due 2014 of Lyondell, the 8¼% Senior Unsecured Notes due 2016 of Lyondell, the 6.875% Senior Unsecured Notes due 2017 of Lyondell, the 2010 Debentures, the 9.8% Debentures due 2020 of Lyondell, the 10⅛% Senior Unsecured Notes due 2008 of Equistar Chemicals LP, the 10⅛% Senior Unsecured Notes due 2011 of Equistar Chemicals L.P., the 7.55% Senior Notes due 2026 of Equistar Chemicals LP, the Millennium Notes and the 8¾% Unsecured Notes due 2009 of Equistar Chemicals LP, in each case to the extent outstanding on the Closing Date and the 4% Convertible Debentures due 2023 of Millennium Chemicals Inc. (to the extent not converted on the Closing Date).

Existing Senior Credit Facilities means the Facilities Agreement dated May 3, 2007 among the Company, certain of its Subsidiaries, ABN AMRO Bank N.V., Citigroup Global Markets Limited and ING Bank N.V.

Externally Generated Funds means the net proceeds of (a) Financial Indebtedness, (b) issuance of or contribution to Equity Interests (c) Dispositions or (d) Casualty Events, in each case of or by the Company or its Restricted Subsidiaries.

Facility means the U.S. Tranche A Dollar Term Loans, the U.S. Tranche B Dollar Term Loans, the Dutch Tranche A Dollar Term Loans, the German Tranche B Euro Term Loans, the Revolving Credit Facilities, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Administrative Agent.

Financial Indebtedness means (without duplication), at any time, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at such time, referred to in paragraphs (a), (b), (f), (h) and (i) of the definition of Indebtedness (but, as to such clause (i), only in respect of paragraphs (a), (b), (f) and (h) of such definition).

Fiscal Year means the twelve month fiscal period of the Company and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year unless amended pursuant to Section 7.12.

First Lien Senior Secured Leverage Ratio means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

Foreign Agent means, for purposes of the Tax in question, an Agent that is treated as foreign by the jurisdiction imposing such Tax.

Foreign Lender means, for purposes of the Tax in question, a Lender that is treated as foreign by the jurisdiction imposing such Tax.

Foreign Plan means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary with respect to employees employed outside the United States.

Foreign Subsidiary means any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

FRB means the Board of Governors of the Federal Reserve System of the United States, or any Governmental Authority succeeding to any of its principal functions.

French Civil Code means Code civil of France.

Fund means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

Funded Debt means all Indebtedness of the Company and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

GAAP means generally accepted accounting principles in the United States of America as in effect from time to time as adopted by the Company; provided that the Company may make a one-time election to switch to IFRS, if permitted to do so by the SEC in its filings with the SEC, and following such election and the notification in writing to the Administrative Agent by the Company thereof, GAAP shall mean IFRS.  After such election, the Company cannot subsequently elect to report under U.S. generally accepted accounting principles.  If at any time the Company or the Borrowers Agent notifies the Administrative Agent in writing that the Company wishes to eliminate the effect of any change in GAAP on any provision of this Agreement, then such provision shall be applied on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers Agent and the Required Lenders.

German Borrower has the meaning set forth in the introductory paragraph to this Agreement.

German Tranche B Euro Term Commitment means, as to each German Tranche B Euro Term Lender, its obligation to make a German Tranche B Euro Term Loan to the German Borrower pursuant to Section 2.01(d) in an aggregate amount not to exceed the amount set forth opposite such Lenders name on Schedule 1.01A under the caption German Tranche B Euro Term Commitment or in the Assignment and Assumption pursuant to which such German Tranche B Euro Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The initial aggregate amount of the German Tranche B Euro Term Commitments is 1,300,000,000.

German Tranche B Euro Term Lender means, at any time, any Lender that has a German Tranche B Euro Term Commitment or a German Tranche B Euro Term Loan at such time.

German Tranche B Euro Term Loan means a Loan made pursuant to Section 2.01(d).

German Tranche B Euro Term Loan Repayment Amount has the meaning set forth in Section 2.07(d).

German Tranche B Euro Term Note means a promissory note of the German Borrower payable to any German Tranche B Euro Term Lender or its registered assigns, in substantially the form of Exhibit C-4, evidencing the aggregate Indebtedness of the Company to such German Tranche B Euro Term Lender resulting from the German Tranche B Euro Term Loans made by such German Tranche B Euro Term Lender.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Granting Lender has the meaning set forth in Section 10.07(g).

Guarantee means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term Guarantee as a verb has a corresponding meaning.

Guaranteed Obligations has the meaning set forth in Section 11.01.

Guarantors has the meaning set forth in the definition of Collateral and Guarantee Requirement.

Guaranty means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

Hazardous Materials means all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

Hedge Bank means any Person that is a Lender or an Affiliate of a Lender on the Closing Date or at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, and, in the case of a Person that is not a Lender but an Affiliate of a Lender, that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Section 9.06 and 10.15 as if it were a Lender.

Holding Company means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

Honor Date has the meaning set forth in Section 2.03(c)(i).

IFRS means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

Incremental Amendment has the meaning set forth in Section 2.14(d).

Incremental Facility Closing Date has the meaning set forth in Section 2.14(d).

Incremental Term Loans has the meaning set forth in Section 2.14(a).

Indebtedness means, as to any Person at any time, without duplication, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(e)           all obligations of any third party of the type referred to in clauses (a), (b), (c), (d), (f) and (h) of this definition which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(f)           all Receivables Financings, Securitization Transactions and obligations under Asset Backed Credit Facilities;

(g)           all Disqualified Equity Interests issued by such Person or preferred stock issued by a Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Equity Interests or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.  For purposes hereof, the maximum fixed repurchase price of any Disqualified Equity Interests or preferred stock which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or preferred stock as if such Disqualified Equity Interests or preferred stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests or preferred stock; and

(h)           all Capitalized Leases of such Person;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(i)           to the extent not otherwise included above, all Guarantees of any third partys Indebtedness in respect of any of the foregoing clauses.

Notwithstanding the foregoing, Indebtedness shall not include:

(1)           advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

(2)           deferred taxes,

(3)           unsecured indebtedness of such Person incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by such Person and its Restricted Subsidiaries for a three-year period beginning on the date of any incurrence of such indebtedness,

(4)           Indebtedness owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Joint Venture(s) (but only to the extent that (a) the creditors under the relevant agreement have no recourse to the Company other than such Restricted Subsidiary; and (b) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiarys investment in such Joint Venture),

(5)           non-recourse Indebtedness permitted by Section 7.03(t) collateralized by any Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge,

(6)           any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the Stated Maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness or

(7)           Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

Notwithstanding the foregoing, any accrual of interest, accrual of dividends, the accretion of value, the obligation to pay commitment fees and the payment of interest in the form of Indebtedness shall not be Indebtedness for the purposes of Section 7.03 only.

Indemnified Liabilities has the meaning set forth in Section 10.05.

Indemnified Taxes means all Taxes other than Excluded Taxes.

Indemnitees has the meaning set forth in Section 10.05.

Independent Financial Advisor means a firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

Information has the meaning set forth in Section 10.08.

 Intercreditor Agreement means the Cash Flow Intercreditor Agreement or the ABL Intercreditor Agreement, as the context requires.

Interest Payment Date means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan denominated in Dollars), fifth Business Day after the last day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; and (c) as to any Swing Line Loan denominated in any Alternative Currency, the date of the repayment of such Swing Line Loan and the Maturity Date of the Revolving Credit Facility.

Interest Period means, the period commencing on the date each Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending one week, or one, two, three or six months or, if agreed by each Lender of that Eurocurrency Rate Loan, nine or twelve months thereafter, as selected by the Borrowers Agent in its Committed Loan Notice; provided that:

                (i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                (ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                (iii)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

                (iv)on the Closing Date, the Borrowers shall elect six succesive Interest Periods of one week.

Investment means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution (with respect to such loan, extension of credit or capital contribution, by means of any transfer of cash or other property to others or any payment for property or services for the account or  use of others), or any purchase or acquisition by such Person of any Equity Interest, bonds, notes, debentures or other securities or other Indebtedness issued by, any other Person.  Investment excludes (i) extensions of trade credit, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement or payment obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries in accordance with the normal trade practices of the Company or such Restricted Subsidiary, as the case may be.  For the purposes of Section 7.06,

(1)           Investment shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and

(2)           the amount of any Investment in any Person is the original cost of such Investment plus the cost of all additional Investments therein by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any voting Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding voting Equity Interests of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common Equity Interests of such Restricted Subsidiary not sold or disposed of.

IP Rights has the meaning set forth in Section 5.17.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company or any of its Restricted Subsidiaries but in which a the Company or a Restricted Subsidiary has a direct or indirect equity or similar interest.

Judgment Currency has the meaning set forth in Section 10.18.

Junior Financing has the meaning set forth in Section 7.13(a).

Junior Financing Documentation means any documentation governing any Junior Financing.

Laws means, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

L/C Advances means the collective reference to Primary L/C Advances and Dutch L/C Advances.

L/C Borrowing means the collective reference to Primary L/C Borrowings and Dutch L/C Borrowings.

L/C Credit Extensions means the collectively reference to the Primary L/C Credit Extensions and the Dutch L/C Credit Extensions.

L/C Issuer means ABN AMRO Bank, N.V. and any other Lender that becomes an issuer of a Letter of Credit in accordance with Section 2.03(k) or 10.07(i), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

L/C Obligations means, the collective reference to the Primary L/C Obligations and the Dutch L/C Obligations.

 Legal Reservations means:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)           the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c)           the time barring of claims under the statutes of limitation;

(d)           the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void;

(e)           defenses of set-off or counterclaim; and

(f)            principles which are set out in the qualifications as to matters of law in any legal opinion delivered on the Closing Date in connection with this Agreement.

 Lender has the meaning set forth in the introductory paragraph to this Agreement and, unless otherwise expressly provided, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender, together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any Loans available to any Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.01 of this Agreement, the financial institution making such election shall be deemed the Lender rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding).  Lender means, at any time, any Dutch Tranche A Dollar Term Lender, U.S. Tranche A Dollar Term Lender, U.S. Tranche B Dollar Term Lender, German Tranche B Euro Term Lender or Revolving Credit Lender, unless otherwise expressly provided.

Lending Office means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrowers Agent and the Administrative Agent.

Letter of Credits means the collective reference to Primary Letters of Credit and Dutch Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

Letter of Credit Application means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

Letter of Credit Expiration Date means the day that is three (3) Business Days prior to the scheduled Maturity Date then in effect for the Primary Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

LIBOR Rate means, with respect to any Interest Period:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars, Euros or Sterling (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars, Euros or Sterling for delivery on the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent (acting reasonably) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars, Euros or Sterling (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars, Euros or Sterling for delivery on the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars, Euros or Sterling for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Citibank, N.A., London Branch and with a term equivalent to such Interest Period would be offered by Citibank, N.A., London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

Lien means any mortgage, deed of trust, pledge, hypothecation, assignment, transfer for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

Limited Recourse Stock Pledge means the pledge of the Equity Interests in any joint venture or any Subsidiary (the Pledged Subsidiary) to secure non-recourse debt of such joint venture or such Pledged Subsidiary, the activities of which are solely limited to making and managing Investments, and owning Equity Interests, in such joint venture or Pledged Subsidiaries, but only for so long as its activities are so limited.

Liquidity means the sum of (a) the available amount under the Revolving Credit Facilities  plus (b) the amount available to be advanced under the Asset Backed Credit Facilities (for the avoidance of doubt after deducting also any amount used for the issuance of letters of credit from both Revolving Credit Facilities and Asset Backed Credit Facilities) plus (c) Unrestricted Cash.

Listing means a listing of all or any of the share capital of the Company or any of its Subsidiaries or any Holding Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its Subsidiaries or any Holding Company of the Company or any of its Subsidiaries (excluding the Sponsor (to the extent not a Subsidiary of the Company) and any such Holding Company of the Company or any of its Subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its Subsidiaries) in any jurisdiction or county.

Loan means a U.S. Tranche A Dollar Term Loan, U.S. Tranche B Dollar Term Loan, Dutch Tranche A Dollar Term Loan, German Tranche B Euro Term Loan or Revolving Credit Loan, as the context may require.

Loan Documents means, collectively, (i) this Agreement, (ii) the Intercreditor Agreement, (iii) the Notes, (iv) the Collateral Documents and (v) for purposes of Section 8.01(c) only, the Second Amended and Restated Fee Letter dated as of the Closing Date by and among the Company, the Arrangers and the other parties thereto (the Fee Letter) and the sixth through tenth paragraphs of the Amended and Restated Commitment Letter dated as of October 29, 2007 by and among the Company, the Arrangers and the other parties thereto (the Commitment Letter).

Loan Parties means, collectively, the Borrowers and the Guarantors.

Lyondell has the meaning set forth in the introductory paragraph to this Agreement.

Management Agreement means the Management Agreement dated as of December 11, 2007, between, among others, the Company and certain of its Subsidiaries and Nell Limited, as in effect on the Closing Date.

Mandatory Cost means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01C.

Margin Loan means the loan originally entered into between, among others, AI Chemical Investments LLC, Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated on or about August 20, 2007 in order to finance the acquisition of certain shares in the capital of Lyondell (as amended, transferred or novated from time to time (including to certain Subsidiaries of the Company)).

Master Agreement has the meaning set forth in the definition of Swap Contract.

Material Adverse Change means any occurrence, condition, change, event or development, or series of any of the foregoing, that, individually or in the aggregate, (i) is or is likely to be materially adverse to the properties, facilities, assets, liabilities, financial condition, business or results of operations of Lyondell and its Subsidiaries, taken as a whole (taking into account the effects of any material disruption of production at a significant facility of Lyondell for an extended period of time), or (ii) materially impairs, prevents or delays the ability of Lyondell to consummate the transactions contemplated by the Acquisition Agreement or to perform its obligations thereunder; provided, however, that in no event shall any of the following constitute a Material Adverse Change:  (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, including fluctuations in currency exchange rates, (B) any occurrence, condition, change, event or effect that affects the chemical industry or refining industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry or refining industry generally), (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of Lyondells or its Subsidiaries physical properties to the extent such change or effect would otherwise constitute a Material Adverse Change), (D) any changes resulting from the consummation of the Acquisition contemplated by, or the announcement of the execution of the Acquisition Agreement, (E) change in GAAP, or in the interpretation thereof, as imposed upon Lyondell, its Subsidiaries or their respective businesses, (F) any change in law or regulation, or in the interpretation thereof, (G) the downgrade in rating of any debt securities of Lyondell or any of its Subsidiaries by S&P, Moodys or Fitch Ratings, (H) changes in the price or trading volume of Lyondells stock, (I) any legal proceedings made or brought by any of the current or former stockholders of Lyondell (on their own behalf or on behalf of Lyondell) arising out of or related to the Acquisition Agreement or the Acquisition, (J) any failure by Lyondell to meet projections of revenues or earnings for a period ending after the date of the Acquisition Agreement or (K) any occurrence, condition, change, event or effect resulting from compliance by Lyondell and its Subsidiaries with the terms of the Acquisition Agreement and each other agreement to be executed and delivered in connection herewith and therewith; except with respect to (A)(C) and (F), in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on Lyondell and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry or refining industry in the same geographic regions and segments as Lyondell and its Subsidiaries and except with respect to (G), (H) and (J), provided that nothing in any such clauses shall prevent a determination that any underlying causes of such changes resulted in a Material Adverse Change.

Material Adverse Effect means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Borrowers or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any Borrower or any of the Loan Parties is a party or (c) a deficiency in the rights and remedies of the Lenders under the Loan Documents (taken as a whole) which is materially adverse to the Lenders.

Material Subsidiary means, at any date of determination, each of the Companys Subsidiaries (a) whose total assets at the last day of the relevant Fiscal Year were equal to or greater than 2.5% of the Total Assets of the Company and the Restricted Subsidiaries at such date or (b) whose EBITDA for the most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 6.01(a) is equal to or greater than 2.5% of the Consolidated EBITDA for such fiscal year.

Maturity Date means (i) with respect to the Tranche A Term Loans, the sixth anniversary of the Closing Date, (ii) with respect to the Tranche B Term Loans, the seventh anniversary of the Closing Date and (iii) with respect to the Revolving Credit Facility, the sixth anniversary of the Closing Date.

Maximum Rate has the meaning set forth in Section 10.10.

Millennium Holdings Group has the meaning set forth in Section 8.01.

Millennium Indenture means the indenture dated November 27, 1996 in respect of the Millennium Notes as supplemented by a Supplemental Indenture dated November 21, 1997, as in effect on the Closing Date.

Millennium Notes means the Millennium America Inc. 7⅝ Senior Notes due 2026.

Moodys means Moodys Investors Service, Inc. and any successor thereto.

Mortgages means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor of or for the benefit of the Collateral Agent on behalf of the Secured Parties (i) with respect to Mortgages on Mortgaged Properties located in the United States, substantially in the form of Exhibit I and (ii) with respect to Mortgages on Mortgaged Properties outside of the United States, having customary terms and otherwise in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Sections 4.01, 6.12 and 6.14.

Mortgaged Properties has the meaning set forth in paragraph (f) of the definition of Collateral and Guarantee Requirement.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

Net Proceeds means

(a)           with respect to any Disposition or Casualty Event 100% of the cash proceeds actually received by the Company or any Restricted Subsidiary from such Disposition or Casualty Event other than in respect of property constituting Collateral under the ABF Inventory Facility (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereof)) to replace or repair such equipment, fixed assets or Real Property, but only as and when received, and excluding any liabilities assumed by the transferee and deemed to be cash for purposes of Section 7.05(j)(ii), in each case net of

                (i)attorneys fees, accountants fees, investment banking fees, purchaser due diligence costs (to the extent borne by the Company or any Restricted Subsidiary), survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are  secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

                (ii)Taxes paid or payable as a result thereof,

                (iii)the amount of any reserve certified by the Company Financial Officer as reasonable and established in accordance with GAAP against any adjustment to the sale price or to fund any liabilities (other than any taxes deducted pursuant to clause (ii) above) (x) related to any of the applicable assets and (y) retained by the Company or any of the  Restricted Subsidiaries, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event received on the date of such reduction),

                (iv)repayment of Existing Indebtedness required to be paid in connection with such Disposition or Casualty Event,

                (v)all distributions and other payments required to be made to other shareholders in subsidiaries or joint ventures as a result of such Disposition or Casualty Event or to any other person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets in such Disposition or Casualty Event, and

                (vi)the decrease in proceeds from Securitization Transactions which results from such Disposition or Casualty Event;

provided that, if no Default exists and the Company shall deliver a certificate of a Company Financial Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth the Companys intention to use any such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and the Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 450 days of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used or contractually committed to be so used within 450 days of such receipt (it being understood that if any portion of such proceeds are not so used but are contractually committed within such 450-day period to be used, then if such Net Proceeds are not so used within the later of the last day of such 450-day period and the date that is 180 days from the entry into such Contractual Obligation, such remaining portion shall constitute Net Proceeds as of the date of such expiry or termination); providedfurther that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $25,000,000 and (y) no proceeds shall constitute Net Proceeds in any calendar year until the aggregate amount of all such unapplied proceeds (excluding proceeds described in clause (x) above realized in a single transaction or series of related transactions that are in excess of $100,000,000) in such calendar year shall exceed $100,000,000; and

(b)           with respect to a Recovery Event, 100% of the cash proceeds actually received by the Company or any Restricted Subsidiary from such Recovery Event, net of related fees, Taxes and transaction costs properly incurred in achieving any such recovery.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Company shall be disregarded.

Non-Consenting Lender has the meaning set forth in Section 3.07(d).

Non-extension Notice Date has the meaning set forth in Section 2.03(b)(iii).

Non-Responsive Lender means, with respect to any amendment, waiver or modification, any Lender who does not respond affirmatively or negatively within 20 Business Days to a request for such amendment, waiver or modification.

Non-U.S. Borrowers has the meaning set forth in the introductory paragraph to this Agreement.

Note means a U.S. Tranche A Dollar Term Note, a U.S. Tranche B Dollar Term Note, a Dutch Tranche A Dollar Term Note, a German Tranche B Euro Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

Obligations means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary to the extent originally payable by that Loan Party or Subsidiary.

Organization Documents means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Other Taxes has the meaning set forth in Section 3.01(b).

Outstanding Amount means (a) with respect to the Dutch Tranche A Dollar Term Loans, U.S. Tranche A Dollar Term Loans, U.S. Tranche B Dollar Term Loans, German Tranche B Euro Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof, after giving effect to any borrowings and prepayments or repayments of Dutch Tranche A Dollar Term Loans, U.S. Tranche A Dollar Term Loans, U.S. Tranche B Dollar Term Loans, German Tranche B Euro Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing and any cash collateralization or redesignation in the face amount of any Letters of Credit or Credit Extensions) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing collateralization or redesignation in the face amount of any Letters of Credit) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

Overnight Rate means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citibank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

Parent means BI S. r.l., a socit responsabilit limite incorporated under the laws of the Grand Duchy of Luxembourg.

Parent Guarantor has the meaning set forth in Section 6.01.

Participant has the meaning set forth in Section 10.07(e).

Participant Register has the meaning set forth in Section 10.07(e).

Participating Member State means each state so described in any EMU Legislation.

Payor has the meaning set forth in the definition of Consolidated Net Income.

PBGC means the Pension Benefit Guaranty Corporation.

PBGC Settlement means the settlement agreement between Lyondell and the Pension Benefit Guaranty Corporation (or any successor entity) as amended, modified, restated or replaced from time to time.

Pension Plan means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Loan Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

Perfection Certificate means a certificate in the form of Exhibit G-1, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

Perfection Requirements means the making or the procuring of the appropriate registrations, filings, endorsements, notarizations, stamping and/or notifications of the Collateral Documents and/or the Lien created hereunder, to the extent to be made other than by the Company or its Subsidiaries.

Permanent Financing means the incurrence of Indebtedness refinancing the Senior Second Lien Interim Loans (i) which matures not less than 180 days after the final maturity of the Tranche B Term Loans and has no scheduled principal payments prior to maturity, (ii) (x) which has terms in respect of priority of liens and collateral on terms at least as favorable to the Lenders as those contained in the Senior Second Lien Debt Documentation, (y) the terms and conditions (but excluding as to interest rate and redemption premium) of which, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Tranche B Term Loans; provided, however, that no Permanent Financings shall have financial maintenance covenants and (z) the obligor with respect to which is the Person who is the obligor (or any direct or indirect parent of the obligor) of the Senior Second Lien Interim Loans and (iii) would satisfy clause (a) of the definition of Permitted Refinancing with respect to the Senior Second Lien Interim Loans.

Permitted Acquisition has the meaning set forth in Section 7.02(g).

Permitted Business means any business which is the same, similar, related or complementary to the businesses in which the Company and its Restricted Subsidiaries or any Specified Joint Venture were engaged on the Closing Date (including, for the avoidance of doubt, following consummation of the Acquisition), except to the extent that after engaging in any new business, the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar or related lines of business as were conducted by them on the Closing Date.

Permitted Joint Venture means (1) any person that is not a Subsidiary of the Company or any of its Restricted Subsidiaries that the Company or any of its Restricted Subsidiaries has a direct or indirect ownership interest in that is engaged in a Permitted Business or (2) any entity through which the Company has an ownership interest as described in clause (1), in the case of (1) and (2), for which the Sponsor does not hold an ownership interest (other than through its ownership interest in the Company).

Permitted Refinancing means, with respect to any Person, any modification, refinancing, defeasance, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, defeased, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued (including, for the purposes of defeasance, future accrued) interest and premium thereon plus fees (including prepayment premium, associated hedging break costs and premium for replacement hedging) and expenses reasonably incurred in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments and incremental facilities unutilized thereunder to the extent incurrence of indebtedness under such unutilized commitment and incremental facilities would then have been permitted, (b) such modification, refinancing, defeasance, replacement, refunding, renewal, or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, defeased, replaced,  refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) or (g), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, defeased, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(g) or 7.13(a) or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, defeased, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations or subordinated in respect of Liens, such modification, refinancing, defeasance, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations or subordinated in respect of Collateral on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, defeased, replaced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, defeased, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, defeased, replaced, refunded, renewed or extended; and (iii) such modification, refinancing, defeasance, replacement, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

Platform has the meaning set forth in Section 6.01.

Pledged Debt has the meaning set forth in the U.S. Security Agreement.

Pledged Equity has the meaning set forth in the U.S. Security Agreement.

Primary Letter of Credit means a Letter of Credit issued under the Primary Revolving Credit Facility.

Primary L/C Advance means, with respect to each Primary Revolving Credit Lender, such Lenders funding of its participation in any Primary L/C Borrowing in accordance with its Pro Rata Share.

Primary L/C Borrowing means an extension of credit resulting from a drawing under any Primary Letter of Credit which has not been reimbursed on the date when made or refinanced as a Primary Revolving Credit Borrowing.

Primary L/C Credit Extension means, with respect to any Primary Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

Primary L/C Obligations means, as at any date of determination, the aggregate undrawn amount of all outstanding Primary Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Primary L/C Borrowings.

 Primary Letter of Credit Sublimit means an amount equal to the lesser of (a) $450,000,000 and (b) the aggregate Dollar Amount of the Primary Revolving Credit Commitments.  The Primary Letter of Credit Sublimit is part of, and not in addition to, the Primary Revolving Credit Facility.

 Primary Revolving Credit Commitment means, as to each Primary Revolving Credit Lender, its obligation to (a) make Primary Revolving Credit Loans to the Borrowers pursuant to Section 2.01(e), (b) purchase participations in Primary L/C Obligations in respect of Primary Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lenders name on Schedule 1.01A under the caption Primary Revolving Credit Commitment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The aggregate Primary Revolving Credit Commitments of all Primary Revolving Credit Lenders shall be $800,000,000 on the Closing Date.

Primary Revolving Credit Exposure means, as to each Primary Revolving Credit Lender, the sum of the Dollar Amount of the outstanding principal amount of such Primary Revolving Credit Lenders Primary Revolving Credit Loans and its Pro Rata Share of the Dollar Amount of the Primary L/C Obligations and the Swing Line Obligations at such time.

Primary Revolving Credit Facility means, at any time, the aggregate amount of the Revolving Credit Lenders Primary Revolving Credit Commitments at such time.

Primary Revolving Credit Lender means, at any time, any Lender that has a Primary Revolving Credit Commitment at such time.

Primary Revolving Credit Loan has the meaning specified in Section 2.01(e).

Primary Revolving Credit Note means a promissory note of the Borrowers payable to any Primary Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-5, evidencing the aggregate Indebtedness of the Borrowers to such Primary Revolving Credit Lender resulting from the Primary Revolving Credit Loans made by such Primary Revolving Credit Lender to the Borrowers.

Principal L/C Issuer means any L/C Issuer that has issued Letters of Credit having an aggregate Outstanding Amount in excess of $10,000,000.

Pro Forma Balance Sheet has the meaning set forth in Section 5.05(a)(i).

Pro Forma Basis and Pro Forma Compliance mean, with respect to compliance with any test or covenant hereunder, that (A) if no Test Period cited in Section 7.11 has passed, the covenants in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters then ended and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) the benefit of any anticipated expense reductions and similar synergies as such reductions and synergies could be properly reflected in pro forma financial statements included in a registration statement filed under the Securities Act, (b) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of  Specified Transaction, shall be included, (c) any retirement of Indebtedness, and (d) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

Pro Forma Financial Statements has the meaning set forth in Section 5.05(a)(i).

Prohibition has the meaning set forth in Section 11.11.

Projections has the meaning set forth in Section 6.01(c).

Pro Rata Share means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Public Lender has the meaning set forth in Section 6.01.

Qualified Equity Interest means any Equity Interest that is not a Disqualified Equity Interest.

Real Property means, collectively, all right, title and interest (including any leasehold, easement, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

Receivables Financings means factoring, securitizations of receivables or any other receivables financing (including through the sale of receivables in a factoring arrangement or through the sale of receivables to lenders or to special purpose entities formed to borrow from such lenders against such receivables), whether or not recourse to the Company or any of its Restricted Subsidiaries, including the ABF Receivables Facility and any other Securitization Transaction.

Recovery Event means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of proceeds pursuant to or in respect of the Acquisition Agreement or any due diligence report delivered to the Arrangers in connection with the Transaction or any related breach of contract, warranty claim, reliance letter or legal action or proceedings (whether by way of judgment on or settlement of any such claim).

Reference Time has the meaning set forth in the definition of Applicable Amount.

Refinanced Dutch Tranche A Dollar Term Loans has the meaning set forth in Section 10.01.

Refinanced German Tranche B Euro Term Loans has the meaning set forth in Section 10.01.

Refinanced U.S. Tranche A Dollar Term Loans has the meaning set forth in Section 10.01.

Refinanced U.S. Tranche B Dollar Term Loans has the meaning set forth in Section 10.01.

Register has the meaning set forth in Section 10.07(d).

Rejection Notice has the meaning set forth in Section 2.05(b)(vii).

Release means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

Repayment Amount means the Dutch Tranche A Dollar Term Loan Repayment Amount, the U.S. Tranche A Dollar Term Loan Repayment Amount, the U.S. Tranche B Dollar Term Loan Repayment Amount or the German Tranche B Euro Term Loan Repayment Amount, as applicable.

Replacement Dutch Tranche A Dollar Term Loans has the meaning set forth in Section 10.01.

Replacement German Tranche B Euro Term Loans has the meaning set forth in Section 10.01.

Replacement U.S. Tranche A Dollar Term Loans has the meaning set forth in Section 10.01.

Replacement U.S. Tranche B Dollar Term Loans has the meaning set forth in Section 10.01.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

Request for Credit Extension means (a), with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

Required Class Lenders means, as of any date of determination, Lenders of a Class having more than 50% of the sum of the (a) Total Outstandings in respect of that Class (with the aggregate Dollar Amount of each Lenders risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed held by such Lender for purposes of this definition) for all Lenders of such Class and (b) aggregate unused Commitments in respect of that Class of all Lenders of such Class; provided that the unused Commitment in respect of that Class and the portion of the Total Outstandings in respect of that Class held or deemed held by, any Defaulting Lender or Non-Responsive Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

Required Lenders means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with, in the case of the Primary Revolving Credit Facility, the aggregate Dollar Amount of each Lenders risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed held by such Lender for purposes of this definition), (b) aggregate unused U.S. Tranche A Dollar Term Commitments, (c) aggregate unused Dutch Tranche A Dollar Term Commitments, (d) aggregate unused U.S. Tranche B Dollar Term Commitments, (e) aggregate unused German Tranche B Euro Term Commitments, (f) aggregate unused Primary Revolving Credit Commitments and (g) aggregate unused Dutch Revolving Credit Commitments; provided that the unused U.S. Tranche A Dollar Term Commitment, unused U.S. Tranche B Dollar Term Commitments, unused Dutch Tranche A Dollar Term Commitment, unused German Tranche B Euro Term Commitment, unused Primary Revolving Credit Commitment and unused Dutch Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or Non-Responsive Lender shall be excluded for purposes of making a determination of Required Lenders.

Responsible Officer means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (including, in the case of each Loan Party, the authorized number of managing directors or a general attorney or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date, any secretary of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Party means any person listed:

(a)           in the Annex to the Executive Order;

(b)           on the Specially Designated Nationals and Blocked Persons list maintained by the OFAC;

(c)           in any successor list to either of the foregoing; or

(d)           any person or entity that commits, threatens or conspires to commit or supports terrorism as defined in the Executive Order.

Restricted Payment means

(1)           a declaration or payment of any dividend or the making of any distribution, other than dividends or distributions payable in Qualified Equity Interests of the Company and dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of the Companys Equity Interests to holders of such Equity Interests,

(2)           the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Equity Interests, or

(3)           any Investment other than an Investment permitted by Section 7.02.

Restricted Subsidiary means any Subsidiary of the Company other than an Unrestricted Subsidiary.  For the avoidance of doubt, each Borrower shall at all times constitute a Restricted Subsidiary.

Revolving Commitment Increase has the meaning set forth in Section 2.14(a).

Revolving Commitment Increase Lender has the meaning set forth in Section 2.14(e).

Revolving Credit Borrowing means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period and currency.

Revolving Credit Commitments means the collective reference to the Primary Revolving Credit Commitment and Dutch Revolving Credit Commitment.

Revolving Credit Exposure means the collective reference to the Primary Revolving Credit Exposure and the Dutch Revolving Credit Exposure.

Revolving Credit Facilities means the collective reference to the Primary Revolving Credit Facility and Dutch Revolving Credit Facility.

Revolving Credit Lender means the collective reference to the Primary Revolving Credit Lenders and the Dutch Revolving Credit Lenders.

Revolving Credit Loan has the meaning set forth in Section 2.01(e).

Revolving Credit Note means a Primary Revolving Credit Note or a Dutch Revolving Credit Note.

S&P means Standard & Poors Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Same Day Funds means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

Scheduled Capital Expenditure Amount has the meaning set forth in Section 7.11(c).

SEC means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Secured Hedge Agreement means any Swap Contract permitted under Article VII entered into by and between any Borrower or any Loan Party and any Hedge Bank, and all Swap Contracts set forth on Schedule 1.01L.

Secured Parties means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, with respect to Existing Letters of Credit only, the issuers thereof, with respect to Secured Hedge Agreements set forth on Schedule 1.01L only, the counterparties thereto, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

Securities Act means the Securities Act of 1933, as amended.

Securitization Entity means Basell Capital Corporation, Basell Polyolefins Company BVBA, LyondellBasell Receivables I, LLC and each other entity to which the Company or any Subsidiary of the Company transfers, directly or indirectly, accounts receivable or equipment and related assets which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity; provided that:

(1)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a)           is guaranteed by the Company or any Subsidiary of the Company (other than the Securitization Entity), excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings,

(b)           is recourse to or obligates the Company or any Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings, or

(c)           subjects any property or asset of the Company or any Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Subsidiary of the Company,

(2)           neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding with the Securitization Entity other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity (other than Standard Securitization Undertakings), and

(3)           neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entitys financial condition or cause such entity to achieve certain levels of operating results (other than Standard Securitization Undertakings).

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers certificate certifying that such designation complied with the foregoing conditions.  Following an initial public offering of common stock by a direct or indirect parent of the Company, references in the foregoing definition to the Company shall be deemed also to refer to such direct or indirect parent.

Securitization Transaction means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

(1)           a Securitization Entity or to the Company which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and

(2)           any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following an initial public offering of common stock by a direct or indirect parent of the Company, references in the foregoing definition to the Company shall be deemed also to refer to such direct or indirect parent.

Security Agreements means the Security Agreements listed on Schedule 1.01J, or any other similar agreements that create a Lien or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

Senior Second Lien Debt means the Senior Second Lien Interim Loans, the Senior Second Lien Exchange Notes and the Senior Second Lien Extended Loans.

Senior Second Lien Exchange Notes means the Exchange Notes, as set forth in the Senior Second Lien Interim Loan Agreement.

Senior Second Lien Extended Loans means the Extended Loans, as set forth in the Senior Second Lien Interim Loan Agreement.

Senior Second Lien Interim Loan Agreement means the Bridge Loan Agreement dated as of the Closing Date, between LyondellBasell Finance Company, among others, the Company, the subsidiary guarantors party thereto, the lenders party thereto and the joint lead arrangers and bookrunners party thereto (including Exhibits thereto), as in effect on the Closing Date.

Senior Second Lien Interim Loans means $8,000,000,000 of senior second lien loans made to LyondellBasell Finance Company pursuant to the Senior Second Lien Interim Loan Agreement.

Solvent and Solvency mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Persons ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Persons property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SPC has the meaning set forth in Section 10.07(g).

Specified Foreign Currency has the meaning set forth in Section 2.01(e).

Specified Foreign Currency Funding Capacity means, at any date of determination, for any Lender, the ability of such Lender to fund Revolving Credit Loans denominated in a Specified Foreign Currency, as set forth in the records of the Administrative Agent as notified in writing by such Lender to the Administrative Agent within three (3) Business Days of such Lender becoming a Lender hereunder.

Specified Foreign Currency Loan has the meaning set forth in Section 12.01(a).

Specified Foreign Currency Participation has the meaning set forth in Section 12.01(a).

Specified Foreign Currency Participation Fee has the meaning set forth in Section 12.06.

Specified Foreign Currency Participation Settlement has the meaning set forth in Section 12.02(i).

Specified Foreign Currency Participation Settlement Amount has the meaning set forth in Section 12.02(ii).

Specified Foreign Currency Participation Settlement Date has the meaning set forth in Section 12.02(i).

Specified Foreign Currency Participation Settlement Period has the meaning set forth in Section 12.02(i).

Specified Joint Venture means Al-Waha Petrochemical Company and Saudi Ethylene and Polyethylene Company.

Specified Transaction means any Investment, Disposition, incurrence or repayment of Financial Indebtedness, Restricted Payment, Restricted Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

Sponsor means,

(a)           the Blavatnik Group; and/or

(b)           other funds, limited partnerships or companies managed or controlled by Mr. Leonard Blavatnik, including Parent, for so long as so managed or controlled.

Standard Securitization Undertakings means representations, warranties, undertakings, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.  Following an initial public offering of common stock by a direct or indirect parent of the Company, references in the foregoing definition to the Company shall be deemed also to refer to such direct or indirect parent.

Stated Maturity means, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the relevant obligors control unless such contingency has occurred).

Sterling and mean the lawful currency of the United Kingdom.

Sterling Loan means a Loan that is a Eurocurrency Rate Loan and that is made in Sterling pursuant to the applicable Committed Loan Notice.

Structured Financing Transactions means the structured financing transaction, as in effect on the Closing Date, entered into in July 2007 by the Company and certain of its Restricted Subsidiaries and a European bank pursuant to which Basell Funding issued Dutch certification van aandelen (Certificates) to a special purpose vehicle (BAFB) with respect to 50 fixed-return preferred shares issued by Basell Holdings to Basell Funding for a consideration of 1,000,000,000; the Certificates give BAFB the right to receive from the Company dividends and other distributions that Basell Funding receives from Basell Holdings in relation to the preferred shares; together with a put and call option agreement entered into between the Company and the European bank with respect to the shares of BAFB and pursuant to which, at any time at their respective sole discretion either the Company can call or the European bank can put the shares of BAFB for a purchase price of 1,000,000,000; and the related Swap Contracts in respect of the aforementioned.

Subsidiary means with respect to any Person, (1) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; and (2) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions) or (3) for so long as the Company or any of its Restricted Subsidiaries has a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF.  For the purposes of this Agreement, references to Subsidiaries of the Company under this Agreement shall be deemed to include Lyondell and its Subsidiaries after giving effect to the Acquisition.

Subsidiary Guarantors means, collectively, the Subsidiaries of the Company that are Guarantors.

Successor Borrower has the meaning set forth in Section 7.04(d).

Successor Company has the meaning set forth in Section 7.04(d).

Supplemental Agent has the meaning set forth in Section 9.13(a).

Survey means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Real Property or any easement, right of way or other interest in the Real Property has been granted or become effective through operation of law or otherwise with respect to such Real Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 30 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the subject Real Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to issue a Title Policy or (b) otherwise acceptable to the Collateral Agent.

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.

Swing Line Borrowing means a U.S. Swing Line Borrowing and/or a European Swing Line Borrowing, as the context may require.

Swing Line Facility means the U.S. Swing Line Facility and/or the European Swing Line Facility, as the context may require.

Swing Line Lender means the U.S. Swing Line Lender and/or the European Swing Line Lender, as the context may require.

Swing Line Loan means a U.S. Swing Line Loan and/or a European Swing Line Loan, as the context may require.

Swing Line Note means a U.S. Swing Line Note and/or a European Swing Line Note, as the context may require.

Swing Line Obligations means, as at any date of determination, the aggregate principal amount of all U.S. Swing Line Loans and/or European Swing Line Loans outstanding.

Swing Line Sublimit means $150,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Primary Revolving Credit Commitments.

 TARGET Day means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent in consultation with the Company to be a suitable replacement) is open for the settlement of payments in Euros.

Tax Sharing Agreement means the Tax Sharing Agreement dated the Closing Date on or about December 20, 2007, as in effect on the Closing Date which the Company and its Subsidiaries agree to make payments (the Tax Payments) to Nell Limited;  providing for (i) payments of up to 17.5% of the amount of those Dutch or French net operating losses of entities of the Company and its Restricted Subsidiaries that arose in taxable years ending prior to 2007 and that are scheduled thereto (the Qualifying Net Operating Loss Carryovers), (ii)  maximum aggregate Tax Payments of not more than $175,000,000 and (iii) any Tax Payment thereunder is to be accompanied by a certificate from independent counsel to the Company or its parent company that (x) such Tax Payment will be used by an indirect U.S.-taxpayer shareholder to pay taxes associated with taxable income of the Company and/or its Subsidiaries taxable to such shareholder by reason of such shareholders indirect ownership of the Company and its Subsidiaries and (y) as a result of the utilization of Qualifying Net Operating Loss Carryovers by the Subsidiaries of the Company, the U.S.-taxpayer shareholders U.S. federal income tax liability for such taxable year was increased by an amount equal to such Tax Payment.  Payments under the Tax Sharing Agreement are to be made promptly after the certificate is provided and in any event within 90 days after the end of the Fiscal Year in which the Qualifying Net Operating Loss Carryovers are used.

 Taxes means all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

Term Borrowing means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

Term Commitment means a U.S. Tranche A Dollar Term Commitment, a U.S. Tranche B Dollar Term Commitment, a Dutch Tranche A Dollar Term Commitment or a German Tranche B Euro Term Commitment, as the context may require.

Term Lender means, at any time, a U.S. Tranche A Dollar Term Lender, U.S. Tranche B Dollar Term Lender, a Dutch Tranche A Dollar Term Lender or a German Tranche B Euro Term Lender, as the context may require.

Term Loan means a U.S. Tranche A Dollar Term Loan, a U.S. Tranche B Dollar Term Loan, a Dutch Tranche A Dollar Term Loan or a German Tranche B Euro Term Loan, as the context may require.

Test Period means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended.

Threshold Amount means an amount equal to the lesser of (i) $100,000,000 or (ii) only for so long as any of the 2015 Notes are outstanding, 20,000,000 in respect of the Threshold Amount referred to in Section 8.01(e) and 30,000,000 in respect of the Threshold Amount referred to in Section 8.01(h).

Title Company means a nationally recognized title insurance company reasonably acceptable to the Administrative Agent.

Title Policy means a fully paid policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on the mortgaged property and fixtures described therein in the amount equal to not less than the fair market value of such mortgaged property and fixtures, issued by the Title Company which shall (a) to the extent  necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (b) contain a tie-in or cluster endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (c) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), and (d) contain no exceptions to title other than Liens permitted hereunder.

Total Assets of a Person or Persons means total assets of such Persons on a consolidated basis, shown on the most recent balance sheet of such Persons as may be expressly stated without giving effect to amortization of the amount of intangible assets since the Closing Date.

Total Outstandings means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

Tranche A Incremental Term Loans has the meaning set forth in Section 2.14(b).

Tranche A Term Lenders means the U.S. Tranche A Dollar Term Lenders or the Dutch Tranche A Dollar Term Lenders, as the context requires.

Tranche A Term Loans means the U.S. Tranche A Dollar Term Loans or Dutch Tranche A Dollar Term Loans, as the context requires.

Tranche B Incremental Term Loans has the meaning set forth in Section 2.14(b).

Tranche B Lenders means the U.S. Tranche B Dollar Term Lenders or the German Tranche B Euro Term Lenders, as the context requires.

Tranche B Term Loans means U.S. Tranche B Dollar Term Loans or German Tranche B Euro Term Loans, as the context requires.

Transaction means, collectively, the transactions contemplated by this Agreement, any Asset Backed Credit Facilities, Receivables Financing entered into on the Closing Date, the Senior Second Lien Interim Loan Agreement, the repayment of certain existing Indebtedness of the Company and its Subsidiaries (including the Margin Loans) and Lyondell and its Subsidiaries, the Acquisition (including the conversion of the Millennium 4% Convertible Debentures due 2026) and the intercompany transfers of the proceeds of any Asset Backed Credit Facilities or Receivables Financings funded on the Closing Date, the Senior Second Lien Interim Loans and the Loans to be made on the Closing Date, and the payment of any fees and expenses in connection therewith.

Transaction Expenses means any premiums, interest, discount, fees, costs or expenses incurred or paid by the Sponsors, the Company or any Restricted Subsidiary in connection with the Transaction (including expenses in connection with hedging transactions), this Agreement, the Permanent Financing, and amendments entered into after the Closing Date (and contemplated on the Closing Date) of the Securitization Transactions entered into on or before the Closing Date and the other Loan Documents and the transactions contemplated hereby and thereby.

Transferred Guarantor has the meaning set forth in Section 11.09.

Treasury Services Agreement means any agreement between any Loan Party or Restricted Subsidiary and any Hedge Bank relating to treasury, depository, and cash management services, employee credit card arrangements or automated clearinghouse transfer of funds.

Type means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

Unfunded Current Liability of any Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (SFAS 87)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

Uniform Commercial Code or UCC means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

United States and U.S. mean the United States of America.

Unreimbursed Amount has the meaning set forth in Section 2.03(c)(i).

Unrestricted Cash means cash and Cash Equivalents, other than as disclosed on the consolidated financial statements of Company as a line item on the balance sheet as restricted cash or similar caption but including cash and Cash Equivalents so disclosed as restricted cash to the extent that such cash and Cash Equivalents are restricted solely on account of being set aside for repayment, defeasing or cash collateralizing Indebtedness included in clause (a) of the definition of Consolidated First Lien Senior Secured Debt (other than cash and Cash Equivalents under the Structured Financing Transaction).

Unrestricted Subsidiary of any Person means:

(1)           any Subsidiary of such Person that at any time will be or continue to be designated an Unrestricted Subsidiary and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if:

(a)           such Subsidiary does not own any Equity Interests of, or does not own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; and

(b)           such designation complies with Section 7.06.

All Investments in such Subsidiary shall be deemed an Investment in an Unrestricted Subsidiary on such date of designation, which shall be in compliance with Section 7.02.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(i)           the pro forma Consolidated Fixed Charge Coverage Ratio of the Company is at least 2.00:1.00;

(ii)           immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing;

(iii)           any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an incurrence of such Indebtedness and an Investment by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; and

(iv)           if applicable, the incurrence of Indebtedness and the Investment referred to in (iii) above would be permitted under Section 7.03 and 7.02 respectively.

Any such designation by the Board of Directors of the Company will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the board resolution approving the designation and an officers certificate of a Company Financial Officer certifying that the designation complied with this Agreement.

U.S. Borrower has the meaning set forth in the introductory paragraph to this Agreement.

U.S. Revolving Credit Loan has the meaning set forth in Section 2.01(e).

U.S. Security Agreement means the Security Agreement substantially in the form of Exhibit F.

U.S. Swing Line Borrowing means a borrowing of a U.S. Swing Line Loan pursuant to Section 2.04(a).

U.S. Swing Line Facility means the swing line loan facility made available by the U.S. Swing Line Lender pursuant to Section 2.04(a).

U.S. Swing Line Lender means Citibank, N.A., in its capacity as provider of U.S. Swing Line Loans, or any successor swing line lender hereunder.

U.S. Swing Line Loan has the meaning set forth in Section 2.04(a).

U.S. Swing Line Note means a promissory note of the U.S. Borrower payable to the U.S. Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-7, evidencing the aggregate Indebtedness of the U.S. Borrower to such U.S. Swing Line Lender resulting from the U.S. Swing Line Loans.

U.S. Swing Line Loan Notice means a notice of a U.S. Swing Line Borrowing pursuant to Section 2.04(a), which, if in writing, shall be substantially in the form of Exhibit B.

U.S. Swing Line Obligations means, as at any date of determination, the aggregate principal amount of all U.S. Swing Line Loans outstanding.

 U.S. Tranche A Dollar Term Commitment means, as to each U.S. Tranche A Dollar Term Lender, its obligation to make a U.S. Tranche A Dollar Term Loan to the U.S. Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lenders name on Schedule 1.01A under the caption U.S. Tranche A Dollar Term Commitment or in the Assignment and Assumption pursuant to which such U.S. Tranche A Dollar Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The initial aggregate amount of the U.S. Tranche A Dollar Term Commitments is $1,500,000,000.

U.S. Tranche A Dollar Term Lender means, at any time, any Lender that has a U.S. Tranche A Dollar Term Commitment or a U.S. Tranche A Dollar Term Loan at such time.

U.S. Tranche A Dollar Term Loan means a Loan made pursuant to Section 2.01(a).

U.S. Tranche A Dollar Term Loan Repayment Amount has the meaning set forth in Section 2.07(a).

U.S. Tranche A Dollar Term Note means a promissory note of the U.S. Borrower payable to any U.S. Tranche A Dollar Term Lender or its registered assigns, in substantially the form of Exhibit C-2, evidencing the aggregate Indebtedness of the U.S. Borrower to such U.S. Tranche A Dollar Term Lender resulting from the U.S. Tranche A Dollar Term Loans made by such U.S. Tranche A Dollar Term Lender.

U.S. Tranche B Dollar Term Commitment means, as to each U.S. Tranche B Dollar Term Lender, its obligation to make a U.S. Tranche B Term Loan to the U.S. Borrower pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Lenders name on Schedule 1.01A under the caption U.S. Tranche B Dollar Term Commitment or in the Assignment and Assumption pursuant to which such U.S. Tranche B Dollar Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The initial aggregate amount of the U.S. Tranche B Dollar Term Commitments is $7,550,000,000.

U.S. Tranche B Dollar Term Lender means, at any time, any Lender that has a U.S. Tranche B Dollar Term Commitment or a U.S. Tranche B Dollar Term Loan at such time.

U.S. Tranche B Dollar Term Loan means a Loan made pursuant to Section 2.01(b).

U.S. Tranche B Dollar Term Loan Repayment Amount has the meaning set forth in Section 2.07(b).

U.S. Tranche B Dollar Term Note means a promissory note of the U.S. Borrower payable to any U.S. Tranche B Dollar Term Lender or its registered assigns, in substantially the form of Exhibit C-3, evidencing the aggregate Indebtedness of the U.S. Borrower to such U.S. Tranche B Dollar Term Lender resulting from the U.S. Tranche B Dollar Term Loans made by such U.S. Tranche B Dollar Term Lender.

USA Patriot Act has the meaning set forth in Section 4.01(f).

Weighted Average Life to Maturity means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

Wholly Owned means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) directors qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Working Capital Reserve Account means a deposit account established by the Company and maintained with the Collateral Agent on behalf of the Secured Parties; provided that such account shall be in the name of the Collateral Agent or shall be subject to a customary control agreement in form and substance reasonably satisfactory to the Collateral Agent.

Section 1.02.   Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words herein, hereto, hereof and hereunder and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)           The term including is by way of example and not limitation.

(e)           The term documents includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word from means from and including; the words to and until each mean to but excluding; and the word through means to and including.

(g)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.   Accounting Terms

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein. Unless otherwise stated herein and except with respect to Article VII and Section 11.12, references to a Person with respect to accounting terms or items that appear in such Persons financial statements shall be deemed a reference to that Person and its Subsidiaries on a consolidated basis, except for references to the Company and its Restricted Subsidiaries, which will be deemed references to the Company and its Restricted Subsidiaries on a consolidated basis.

(b)           Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to any period during which any Specified Transaction occurs, the First Lien Senior Secured Leverage Ratio, Consolidated Debt Service Ratio and the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.04.   Rounding

Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05.   References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.   Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.   Timing of Payment or Performance

Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.   Currency Equivalents Generally

Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars; provided that the determination of the Dollar Amount of any Loan or Commitment shall be made in accordance with Section 2.15.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Liens, Indebtedness or Investment in Euros, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made; provided, however, that (x) if, any such Lien, Indebtedness or Investment denominated in a different currency is subject to a currency Swap Contract (with respect to Dollars) covering principal amounts of such Lien, Indebtedness or Investment, the amount of such Lien, Indebtedness or Investment, as the case may be, expressed in Dollars will be adjusted to take into account the effect of such agreement; and (y) for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Lien, Indebtedness or Investment (not previously incurred on any date) may be incurred under such Sections.

Section 1.09.   Change of Currency

Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Companys consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.10.   Borrowers Agent

(a)           Each Loan Party by its execution of this Agreement or a joinder agreement pursuant to Section 6.12(b) irrevocably authorizes:

(i)    the Borrowers Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Secured Parties and to give and receive all notices, consents, certificates and instructions (including, in the case of a Borrower, Requests for Credit Extension), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Loan Party, in each case, to the extent such Borrowers Agent is permitted to so act pursuant to this Agreement, notwithstanding that they may affect such Loan Party without further reference to or the consent of such Loan Party; and

(ii)   each Secured Party to give any notice, demand or other communication to such Loan Party pursuant to the Loan Documents to the Borrowers Agent.

and in each case such Loan Party shall be bound as though such Loan Party itself had given the notices, consents, certificates and instructions (including any Requests for Credit Extension) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)           Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrowers Agent or given to the Borrowers Agent in its capacity under such Loan Document on behalf of another Loan Party or in connection with any Loan Document (whether or not known to any other Loan Party) shall be binding for all purposes on that Loan Party as if that Loan Party had expressly made, given or concurred with it.  This includes any amendment or waiver which would, but for this paragraph (b), require the consent of all Guarantors.  In the event of any conflict between any notices or other communications of the Borrowers Agent in its capacity as Borrowers Agent and any other Loan Party, those of the Borrowers Agent in its capacity as Borrowers Agent shall prevail.

(c)           The Company shall be entitled to appoint one or more Subsidiaries as additional Borrowers Agents and to terminate such appointments in each case provided it has first notified the Administrative Agent of such appointment or termination and, provided further that there shall be no more than two (2) Borrowers Agents at any one time. The provisions of this Section 1.10 shall apply to each Borrowers Agents (including any additional Borrowers Agent) until such time as termination of the appointment of such Borrowers Agent is notified to the Administrative Agent.  At any time when there is more than one Borrowers Agent, the Company shall nominate (and notify the Administrative Agent of) one such Borrowers Agent as the agent of all other Borrowers Agent for the purpose of receiving notices of Default from the Administrative Agent.

(d)           Each Loan Party hereby releases the Borrowers Agent from any restriction on self-dealing under any applicable law arising under section 181 of the German Civil Code (BGB).

Section 1.11.   Luxembourg Terms.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)   juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)   liquidateur appointed under Articles 141 to 151 of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(iii)    juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv)   commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 of the Luxembourg Commercial Code; and

(v)    juge dlgu appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended;

(b)           a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat prventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrle); and

(c)           a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01.   The Loans.

(a)           The U.S. Tranche A Dollar Term Borrowings.  Subject to the terms and conditions set forth herein, each U.S. Tranche A Dollar Term Lender severally agrees to make to the U.S. Borrower a single loan on the Closing Date denominated in Dollars in an amount equal to such U.S. Tranche A Dollar Term Lenders U.S. Tranche A Dollar Term Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)           The U.S. Tranche B Dollar Term Borrowings.  Subject to the terms and conditions set forth herein, each U.S. Tranche B Dollar Term Lender severally agrees to make to the U.S. Borrower a single loan on the Closing Date denominated in Dollars in an amount equal to such U.S. Tranche B Dollar Term Lenders U.S. Tranche B Dollar Term Commitment.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c)           The Dutch Tranche A Dollar Term Borrowings.  Subject to the terms and conditions set forth herein, each Dutch Tranche A Dollar Term Lender severally agrees to make to Basell Holdings a single loan on the Closing Date denominated in Dollars in an amount equal to such Dutch Tranche A Dollar Term Lenders Dutch Tranche A Dollar Term Commitment.  Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

(d)           The German Tranche B Euro Term Borrowings.  Subject to the terms and conditions set forth herein, each German Tranche B Euro Term Lender severally agrees to make to the German Borrower a single loan on the Closing Date denominated in Euros in an amount equal to such German Tranche B Euro Term Lenders German Tranche B Euro Term Commitment.  Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed.

(e)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each (i) Primary Revolving Credit Lender severally agrees to make revolving loans (A) denominated in Dollars or an Alternative Currency as elected by the Borrowers Agent pursuant to Section 2.02 to the U.S. Borrower from its applicable Lending Office (each such loan, a U.S. Revolving Credit Loan) from time to time, on any Business Day until the Maturity Date and (B) the Non-U.S. Borrowers in Euro or Sterling from its applicable Lending Office (each such loan, a European Revolving Credit Loan, and each U.S. Revolving Credit Loan and European Revolving Credit Loan being a Primary Revolving Credit Loan) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Primary Revolving Credit Lenders Primary Revolving Credit Commitment; provided that after giving effect to any Primary Revolving Credit Borrowing, the aggregate Outstanding Amount of the Primary Revolving Credit Loans of any Primary Revolving Credit Lender, plus such Primary Revolving Credit Lenders Pro Rata Share of the Outstanding Amount of all Primary L/C Obligations, plus such Primary Revolving Credit Lenders Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Primary Revolving Credit Lenders Primary Revolving Credit Commitment  and (ii) each Dutch Revolving Credit Lender severally agrees to make Dutch Revolving Credit Loans denominated in Dollars or an Alternative Currency as elected by either Dutch Borrower pursuant to Section 2.02 to such Dutch Borrower from its applicable Lending Office (each such loan, a Dutch Revolving Credit Loan and, together with the Primary Revolving Credit Loans, the Revolving Credit Loans) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lenders Dutch Revolving Credit Commitment; provided that after giving effect to any Dutch Revolving Credit Borrowing, the aggregate Outstanding Amount of the Dutch Revolving Credit Loans of any Dutch Revolving Credit Lender, plus such Dutch Revolving Credit Lenders Pro Rata Share of the Outstanding Amount of all Dutch L/C Obligations shall not exceed such Dutch Revolving Credit Lenders Dutch Revolving Credit Commitment.  Within the limits of each Revolving Credit Lenders Revolving Credit Commitments, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(e), prepay under Section 2.05, and reborrow under this Section 2.01(e).  U.S. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans and European Revolving Credit Loans shall be Eurocurrency Rate Loans.  Subject to, and to the extent provided in, Article XII, Revolving Credit Loans denominated in an Alternative Currency (the Specified Foreign Currency) that are required to be made by a Participating Specified Foreign Currency Lender pursuant to this Section 2.01(e) shall instead be made by Citibank, N.A., London Branch and purchased and settled by such Participating Specified Foreign Currency Lender in accordance with Article XII.

Section 2.02.   Borrowings, Conversions and Continuations of Loans

(a)           Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrowers Agents irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 12:30 p.m. (New York, New York time in the case of any Borrowing by the U.S. Borrower) and 5:30 p.m. (London, United Kingdom time in the case of any Borrowing by a Non-U.S. Borrower) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) 11:00 a.m. (New York, New York time in the case of any Borrowing by the U.S. Borrower) and 4:00 p.m. (London, United Kingdom time in the case of any Borrowing by a Non-U.S. Borrower) on the requested date of any Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrowers Agent pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers Agent.  Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000, 5,000,000 or 5,000,000, as applicable, or a whole multiple of $1,000,000, 1,000,000 or 1,000,000, as applicable, in excess thereof.  Except as provided in Section 2.03(c), 2.04(c) or 2.14(a) each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers Agent is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) in the case of a Borrowing, the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If with respect to Loans denominated in Dollars the Borrowers Agent fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrowers Agent requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month.  If no currency is specified, the requested Borrowing shall be

(A)           in the case of Term Loans, in (i) Dollars if to any Borrower other than the German Borrower or (ii) Euros if to the German Borrower or

(B)           in the case of Revolving Credit Loans, in (i) Dollars if to the U.S. Borrower or (ii) Euros if to any Non-U.S. Borrower.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers Agent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agents Office for the applicable currency not later than 1:00 p.m. (New York, New York time in the case of any Loan denominated in Dollars and London, United Kingdom time in the case of any Loan denominated in an Alternative Currency) in each case on the Business Day specified in the applicable Committed Loan Notice.  The Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Citibank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers Agent; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers Agent, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to such Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrowers Agent and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers Agent and the Appropriate Lenders of any change in the Citibank, N.A. prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Loan Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect (it being understood that a Revolving Credit Borrowing, conversion or continuation in Dollars an Alternative Currency that is divided among Classes in accordance with Section 2.02(a) shall be deemed to relate to only one Interest Period solely for purposes of this sentence).

(f)           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03.   Letters of Credit

(a)           The Letter of Credit Commitment.  (1)  Subject to the terms and conditions set forth herein, (A)(1) each L/C Issuer agrees, in reliance upon the agreements of the other Primary Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Primary Letters of Credit denominated in Dollars, an Alternative Currency or any other currency the L/C Issuer shall agree for the account of any Borrower (provided that any Primary Letter of Credit may be issued on behalf of any Person; provided that, if issued on behalf of any Person other than a Borrower, such Primary Letter of Credit is for the account of and counter-indemnified by a Borrower) and to amend or renew Primary Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Primary Letters of Credit and (2) the Primary Revolving Credit Lenders severally agree to participate in Primary Letters of Credit issued pursuant to this Section 2.03 and (B)(1) each L/C Issuer agrees, in reliance upon the agreements of the other Dutch Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Dutch Letters of Credit denominated in Dollars, an Alternative Currency or any other currency the Dutch Letter of Credit Issuer shall agree for the account of any Borrower (provided that any Dutch Letter of Credit may be issued on behalf of any Person; provided that, if issued on behalf of any Person other than a Dutch Borrower, such Dutch Letter of Credit is for the account of and counter-indemnified by a Dutch Borrower) and to amend or renew Dutch Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Dutch Letters of Credit and (B) the Dutch Revolving Credit Lenders severally agree to participate in Dutch Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Primary Revolving Credit Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Revolving Credit Lenders Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Primary Letter of Credit Sublimit or Dutch Letter of Credit Sublimit, as applicable.  Within the foregoing limits, and subject to the terms and conditions hereof, each Borrowers ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

(ii)            An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(B)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (i) the Lenders holding a majority of the Primary Revolving Credit Commitments have approved such expiry date or such expiration date for such type of Letter of Credit or (ii) such later expiry date for such type of Letter of Credit is required in connection with certain performance bonds in respect of licensing agreements, in respect of leases and other agreements entered into in the ordinary course of business with a term longer than twelve months or as backstop collateral for standby equity commitments in respect of joint ventures, in each case consistent with the past practice of the Loan Parties;

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Primary Revolving Credit Lenders have approved such expiry date;

(D)           the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or any internal compliance policies of the L/C Issuer;

(E)           such Letter of Credit is in an initial amount less than $10,000 (or 10,000 if denominated in Euros or 10,000 if denominated in Sterling); or

(F)           such request for such Letter of Credit was received by such L/C Issuer and the Administrative Agent less than 30 days prior to the Maturity Date for the Primary Revolving Credit Facility or such request provides for an issuance of such Letter of Credit less than 30 days prior to the Maturity Date for the Primary Revolving Credit Facility.

(iii)    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (2)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrowers Agent delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrowers Agent.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. (New York, New York time in the case of any Letter of Credit issued on behalf of a U.S. entity and London, United Kingdom time in the case of any Letter of Credit issued on behalf of a Non-U.S. Person or, so long as ABN AMRO is an L/C Issuer, Central European Time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall (unless otherwise agreed with the relevant L/C Issuer) specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will be denominated; and (H) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall (unless otherwise agreed with the relevant L/C Issuer) specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)    Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers Agent and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of any Borrower (provided that a Letter of Credit may be issued on behalf of any Person; provided that any Letter of Credit issued on behalf of a Person other than a Borrower shall be counter-indemnified by a Borrower) or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of (x) each Primary Letter of Credit, each Primary Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Primary Letter of Credit in an amount equal to the product of such Lenders Pro Rata Share times the amount of such Primary Letter of Credit and (y) each Dutch Letter of Credit, each Dutch Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Dutch Letter of Credit in an amount equal to the product of such Lenders Pro Rata Share times the amount of such Dutch Letter of Credit.

(iii)   If the Borrowers Agent so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an Auto-Extension Letter of Credit); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date (the Non-extension Notice Date) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrowers Agent shall not be required to make a specific request to the relevant L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not be required to permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-extension Notice Date from the Administrative Agent, that the Primary Revolving Credit Lenders have elected not to permit such extension and that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)   Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer shall also deliver to the Borrowers Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.  (3) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall promptly notify the Borrowers Agent and the Administrative Agent thereof.  Not later than 11:00 a.m. (New York, New York time in the case of any Letter of Credit issued on behalf of a U.S. entity and London, United Kingdom time in the case of any Letter of Credit issued on behalf of a Non-U.S. Person and so long as ABN AMRO is an L/C Issuer, Central European Time) on the second Business Day immediately following any payment by an L/C Issuer under a Letter of Credit (each such date, an Honor Date), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of an Alternative Currency) (the Unreimbursed Amount), and the amount of such Appropriate Lenders Pro Rata Share thereof.  In such event, (x) in the case of an Unreimbursed Amount under a Primary Letter of Credit, the applicable Borrower shall be deemed to have requested a Primary Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount under a Dutch Letter of Credit, the applicable Borrower shall be deemed to have requested a Dutch Revolving Credit Borrowing of Base Rate Loans, in each case to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Primary Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agents Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Primary Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any reason, the applicable Borrower shall be deemed to have incurred from the relevant L/C Issuer a Primary L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Primary L/C Borrowing shall be due and payable on demand (together with interest).  In such event, each Appropriate Lenders payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Primary L/C Borrowing and shall constitute an Primary L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.  With respect to any Unreimbursed Amount that is not fully refinanced by a Dutch Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any reason, the applicable Borrower shall be deemed to have incurred from the relevant L/C Issuer a Dutch L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Dutch L/C Borrowing shall be due and payable on demand (together with interest).  In such event, each Appropriate Lenders payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Dutch L/C Borrowing and shall constitute an Dutch L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Appropriate Lender funds its Primary Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lenders Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)    Each Revolving Credit Lenders obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lenders obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers Agent of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)   If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.  (4)  If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lenders L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lenders L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the applicable Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)   any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)    any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)   any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the applicable Borrower to the extent permitted by applicable Law) suffered by the applicable Borrower that are caused by such L/C Issuers gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)           Role of L/C Issuers.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Lenders holding a majority of the Primary Revolving Credit Commitments or the Lenders holding a majority of the Dutch Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrowers pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuers willful misconduct or gross negligence or such L/C Issuers willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met (and a backstop letter of credit reasonably acceptable to the L/C Issuer is not provided as collateral for such Letter of Credit), (ii) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn (and a backstop letter of credit reasonably acceptable to the L/C Issuer is not provided as collateral for such Letter of Credit), (iii) any Event of Default occurs and is continuing and the Administrative Agent, the Lenders holding a majority of the Primary Revolving Credit Commitments or the Lenders holding a majority of the Dutch Revolving Credit Commitments,  as applicable, require the applicable Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(a) or (iv) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then such Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 3:00 p.m. (New York, New York time in the case of any Letter of Credit issued on behalf of a U.S. entity and London, United Kingdom time in the case of any Letter of Credit issued on behalf of a Non-U.S. Person, and, so long as ABN AMRO is an L/C Issuer, Central European Time), (x) in the case of the immediately preceding clauses (i) and (iii), (1) the Business Day that such Borrower receives notice thereof, if such notice is received on such day prior to 11:00 a.m., or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrowers Agent receives such notice, (y) in the case of the immediately preceding clause (ii), the Business Day that is thirty (30) days prior to the Maturity Date with respect to the Revolving Credit Facilities, or if such date is not a Business Day, the next succeeding Business Day and (z) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.  Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (Cash Collateral) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the applicable Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the applicable Borrower.

(h)           Letter of Credit Fees.

(i)     On the fifth Business Day after Letter of Credit Fees are calculated in respect of Primary Letters of Credit pursuant to the next succeeding sentence, each Borrower shall pay to the Administrative Agent for the account of each Primary Revolving Credit Lender in accordance with its Pro Rata Share a fee for each Primary Letter of Credit issued for the account of such Borrower equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Primary Letter of Credit (whether or not such maximum amount is then in effect under such Primary Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Primary Letter of Credit). Fees in respect of Primary Letters of Credit shall be paid in Dollars.  Such letter of credit fees shall be calculated and accrued on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Primary Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Primary Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii)            On the fifth Business Day after Letter of Credit Fees are calculated in respect of Dutch Letters of Credit pursuant to the next succeeding sentence, each Borrower shall pay to the Administrative Agent for the account of each Dutch Revolving Credit Lender in accordance with its Pro Rata Share a fee for each Dutch Letter of Credit issued for the account of such Borrower equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Dutch Letter of Credit (whether or not such maximum amount is then in effect under such Dutch Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Dutch Letter of Credit).  Fees in respect of Dutch Letters of Credit shall be paid in Dollars.  Such letter of credit fees shall be calculated and accrued on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Dutch Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Dutch Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect

(i)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  Each Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer for the account of such Borrower equal to 0.125% per annum.  This fee shall be calculated on a quarterly basis upfront for the lifetime of the Letter of Credit.  If a Letter of Credit expires or is cancelled or is called before the end of a quarter there will be a refund on a pro rata basis of the fees for the remainder of the quarter that is not used.  In addition, each Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued to such Borrower the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)           Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)           Addition of an L/C Issuer.  A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers Agent, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

Section 2.04.   Swing Line Loans

(a)           The U.S. Swing Line.  Subject to the terms and conditions set forth herein, Citibank, N.A. in its capacity as U.S. Swing Line Lender agrees to make loans in U.S. Dollars to the U.S. Borrower so long as such Borrower has an account at such Swing Line Lender (each such loan, a U.S. Swing Line Loan) from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount taken together with European Swing Line Loans, not to exceed at any time the amount of the Swing Line Sublimit, notwithstanding the fact that such U.S. Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Primary Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of the U.S. Swing Line Lenders Primary Revolving Credit Commitment; provided that, after giving effect to any U.S. Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Primary Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Primary Revolving Credit Loans of any Lender (other than the U.S. Swing Line Lender), plus such Lenders Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lenders Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lenders Primary Revolving Credit Commitment then in effect; provided further that no Borrower shall use the proceeds of any U.S. Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the U.S. Borrower may borrow under this Section 2.04(a), prepay under Section 2.05, and reborrow under this Section 2.04(a).  Each U.S. Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a U.S. Swing Line Loan, each Primary Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such Lenders Pro Rata Share multiplied by the amount of such U.S. Swing Line Loan.

(b)           The European Swing Line.  Subject to the terms and conditions set forth herein, Citibank, N.A., London Branch, in its capacity as European Swing Line Lender, agrees to make loans in an Alternative Currency to any Non-U.S. Borrower (each such loan a European Swing Line Loan) from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount taken together with U.S. Swing Line Loans, not to exceed at any time the amount of the Swing Line Sublimit, notwithstanding the fact that such European Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Primary Revolving Credit Loans and L/C Obligations of the European Swing Line Lender, may exceed the amount of such Swing Line Lenders Primary Revolving Credit Commitment; provided that, after giving effect to any European Swing Line Loan, the Revolving Credit Exposure of any Lender (other than the European Swing Line Lender) shall not exceed such Lenders Primary Revolving Credit Commitment then in effect; provided further that no Borrower shall use the proceeds of any European Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04(b), prepay under Section 2.05, and reborrow under this Section 2.04(b).  Immediately upon the making of a European Swing Line Loan, each Primary Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the European Swing Line Lender a risk participation in such European Swing Line Loan in an amount equal to the product of such Lenders Pro Rata Share of Primary Revolving Credit Commitments times the amount of such European Swing Line Loan.

(c)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowers Agents irrevocable notice to the relevant Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the relevant Swing Line Lender and the Administrative Agent not later than 3:00 p.m. (New York, New York time) or, in the case of a European Swing Line Borrowing, 2:00 p.m. (London, United Kingdom time) on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, 100,000 or 100,000, as applicable, or a whole multiple of $100,000, 100,000 or 100,000 as applicable, in excess thereof (or comparable amounts determined by the Administrative Agent in the case of a European Swing Line Loan denominated in Sterling) and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers Agent.  Promptly after receipt by the relevant Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Appropriate Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or 2.04(b), as applicable, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the relevant Swing Line Lender will, not later than 3:00 p.m. (New York, New York time) or, in the case of a Euro Swing Line Borrowing, 3:00 p.m. (London, United Kingdom time) on the borrowing date specified in such Swing Line Loan notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(d)           Refinancing of Swing Line Loans.

(i)     Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of any Borrower (each of which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Appropriate Lender make a Base Rate Loan (in respect of U.S. Swing Line Loans), a Eurocurrency Rate Loan (in respect of European Swing Line Loans) with an Interest Period of one month, in an amount equal to such Lenders Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, but subject to the unutilized portion of the aggregate Primary Revolving Credit Commitments and the conditions set forth in Section 4.02.  The relevant Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Primary Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the relevant Swing Line Lender at the Administrative Agents Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Primary Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan in U.S. Dollars or a Eurocurrency Rate Loan in an Alternative Currency, as applicable, to the applicable Borrower.  The Administrative Agent shall remit the funds so received to the relevant Swing Line Lender.

(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Primary Revolving Credit Borrowing in accordance with Section 2.04(d)(i), the request for Base Rate Loans or Eurocurrency Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Appropriate Lenders fund its risk participation in the relevant Swing Line Loan, and each Appropriate Lenders payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(d)(i) shall be deemed payment in respect of such participation.

(iii)   If any Primary Revolving Credit Lender fails to make available to the Administrative Agent for the account of a Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(d) by the time specified in Section 2.04(c)(d)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of a Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)   Each Primary Revolving Credit Lenders obligation to make Primary Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against a Swing Line Lender, a Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Primary Revolving Credit Lenders obligation to make Primary Revolving Credit Loans pursuant to this Section 2.04(d) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(e)           Repayment of Participations.

(i)    At any time after any Primary Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lenders risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii)    If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Appropriate Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of a Swing Line Lender.

(f)           Interest for Account of Swing Line Lenders.  Each Swing Line Lender shall be responsible for invoicing each Borrower for interest on its Swing Line Loans.  Until each Appropriate Lender funds its Base Rate Loan or Eurocurrency Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lenders Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the relevant Swing Line Lender.

(g)           Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the relevant Swing Line Lender. The Swing Lender shall apply payments of principal to the Swing Line Loans in the order which such Loans were borrowed.

Section 2.05.          Prepayments

(a)           Optional.

(i)     Each Borrower may, upon notice by the Borrowers Agent to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time in the case of any Borrowings by the U.S. Borrower and London, United Kingdom time in the case of Borrowings by any Non-U.S. Borrower) (A) two (2) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000,  5,000,000 or 5,000,000, as applicable, or a whole multiple of $500,000, 500,000 or 500,000, as applicable, in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lenders Pro Rata Share of such prepayment.  The applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment of the Loans delivered by the Borrowers Agent may state that such notice is conditional upon the effectiveness of another financing or a Change of Control, and in either such case, such notice may be revoked by the Borrowers Agent (by written notice to the Administrative Agent a reasonable time prior to the specified effective date) if such condition is not satisfied.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of principal of, and interest on, Revolving Credit Loans shall be made in the currency in which such Revolving Credit Loans are denominated.  Each prepayment of principal of, and interest on, Loans denominated in Dollars shall be made in Dollars.  Subject to Section 2.05(b)(vii) below, in the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrowers Agent may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)    Each Borrower may, upon notice by the Borrowers Agent to the relevant Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the relevant Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (London time in the case of Swing Line Loans denominated in Alternative Currency) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000, 100,000 or 100,000, as applicable, or a whole multiple of $100,000, 100,000 or 100,000, as applicable, in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.

(i)     Within fifteen (15) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the Fiscal Year ending December 31, 2008) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Company shall cause to be prepaid an aggregate Dollar Amount of Term Loans equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Fiscal Year covered by such financial statements minus (B) the sum of

(1)           all voluntary prepayments of Term Loans during such Fiscal Year, in each case to the extent such prepayments are not funded with the proceeds of Indebtedness,

(2)           all voluntary prepayments of Revolving Credit Loans, Swingline Loans and loans under the Asset Backed Credit Facility and the Receivables Financings during such Fiscal Year, in each case to the extent the related commitments are concurrently and permanently reduced and in each case to the extent such prepayments are not funded with the proceeds of Indebtedness;

(3)           if both (x) there is a decrease in Consolidated Working Capital in such Fiscal Year and (y) the Average Brent Crude Oil Price for the last fiscal quarter of such Fiscal Year is lower than the Average Brent Crude Oil price for the last fiscal quarter of the previous Fiscal Year, an amount equal to the product of (I) the amount of such decrease in Consolidated Working Capital and (II) the Applicable ECF Percentage for such Fiscal Year; provided that the Company shall deposit an amount equal to the amount of such decrease in Consolidated Working Capital into the Working Capital Reserve Account and none of such decrease in Consolidated Working Capital so deposited shall be included in the calculation of the amount of Excess Cash Flow required to be applied pursuant to this Section 2.05(b)(i)), unless the Average Brent Crude Oil Price over the last fiscal quarter of the relevant Fiscal Year is between zero and 5% lower than the Average Brent Crude Oil Price over the last fiscal quarter of the previous Fiscal Year, in which case 50% of such decrease in Consolidated Working Capital shall be deposited into the Working Capital Reserve Account (and, for the avoidance of doubt, the other 50% shall continue to be included in the calculation of Excess Cash Flow); provided that all amounts deposited in the Working Capital Reserve Account shall only be used (x) to fund any net increase in Consolidated Working Capital during the following Fiscal Year; and/or (y) to prepay the Loans in accordance with Section 2.05(b)(i) as if the amount prepaid had not been excluded from Excess Cash Flow in such relevant Fiscal Year pursuant to this Section 2.05(b)(i), and must be so applied in full by the end of the following Fiscal Year; and any payment out of the Working Capital Reserve Account shall be certified at the end of the fiscal quarter during which such payment is made by the Company Financial Officer as being made in compliance with the terms of this Agreement; and

(4)           if both (x) after giving Pro Forma Effect to any prepayment made pursuant to this Section 2.05(b)(i), the projections then most recently delivered pursuant to 6.01(c) show Liquidity at any point during the next two Fiscal Years covered by such projections to be less than $800,000,000 ($800,000,000 less such Liquidity, the Liquidity Shortfall) and (y) the outstanding amount under the Receivables Financing and the ABF Inventory Facility (taken as a whole) at the end of the Fiscal Year with respect to which Excess Cash Flow is calculated is less than such amount at the end of the previous Fiscal Year without any corresponding permanent reduction in associated commitments (a Temporary Paydown), then an amount equal to the product of (I) the lesser of the Liquidity Shortfall and the amount of the Temporary Paydown and (II) the Applicable ECF Percentage for such Fiscal Year (such product, the ECF Deferral Amount); provided that (A) the prepayment obligation pursuant to this Section 2.05(b)(i) in the next succeeding Fiscal Year shall be increased by the ECF Deferral Amount unless and to the extent there is also a Liquidity Shortfall for such next succeeding Fiscal Year and (B) no Restricted Payments pursuant to Section 7.06(n) or payments pursuant to 7.13(a)(iv) shall be permitted until the earlier of (1) the payment of such ECF Deferral Amount in accordance with Section 2.05(b)(i) with respect to the next succeeding Fiscal Year or (2) deposit of an amount in cash equal to the ECF Deferral Amount in the Working Capital Reserve Account.

(ii)    If (A) the Company or any of its Restricted Subsidiaries Disposes of any property or assets after the Closing Date (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (i), (k) or (l)), (B) any Casualty Event occurs  after the Closing Date, or (C) any Recovery Event occurs after the Closing Date, in each case that results in the realization or receipt by the Company or such Subsidiary of Net Proceeds,  the Company shall cause to be prepaid an aggregate amount of Term Loans equal to 100% of all Net Proceeds received on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Company or such Restricted Subsidiary of such Net Proceeds.

(iii)   If the Company or any of its Restricted Subsidiaries incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03), the Company shall cause to be prepaid an aggregate Dollar Amount of Term Loans equal to 100% of all cash proceeds of such Indebtedness (net of all Taxes, fees, costs and expenses which are incurred by the Company and its Restricted Subsidiaries with respect to such incurrence or issuance) received therefrom on or prior to the date which is ten (10) Business Days after the receipt by such Loan Party or Restricted Subsidiary of such cash proceeds.

(iv)           If for any reason the aggregate Primary Revolving Credit Exposures at any time exceed the aggregate Primary Revolving Credit Commitments then in effect (including pursuant to Section 2.15(b)), the Company shall promptly cause to be prepaid Primary Revolving Credit Loans and/or Swing Line Loans and Cash Collateralize the Primary L/C Obligations in an aggregate amount equal to such excess (or the amount required pursuant to Section 2.15(b)); provided that the Company shall not be required to Cash Collateralize the Primary L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Primary Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Primary Revolving Credit Commitments then in effect.

(v)           If for any reason the aggregate Dutch Revolving Credit Exposures at any time exceed the aggregate Dutch Revolving Credit Commitments then in effect (including pursuant to Section 2.15(b)), the Company shall promptly cause to be prepaid Dutch Revolving Credit Loans and Cash Collateralize the Dutch L/C Obligations in an aggregate amount equal to such excess (or the amount required pursuant to Section 2.15(b)); provided that the Company shall not be required to Cash Collateralize the Dutch L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Dutch Revolving Credit Loans such aggregate Outstanding Amount exceeds the aggregate Primary Revolving Credit Commitments then in effect.

(vi)           Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied, subject to clause (vii) below,  pro rata among the U.S. Tranche A Dollar Term Loans, U.S. Tranche B Dollar Term Loans, Dutch Tranche A Dollar Term Loans and German Tranche B Euro Term Loans first, to accrued interest and fees due on the amount of the prepayment under such Term Loan Facility, and second, to the applicable remaining Repayment Amounts due pursuant to Section 2.07 on (x) a pro rata basis in the case of the Tranche B Term Loans or (y) in direct order of maturity in the case of the Tranche A Term Loans, in each case in accordance with the Appropriate Lenders respective Pro Rata Shares.

(vii)           The Borrowers Agent shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent shall promptly notify each Appropriate Lender of the contents of the prepayment notice and of such Appropriate Lenders Pro Rata Share of the prepayment.  At any time when Tranche A Term Loans are outstanding, each Tranche B Term Lender may reject all or a portion of its Pro Rata Share of any optional or mandatory prepayment (such declined amounts, the Declined Proceeds) of Tranche B Term Loans by providing written notice (each, a Rejection Notice) to the Administrative Agent and the Company no later than 5:00 p.m. one Business Day after the date of such Tranche B Term Lenders receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice shall specify the principal amount of the mandatory repayment of Tranche B Term Loans to be rejected by such Lender.  If a Tranche B Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Tranche B Term Loans to be rejected, such Tranche B Term Lender will be deemed to have accepted the total amount of such prepayment of Loans applicable to it.  At any time when Tranche A Term Loans are outstanding, any Declined Proceeds of Tranche B Term Loans shall be applied to the Repayment Amounts, if any, with respect to the Tranche A Term Loans in accordance with clause (vi).  After repayment in full of the Tranche A Term Loans, the Tranche B Term Lenders may not decline any optional prepayments under Section 2.05(a) but may continue to decline mandatory prepayments under Section 2.05(b) and, subject to any mandatory prepayment provisions under the Asset Backed Credit Facilities or the Senior Second Lien Debt and any Permanent Financing, any Declined Proceeds shall be retained by the Company.

(c)           Funding Losses, Etc.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under Section 2.05(b) other than on the last day of the Interest Period therefor, the Company or the relevant Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.05(b).

Section 2.06.   Termination or Reduction of Commitments

(a)           Optional.  The Company may, upon written notice to the Administrative Agent, terminate the unused Revolving Credit Commitments, or from time to time permanently reduce the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $1,000,000, 1,000,000 or 1,000,000, as applicable, or any whole multiple of $250,000, 250,000,or 250,000 as applicable, in excess thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the applicable Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of such Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Primary Revolving Credit Commitments reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company; provided that a notice of termination of such Revolving Credit Commitments delivered by the Borrowers Agent may state that such notice is conditional upon the effectiveness of another financing or a Change of Control, and in either such case, such notice may be revoked by the Borrowers Agent (by written notice to the Administrative Agent a reasonable time prior to the specified effective date) if such condition is not satisfied.

(b)           Mandatory.  The U.S. Tranche A Dollar Term Commitment of each U.S. Tranche A Dollar Term Lender shall be automatically and permanently reduced to $0 upon the making of such U.S. Tranche A Dollar Term Lenders U.S. Tranche A Dollar Term Loans pursuant to Section 2.01(a).  The U.S. Tranche B Dollar Term Commitment of each U.S. Tranche B Dollar Term Lender shall be automatically and permanently reduced to $0 upon the making of such U.S. Tranche B Dollar Term Lenders U.S. Tranche B Dollar Term Loans pursuant to Section 2.01(b).  The Dutch Tranche A Dollar Term Commitment of each Dutch Tranche A Dollar Term Lender shall be automatically and permanently reduced to $0 upon the making of such Dutch Tranche A Dollar Term Lenders Dutch Tranche A Dollar Term Loans pursuant to Section 2.01(c).  The German Tranche B Euro Term Commitment of each German Tranche B Euro Term Lender shall be automatically and permanently reduced to 0 upon the making of such German Tranche B Euro Term Lenders Tranche B Term Loans pursuant to Section 2.01(d).  The Revolving Credit Commitments of each Revolving Credit Lender shall be automatically and permanently terminated if at any time there are no outstanding Term Loans.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Primary Letter of Credit Sublimit, Dutch Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Revolving Credit Commitments, the Revolving Credit Commitments of each Lender shall be reduced by such Lenders Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07.   Repayment of Loans

(a)           U.S. Tranche A Dollar Term Loans.  The U.S. Borrower shall repay to the Administrative Agent, in Dollars, for the ratable account of the U.S. Tranche A Dollar Term Lenders, during each annual period set forth below in equal quarterly installments on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, a principal amount in respect of the U.S. Tranche A Dollar Term Loans equal to the product of (x) the outstanding amount of the U.S. Tranche A Dollar Term Loans on such date and (y) the percentage set forth below (each, a U.S. Tranche A Dollar Term Loan Repayment Amount):

Date	U.S. Tranche A Dollar Term Loan Repayment Amount

March 31, 2008	4.75%
June 30, 2008	4.75%
September 30, 2008	10.0%
December 31, 2008	15.0%
March 31, 2009	22.5%
June 30, 2009	43.0%
September 30, 2009	1.1875%
December 31, 2009	1.1875%
March 31, 2010	2.5000%
June 30, 2010	2.5000%
September 30, 2010	2.5000%
December 31, 2010	2.5000%
March 31, 2011	3.7500%
June 30, 2011	3.7500%
September 30, 2011	3.7500%
December 31, 2011	3.7500%
March 31, 2012	5.6250%
June 30, 2012	5.6250%
September 30, 2012	5.6250%
December 31, 2012	5.6250%
March 31, 2013	14.3333%
June 30, 2013	14.3333%
September 30, 2013	14.3333%
Tranche A Term Loan Maturity Date	Remaining outstanding amounts

(b)           U.S. Tranche B Dollar Term Loans.  The U.S. Borrower shall repay to the Administrative Agent in Dollars for the ratable account of the U.S. Tranche B Dollar Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate Dollar Amount equal to 0.25% of the aggregate Dollar Amount of all U.S. Tranche B Dollar Term Loans drawn hereunder on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the U.S. Tranche B Dollar Term Loans, the aggregate principal amount of all U.S. Tranche B Dollar Term Loans outstanding on such date (each such repayment amount,  a U.S. Tranche B Dollar Term Loan Repayment Amount).

(c)           Dutch Tranche A Dollar Term Loans.  Basell Holdings shall repay to the Administrative Agent, in Dollars, for the ratable account of the Dutch Tranche A Dollar Term Lenders, during each annual period set forth below in quarterly installments on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, a principal amount in respect of the Dutch Tranche A Dollar Term Loans equal to the product of (x) the outstanding principal amount of the Dutch Tranche A Dollar Term Loans on such date and (y) the percentage set forth below (each, a DutchTranche A Dollar Term Loan Repayment Amount):

Date	U.S. Tranche A Dollar Term Loan Repayment Amount

March 31, 2008	1.1875%
June 30, 2008	1.1875%
September 30, 2008	1.1875%
December 31, 2008	1.1875%
March 31, 2009	1.1875%
June 30, 2009	1.1875%
September 30, 2009	1.1875%
December 31, 2009	1.1875%
March 31, 2010	2.5000%
June 30, 2010	2.5000%
September 30, 2010	2.5000%
December 31, 2010	2.5000%
March 31, 2011	3.7500%
June 30, 2011	3.7500%
September 30, 2011	3.7500%
December 31, 2011	3.7500%
March 31, 2012	5.6250%
June 30, 2012	5.6250%
September 30, 2012	5.6250%
December 31, 2012	5.6250%
March 31, 2013	14.3333%
June 30, 2013	14.3333%
September 30, 2013	14.3333%
Tranche A Term Loan Maturity Date	Remaining outstanding amounts

(d)           German Tranche B Euro Term Loans.  The German Borrower shall repay to the Administrative Agent in Euros for the ratable account of the German Tranche B Euro Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the date on which all German Tranche B Euro Term Loans have been borrowed (or Commitments in respect thereof terminated), an aggregate amount equal to 0.25% of the aggregate amount of all German Tranche B Euro Term Loans drawn hereunder on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the German Tranche B Euro Term Loans, the aggregate principal amount of all Term Loans outstanding on such date (each such repayment amount, a German Tranche B Euro Term Loan Repayment Amount).

(e)           Revolving Credit Loans.  Each Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of such Borrowers Revolving Credit Loans under such Facility outstanding on such date.

(f)           Swing Line Loans.  Each Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Primary Revolving Credit Facility.

Section 2.08.   Interest

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan (other than a European Swing Line Loan) shall bear interest on the outstanding principal amount or face amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans and (v) each European Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurocurrency Rate plus the Applicable Rate for Eurocurrency Rate Loans.

(b)           During the continuance of a Default pursuant to Section 8.01(a), the applicable Borrower shall pay interest on amounts due hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09.   Fees

In addition to certain fees described in Sections 2.03(h) and (i):

(a)           Commitment Fee.  On the fifth Business Day after commitment fees are calculated in accordance with the next succeeding sentence, the U.S. Borrower and Basell Finance shall pay in Dollars to the Administrative Agent for the account of each (1) Primary Revolving Credit Lender in accordance with its Pro Rata Share a commitment fee equal to the Applicable Rate with respect to Primary Revolving Credit Loans times the actual daily amount by which the aggregate Primary Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Primary Revolving Credit Loans under such Facility and (B) the Outstanding Amount of Primary L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender (other than a Lender deemed a Defaulting Lender solely under clause (c) of the definition thereof) during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender (other than a Lender deemed a Defaulting Lender solely under clause (c) of the definition thereof) so long as such Lender shall be a Defaulting Lender and (2) Dutch Revolving Credit Lender in accordance with its Pro Rata Share a commitment fee equal to the Applicable Rate with respect to Dutch Revolving Credit Loans times the actual daily amount by which the aggregate Dutch Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Dutch Revolving Credit Loans under such Facility and (B) the Outstanding Amount of Dutch L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender (other than a Lender deemed a Defaulting Lender solely under clause (c) of the definition thereof) during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender (other than a Lender deemed a Defaulting Lender solely under clause (c) of the definition thereof) so long as such Lender shall be a Defaulting Lender.  The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be calculated quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.  If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  The Company shall pay in Dollars to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Company and the applicable Agent).

Section 2.10.   Computation of Interest and Fees

All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank, N.A.s prime rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11.   Evidence of Indebtedness

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent upon reasonable notice, the relevant Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lenders Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be primafacie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12.   Payments Generally

(a)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agents Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time in the case of any Borrowing by the U.S. Borrower and London, United Kingdom time in the case of any Borrowing by any Non-U.S. Borrower) on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agents Office in such Alternative Currency and in Same Day Funds not later than 2:00 p.m. (London, United Kingdom time) on the dates specified herein.  If, for any reason, the applicable Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lenders applicable Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after 2:00 p.m. (London time) in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless a Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)     if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the Compensation Period) at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lenders Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agents demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or such Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers Agent with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lenders Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13.   Sharing of Payments

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lenders ratable share (according to the proportion of (i) the amount of such paying Lenders required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14.   Incremental Credit Extensions

(a)           The Borrowers Agent may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the Incremental Term Loans) or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a Revolving Commitment Increase); provided that (i) upon the effectiveness of any Incremental Amendment referred to below, the conditions precedent to such Credit Extension set forth in Section 4.02 shall have been satisfied and (ii) the First Lien Senior Secured Leverage Ratio shall be less than 2.75:1.00 determined on a Pro Forma Basis for the incurrence of the Incremental Term Loan or Revolving Commitment Increase.

(b)           Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal Dollar Amount of not less than $50,000,000, in the case of any Revolving Commitment Increase, and $100,000,000 in the case of Incremental Term Loans (provided that such amount may be less if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate Dollar Amount of all Incremental Term Loans and the Revolving Commitment Increases shall not exceed $2,000,000,000.  The Incremental Term Loans may be in Dollars or Euro.  The Incremental Term Loans and any Revolving Commitment Increase (i) shall rank pari passu in right of payment and have the equal benefit of guarantees and security with the Loans, (ii) with respect to the Incremental Term Loans only, increases shall not have a final maturity date earlier than the Maturity Date for the (x) Tranche A Term Loans with respect to $500,000,000 of Incremental Term Loans (Tranche A Incremental Term Loans), or (y) Tranche B Term Loans in the case of $1,500,000,000 of Incremental Term Loans and consisting of Tranche A Incremental Term Loans (the Tranche B Incremental Term Loans), and (iii) with respect to the Incremental Term Loans only, except as set forth in clauses (A) and (B) of the proviso hereto, shall be treated substantially the same as the Tranche A Term Loans, in the case of Tranche A Incremental Term Loans or Tranche B Term Loans, in the case of Incremental Tranche B Term Loans, (in each case, including with respect to mandatory and voluntary prepayments); provided that (A) except as provided herein, the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (B) the amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrowers Agent and the lenders thereof, in each case so long as the Weighted Average Life to Maturity for any Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Tranche A Term Loans, in the case of Tranche A Incremental Term Loans or Tranche B Term Loans, in the case of Incremental Tranche B Term Loans.  Each notice from the Borrowers Agent pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or the requested amount of the Revolving Commitment Increase.

(c)           Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender shall have the right, but not an obligation, to make a portion of any Incremental Term Loan, and each existing Revolving Credit Lender shall have the right, but not the obligation, to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution, an Additional Lender); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lenders or Additional Lenders making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d)           Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lenders applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an Incremental Amendment) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Agents or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrowers Agent, to effect the provisions of this Section 2.14.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an Incremental Facility Closing Date) of each of the conditions set forth in Section 4.02 (it being understood that all references to the date of such Credit Extension or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.  The Borrowers shall use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(e)           Upon any Revolving Commitment Increase (i)  if the increase relates to the Primary Revolving Credit Facility, each Primary Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each, a Revolving Commitment Increase Lender), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Primary Revolving Credit Facility only), a portion of such Revolving Credit Lenders participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Line Loans held by each Primary Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Primary Revolving Credit Commitments of all Primary Revolving Credit Lenders represented by such Primary Revolving Credit Lenders Primary Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f)           This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15.   Currency Equivalents

(a)           The Administrative Agent shall determine the Dollar Amount of each Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) in the case of any Revolving Credit Facility or Term Loan, as of the date of incurrence of such Term Loan, (ii) in the case of any Swing Line Loan denominated in Alternative Currency, as of the date of incurrence of such Swing Line Loan, and (iii) otherwise, (A) as of the first day of each Interest Period applicable thereto and (B) as of the end of each fiscal quarter of the Company and shall promptly notify the Borrowers Agent and the Lenders of each Dollar Amount so determined by it.  Each such determination shall be based on the Exchange Rate (x) on the date of the related Committed Loan Notice for purposes of the initial such determination for any Loan denominated in Alternative Currency and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b)           If after giving effect to any such determination of a Dollar Amount, the aggregate Outstanding Amount of the Revolving Credit Loans of any Facility and, in the case of the Primary Revolving Credit Facility, the Swing Line Loans and the L/C Obligations exceeds the aggregate Revolving Credit Commitments under such Facility then in effect by 5% or more, one or more of the applicable Borrowers shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay or cause to be prepaid outstanding Revolving Credit Loans under such Facility and/or Swing Line Loans (in the case of the Primary Revolving Credit Facility) (as selected by the Borrowers Agent and notified to the Lenders through the Administrative Agent not less than three (3) Business Days prior to the date of prepayment) or take other action (including, in the applicable Borrowers discretion, cash collateralization of L/C Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01.   Taxes

(a)           Except as required by law, any and all payments by the Loan Parties to or for the account of any Agent or any Lender (which, for purposes of this Section 3.01, shall include any L/C Issuer and the Swing Line Lender) under any Loan Document shall be made free and clear of and without deduction for any Taxes.  If any Loan Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to or for the account of any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required withholdings or deductions of Indemnified Taxes or Other Taxes (including withholdings or deductions applicable to additional sums payable under this Section 3.01), each Lender receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made, (ii) such Loan Party or other applicable withholding agent (as applicable) shall make such withholdings or deductions, (iii) such Loan Party or other applicable withholding agent (as applicable) shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Loan Party made the withholding or deduction, such Loan Party shall furnish to the Administrative Agent or affected Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b)           The Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible, mortgage recording or similar taxes or charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as Other Taxes) except for any such tax resulting from an assignment or participation by a Lender or Participant (Assignment Tax), but only if such Assignment Taxes result from a connection between the jurisdiction imposing such tax and such Lender or Participant other than any connections arising solely from such Lender or Participant having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under,  received payment under or enforced, this Agreement or any other Loan Document.

(c)           Each Loan Party jointly and severally agrees to indemnify and hold harmless each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (including Indemnified Taxes or Other Taxes imposed directly on the Agent or Lender) whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority and (ii) any expenses (excluding any Excluded Taxes) arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability, along with a reasonably detailed description of such payment or liability, delivered to the applicable Loan Party shall be conclusive absent manifest error.

(d)           Each Foreign Lender with respect to a Loan to a U.S. Borrower shall, to the extent it is legally entitled to do so, (v) on or prior to the Closing Date in the case of each Foreign Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Assumption pursuant to which such Foreign Lender becomes a Lender, (x) on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, (y) after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to the U.S. Borrower and the Administrative Agent, and (z) from time to time if reasonably requested by the U.S. Borrower or the Administrative Agent, provide the Administrative Agent and the U.S. Borrower with two completed originals of each of the following, as applicable:

(i)     IRS Form W-8ECI (claiming exemption from U.S. federal withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(ii)    IRS Form W-8BEN (claiming exemption from, or a reduction of, U.S. federal withholding tax under an income tax treaty) or any successor form;

(iii)   in the case of a Foreign Lender claiming exemption under Section 871(h) or 881(c) of the Code, an IRS Form W-8BEN or any successor form and a certificate substantially in the form of Exhibit J (to claim exemption from U.S. federal withholding tax under the portfolio interest exemption); or

(iv)   any other applicable form, certificate or document prescribed by the IRS certifying as to such Foreign Lenders entitlement to such exemption from U.S. federal withholding tax or reduced rate with respect to specified payments to be made by the U.S. Borrower to such Foreign Lender under the Loan Documents.

To the extent it is legally entitled to do so, any Foreign Lender with respect to a Loan to a U.S. Borrower which Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents shall deliver to Administrative Agent and the U.S. Borrower, on or prior to the date such Foreign Lender becomes a Lender, or on or prior to such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to the U.S. Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the U.S. Borrower or Administrative Agent), two completed originals of IRS Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with all information required to be transmitted with such form, and any other certificate or statement of exemption required under the Code or reasonably requested by the Borrowers Agent or the Administrative Agent, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such portion may be received without deduction for, or at a reduced rate of, U.S. federal withholding tax (including, if the Foreign Lender is claiming the portfolio interest exemption with respect to one or more of its beneficial owners, a certificate substantially in the form of Exhibit J with respect to such beneficial owners).

In addition to the foregoing, any Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction in which any Borrower is located or doing business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to such Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender has received written notice from such Borrower or the Administrative Agent advising it of the availability of such exemption or reduction and supplying all applicable documentation.

The Administrative Agent shall, to the extent it is legally entitled to do so, provide the U.S. Borrower with, (i) with respect to any amount received on behalf of a Lender, one completed original of IRS Form W-9 or W-8IMY, as applicable, (ii) with respect to any fee received by the Administrative Agent hereunder, one completed original of IRS Form W-9 or applicable W-8 and (iii) any other documentation reasonably requested by the U.S. Borrower as will permit any payment of such fee to be made without withholding or at a reduced rate of withholding.  Thereafter and from time to time, the Administrative Agent shall, to the extent it is legally entitled to do so, provide the U.S. Borrower such additional duly completed and signed copies of one or more of such forms (or such successor forms) or documentations on or prior to the date on which any such form or documentation expires or becomes obsolete or incorrect.

(e)           Each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall, on the date such Lender becomes a party hereto, provide the Borrowers Agent and the Administrative Agent with two completed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and shall update such form from time to time if such form expires or becomes obsolete or incorrect.

(f)           Any Lender or Agent claiming any additional amounts or indemnification payments pursuant to this Section 3.01 shall use its reasonable efforts (if requested by the Borrowers Agent) to change the jurisdiction of its Lending Office or take other steps (in each case, at Borrowers expense) if such a change or other steps would reduce any such additional amounts or indemnification payments (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender or Agent, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender or Agent.

(g)           If any Lender or Agent determines, in its sole good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 3.01, it shall promptly remit the portion of such refund to the applicable Loan Party that will leave it in no better or worse after-tax position (taking into account all out-of-pocket expenses of the Lender or Agent, as the case may be, than if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority.  This clause (g) shall not be construed to require any Lender or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 3.02.   Illegality

If any Lender determines that any Law has made it unlawful or otherwise prohibited, or that any Governmental Authority has asserted that it is unlawful or otherwise prohibited, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans of any currency, or to determine or charge interest rates based upon the Eurocurrency Rate for any currency, then, on notice thereof by such Lender to the Borrowers Agent through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans of such currency or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers Agent that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers Agent shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may in compliance with applicable Law continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not in compliance with applicable Law continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03.   Inability To Determine Rates

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar or other applicable deposits are not being offered to banks in the London interbank Eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers Agent and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans of any applicable currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers Agent may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.   Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans

(a)           If any Lender determines that as a result of a Change in Law after the Closing Date, or such Lenders compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans (or, in the case of any Taxes not excluded below, any Loans) or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes, (ii) reserve requirements contemplated by Section 3.04(c), (iii) the requirements of the European Central Bank reflected in the Mandatory Cost (other than as set forth below) or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of Eurocurrency Rate Loans and (iv) the implementation or application of or compliance with the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of its Affiliates or the Agents or any of its Affiliates)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lenders obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lenders desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of such Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of such Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers Agent shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lenders right to demand such compensation.

(e)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers Agent, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and providedfurther that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of such Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05.   Funding Losses

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)           (i) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of such Borrower on a day other than the last day of the Interest Period for such Loan or (ii) the CAM Exchange (in each case, whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of such Borrower on the date or in the amount notified by the Borrowers Agent;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06.   Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under this Article III  shall deliver a certificate to the Borrowers Agent setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lenders claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrowers Agent shall not be required to compensate such Lender for any amount incurred more than one hundred and twenty (120) days prior to the date that such Lender notifies the applicable Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers Agent may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loans, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lenders applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)     to the extent that such Lenders Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lenders applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lenders Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans (in Dollars) under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07.   Replacement of Lenders Under Certain Circumstances

(a)           If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers Agent may, on ten (10) Business Days prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Company in each such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and providedfurther that (A) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (B) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments.

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lenders applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the applicable Borrowers or to the Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lenders Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the applicable Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)           Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)           In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders or the Required Class Lenders of the relevant Class have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a Non-Consenting Lender.

Section 3.08.   Survival

All of the Borrowers obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other payment Obligations hereunder.

Section 3.09.   Calculation of Applicable Rate

In the event that any financial statement delivered pursuant to Section 6.01 or Compliance Certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an Applicable Period) than the Applicable Rate applied for such Applicable Period, then (i) the Company shall as promptly as reasonably practicable deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to any Borrower), and (iii) such Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  This Section 3.09 shall not limit the rights of the Administrative Agent and the Lenders hereunder.

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01.   Conditions of Initial Credit Extension

The obligation of each Lender to make the Credit Extensions on the Closing Date hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agents receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)             executed counterparts of this Agreement (including by all Lenders party hereto);

(ii)   a Note executed by each relevant Borrower in favor of each Lender that has requested a Note more than three (3) Business Days prior to the Closing Date;

(iii)   except where delivery after the Closing Date is contemplated by Section 6.14(a), each Collateral Document set forth on Schedule 1.01G, duly executed by each Loan Party party thereto, together with:

(A)   certificates, if any, representing the Pledged Equity referred to therein accompanied, if applicable, by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, and

(B)           where appropriate and customary in each relevant jurisdiction where the Guarantors are organized, evidence that all other actions, recordings and filings that the Administrative Agent may acting reasonably deem necessary to satisfy the Collateral and Guarantee Requirement (and as have been notified to the Borrowers Agent or their counsel no later than three (3) Business Days prior to the Closing Date) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)   such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require (and as have been notified to the Borrowers Agent no later than three (3) Business Days before the Closing Date) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v)   (A)  the executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel to the Company and certain other Loan Parties, substantially in the form of Exhibit H; and

(B)           the executed legal opinion of local counsel to the Lenders or Loan Parties, as applicable, in the jurisdictions listed on Schedule 4.01(a)(v)(B), in form and substance reasonably satisfactory to the Administrative Agent;

(vi)   a certificate signed by a Company Financial Officer certifying that since the date of the Acquisition Agreement there has been no Material Adverse Change;

(vii)          a certificate signed by a Company Financial Officer attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transactions, from;

(viii)         except as contemplated by Section 6.14(a), evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee, mortgagee and additional insured under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;

(ix)   a Committed Loan Notice relating to the Credit Extensions made on the Closing Date;

(x)             the Intercreditor Agreement, executed and delivered by a duly authorized officer of the applicable Loan Parties and of the Collateral Agent and other agents party thereto; and

(xi)            the non-U.S. documentation set forth on Schedule 4.01(a)(xi).

(b)           prior to or substantially simultaneously with the Credit Extensions made on the Closing Date, arrangements reasonably satisfactory to the Arrangers shall have been made to pay all fees and expenses (to the extent invoices for such expenses have been provided at least five (5) Business Days prior to the Closing Date) required to be paid hereunder by the Company or any Borrower from the Credit Extensions made on the Closing Date.

(c)           prior to or substantially simultaneously with the Credit Extensions made on the Closing Date, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (except for the filing of the merger certificate which shall occur substantially concurrently), without giving effect to any amendments or waivers thereto (excluding any waiver by Lyondell of the conditions set forth in Section 6.3(a)(i) of the Acquisition Agreement) that are materially adverse to the Lenders made without reasonable consent of the Arrangers (such consent not to be unreasonably withheld or delayed), and in compliance with applicable material Laws and regulatory approvals.

(d)           prior to or substantially simultaneously with the Credit Extensions for Tranche A Term Loans made on the Closing Date, the Company shall have received at least $8,000,000,000 in gross cash proceeds from the issuance of the Senior Second Interim Loans.

(e)           the Company and its Subsidiaries shall have outstanding no Financial Indebtedness or Disqualified Equity Interests other than (A) the Loans and other Obligations, (B) the Senior Second Lien Interim Loans, (C) the Existing Notes, (D) Existing Indebtedness (including letters of credit issued and outstanding on the Closing Date), (E) the Asset Backed Credit Facility, Receivables Financing and Securitization Transactions and (F) liabilities incurred in the ordinary course of business and (G) liabilities disclosed in the Pro Forma Financial Statements, in each case to the extent permitted by Section 7.03.

(f)           the Administrative Agent shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable know your customer and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the USA Patriot Act), including the information described in Section 10.20.

Section 4.02.   Conditions to All Credit Extensions

The obligation of each Lender and each L/C Issuer to make any Credit Extension (including any Credit Extension made pursuant to Section 2.14 and including, in the case of Sections 4.02(a) and (c)), the Credit Extensions made on the Closing Date) is subject to the satisfaction of the following conditions precedent; provided that a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans shall not be deemed a Credit Extension for the purposes of this Section 4.02.

(a)           The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (except that the representations contained in Sections 5.02, 5.04 and 5.13 shall be the only representations the accuracy of which shall be a condition to the Credit Extensions made on the Closing Date); provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided,further, that any representation and warranty that is qualified as to materiality, Material Adverse Effect or similar language shall be true and correct in all respects on such respective dates.

(b)           Except in the case of the Credit Extensions made on the Closing Date, no Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (other than in respect of the Credit Extensions made on the Closing Date) (b) have been satisfied on and as of the date of the applicable Credit Extension.

  ARTICLE V.

  Representations and Warranties

Each Loan Party represents and warrants to the Agents and the Lenders that:

Section 5.01.   Existence, Qualification and Power; Compliance with Laws

Subject to the Legal Reservations, each Loan Party and each Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02.   Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Partys corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Persons Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under, (i) except payments as set forth in the funds flow memorandum dated the Closing Date and delivered to the Administrative Agent, any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or (c) violate any material Law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention, violation or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03.   Governmental Authorization; Other Consents

Subject to the Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary for or required of a Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, notices, consents and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transaction, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made); (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) those not required in accordance with Agreed Security Principles.

Section 5.04.   Binding Effect

This Agreement and each other Loan Document dated on or prior to the date this representation is made has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 5.05.   Financial Statements; No Material Adverse Effect

(a)           (i)  The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2007 (including the notes thereto) (the Pro Forma Balance Sheet) and the related pro forma consolidated statement of income of the Company and its Subsidiaries for the twelve months ended September 30, 2007 together with the Pro Forma Balance Sheet, the Pro Forma Financial Statements), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on September 30, 2007 in the case of the Pro Forma Balance Sheet and January 1, 2006 in the case of the Pro Forma income statement) to the Transaction.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and so far as it was then aware, shall present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its Subsidiaries as of September 30, 2007 and their estimated results of operations for the period covered thereby, assuming that the events specified in the preceding sentence had actually occurred on September 30, 2007 or January 1, 2006 as the case may be.

(ii)    On the Closing Date, the Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2006 to and including the Closing Date, there has been (x) no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property of the Company or any of its Subsidiaries, taken as a whole, and (y) no purchase or other acquisition by the Company or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b)           The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c)           Since the Closing Date, there has been no event or circumstance that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)           As of the Closing Date, the Company and its Subsidiaries shall have outstanding no Financial Indebtedness or Disqualified Equity Interests other than (i) the Loans and other Obligations, (ii) the Senior Second Lien Interim Loans, (iii) the Existing Notes, (iv) Existing Indebtedness (including letters of credit issued and outstanding on the Closing Date), (E) the Asset Backed Credit Facility, Receivables Financing and Securitization Transactions and (F) liabilities incurred in the ordinary course of business and (G) liabilities disclosed in the Pro Forma Financial Statements, in each case to the extent permitted by Section 7.03.

Section 5.06.   Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07.   [Reserved]

Section 5.08.   Ownership of Property; Liens

(a)           Each Loan Party and each of its Subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (x) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (y) Liens permitted under Section 7.01 (other than Section 7.01(z)) and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           As of the Closing Date, Schedule 7 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in material Real Property owned or ground leased by the Loan Parties and describes the type of interest therein held by each such entity.

Section 5.09.   Environmental Matters

In each case, except as set forth on Schedule 5.09,

(a)           There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Loan Party and each of its Subsidiaries, investigations alleging actual or potential liability of any Loan Party or its Subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except except for items that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Loan Party or any of its Subsidiaries, formerly, owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or the German register of contaminated sites (Altlaster register) or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Loan Party or any of its Subsidiaries is in compliance with Environmental Laws; and (iv) there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and there has been no Release of Hazardous Materials by any Loan Party or any of its Subsidiaries at any other location.

(c)           The properties and facilities owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

(d)           None of the Loan Parties or their Subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

(e)           All Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any of their Subsidiaries at, or transported by or on behalf of any Loan Party or any of their Subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)           Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

Section 5.10.   Taxes

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Loan Parties and each of their respective Subsidiaries has (i) timely filed all Tax returns required to be filed and all such tax returns are true and correct, (ii) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (iii) satisfied all of its Tax withholding obligations; (b) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Loan Party or any of their respective Subsidiaries and (c) none of the Loan Parties has ever participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.11.   ERISA Compliance

(a)           Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 5.12.   Subsidiaries; Equity Interests

As of the Closing Date (after giving effect to any part of the Transaction that is consummated on or prior to the Closing Date), no Loan Party has any Subsidiaries other than dormant or inactive entities and those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.  As of the Closing Date, Schedules 1(a) and 10(a) and (b) to the Perfection Certificate set forth the name, jurisdiction and ownership interest of each Loan Party in each direct Domestic Subsidiary or any material Foreign Subsidiary which is not dormant or inactive, including the percentage of such ownership, and no such entities have any direct or indirect Material Subsidiaries.

Section 5.13.   Margin Regulations; Investment Company Act

(a)           No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)           None of the Borrowers, any Person Controlling any Borrower, or any of the Subsidiaries of a Borrower is or is required to be registered as an investment company under the Investment Company Act of 1940.

Section 5.14.   Disclosure

As of the Closing Date, to the best of the Loan Parties knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as at the Closing Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15.   [Reserved]

Section 5.16.   Anti-Terrorism Laws

(a)           To the best knowledge of the Loan Parties organized in the United States, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)           Each of the Loan Parties organized in the United States and, to the best of such Loan Parties knowledge, each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Section 5.17.   Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, IP Rights) that are material to the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Loan Parties, the operation of the businesses as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation brought against any Loan Party alleging the infringement or misuse of any IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its Subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use the copyrights, patents and trademarks identified with such Loan Partys name on Schedule 12(a) or 12(b), as applicable, to the Perfection Certificate, and (ii) the registrations listed on Schedule 12(a) and 12(b) are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.18.   Solvency

On the Closing Date, the Loan Parties (taken as a whole) after giving effect to the Transaction, are Solvent.

Section 5.19.   Use of Proceeds

The Borrowers will use the proceeds of Loans made on the Closing Date solely to finance the Transaction.  The Borrowers will use the proceeds of the Revolving Credit Loans borrowed after the Closing Date, Swing Line Loans and Letters of Credit for working capital and general corporate purposes of the Company and its Subsidiaries (including Permitted Acquisitions).

Section 5.20.   [Reserved]

Section 5.21.   Security Documents

(a)           Subject to the Legal Reservations, the Collateral Documents are or in the case of each Collateral Document delivered pursuant to Sections 6.12 and 6.14 will, upon execution and deliver thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of the relevant Secured Parties directly, as applicable), legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and registration achieved (if applicable), (ii) when all appropriate filings, recordings, endorsements, notarizations, stamping, registrations and/or notifications are made as required under applicable Law and (iii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, in each case subject to no Liens other than Liens permitted hereunder.

(b)           When the Security Agreement governed by U.S. Law or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in the IP Rights to the extent that a security interest can be created under Article 9 of the UCC and can be perfected by the filing of a financing statement in accordance therewith, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents and copyrights acquired by the grantors thereof after the Closing Date).

(c)           Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

Section 5.22.   Works Council

As of the Closing Date, none of the Dutch Loan Parties other than Basell Benelux B.V. has, or is required to have, a (central) works council ((centrale) ondernemingsraad) and there is no (central) works council which under the Dutch Works Councils Act (Wet op de ondernemingsraden) would have the right to give advice in connection with any Loan Document.

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not cash collateralized in accordance with Section 2.03(g)), the Company shall, and shall cause each of its Restricted Subsidiaries to:

Section 6.01.   Financial Statements

(a)           Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within ninety (90) days (one-hundred and twenty (120) days in the case of the Fiscal Year ending December 31, 2007) (or such earlier date on which the Company is required to make any public filing of such information) after the end of each Fiscal Year of the Company beginning with the Fiscal Year ending December 31, 2007, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any going concern or like qualification) by an independent registered public accounting firm of nationally recognized standing;

(b)           Deliver to the Administrative Agent for prompt further distribution to each Lender (as soon as available, but in any event within forty-five (45) days (sixty (60) days in the case of the first three fiscal quarters of the Fiscal Year ending December 31, 2008)  (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by a Company Financial Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) deliver to the Administrative Agent for each Lender, promptly, any other information, documents and other reports which the Company or any Subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c)           Deliver to the Administrative Agent for each Lender, promptly, and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated budget for the following Fiscal Year prepared by the Company for approval by its Board of Directors, the following two Fiscal Years (including (A) a projected consolidated cashflow statement and profit and loss account of financial position of the Company and its Subsidiaries as of the end of each such Fiscal Year, (B) in respect of each principal operating division of the Company and its Subsidiaries, an income statement beginning with EBITDA by business group, and projected levels of the First Lien Senior Secured Leverage Ratio and Consolidated Debt Service Ratio as of the end of each fiscal quarter in the first Fiscal Year of the period presented and (C) a summary of the material underlying assumptions applicable thereto) (collectively, the Projections).

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to paragraphs (a) and (b) of this Section 6.01 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Companys Form 10-K or 10-Q, as applicable, filed with the SEC or prior to or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under any Permanent Financing of the Senior Second Lien Interim Loans consisting of securities registered under the Securities Act or pursuant to Rule 144A thereunder, as the case may be); provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), all such materials to be reported on without material qualification (including any going concern or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Companys behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 6.01, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (x) upon written request by the Administrative Agent or any Lender, the Company shall deliver paper copies of such information to the Administrative Agent or such Lender (as applicable) and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a)(i) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a)(i).  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, Company Materials) by posting the Company Materials on IntraLinks or another similar electronic system (the Platform) and (b) certain of the Lenders may be public-side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a Public Lender).  The Company hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked PUBLIC which, at a minimum, shall mean that the word PUBLIC shall appear prominently on the first page thereof; (x) by marking Company Materials PUBLIC, the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Company Materials marked PUBLIC are permitted to be made available through a portion of the Platform designated Public Investor; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked PUBLIC as being suitable only for posting on a portion of the Platform not designated Public Investor.

From and after the date on which an entity which (i) owns directly or indirectly 100% of the Equity Interests of the Company and (ii) does not hold any other assets other than its investment in the Company or any intermediate holding company and de minimis assets necessary to maintain its corporate existence (and any such intermediate holding company shall not hold any asset other than its investment in the Company and de minimis assets necessary to maintain its corporate existence), guarantees on a senior unconditional basis all of the obligations of the Company under this Agreement (the Parent Guarantor), all references to the Company in this Section 6.01 shall be references to the Parent Guarantor.

Section 6.02.   Certificates; Other Information

(a)           Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i)     no later than five (5) days after the delivery of the financial statements required by Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Company Financial Officer;

(ii)    together with the delivery of each Compliance Certificate delivered in connection with the delivery of financial statements required under Section 6.01(a) pursuant to clause (i) above, (A) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (B) a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming there has been no change since the date of the last such certificate; and

(iii)   promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

(b)           Upon request by the Administrative Agent, representatives of senior management of the Company reasonably agreed by the Administrative Agent and the Company shall give a presentation in each Fiscal Year to the Lenders within 30 days after the Company has delivered its financial statements pursuant to paragraph (a) of Section 6.01 about the business, financial performance and prospects of the Company and its Subsidiaries, and such other matters as any Lender may (through the Administrative Agent) reasonably request.

Section 6.03.   Notices

Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a)           of the occurrence of any Default; and

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

Section 6.04.   Payment of Obligations

Timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05.   Preservation of Existence, Etc

Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary may merge and amalgamate, consolidate or amalgamate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05 or clause (y) of this Section 6.05.

Section 6.06.   Maintenance of Properties

Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07.   Maintenance of Insurance

Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.  With respect to each Mortgaged Property located in the U.S., obtain flood insurance in such total amount as required by applicable Law, if at any time the area in which any improvements are located on any Mortgaged Property is designated a flood hazard area in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and, if required by law, comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 6.08.   Compliance with Laws

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.09.   Compliance with Environmental Laws; Environmental Reports

(a)           Comply, and cause all lessees and other Persons occupying Real Property to comply, with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws; provided that neither the Company nor any of its Subsidiaries shall be required to undertake any response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 5.09 or Section 6.09(a) shall have occurred and be continuing for more than 20 days without the Company commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Company or the applicable Borrower, an environmental assessment report regarding the matters which are subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them.

Section 6.10.   Books and Records

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.11.   Inspection Rights

Permit representatives and independent contractors of the Administrative Agent or the Required Lender or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.11 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at the Borrowers expense; providedfurther that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Companys independent public accountants.  Notwithstanding anything to the contrary in this Section 6.11, at all times during such visits and inspections, the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its Subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.12.   Additional Collateral; Additional Guarantors

(a)           Subject to this Section 6.12 and Section 6.14(b) and the Agreed Security Principles, with respect to any property (or material property, in respect of IP Rights) acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 120 days after the acquisition thereof or such later time as the Administrative Agent or the Collateral Agent, as applicable, acting reasonably, agrees to) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties or to the relevant Secured Parties directly, as applicable, a Lien on such property subject to no Liens other than Liens permitted pursuant to Section 7.01, and (ii) take all commercially reasonable actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.  The Borrowers shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b)           Subject to the Agreed Security Principles with respect to any Person that is or becomes a direct Subsidiary other than a Securitization Entity of a Loan Party after the Closing Date, promptly (and in any event within 120 days after such Person becomes a Subsidiary or such later time as the Administrative Agent or the Collateral Agent, as applicable, may agree in its sole discretion) (i) deliver to the Collateral Agent all certificates representing the Equity Interests (to the extent certificated) of such Subsidiary owned by such Loan Party and required to be pledged pursuant to the Collateral and Guarantee Requirement and together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all existing intercompany notes other than (i) held by any Securitization Entity or Basell Sales & Marketing B.V. or (ii) which on an individual basis do not exceed 10,000,000 owing from such Subsidiary to any Loan Party and required to be pledged pursuant to the Collateral and Guarantee Requirement, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (in each case, with respect to Foreign Subsidiaries, to the extent applicable and permitted under foreign laws, rules or regulations) or, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, create a Lien on such Equity Interests and intercompany notes in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such new Subsidiary that is required to be a Guarantor under the Collateral and Guarantee Requirement (A) to execute a joinder agreement reasonably acceptable to the Collateral Agent or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Collateral Documents (including the applicable Security Agreement), substantially in the form annexed thereto, or, in the case of a Foreign Subsidiary, execute a security agreement over substantially all of its assets to the extent required by the Collateral and Guarantee Requirement compatible with the Laws of such Foreign Subsidiarys jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the reasonable opinion of the Collateral Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)           (1)  Subject to the Agreed Security Principles, in the case of a Loan Party, promptly grant to the Collateral Agent, within 120 days of the acquisition thereof or such longer period as the Collateral Agent may determine, in its sole discretion, a Mortgage (or in the case of Real Property outside the U.S., other appropriate security as the Collateral Agent may reasonably request) on each parcel of Real Property owned in fee or otherwise with legal title or ground leased such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $25,000,000 as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(i)     Subject to the Agreed Security Principles, in the case of a Loan Party promptly grant to the Collateral Agent, within 120 days of the acquisition thereof or such longer period as the Collateral Agent may determine in its sole discretion, a Mortgage (or in the case of Real Property outside the U.S., other appropriate security as the Collateral Agent may reasonably request) in form reasonably satisfactory to the Administrative Agent and Collateral Agent on each pipeline easement and other similar Real Property (except any such easement or other similar Real Property as would be excluded from the grant set forth in Section 2.1 of the applicable Mortgage in the penultimate paragraph therein) as is acquired by such Loan Party after the Closing Date as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(ii)    Such Mortgages shall be subject to the Agreed Security Principles and the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent and/or the Secured Parties required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Subject to the Agreed Security Principles, such Loan Party shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy (only in the case of Real Property located in the United States, but excluding Excluded Easements as such term is defined in the definition of Collateral and Guarantee Requirement)), a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d)           The foregoing shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) the creation or perfection of such pledges or security interests would violate third party contracts or applicable Law (including any Law requiring the approval or consultation of any works council or similar entity before a security interest can be granted, in which case the Borrowers shall use their commercially reasonable efforts to obtain such approval, unless the Administrative Agent shall determine in its reasonable judgment that such pledge or security interest shall not be required with respect to such assets).  In addition, the foregoing will not require actions under this Section 6.12 by a Person if and to the extent that such action would (a) go beyond the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded to allow such action) or (b) unavoidably result in material issues of directors personal liability, breach of fiduciary duty or criminal liability.  The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers Agent, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(e)           Notwithstanding the foregoing provisions of this Section 6.12 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.12 shall be subject to the Agreed Security Principles and exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Company.  Notwithstanding the foregoing provisions of this Section 6.12 or anything in this Agreement or any other Loan Document to the contrary, any Subsidiary of the Company that Guarantees the Senior Second Lien Debt, any Permanent Financing or any Junior Financing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Section 6.13.   ERISA

Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent and each of the Lenders a certificate of a Company Financial Officer setting forth details as to such occurrence and the action, if any, that the Loan Party or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Loan Party, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participants benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified a Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that a Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that a Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 6.14.   Further Assurances and Post-Closing Conditions

(a)           Subject to the Agreed Security Principles, within the time periods set forth in Schedule 6.14(a) (subject to extension by the Administrative Agent in its discretion), perform each obligation and deliver each Collateral Document, in each case as set forth on Schedule 6.14(a), with respect to the matters set forth therein, duly executed by each Loan Party thereto, together with all documents and instruments required to perfect the security interest of the Collateral Agent in and otherwise comply with the Collateral and Guarantee Requirement with respect to the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder.

(b)           Subject to the Agreed Security Principles, promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers Agent shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c)           The U.S. Borrower agrees promptly (and in any event within 10 Business Days of such change) to notify the Collateral Agent in writing of any change (i) in legal name of the U.S. Borrower or any Loan Party that is a grantor under the U.S. Security Agreement, (ii) in the identity or type of organization or corporate structure of the Borrower domiciled in any jurisdiction of the United States or any such Loan Party, or (iii) in the jurisdiction of organization or organizational identification number of the Borrower domiciled in any jurisdiction of the United States or any such Loan Party.

Section 6.15.   Use of Proceeds

Use the proceeds of the Loans only for the purposes set forth in Section 5.19.

Section 6.16.   Interest Rate Protection

No later than the date that is the later of (x) the 90th day after the Closing Date and (y) five (5) Business Days after the completion of the primary syndication of the Facilities, as determined by the Administrative Agent, the Company shall enter into, and for a minimum of three years thereafter, maintain, Secured Hedge Agreements with customary terms and conditions that result in the following being effectively subject to a fixed interest rate; at least 50% of the sum of the aggregate of the principal amount of the Companys Consolidated Total Debt, including a notional amount of $2,000,000,000 only in respect of Securitization Transactions, Asset Backed Credit Facilities and other Receivables Financings, in each case only as permitted under this Agreement (regardless of the actual aggregate amount outstanding under those financings) and deeming Indebtedness outstanding under and pursuant to the Senior Second Lien Debt as being fixed rate Indebtedness, excluding (A) in respect of the Asset Backed Credit Facilities, Securitization Transactions and other Receivables Financings, any Indebtedness exceeding $2,000,000,000 and (B) Revolving Credit Loans.

Section 6.17    Know Your Customer Requests

(a)           If:

(1)           there is a Change in Law after the Closing Date;

(2)           any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the Closing Date; or

(3)           a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of paragraph (3) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, to the Company supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (3) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (3) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)           Following any notification of requirement to add a Loan Party pursuant to Section 6.12, if the joinder of such additional Guarantor obliges the Administrative Agent or any Lender to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent (for itself or on behalf of any Lender or any prospective new Lender) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender or any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the joinder of such Subsidiary to this Agreement as an Additional Guarantor.

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and contingent obligations not yet accrued and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding and not cash collateralized, the Company shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01.   Liens. Create, incur, assume or suffer to exist or become effective any Lien of any kind upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens created pursuant to any Loan Document;

(b)           Liens existing on the Closing Date or which are required to come into effect as a result of existing contractual provisions (in each case, to the extent in respect of underlying obligations exceeding $1,000,000 individually, listed on Schedule 7.01(b)) and any reissuance, renewals or extensions thereof;

(c)           Liens for taxes, assessments or governmental charges or claims that are extinguished within 60 days of notice of their existence, are not yet due and payable or that are being contested in good faith by appropriate proceedings;

(d)           Liens of landlords, carriers, vendor, pipeline, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising by operation of law in the ordinary course of business of the Company or any Restricted Subsidiary which secure amounts which are not overdue for a period of more than 30 days or not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings;

(e)           Liens (i) arising out of pledges or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) and (ii) arising out of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations with respect to premiums and exit fees of (including to support obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(f)           Liens arising out of pledges or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory, insurance obligations, surety, judgment or appeal bonds, completion guarantee, surety, letters of credit, performance bonds, guarantees or other obligations of a like nature (including those to secure health,  safety and environmental obligations) incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

(g)           zoning restrictions of governmental authorities, easements, licenses, reservations of, or rights of others for, licenses reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects of zoning, survey exceptions, encumbrances, or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(h)           Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(i)           (x) leases or subleases or licenses or sublicenses of Real Property or IP Rights granted in the ordinary course of business to others that do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor or in property subject to a lease other than a capitalized lease;

(j)           Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(k)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking or other financial institutions arising as a matter of Law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and (iv) arising under clause 18 of the general conditions of a bank operating in The Netherlands or Germany based on the general conditions drawn up by the Netherlands Bankers Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or analogous conditions in other jurisdictions provided that where such condition is not regularly imposed, the Loan Parties shall use all reasonable efforts to procure a waiver of such right by the respective account bank;

(l)           Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment, (ii) over assets being acquired pursuant to Investments permitted by Section 7.02 pending payment in full of the purchase price (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 and (iv) consisting of intellectual property licenses permitted by Section 7.02(q);

(m)           Liens in favor of the Company or any of its Restricted Subsidiaries securing Indebtedness permitted under Section 7.03(d) (other than Indebtedness owed to a Restricted Subsidiary that is not a Loan Party);

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Persons obligations in respect of documentary letters of credit, Liens on documents of title in respect of documenting letters of credit or bankers acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)           Liens securing Indebtedness and other obligations under Asset Backed Credit Facilities, Securitization Transactions and Receivables Financings; provided that any Liens in respect of Receivables Financings which are recourse to the Company or any Restricted Subsidiary (other than any Securitization Entity) shall be limited to accounts receivable, inventory, the Equity Interests in, and intercompany Indebtedness owed by, any Securitization Entity, related books and records and the accounts and proceeds thereof together with any returned goods therefrom;

(q)           Liens arising by reason of deposits necessary to qualify the Company or any of its Restricted Subsidiaries to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(r)           Liens securing any Capitalized Lease and Liens to secure Indebtedness (including Capitalized Leases) permitted by clause (e) of Section 7.03 covering only the property or assets acquired with such Indebtedness;

(s)           Liens securing obligations under Swap Contracts of the Company or any Restricted Subsidiary permitted under Section 7.03 or any collateral for the obligations under such Swap Contracts relate;

(t)           Liens on property of, or on Equity Interests or Indebtedness of, any Person or attaching to any assets existing at the time such property or Person is acquired by, merged, amalgamated with or into or consolidated with, or assets are acquired by, the Company or any Restricted Subsidiary; provided that such Liens (a) do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired (other than assets and property affixed or appurtenant thereto) or the property and assets of the Person merged into or consolidated with the Company or Restricted Subsidiary and (b) were created prior to, and not in connection with or in contemplation of, such acquisition, merger, amalgamation or consolidation;

(u)           Liens granted by Restricted Subsidiaries (other than Guarantors) in support of Indebtedness of Restricted Subsidiaries (other than Guarantors); provided that the aggregate amount secured by such Liens does not exceed $500,000,000 at any one time outstanding;

(v)           Liens in respect of the Senior Second Lien Debt, any Permanent Financing or any Permitted Refinancing;

(w)           Liens of the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (i) $250,000,000 and (ii) 1% of Consolidated Net Tangible Assets at any one time outstanding;

(x)           Liens over shares in joint ventures or over dividends in respect thereof in any Restricted Subsidiary acting as a special purpose vehicle with the sole purpose to hold shares in a joint venture to secure Indebtedness or other obligations of such joint venture or Restricted Subsidiary or Indebtedness permitted by Section 7.03(t);

(y)           Liens resulting from any Limited Recourse Stock Pledge;

(z)           Liens granted in favor of Loan Parties and Liens on any property or assets of a Restricted Subsidiary that is not a Guarantor granted in favor of the Company, a Restricted Subsidiary that is a Guarantor or any wholly-owned Restricted Subsidiary;

(aa)           Liens securing Indebtedness incurred to modify, refinance, defease, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by this Agreement; provided that (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Lien permitted under this Section 7.01 and (ii) an amount necessary to pay any fees and expenses, including prepayment premiums, associated hedging break costs and premiums or replacement hedges, related to such refinancing, refunding, extension, renewal or replacement;
(bb)           any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in Sections 7.01(b), (t) and (v); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets; and

(cc)           Liens arising from precautionary Uniform Commercial Code financing statement filings; and

(dd)           any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary, including pursuant to any Treasury Services Agreement; and

(ee)           Liens over cash deposits deposited with the trustees in connection with the purchase of certain of the Existing Notes.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clause (a) or (t) above or as permitted in the Intercreditor Agreements.

Section 7.02.   Investments

Make or hold any Investments, except:

(a)           Investments in cash or Cash Equivalents;

(b)           loans and advances to employees, directors and officers of the Company and its Subsidiaries (i) required by applicable employment laws or (ii) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount outstanding not to exceed $10,000,000;

(c)           Investments (i) by the Company or any Restricted Subsidiary in any Loan Party or any Person that will, substantially contemporaneously with the making of the relevant Investment, become a Loan Party other than the Company, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not at the time of such Investment a Loan Party, (iii) by the Company or any of its Restricted Subsidiaries (A) in any Subsidiary, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary or (B) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries owing to the Company or any of its Restricted Subsidiaries and (iv) Investments by Basell Finance in Restricted Subsidiaries made in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries; provided, that, in the case of  this clause (iv), any such Investments by Basell Finance in Restricted Subsidiaries who are not Loan Parties shall be in the form of an intercompany loan or intercompany account agreement pledged as Collateral pursuant to applicable Security Agreement;

(d)           Investments in the Company by any Restricted Subsidiary of the Company;

(e)           (i) Investments existing on the Closing Date, (ii) Investments contemplated on the Closing Date and set forth on Schedule 7.02(e), and (iii) any modification, replacement, renewal, reinvestment or extension of any Investment set forth on Schedule 7.02(e) that does not increase the aggregate amount thereof;

(f)           Swap Contracts entered into in the ordinary course of business and otherwise permitted under this Agreement;

(g)           any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors qualifying shares) in, a Person or division or line of business of a Person to the extent (A) such acquisition is effected by a contribution to capital not constituting Disqualified Equity Interests, (B) the consideration paid is settled by the issuance or with the proceeds of the issuance of Qualified Equity Interests of the Company or Parent or any Holding Company of Parent, or (C) immediately after giving effect thereto: (i) no Default shall have occurred and be continuing or would result therefrom; (ii) the acquired entity, assets, division or line of business shall be in a Permitted Business; (iii) after giving effect to such acquisition, the Company and its Restricted Subsidiaries would be in Pro Forma Compliance with Sections 7.11(a) and (b); and (iv) with respect to such Investments by Loan Parties in assets that are not (or do not be or become) owned by a Loan Party in Persons that are not or do not become Loan Parties within 90 days of consummation of the acquisition (1) such Person shall not be designated an Unrestricted Subsidiary within 12 months of such acquisition and (2) the aggregate consideration paid in such Investments pursuant to this clause (iv) shall not exceed $2,000,000,000 (net of any capital distribution in respect of any such Investment); provided that of such $2,000,000,000, at least $1,500,000,000 must be funded with the proceeds of Incremental Term Loans (any such acquisition, a Permitted Acquisition);

(h)           loans and advances to the Company and any other direct or indirect parent of a Restricted Subsidiary, in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06; provided that all such loans and advances shall be deemed a Restricted Payment for the purposes of Section 7.06;

(i)           Investments (including Investments in securities) received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries or received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments or in settlement of any litigation or arbitration;

(j)           purchase of shares of Royal Dutch Shell plc and BASF AG required to satisfy Basell Holdings obligations under its stock option plans as such plans and stock appreciation rights were in effect on the Closing Date;

(k)           if the Applicable Amount Availability Condition shall be met, other Investments in an aggregate amount outstanding pursuant to this clause (k) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the portion, if any, of the Applicable Amount on the date of such election that the Borrowers Agent elects to apply to this clause (k), such election to be specified in a written notice of a Company Financial Officer calculating in reasonable detail the Applicable Amount immediately prior to such election and specifying the amount thereof elected to be so applied;

(l)           Investments by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(m)           Investments held by any Person (other than an Affiliate of such Person) that becomes a Restricted Subsidiary; provided that such Investments were not acquired in contemplation of the acquisition of such Person;

(n)           Investments in Subsidiaries and Permitted Joint Ventures not to exceed $500,000,000 plus

(i)     the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and Permitted Joint Ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment,

(ii)    the net after-tax cash proceeds received by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary),

(iii)           upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

(iv)           Investments in Equity Interests of Specified Joint Ventures in an amount not to exceed $20,000,000;

provided, however, that the net after-tax amount has not been included in Consolidated Net Income for the purpose of calculating the Applicable Amount;

(o)           Investments in a Permitted Business having an aggregate value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed $250,000,000 (with the value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(p)           payments to any direct or indirect parent of the Company for the purposes described in Section 7.06(n) which, when aggregated with the payment made under Section 7.06(l), shall not exceed 1,500,000 or the equivalent Dollar Amount in any Fiscal Year;

(q)           Investments through the licensing contribution of technology in a Person that is or will be as a result of such Investment a Permitted Joint Venture, or Investments through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property pursuant to joint venture arrangements, in each case in the ordinary course of business;

(r)           Guarantees of Indebtedness to the extent such Guarantee is permitted under Section 7.03;

(s)           Investments received by the Company or its Restricted Subsidiaries as consideration for a Disposition pursuant to Section 7.05(c), (j), (l) or (n);

(t)           Limited Recourse Stock Pledges; and

(u)           any Indebtedness of the Company owing to any of its Subsidiaries incurred in connection with Standard Securitization Undertakings or Receivables Financing which constitute Standard Securitization Undertakings, to the extent permitted and permitted not to be subordinated pursuant to the Intercreditor Agreement, the purchase of accounts receivable and related assets by the Company from any such Subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Securitization Transaction.

Notwithstanding the foregoing, no Investments shall be made in any member of the Millennium Holdings  Group other than Investments (x) outstanding on the Closing Date and set forth on Schedule 7.02(e), (y) made pursuant to Section 7.02(k) or Section 7.06(d), in each case for the purpose of paying final judgments or settlements or orders for the payment of money or for the purpose of paying costs and expenses associated with litigation and claims under related insurance policies, and (z) in respect of environmental remediation capital expenditures or for the purpose of paying costs and expenses associated with litigation and claims under related insurance policies.

Section 7.03.   Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party under the Loan Documents or any refinancings thereof;

(b)           Indebtedness existing or outstanding on the Closing Date and, to the extent such Indebtedness represents Financial Indebtedness in excess of $1,000,000 on an individual basis or Indebtedness (which is not Financial Indebtedness) in excess of $10,000,000 on an individual basis, listed on Schedule 7.03(b) and any Permitted Refinancing thereof as reduced by the amount of any prepayments of such Indebtedness with the proceeds of Dispositions (which are accompanied by a corresponding permanent commitment reduction in any revolving credit facility) and  intercompany Indebtedness outstanding on the Closing Date and any refinancing thereof;

(c)           Guarantees by the Company and any Restricted Subsidiary in respect of Indebtedness of the Company or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee of any Indebtedness other than the Obligations shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)           Indebtedness of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary (other than the pledge of intercompany notes hereunder); provided that any such intercompany Indebtedness owing (i) by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loans or Guarantees, as applicable, to the extent required by the terms of the Intercreditor Agreement and (ii) by a Restricted Subsidiary that is not a Loan Party to a Loan Party shall be intercompany loan from Basell Finance governed by the terms of the Intercompany Account Agreement;

(e)           Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business not to exceed the greater of (i) $200,000,000 in the aggregate and (ii) 0.8% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any one time outstanding and

(1)           representing Capitalized Leases or;

(2)           constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation, repair, addition to or improvement of, property or assets of the Company or any Restricted Subsidiary used in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Indebtedness shall not exceed the cost of such property or assets or repair or improvement thereof and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired;

(f)           Swap Contracts that are incurred for the purpose of (i) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness permitted under this Agreement or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Swap Contract does not exceed the principal amount of the Indebtedness to which such Swap Contract relates or (ii) managing fluctuations in the price or cost of raw materials, emission rights, manufactured products or related commodities or (iii) hedging the potential exposure in respect of certain executives and employees options over, or stock appreciation rights in relation to shares of Royal Dutch Shell plc and BASF AG; provided that, in each case, such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries are exposed in the conduct of its business or the management of its liabilities;

(g)           Indebtedness under the Senior Second Lien Debt, any Permanent Financing and the Existing Notes, the Guarantees thereof and any Permitted Refinancing thereof;

(h)           Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition except to the extent the Company or relevant Subsidiary has a liability in respect of such business, asset or subsidiary before (and not created in contemplation of) such disposition;

(i)           Indebtedness under any Treasury Services Agreements;

(j)           any Indebtedness of the Company owing to any of its Subsidiaries incurred in connection with Standard Securitization Undertakings or Receivables Financings which constitute Standard Securitization Undertakings, to the extent permitted and permitted not to be subordinated pursuant to the Intercreditor Agreement, the purchase of accounts receivable and related assets by the Company from any such Subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Securitization Transaction; and

(k)           Indebtedness consisting of obligations of the Company and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and any acquisition, Investment, or Disposition expressly permitted hereunder;

(l)           Indebtedness of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed the greater of (i) $750,000,000 and (ii) 3% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any time outstanding;

(m)           Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit, bank guarantees, bankers acceptances and warehouse receipts for the account of the Company or such Restricted Subsidiary or similar instruments, as the case may be, in order to provide security for workers compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(n)           obligations in respect of, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Subsidiary of the Company in the ordinary course of business;

(o)           (i) the incurrence by the Company or a Restricted Subsidiary of Indebtedness pursuant to the ABF Inventory Facility only and in an aggregate principal amount not to exceed, in the aggregate for all such Indebtedness, $1,500,000,000 and (ii) the incurrence of any Receivables Financing permitted hereunder that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

(p)           Indebtedness of the Company or a Restricted Subsidiary to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company or such Restricted Subsidiary from any such Subsidiary which assets are subsequently conveyed by the Company or such Restricted Subsidiary to a Securitization Entity in a Securitization Transaction;

(q)           Guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by Permitted Joint Ventures or Unrestricted Subsidiaries not to exceed the greater of (i) $250,000,000 in the aggregate and (ii) 1% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any one time outstanding;

(r)           (i) other Indebtedness of the Company or any Guarantor which may be secured by a Lien to the extent permitted under Section 7.01; provided that, (x) both immediately prior to and after giving effect thereto on a Pro Forma Basis, no Default shall exist or result therefrom and (y) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness) for the most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.00 to 1.00 and (ii) any Permitted Refinancings thereof;

(s)           Indebtedness of a Person existing at the time that Person becomes a Restricted Subsidiary or assumed in connection with an acquisition by the Company or a Restricted Subsidiary or Indebtedness attaching to assets acquired in a acquisition, and, in each case, not incurred in connection with or in anticipation of such acquisitions; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such acquired Person and its Subsidiaries; provided further, that on the date of such acquisition and after giving pro forma effect thereto, either (i) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 7.03(r) or (ii) the Consolidated Fixed Charge Coverage Ratio would be greater than or equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to giving pro forma effect to such acquisition, in each case, together with any Permitted Refinancing thereof;

(t)           Indebtedness of the Company or a Restricted Subsidiary (each, a JV Investor) the purpose of which is to finance a Permitted Joint Venture or an investment therein; provided that at all times (i) the creditors under the relevant facility have no direct or indirect recourse to the Company or any Restricted Subsidiary other than such JV Investor and (ii) the only direct or indirect recourse those creditors have to such JV Investor is limited to the proceeds (if any) of dividends received by such JV Investor in respect of such JV Investors investment in that Permitted Joint Venture;

(u)           Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v)           Indebtedness arising from the honoring by a bank or other financial institution of a check or draft or similar instrument drawn against insufficient funds, overdrafts and money market lines in the ordinary course of business.

Notwithstanding the foregoing, Indebtedness incurred by Restricted Subsidiaries of the Company that are not Guarantors under clauses (e), (l), (q), (r) and (s) of this Section 7.03 may not exceed $500,000,000 in the aggregate at any one time outstanding.

Section 7.04.   Fundamental Changes

Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transaction), except that:

(a)           any Restricted Subsidiary (other than a Borrower) may merge or amalgamate  with the Company or one or more Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person or such Restricted Subsidiary shall become a Loan Party under the terms hereunder;

(b)           any Restricted Subsidiary (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Loan Party or become a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively; and

(c)           so long as no Default exists or would result therefrom, the Company or any Borrower may merge, consolidate or amalgamate  with any other Person; provided that (i) the Company or such Borrower, as the case may be, shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Company or such Borrower (any such Person, the Successor Company or the Successor Borrower, as the case may be), (A) the Successor Company or the Successor Borrower, as the case may be, shall be an entity in the same corporate form organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, or, in the case of the Company or a Borrower organized outside the United States, under the laws of such non-United States jurisdiction (or in the case of the Company or a Borrower organized under the Laws of Luxembourg, the Laws of the Netherlands), (B) the Successor Company or the Successor Borrower, as the case may be, shall expressly assume all the obligations of the Company or such Borrower under this Agreement and the other Loan Documents to which the Company or such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Companys obligations or the Successor Borrowers obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Companys obligations or the Successor Borrowers obligations under the Loan Documents, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Companys obligations or the Successor Borrowers obligations under the Loan Documents, (F) after giving effect to such transaction and the use of any proceeds therefrom, the Company would have the ability to incur (i) an additional $1.00 of Indebtedness under Section 7.03(r) or (ii) the Consolidated Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction; and (G) the Company shall have delivered to the Administrative Agent a certificate of a Company Financial Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; providedfurther that if the foregoing are satisfied, the Successor Company or the Successor Borrower, as the case may be, will succeed to, and be substituted for, the Company or such Borrower under this Agreement; providedfurther that neither Millennium Chemicals Inc. nor Millennium Holdings LLC nor any of their respective subsidiaries as of the Closing Date may be merged with or into the Company or any other Restricted Subsidiary (other than Millennium Chemicals Inc., Millennium Holdings LLC or any of their respective subsidiaries).

Section 7.05.   Dispositions

Make any Disposition or enter into any agreement to make any Disposition (other than as part of or in connection with the Transaction), except:

(a)           Dispositions of obsolete, redundant, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Company or any of its Restricted Subsidiaries;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property to the Company or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)           Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f)           Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $250,000,000;

(g)           Dispositions of cash and Cash Equivalents;

(h)           leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Company and the Restricted Subsidiaries;

(i)           transfers of property as a result of Casualty Events;

(j)           Dispositions of property not otherwise permitted under this Section 7.05 the proceeds (net of costs associated with such Disposition) of which do not to exceed $1,000,000,000 in any transaction or series of related transactions in the aggregate; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000, the Company or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided for purposes of this clause (ii) any liabilities (as shown on the Companys most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash, and (iii) the Net Proceeds shall be used to prepay Loans to the extent required by Section 2.05(b)(ii);

(k)           Dispositions listed in Schedule 7.05(k);

(l)           Dispositions of inventory and accounts receivable in connection with Receivables Financings, Securitization Transactions or the Asset Backed Credit Facility;

(m)           any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the management of the Company; and

(n)           Dispositions pursuant to buy-sell arrangements or similar agreements between Lyondell China Holdings Limited of Ningbo ZRCC and Lyondell Chemical Company Ltd;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and (i) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06.   Restricted Payments

Declare or make, directly or indirectly, any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to the Company and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           the Company and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)           the payment of any dividend or consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of a redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of notice;

(d)           any Restricted Payments, either (i) solely in exchange for shares of Qualified Equity Interests of the Company or (ii) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of the Company) or capital contribution received by the Company;

(e)           to the extent constituting Restricted Payments, the Company  and its Restricted Subsidiaries may enter into and consummate the Acquisition and transactions expressly permitted by any provision of Section 7.04;

(f)           cash repurchases of Equity Interests in the Company or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)           beginning on August 1, 2010, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, repurchases by the Company or a Restricted Subsidiary of, or declarations and payments of dividends to a direct or indirect parent of the Company or a Restricted Subsidiary to permit repurchases by such direct or indirect parent of, Equity Interests of the Company or a Restricted Subsidiary or such parent from employees, former employees, directors or former directors of the Company or a Restricted Subsidiary or any of its Subsidiaries (or permitted transferees of such Persons) or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount for all periods not to exceed 2.0% of the capital stock of the Company from time to time at fair market value at the date of such repurchase

(h)           Restricted Payments to any direct or indirect parent company of the Company for legal, audit, tax and other expenses directly relating to the administration of that parent company (or any of its parent companies) including customary compensation payable to that Persons directors and employees, not to exceed 1,500,000 or the equivalent Dollar Amount in any Fiscal Year;

(i)           cash payments in lieu of issuing fractional shares pursuant to the exercise or conversion of any exercisable or convertible securities;

(j)           payments or distributions to dissenting shareholders pursuant to applicable Law in connection with or in contemplation of, any acquisition, merger, amalgamation, consolidation or transfer of assets that complies with Section 7.04;

(k)           payments of dividends on Disqualified Equity Interests issued in accordance with Section 7.03;

(l)           directors fees (including non-executive directors of the Company) or if the Company is a partnership, directors fees of the general partner of the Company, in an amount not to exceed $1,500,000 per year;

(m)           so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, Restricted Payments in respect of sums payable (including payment of fees) pursuant to the Management Agreement in an aggregate amount not to exceed (x) $25,000,000 in respect of any Fiscal Year in which Consolidated EBITDA is less than $6,000,000,000, or (y) $30,000,000 in respect of any Fiscal Year in which Consolidated EBITDA exceeds $6,000,000,000;

(n)           so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby,

(i)     Restricted Payments by the Company in an amount not to exceed (x) prior to Listing, $50,000,000 per annum and $200,000,000 in the aggregate, plus (y) at any time, if, the Applicable Amount Availability Condition shall be met, other Restricted Payments in an aggregate amount pursuant to this clause (n) not to exceed the portion, if any, of the Applicable Amount on the date of such election that the Borrowers Agent elects to apply pursuant to this clause (n), such election to be specified in a written notice of a Company Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied, and

(ii)    following Listing, the payment of dividends on the listed common stock at a rate not to exceed 6% per annum of the net cash proceeds received by the Company in connection with such Listing or any subsequent Listing; provided that if such Listing was of the share capital of a Holding Company of the Company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the share capital of such Holding Company;

(o)           distributions by any Restricted Subsidiary or any joint venture of chemicals to a holder of Equity Interests of such Restricted Subsidiary or joint venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such joint venture or Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arms-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

(p)           payments in the amounts and on the conditions described in the Tax Sharing Agreement.

Section 7.07.   Change in Nature of Business

Engage in any material line of business substantially different from a Permitted Business.

Section 7.08.   Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than:

(a)           reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Company;

(b)           transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries in each case, provided such transactions are not otherwise prohibited hereby;

(c)           any agreement as in effect as of the Closing Date set forth on Schedule 7.08 or any amendment or renewal thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or renewal or replacement agreement is not more disadvantageous to the Lenders (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect than the original agreement;

(d)           Investments of the type described in clauses (b), (c), (d), (h), (k), (n) and (p) of Section 7.02 and Restricted Payments made in compliance with Section 7.06;

(e)           transactions between any of the Company, any of its Subsidiaries and any Securitization Entity in connection with a Securitization Transaction, in each case provided that such transactions are not otherwise prohibited hereby;

(f)           transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case in the ordinary course of business;

(g)           transactions with Permitted Joint Ventures entered into in the ordinary course of business and in a manner consistent with past practice;

(h)           the issuance or sale of any Qualified Equity Interests of the Company or capital contributions received by the Company;

(i)           transactions entered into between or among the Company or any of its Restricted Subsidiaries and any joint venture, or other Affiliate that would otherwise be subject to this covenant solely because the Company or a Restricted Subsidiary owns any Equity Interests of or otherwise controls such person, or other Affiliate engaged in a Permitted Business that is under common control with the Company or such Restricted Subsidiary, on terms that are no less favorable as might reasonably have been obtained at such time from an unaffiliated party or, if no such comparable transaction is available, on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary;

(j)           transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(k)           dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary of the Company or joint venture; and

(l)           transactions (x) involving aggregate payments of consideration equal to or less than $10,000,000 or (y) on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arms length basis by the Company or the relevant Restricted Subsidiary and an unrelated Person or, if no such comparable transaction with a Person who is not an Affiliate is available on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor; provided that (x) the Board of Directors of the Company or the board of directors of the relevant Restricted Subsidiary and the board of directors of the relevant Restricted Subsidiary must approve each transaction with an Affiliate to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25,000,000, such approval to be evidenced by a board resolution that states that the Board of Directors of the Company has determined that the transaction complies with the foregoing provisions and (y) if the Company or any Restricted Subsidiary enters into a transaction with an Affiliate that involves payments or other property with an aggregate fair market value of more than $100,000,000, then prior to the consummation of such transaction, the parties to such transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and deliver the same to the Administrative Agent.

Section 7.09.   Burdensome Agreements

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to any Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which

(i)     (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and as amended or modified; provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification; providedfurther that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.12,

(iii)   represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03,

(iv)   arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition,

(v)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi)   are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing),

(vii)   are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii)         comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(ix)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary,

(x)    are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi)    comprise restrictions imposed by the Senior Second Lien Interim Loan Agreement, any Permanent Financing, any Permitted Refinancing or under any Receivables Financings with terms no less favorable to the Company than those provided for by a Securitization Transaction or Asset Backed Credit Facilities,

(xii)   are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and

(xiii)         are customary restrictions in construction loans, purchase money obligations, Capitalized Leases, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Leases, security agreements or mortgages.

Section 7.10.   Anti-Money Laundering

Each Loan Party will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents are derived from any unlawful activity.

Section 7.11.   Financial Covenants

(a)           First Lien Senior Secured Leverage Ratio.  Permit the First Lien Senior Secured Leverage Ratio as of the last day of any Test Period, beginning with the Test Period ending March 31, 2008, to be greater than 3.75:1.00.

(b)           Consolidated Debt Service Ratio.  Permit the Consolidated Debt Service Ratio as of the last day of any Test Period, beginning with the Test Period ending March 31, 2008, to be less than 1.10:1.00.

(c)           Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures (other than Excluded Capital Expenditures) made in any Fiscal Year to exceed the amount set forth opposite such Fiscal Year below (each such amount, a Scheduled Capital Expenditure Amount):

Fiscal Year	Amount (in millions)

Ending December 31, 2008	$1,250

Ending January 1, 2009 and each Fiscal Year thereafter	$1,000

provided, however, that

(i)     so long as no Default has occurred and is continuing or would result from such expenditure, an amount equal to 50% of any portion of any amount set forth above, if not expended in the Fiscal Year for which it is permitted above, may be carried over for expenditure in the following Fiscal Year (each such amount, a Carry-Forward Amount); provided that if any such amount is so carried over, it will be deemed used in the Fiscal Year after the amount set forth opposite such Fiscal Year above and

(ii)    so long as no Default has occurred and is continuing or would result from such expenditure, if Capital Expenditures (other than Excluded Capital Expenditures) made by the Company and its Restricted Subsidiaries during any Fiscal Year exceed the amount set forth opposite such Fiscal Year above, if any, an amount up to 50% of the Scheduled Capital Expenditures Amount for the next succeeding Fiscal Year (each such amount, a carry-back amount) may be carried back to such prior Fiscal Year and utilized to make Capital Expenditures in such prior fiscal year (it being understood and agreed that (A) no carry-back amount may be carried back beyond the Fiscal Year immediately prior to the Fiscal Year of such Scheduled Capital Expenditure Amount and (B) the portion of the carry-back amount actually utilized in any Fiscal Year shall be deducted from the Scheduled Capital Expenditure Amount in the Fiscal Year from which it was carried back); provided further that, if the Applicable Amount Availability Condition shall be met, the Company and its Restricted Subsidiaries shall be permitted to make Capital Expenditures in an aggregate amount pursuant to Section 7.11(c) not to exceed the portion, if any, of the Applicable Amount on the date of such election that the Company elects to apply this clause, such election to be specified in a written notice of a Company Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied.

Section 7.12.   Accounting Changes

Make any change in its fiscal year; provided, however, that the Company may, upon written notice to the Administrative Agent, change its or any of its Subsidiaries fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Company and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are reasonably necessary to reflect such change in fiscal year.

Section 7.13.   Prepayments, Etc. of Indebtedness

(a)           Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any contractually subordinated Indebtedness (other than ordinary course intercompany Indebtedness and pursuant to the Dividend Distribution Note, so long as treated as a Restricted Payment), the Second Lien Debt, the Existing Notes, any Permitted Financing or any Permitted Refinancing thereof (such Indebtedness, Junior Financing) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the net proceeds of any Indebtedness (net of all Taxes, fees, costs and expenses incurred by the Company and its Restricted Subsidiaries with respect to such incurrence or issuance) (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(l), is permitted pursuant to Section 7.03(l)), in each case to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Qualified Equity Interests of the Company or any direct or indirect parent of the Company, (iii) the prepayment, defeasance or discharge of Indebtedness under any Existing Notes with the proceeds of incurrence of Indebtedness on the Closing Date in connection with the Transactions, (iv) prepayment, defeasance or discharge of  Indebtedness under the 2015 Notes, and (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity an aggregate amount not to exceed (A) $100,000,00 plus (B) if the Applicable Amount Availability Condition shall have been satisfied on a Pro Forma Basis after giving effect to such prepayment, redemption, purchase, defeasance or other payment, with the portion, if any, of the Applicable Amount on the date of such payment that the Borrowers Agent elects to apply to this Section 7.13(a), such election to be specified in a written notice of a Company Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied.

(b)           Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Section 7.14.   Holding Company

The Company shall not, conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of its Subsidiaries, (ii) those incidental to the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Collateral Documents to which it is a party, the Existing Notes (only to the extent that the Company is a party thereto on the Closing Date), the Management Agreement, the Tax Sharing Agreement, the Acquisition Agreement, the Structured Financing and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article VII, (v) any transaction that the Company has entered into on or prior to the Closing Date, (vi) obligations of the Company under European Securitization Transactions in effect on the Closing Date, (vii) performance guarantees made in the ordinary course of business, (viii) non-speculative hedging obligations, (ix) the making of loans or payments to Subsidiaries as permitted hereunder, (x) the provisions of administrative and management services to Subsidiaries of a type customarily provided by a holding company to its subsidiaries and employing employees whose services are required for the operation of the Company and its Subsidiaries and other administrative and management services to holding companies of the Company, and (xi) rights under and liabilities incurred resulting from Taxes or loans being made to it, as the same are permitted hereunder.

ARTICLE VIII.

Events of Default and Remedies

Section 8.01.   Events of Default

Any of the following shall constitute an event of default (an Event of Default), subject to Section 8.02(b):

(a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  Any Borrower fails to perform or observe any term, covenant or agreement contained in Sections 6.03, 6.05 (solely with respect to the Company and the Borrowers), Article VII or Section 10.01; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, or solely with respect to a failure to comply with clauses (a) and (b) of Section 6.01, ten (10) Business Days, after notice thereof by the Administrative Agent to the Company or the Borrowers Agent; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document that is an exhibit to a Loan Document (or any certification by a Company Financial Officer or the Borrowers Agent expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Restricted Subsidiary  (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, Threshold Indebtedness), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)           Insolvency Proceedings, Etc.  Any of the Company, any Borrower or any Material Subsidiary to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings or a third person files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any of the Company, any Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrowers and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy in each case, for the purposes of any Subsidiary domiciled in the United Kingdom, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)           Invalidity of Guaranties.  Any material portion of the Guarantees of the Loans, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its payment Obligations under the Loan Documents; or

(j)           Change of Control.  There occurs or shall exist any Change of Control; or

(k)           Collateral Documents.  Any Collateral Document or the Intercreditor Agreement after delivery thereof pursuant to Section 4.01, 6.12 or 6.14 shall for any reason (other than pursuant to the terms hereof or thereof or solely as a result of acts or omissions of the Administrative Agent or any Lender) ceases to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreement on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.01, except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to (a) maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or (b) file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lenders title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (iii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to any Security Agreement free of Liens other than Liens created by such Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(l)           ERISA.  An ERISA Event or any similar event with respect to a Foreign Plan occurs which, together with all other ERISA Events (or similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Notwithstanding the foregoing, Events of Default under Section 8.01(e) and (h) shall not apply with respect to Millennium Holdings LLC or any Person that is a Subsidiary of Millennium Holdings LLC as of the Closing Date (collectively, the Millennium Holdings Group) if, at the time of determination, (x) the event that would otherwise give rise to such an Event of Default is excluded from the corresponding provision in all other Threshold Indebtedness or would otherwise not give rise to an event of default thereunder in accordance with the terms of such Threshold Indebtedness and (y) the Millennium Holdings Group, taken as a whole, is not a Material Subsidiary.

Section 8.02.   Remedies upon Event of Default

(a)           If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)     declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers Agent;

(iii)   require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(iv)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; and

(v)    by notice to the Dutch Loan Party concerned, require any Dutch Loan Party to give a Guarantee or Lien (in accordance with the Collateral and Guarantee Requirement) in favor of the Secured Parties and/or the Administrative Agent and the Dutch Loan Party must comply with that request;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)           Notwithstanding the foregoing, during the period from the Closing Date until the date that is 90 days after the Closing Date (the Clean-Up Period), a breach of any representation or warranty or a breach of any covenant or an Event of Default which arises solely with respect to Lyondell or any of its Subsidiaries will be deemed not to be a breach of representation or warranty or a breach of covenant or an Event of Default (as the case may be) if, it would have been (if it were not for this provision) a breach of representation or warranty or a breach of covenant or an Event of Default only by reason of circumstances not known to the Company to exist on July 16, 2007 (or if known disclosed to the Administrative Agent on or prior to July 16, 2007) and relating  to Lyondell and its Subsidiaries or any of them if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Event of Default:

(i)    are not the result of any positive action taken by the Company or any of its Subsidiaries (other than Lyondell and its Subsidiaries);

(ii)    the Company notifies the Administrative Agent promptly upon becoming aware of the same; and

(iii)   reasonable efforts are being made to remedy the same;

provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be.

Section 8.03.   Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the payment Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the payment Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the payment Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the payment Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other payment Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the payment Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers as applicable.

Section 8.04.   Right to Cure

(a)           Notwithstanding anything to the contrary contained in Section 8.01(b), in the event of any Default or Event of Default arising solely as a result of failure to comply with the requirements of the covenants set forth in Section 7.11(a) or (b), the Company may obtain the investment of further equity or shareholder debt (provided that the same is fully subordinated pursuant to an intercreditor agreement) into the Company in an aggregate amount sufficient to reduce Consolidated First Lien Senior Secured Debt for the purpose of the financial covenant set forth in Section 7.11(a), or to the extent such investment is applied in prepayment of any of the Facilities, reduce the portion of the Consolidated Interest Expense attributable to such Facility for the purposes of the financial covenant set forth in Section 7.11(b) (but, for the avoidance of doubt, the investment of further equity or shareholder debt shall not increase Consolidated EBITDA and be treated as having no effect for the purposes of calculating any Applicable Rate, the Applicable ECF Percentage, the Applicable Amount or covenant relaxation).  Such investment must be made no more than 10 Business Days after the date on which the relevant Compliance Certificate is required to have been delivered. To the extent that any such equity or shareholder debt is invested in a particular period to enable a test or tests in a previous period to be not breached, that investment shall be deemed to have taken place on the last day of that prior period for the purpose of the financial covenant in Section 7.11(a) or on the first day of such prior period for the purpose of the financial covenant in Section 7.11(b).  No more than four cures shall be permitted during the life of the Facility.

(b)           If on a Pro Forma Basis after giving effect to the investment of equity or shareholder debt pursuant to the preceding clause (a), the Company would have been in compliance with the covenant set forth in Section 7.11(a) and Section 7.11(b) as of the date of the relevant Compliance Certificate, the Default or Event of Default under Section 8.01(b) shall be deemed to have not occurred.

(c)           The Company shall, immediately following an investment of equity or shareholder debt and the repayment of Indebtedness pursuant to Section 8.04(a), deliver to the Administrative Agent a Compliance Certificate demonstrating to the Administrative Agents satisfaction that on a Pro Forma Basis after giving effect to such investment and repayment of Indebtedness that the financial covenants set forth in Sections 7.11(a) and (b) are then complied with.

Section 8.05.   CAM Exchange

On the CAM Exchange Date, (i) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan in which it shall participate as of such date, such Lender shall own an interest equal to such Lenders CAM Percentage in the Designated Obligations under each of the Loans and (ii) simultaneously with the deemed exchange of interests pursuant to clause (i) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Amount, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in U.S. Dollars at the rate otherwise applicable hereunder.  Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 10.07 and each Borrower hereby consents and agrees to the CAM Exchange.  Each  of the Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment).

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01.   Appointment and Authorization of Agents

(a)           Each Lender hereby irrevocably appoints, designates, authorizes and releases from the restrictions on self-dealing (18A of the German Civil Code) each of the Administrative Agent and the Collateral Agent to execute on its behalf and on behalf of the other Secured Parties the Collateral Documents and the Intercreditor Agreement take such action on its and their behalf under the provisions of this Agreement and each other Loan Document and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, and the Administrative Agent and the Collateral Agent each accept such assignment.  Each Lender hereby irrevocably appoints, designates, authorizes and releases from the restrictions on self-dealing (18A of the German Civil Code) the Collateral Agent (the Equistar Restricted Collateral Agent) to execute on its behalf, on behalf of the other Secured Parties, and on behalf of the Equistar Notes Secured Parties security agreements, pledge agreements, mortgages and/or other collateral documents (the Equistar Restricted Collateral Documents) and to take such action on its and their behalf under the provisions of this Agreement and the Equistar Restricted Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or the Equistar Restricted Collateral Documents, together with such powers as are reasonably incidental thereto, and the Equistar Restricted Collateral Agent accepts such assignment. In addition, each Lender hereby irrevocably appoints, designates, authorizes and releases from the restrictions on self-dealing (18A of the German Civil Code) the Collateral Agent (the Restricted Collateral Agent) to execute on its behalf, on behalf of the other Secured Parties, and on behalf of the Arco Notes Secured Parties (as defined in the Security Agreement executed by BIL Acquisition Holdings Limited (the Restricted Security Agreement)) the Restricted Security Agreement and to take such action on its and their behalf under the provisions of this Agreement and the Restricted Security Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or the Restricted Security Agreement, together with such powers as are reasonably incidental thereto, and the Restricted Collateral Agent accepts such assignment.  Notwithstanding any provision to the contrary contained elsewhere herein, in any other Loan Document or any documents related to the Transactions, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document and the Intercreditor Agreement, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Loan Document or any documents related to the Transactions or otherwise exist against the Administrative Agent or the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term agent herein and in the other Loan Documents and the Intercreditor Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term Agent as used in this Article IX and in the definition of Agent-Related Person included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)           Each of the Secured Parties hereby irrevocably appoints, designates and authorizes (under release from restrictions on self-dealing (181 of the German Civil Code)), including under the release from the restrictions on self-dealing (18A of the German Civil Code), the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for and to enter into any Parallel Debt as defined in the Collateral Documents governed by Dutch law) such Secured Party for purposes of executing the Collateral Documents on its own behalf, acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d)           The appointment of the Collateral Agent pursuant to Section 9.01(a) referred to in this Section 9.01 shall be regarded and construed, for the purposes of Italian law, as a mandato con rappresentanza, and accordingly the Collateral Agent shall act as the mandatario con rappresentanza of the Secured Parties and shall be fully entitled to, without limitation:

(i)     exercise in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties all rights, powers and discretion, execute all documents and take all actions which are expressed to be exercised, executed or taken by the Secured Parties under or in connection with any of the Collateral Documents governed by Italian law;

(ii)    execute and perfect, in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties, any amendment agreement, deed of acknowledgement, supplemental deed, confirmation deed or any other document to be executed in connection with or under any Collateral Document governed by Italian law;

(iii)   apply the proceeds of any enforcement and sale under the relevant Collateral Document governed by Italian law in accordance with the terms of the Intercreditor Agreement; and

(iv)   take, in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties, any enforcement action in connection with any Collateral and, in accordance with the enforcement procedures provided for by Italian Law and the provisions of the Loan Documents governed by Italian Law, provided that the Collateral Agent may delegate or authorize any Secured Party to take enforcement actions in compliance with the provisions of the other Loan Documents and the provisions of Italian Law.

Section 9.02.   Delegation of Duties

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings or payments in Euros, such sub-agents as shall be deemed necessary by the Administrative Agent or the Collateral Agent (which such agents may be released from the restrictions set forth in 18A of the German Civil Code), as the case may be, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 9.03.   Liability of Agents

No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document or the transactions contemplated hereby or thereby, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or agreements related to the Transactions or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04.   Reliance by Agents

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message or transmission, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01 or 4.02(a), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05.   Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrowers Agent referring to this Agreement, describing such Default and stating that such notice is a notice of default.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06    Credit Decision; Disclosure of Information by Agents

(a)           Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Affiliates that it (i) possesses (individually or through its Affiliates) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Affiliates, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement and the transactions contemplated thereby, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)           Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Affiliates, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Affiliates, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)     the financial condition, status and capitalization of the Company, the Borrowers and each other Loan Party;

(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document and the transactions contemplated hereby and thereby;

(iii)   determining compliance or non-compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)   the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Affiliates under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document or the transactions contemplated hereby and thereby.

Section 9.07.   Indemnification of Agents

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Persons own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08.   Agents in Their Individual Capacities

Citibank, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their respective Affiliates as though Citibank, N.A. were not the Administrative Agent, the Collateral Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Citibank, N.A. or its Affiliates may receive information regarding the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them.  With respect to its Loans, Citibank, N.A. and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or an L/C Issuer, and the terms Lender and Lenders include Citibank, N.A. in its individual capacity.  Any successor to Citibank, N.A. as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Citibank, N.A. under this paragraph.

Section 9.09.   Successor Agents

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days notice to the Lenders and the Company.  If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Company shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to (and the Administrative Agent or the Collateral Agent shall assign and transfer to its successor) all the claims, rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term Administrative Agent or Collateral Agent shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agents or Collateral Agents appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated.  After the retiring Administrative Agents or the Collateral Agents resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement.  If no successor agent has  accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agents or Collateral Agents notice of resignation, the retiring Administrative Agents or the retiring Collateral Agents resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.12 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agents or Collateral Agents resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10.   Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on a Borrowers Agent or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11.   Collateral and Guaranty Matters

(a)           The Lenders irrevocably agree:

(i)     that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination, or issuance of a back stop letter of credit for, or cash collateralization of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (A) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset and (B) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(ii)   to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(n) and (p);

(iii)   that any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing; and

(iv)   to release any Lien on any pipeline easement and other similar Real Property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document in connection with a Disposition of pipeline easements pursuant to Section 7.05(n) of this Agreement subject to and in accordance with the following:

(A)           the Administrative Agent and Collateral Agent have been furnished evidence satisfactory to them that the swap of assets contemplated in such subpart (n) relating to the release being requested satisfies the requirements of such subpart (n); and

(B)           In connection with such disposition and as a condition to the granting of such release, (I) the Loan Party acquiring the new pipeline easements and other similar Real Property has obtained titled to such Real Property, (II) the Collateral Agent has received a Mortgage duly executed and delivered by such Loan Party with respect to such Real Property, such Mortgage being free of any Liens except as expressly permitted by Section 7.01, and (III) such Loan Party has delivered to the Administrative Agent and the Collateral Agent such existing surveys, existing abstracts, certificates, title documents, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Real Property.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agents or the Collateral Agents authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers expense, execute and deliver to the applicable Loan Party such documents as the Borrowers may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

(b)           (i)           In this clause (b):

(A)           Collateral Agent Claim means any amount which a Loan Party owes to the Collateral Agent under this clause; and

(B)           Secured Party Claim means any amount which a Loan Party owes to a Secured Party under or in connection with the Loan Documents.

(ii)    Unless expressly provided to the contrary in any Loan Document, the Collateral Agent holds:

(A)           any security created by a Collateral Document governed by Luxembourg law;

(B)           the benefit of any Collateral Agent Claims; and

(C)           any proceeds of security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Collateral Agent.

(iii)   The Collateral Agent will separately identify in its records the property rights referred to in paragraph (ii) above.

(iv)   Paragraphs (ii) to (iii) above do not apply to any security created by a Collateral Document governed by Dutch law.

(v)    Each Loan Party must pay the Collateral Agent, as an independent and separate creditor, an amount equal to each Secured Party Claim on its due date.

(vi)   The Collateral Agent may enforce performance of any Collateral Agent Claim in its own name as an independent and separate right.  This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(vii)   Each Secured Party must, at the request of the Collateral Agent, perform any act required in connection with the enforcement of any Collateral Agent Claim.  This includes joining in any proceedings as co-claimant with the Collateral Agent.

(viii)         Unless the Collateral Agent fails to enforce a Collateral Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Collateral Agent.

(ix)    Discharge by a Loan Party of a Secured Party Claim will discharge the corresponding Collateral Agent Claim in the same amount.

(x)    Discharge by a Loan Party of a Collateral Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(xi)    The aggregate amount of the Collateral Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(xii)   A defect affecting a Collateral Agent Claim against a Loan Party will not affect any Secured Party Claim.

(xiii)          A defect affecting a Secured Party Claim against a Loan Party will not affect any Collateral Agent Claim.

(xiv)         Each Collateral Agent Claim is created on the understanding that and provided that the Collateral Agent will:

(A)           share the benefit, including in particular the proceeds of the Collateral Agent Claim, with the other Secured Parties; and

(B)           pay those proceeds to the Secured Parties, in accordance with the Intercreditor Agreement.

(xv)   Each party agrees that the Collateral Agent:

(A)           will be the joint and several creditor (together with the relevant Secured Party) of each and every obligation of each Loan Party towards each Secured Party under this Agreement; and

(B)           will have its own independent right to demand performance by each Loan Party of those obligations.

(xvi)         Discharge by a Loan Party of any obligation owed to the Collateral Agent or another Secured Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(xvii)        Without limiting or affecting the Collateral Agents rights against each Loan Party (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Secured Party (on a several and divided basis) that, subject to the paragraph below, it will not exercise its rights as joint and several creditor with a Secured Party except in accordance with the Intercreditor Agreement.

Nothing in this clause (b) shall in any way limit the Collateral Agents right to act in the protection or preservation of rights under or to enforce any Collateral Document as contemplated by this Agreement and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the above).

(c)           The Collateral Agent may accept, without enquiry, the title (if any) a Loan Party may have to any asset over which security is intended to be created by any Collateral Document.

Section 9.12.   Other Agents; Arrangers and Managers

None of the Persons identified on the facing page or signature pages of this Agreement as a syndication agent, joint bookrunner, transaction coordinator, documentation agent or joint lead arranger (in each case in their capacity as such) shall have any right, power, obligation, liability, responsibility or duty under this Agreement or in connection with any Loan Document or the transactions contemplated thereby.  Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Secured Party.  Each Secured Party acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into the Loan Documents or in taking or not taking action hereunder or thereunder and waives to the fullest extent permitted by Law all claims it may have against the Persons so identified under or in connection with the Loan Documents and the transactions contemplated thereby.

Section 9.13.   Appointment of Supplemental Agents

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution, a Supplemental Agent).

(b)           In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent.  In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14.   Withholding Tax

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Participant for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender or Participant failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender and Participant shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

ARTICLE X.

Miscellaneous

Section 10.01.        Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of each Lender adversely affected thereby (it being understood that a waiver of (or amendment to the terms of ) any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and that any change to the definition of First Lien Senior Secured Leverage Ratio or in the component definitions thereof shall not constitute a reduction or forgiveness of any interest);

(c)           reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of First Lien Senior Secured Leverage Ratio or in the component definitions thereof shall not constitute a reduction or forgiveness of any interest);

(d)           change any provision of this Section 10.01, the definition of Required Lenders, Required Class Lenders or Pro Rata Share or Section 2.12(a), 2.13 or 8.03 without the written consent of each Lender affected thereby;

(e)           release all or substantially all of the Collateral in any transaction or series of related transactions (for the avoidance of doubt no transaction permitted by Section 7.05 as in effect on the Closing Date shall be deemed a release of all or substantially all of the Collateral) without the written consent of each Lender;

(f)           release all or substantially all of the aggregate value of the Guarantees (for the avoidance of doubt no release of Guarantees permitted by the terms of this Agreement as in effect on the Closing Date shall be deemed a release of all or substantially all of the aggregate value of the Guarantees) without the written consent of each Lender;

(g)           change the order of maturity for repayments set forth in Section 2.05(b)(vi) or (b)(vii) without the written consent of each Lender affected thereby;

(h)           amend, modify or waive Section 4.02 (including amendment, modification or waiver of any representation or warranty referenced in Section 4.02(a)) in any manner which would permit a Credit Extension of Revolving Credit Loans after giving effect to such amendment, waiver or modification and would not permit such a Credit Extension before giving effect to such amendment, waiver or modification; in each case without the written consent of the Required Class Lenders with respect to the relevant Revolving Credit Commitments; or

(i)           without the written consent of the Required Class Lenders, adversely affect the rights of a Class in respect of payments or Collateral or Guarantees in a manner different to the effect of such amendment, waiver or consent on any other Class;

and providedfurther that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Tranche A Lenders holding more than 50% of the Tranche A Term Loan Commitments or 50% of the principal amount of any Tranche A Term Loans outstanding, as applicable, in addition to the Lenders required above, affect the rights or duties of such Tranche A Term Lenders (but not the Tranche B Term Lenders) under this Agreement, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Tranche B Term Lenders holding more than 50% of the Tranche B Term Loan Commitments or 50% of the principal amount of any Tranche B Term Loans outstanding in addition to the Lenders required above, affect the rights or duties of such Tranche B Term Lenders (but not the Tranche A Term Lenders) under this Agreement, (v) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (vi) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Loan Parties (and not any other Lender, the Required Lenders or the Required Class Lenders) to exercise any rights under the Fee Letter.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.  Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the applicable Swing Line Lender(s) and the Borrowers so long as the obligations of the Primary Revolving Credit Lenders and, if applicable, the other Swing Line Lender are not affected thereby.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers Agent and the Lenders providing the relevant Replacement U.S. Tranche A Dollar Term Loans, Replacement U.S. Tranche B Dollar Term Loans, Replacement Dutch Tranche A Dollar Term Loans or Replacement German Tranche B Euro Term Loans (as defined below) to permit the refinancing of all outstanding U.S. Tranche A Dollar Term Loans (Refinanced U.S. Tranche A Dollar Term Loans), U.S. Tranche B Dollar Term Loans (Refinanced U.S. Tranche B Dollar Term Loans), Dutch Tranche A Dollar Term Loans (Refinanced Dutch Tranche A Dollar Term Loans) or German Tranche B Euro Term Loans (Refinanced German Tranche B Euro Term Loans), with a U.S. Tranche A Dollar Term Loan tranches denominated in Dollars (Replacement U.S. Tranche A Dollar Term Loans), U.S. Tranche B Dollar Term Loan tranches denominated in Dollars (Replacement U.S. Tranche B Dollar Term Loans), Dutch Tranche A Dollar Term Loan, tranches denominated in Dollars (Replacement Dutch Tranche A Dollar Term Loans) or German Tranche B Euro Term Loan tranches denominated in Euros (Replacement German Tranche B Euro Term Loans), respectively, hereunder; provided that (a) the aggregate principal amount of such Replacement U.S. Tranche A Dollar Term Loans, Replacement U.S. Tranche B Dollar Term Loans, Replacement Dutch Tranche A Dollar Term Loans or Replacement German Tranche B Euro Term Loans shall not exceed the aggregate principal amount of such Refinanced U.S. Tranche A Dollar Term Loans, Refinanced U.S. Tranche B Dollar Term Loans, Refinanced Dutch Tranche A Dollar Term Loans or Refinanced German Tranche B Euro Term Loans, respectively, (b) the Applicable Rate for such Replacement U.S. Tranche A Dollar Term Loans, Replacement U.S. Tranche B Dollar Term Loans, Replacement Dutch Tranche A Dollar Term Loans or Replacement German Tranche B Euro Term Loans shall not be higher than the Applicable Rate for such Refinanced U.S. Tranche A Dollar Term Loans, Refinanced U.S. Tranche B Dollar Term Loans, Refinanced Dutch Tranche A Dollar Term Loans or Refinanced German Tranche B Euro Term Loans respectively, (c) the Weighted Average Life to Maturity of such Replacement U.S. Tranche A Dollar Term Loans, Replacement U.S. Tranche B Dollar Term Loans, Replacement Dutch Tranche A Dollar Term Loans or Replacement German Tranche B Euro Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced U.S. Tranche A Dollar Term Loans, Refinanced U.S. Tranche B Dollar Term Loans, Refinanced Dutch Tranche A Dollar Term Loans or Refinanced German Tranche B Euro Term Loans, respectively, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement U.S. Tranche A Dollar Term Loans, Replacement U.S. Tranche B Dollar Term Loans, Replacement Dutch Tranche A Dollar Term Loans or Replacement German Tranche B Euro Term Loans shall be substantially identical to, or no less favorable to the Lenders providing such Replacement U.S. Tranche A Dollar Term Loans, Replacement U.S. Tranche B Dollar Term Loans, Replacement Dutch Tranche A Dollar Term Loans or Replacement German Tranche B Euro Term Loans than those applicable to such Refinanced U.S. Tranche A Dollar Term Loans, Refinanced U.S. Tranche B Dollar Term Loans, Refinanced Dutch Tranche A Dollar Term Loans or Refinanced German Tranche B Euro Term Loans, respectively, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and may be, together with this Agreement, amended and waived with the consent of the Collateral Agent at the request of the Borrowers Agent without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with the local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02.        Notices and Other Communications; Facsimile Copies

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered  to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     if to the Borrowers Agent or the Administrative Agent, the Collateral Agent, or an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers Agent and the Administrative Agent, the Collateral Agent, or an L/C Issuer or a Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, an L/C Issuer and a Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)           Reliance by Agents and Lenders.  The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.         No Waiver; Cumulative Remedies

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

Section 10.04.        Attorney Costs and Expenses

Each Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable invoiced out-of-pocket costs and expenses and any taxes (other than Taxes indemnification, which is governed by Section 3.01) incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and each Lender for all invoiced out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent and the Collateral Agent).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid promptly after receipt by the Borrowers Agent of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses, taxes or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05.        Indemnification by the Borrowers

Whether or not the transactions contemplated hereby are consummated, the Borrowers shall, jointly and severally, indemnify and hold harmless each Arranger, Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, partners, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the Indemnitees) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the Indemnified Liabilities), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, partner, employee, agent or attorney-in-fact of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Partys directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  This Section 10.05 shall not apply with respect to any Taxes (including Indemnified Taxes or any Other Taxes indemnifiable under Section 3.01) other than Taxes that represent liabilities, obligations, losses, damages, etc. arising from any non-Tax claim.

Section 10.06.        Payments Set Aside

To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07.        Successors and Assigns

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (an Assignee), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraphs (b)(ii) below, any Lender may assign to one or more Assignees, after consultation with (but not the consent of) the Company (provided that no such consultation of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Administrative Agent;

(B)           the applicable L/C Issuer at the time of such assignment (including with respect to assignees with a corporate rating of less than A by S&P and A2 by Moodys, assignees who are not domiciled in a country that is a member state of the Organization for Economic Cooperation and Development and assignments in an amount greater than $25,000,000 (or its Alternative Currency equivalent)), provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent; and

(C)           the Swing Line Lenders; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Primary Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent.

(ii)    Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lenders Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), shall be in a minimum amount of $2,500,000, 2,500,000 or 2,500,000 (in the case of each Revolving Credit Loan) and $1,000,000 or 1,000,000 (in the case of each Term Loan), and shall be in increments of $2,500,000, 2,500,000 or 2,500,000 (in the case of each Revolving Credit Loan) and $1,000,000 or 1,000,000 as applicable (in the case of each Term Loan), in excess thereof unless each of the Company (provided that no such consent of the Company shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing) and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)           all Assignees of Loans to the Company shall qualify as professional market parties within the meaning of the Exemption Regulation dated June 26, 2002 (as amended from time to time) of the Ministry of Finance in The Netherlands, as promulgated in connection with the Dutch Banking Act.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lenders rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, if any,  the relevant Borrower or Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agents Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the Register).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers Agent and any Agent, at any reasonable time and from time to time upon reasonable prior notice.

(e)           Any Lender may at any time, sell participations to any Person (other than a natural Person) (each, a  Participant) in all or a portion of such Lenders rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lenders participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lenders obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lenders rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)-(c) and (e)-(f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender.  Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits (subject to the requirements and limitations) of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c).  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Sections 2.11(c) and 2.13 as though it were a Lender.  Each Lender that sells a participation with respect to a Commitment or Loan to the U.S. Borrower shall, acting solely for this purpose as a non-fiduciary agent of the U.S. Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participants interest in the Commitment and/or Loan (the Participant Register).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)           A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Companys prior written consent (not to be unreasonably withheld or delayed).

(g)           Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment or for any other reason, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after any Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at such Borrowers own expense, a promissory note, substantially in the form of Exhibit C-1, C-2, C-3, C-4, C-5, C-6 or C-7, evidencing the Dutch Tranche A Dollar Term Loans, U.S. Tranche A Dollar Term Loans, U.S. Tranche B Dollar Term Loans, German Tranche B Euro Term Loans, Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.  Notwithstanding anything to the contrary contained herein, any Lender (a Granting Lender) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an SPC) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) unless the grant to the SPC was made with the Companys prior written consent (not to be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder and (iv) the Granting Lender shall keep a register substantially in the form of Participant Register described above of each SPC which has funded all or any part of any Loan that such Lender would have otherwise been obligated to make to the Borrowers pursuant to this Agreement.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)           Notwithstanding anything to the contrary contained herein, without the consent of the Company or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)           Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon thirty (30) days notice to the Company and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Company willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable.  In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the relevant Swing Line Lender, as the case may be, except as expressly provided above.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If a Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Eurocurrency Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(j)           In case of a transfer by way of novation:

(1)           in accordance with Articles 1278-1281 of the French Civil Code, the transferring Lender maintains all its rights and privileges arising under any Collateral Documents governed by French law and any Guarantee under this Agreement for the benefit of the transferee; and

(2)           each party to this Agreement (other than the transferring Lender and the transferee) irrevocably authorizes the Administrative Agent to execute any document evidencing such transfer on its behalf.

Section 10.08.        Confidentiality

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely for purposes of this Agreement and the Transactions contemplated hereby; (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, Information means all information received from the Loan Parties relating to any Loan Party or any Subsidiary or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03.

Section 10.09.        Setoff

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (the Administrative Agent and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Company and the Borrowers, any such notice being waived by the Company and the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.10.        Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the Maximum Rate).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11.   Counterparts

This Agreement and each other Loan Document (where applicable under the relevant laws) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12.  Integration

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter except for any such prior agreements which by the express terms thereof survive the execution of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control unless, in the case of such other Loan Documents governed by any Law other than a state of the United States, such control would result, such other Loan Document being invalid or unenforceable, in which case, the relevant provision of the Loan Document will prevail; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13.  Survival of Representations and Warranties

Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as of the time made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14.  Severability

If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and such other Loan Document shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15.  GOVERNING LAW

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16.        WAIVER OF RIGHT TO TRIAL BY JURY

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17.        Binding Effect

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, the Swing Line Lenders and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable), and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18.        Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the Judgment Currency) other than that in which such sum is denominated in Dollars or an Alternative Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the Collateral Agent may in accordance with normal banking procedures purchase Dollars or the relevant Alternative Currency with the Judgment Currency.  If the amount of Dollars or an Alternative Currency so purchased is less than the sum originally due to the Administrative Agent or the Collateral Agent from the Borrowers in Dollars or the relevant Alternative Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Collateral Agent or the Person to whom such obligation was owing against such loss.  If the amount of Dollars or the relevant Alternative Currency so purchased is greater than the sum originally due to the Administrative Agent or the Collateral Agent in such currency, the Administrative Agent or the Collateral Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19.         Lender Action

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any bankers lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20.        USA Patriot Act

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.21.        Agent for Service of Process

Each Foreign Subsidiary that is a Loan Party agrees that promptly following request by the Administrative Agent it will appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City, and the Loan Parties agree to cause the same to occur.

Section 10.22.        No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arms-length commercial transactions between the Company and the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company and the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Company and the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and their respective Affiliates, and no Agent or Arranger has any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI.

Guaranty

Section 11.01.        The Guaranty

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at Stated Maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, any Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the Guaranteed Obligations).  The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at Stated Maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02.         Obligations Unconditional

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other Guaranty of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)     at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)   the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guaranty of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)   any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)    the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guaranty of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrowers or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guaranty therefor or right of offset with respect thereto.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03.        Reinstatement

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04.        Subrogation; Subordination

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guaranty in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05.        Remedies

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06.        Instrument for the Payment of Money

Each Guarantor hereby acknowledges that the guaranty in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07.        Continuing Guaranty

The guaranty in this Article XI is a continuing guaranty of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08.        General Limitation on Guarantee Obligations

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09.        Release of Guarantors

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a Transferred Guarantor) to a Person or Persons, none of which is a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrowers Agent shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents.

Section 11.10.        Right of Contribution

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantors right of contribution shall be subject to the terms and conditions of Section 11.04.  The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuer, the Swing Line Lenders and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuer, the Swing Line Lenders and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.11.        Certain Dutch Matters

(a)           Any obligation, guaranty or undertaking granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement (including but not limited to this Article XI) or any other Loan Document shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the Prohibition) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly.  For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guaranty and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

(b)           Any amount which may be guaranteed by Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. shall not exceed the amount permitted to be guaranteed or otherwise incurred as Debt (as defined in the 2027 Notes) in accordance with the terms of the 2027 Notes after taking into account all other Debt of all Restricted Subsidiaries (as defined in the 2027 Notes), provided that such limitation on the amount guaranteed shall not operate so as to release Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. from their respective obligations under this Section 11 in excess of such amounts and further provided that upon the refinancing in full of the 2027 Notes, the limitations on guarantees which exist as a result of the provisions of the 2027 Notes shall be automatically removed from the date of such refinancing and, accordingly, this paragraph (b),  restricting it as a Guarantor in this Agreement, shall cease to operate and have any force and effect from the date of such refinancing.  Additionally, the respective obligations of Basell Benelux B.V., Lyondell Chemie International B.V. and Lyondell Chemie Nederland B.V. under this Section 11 shall apply only insofar as required to guaranty the payment obligations of any Loan Party with respect to any proceeds of any Facility or Swing Line Facility directly or indirectly made available by such Loan Party to Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. through intra-group loans or facilities and limited to the amount of such loans or facilities available to Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. as outstanding from time to time.

Section 11.12.        Guaranty Limitations

(a)
 To the extent that the guarantee created hereunder is granted by a Guarantor incorporatedin Germany as a limited liability company (Gesellschaftmit beschrnkter Haftung) (eacha "German GmbH Guarantor") or established in Germany as a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschrnkter Haftung) as general partner (a German GmbH & Co. KG Guarantor, together with any German GmbH Guarantor hereinafter referred to as a German Guarantor) and secures debt other than debt of such German Guarantor itself or any of its Subsidiaries, the fol-lowing shall apply:

(i)
each German Guarantor guarantees the payment of all and any amounts, which correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise passed on to, the relevant German Guarantor or any of its Subsidiaries, to the extent that any such amount is still outstanding at the time the relevant demand is made against such German Guarantor; and

(ii)
each German Guarantor further guarantees the payment of any amount in excess of the amounts payable by the relevant German Guarantor pursuant to paragraph (a)(i) of this Section 11.12, its relevant liability is however limited as follows:

(A)
each Secured Party shall not be entitled to enforce the Guarantee in an amount exceeding the amounts payable under paragraph (a)(i) of this Section 11.12 to the extent that the German Guarantor is able to demonstrate that the further enforcement of the Guarantee exceeding the amounts payable under paragraph (a)(i) of this Section 11.12 has the effect of:

I.
reducing the relevant German Guarantor's or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partners net assets (Nettovermgen) (the "Net Assets") to an amount less than its or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partners stated share capital (Stammkapital); or

II.	(if the Net Assets are already an amount less than the stated share capital) causing such amount to be further reduced,

and thereby affecting the assets required for the obligatory preservation of its stated share capital according to 30, 31 German GmbH-Act (GmbH-Gesetz) (the "GmbH-Act").

(B)
The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to 42 GmbH-Act, 242, 264 of the German Commercial Code (HGB)) in the previous years subject to applicable law, save that:

I.
the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner, registered after the date of this Agreement without the prior written consent of the Administrative Agent shall be deducted from the relevant stated share capital; and

II.	loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded.

(C)
The limitations set out in paragraph (a)(ii) of this Section 11.12 shall only apply if and to the extent that within 15 Business Days following the demand against the relevant German Guarantor under the Guarantee by the Administrative Agent, the managing director(s) on behalf of such German Guarantor have confirmed in writing to the Administrative Agent (x) to what extent the Guarantee is an up-stream or cross-stream guarantee and (y) which amount of such cross-stream and/or up-stream guarantee cannot be enforced (only if exceeding the amounts payable under paragraph (a)(i) of this Section 11.12) as it would cause the Net Assets of such Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital) of such German Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner, would cause such amount to be further reduced (the "Management Determination").

(D)
If the Administrative Agent disagrees with the Management Determination, the Administrative Agent shall be entitled to enforce the Guarantee up to an amount exceeding the amounts payable under paragraph (a)(i) of this Section 11.12 which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (a)(i) of this Section 11.12. In relation to the amount which is disputed, the Administrative Agent and such German Guarantor shall within 35 calendar days (or such longer period as has been agreed between the Company and the Administrative Agent for such purpose) from the date the Administrative Agent has contested the Management Determination request a determination by auditors of international standing and reputation of the amount of the available Net Assets (the "Auditor's Determination"). The amount determined as the available Net Assets in the Auditor's Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor's Determination shall be borne by the Company.

(E)
The limitation set out in paragraph (a)(ii) of this Section 11.12 shall not apply if (x) the German Guarantor and/or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner has filed for insolvency or temporary insolvency proceedings have been commenced and/or (y) the Management Determination is not delivered within the time limit set out in this Section 11.12.

(F)	If:

I.
and to the extent the Guarantee is enforced without regard to the limitation set forth in paragraph (a)(ii) of this Section 11.12 because the Management Determination was not delivered within the relevant time frame; or

II.	the amount of the available Net Assets pursuant to the Auditor's Determination is lower than the amount stated in the Management Determination,

the Lenders shall repay to the relevant German Guarantor upon demand of the relevant German Guarantor the amount exceeding any amount to be paid under paragraph (a)(i) of this Section 11.12 if and to the extent already paid to the Lenders which is necessary to maintain its stated share capital (Stammkapital), calculated as of the date the demand under the Guarantee was made and in accordance with paragraphs (a)(ii) of this Section 11.12, provided such demand is in written form addressed to the Administrative Agent on behalf of the Lenders and is submitted within six months (Ausschlussfrist) after the date the Guarantee is enforced without regard to the limitation set forth in paragraph (a)(ii)(A) of this Section 11.12. If pursuant to the Auditor's Determination the amount of the available Net Assets is higher than set out in the Management Determination the relevant German Guarantor shall pay such amount to the extent not already paid to the Lenders within five Business Days after receipt of the Auditor's Determination.

(G)
If the German Guarantor intends to demonstrate that the enforcement of the Guarantee in an amount exceeding any amount to be paid under paragraph (a)(i) of this Section 11.12 has led to one of the effects referred to in paragraph (a)(ii) of this Section 11.12, then the German Guarantor and, where the German Guarantor is a German GmbH & Co. KG Guarantor, also its general partner shall realise at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is in the opinion of the Administrative Agent significantly lower than their market value if such assets are not necessary for the relevant German Guarantor's or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partners, business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts requested under this paragraph (a)(ii).

(H)
The limitation set out in paragraph (a)(ii) of this Section 11.12 does not affect the right of the Lenders to claim again any outstanding amount at a later point in time if and to the extent that paragraph (a)(ii) of this Section 11.12 would allow this at that later point.

(iii)
Notwithstanding the foregoing the Administrative Agent and the Lenders waive their rights to enforce the Guarantee as set out below to the extent that and as long as such enforcement would be in violation of the prohibition of an intervention threatening the existence of that German Guarantor (Versto gegen das Verbot des existenzvernichtenden Eingriffs).

The limitation and waiver of enforcement of the Guarantee set out in sub-paragraph (iii) of this Section 11.12 shall only apply:

(A)
if and to the extent that within 15 Business Days following the demand against the relevant German Guarantor under the Guarantee by the Administrative Agent, the managing directors on behalf of such German Guarantor have confirmed and proved in writing to the Administrative Agent to what extent the Guarantee cannot be enforced as it would cause a violation of the prohibition of an intervention threatening the existence of that German Guarantor (Verstogegen das Verbot des existenzvernichtenden Eingriffs), (the "Management Determination of an Intervention Threatening the Existence of the German Guarantor"); and

(B)
if the Administrative Agent disagrees with the Management Determination of an Intervention Threatening the Existence of the German Guarantor the proceedings set out in paragraph (a)(ii)(D) of this Section 11.12 shall apply mutatis mutandis.

This sub-paragraph (iii) shall apply mutatis mutandis if the Guarantee is granted by a Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) and secures debt other than debt of such Guarantor itself or any of its Subsidiaries.

(iv)
If the law is changed to the effect that Sections 30 German GmbH-Act is not applicable when a domination agreement (Beherrschungsvertrag) or a profit and loss pooling (Ergebnisabfhrungsvertrag) between the relevant German Guarantor and a borrower/guarantor (the Relevant Borrower/Guarantor) exists (directly, or indirectly through a chain of domination or profit and loss pooling agreements between the Relevant Borrower and its subsidiaries and the German Guarantor) then the limitations provided for in this Section 11.12 shall no longer apply to the extent that the Guarantee covers the obligations of the Relevant Borrower/Guarantor.

(b)
For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of (i) the enforcement of the Guarantee covering obligations owed by any of the respective German Guarantors direct or indirect Subsidiaries or (ii) the enforcement of any claim of any Secured Party against a Borrower (in such capacity) under this Agreement.

Section 11.13.        Guaranty Limitations in Respect of Millennium Chemicals Inc.

Any amount that may be guaranteed by Millennium Chemicals Inc or any of its Subsidiaries, shall not exceed the amount permitted to be Incurred (as defined in the Millennium Indenture) as Funded Debt (as defined in the Millennium Indenture) as more fully set forth in Section 1009 of the Millennium Indenture; provided, however, that upon the refinancing in full of the Millennium Notes, this Section 11.13 shall cease to operate and have any force and effect as of the date of such refinancing.

Section 11.14.        Non-U.S. Guarantee Limitations.

The guarantee under this Agreement by any Loan Parties outside the United States does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Loan Party and, with respect to any Guarantors which accede to this Agreement by way of joinder after the Closing Date, is subject to any limitations set out in the joinder agreement in respect of this Agreement applicable to such Guarantor.

Section 11.15.        Limitation on Guarantee by Additional Guarantors.

(a)           The guarantee of any Person which becomes a Loan Party pursuant to an appropriate joinder agreement in respect of this Agreement that is not a Loan Party domiciled in either the Grand Duchy of Luxembourg or Germany is subject to any limitations relating to that additional Loan Party set out in any such joinder agreement, including (to the extent applicable) certain restrictions under the 2027 Notes and the Millennium Indenture.

(b)           The guarantee of any Person which becomes a Loan Party pursuant to an appropriate joinder agreement in respect of this Agreement that is a Loan Party domiciled in The Netherlands shall be subject to the limitations set out in paragraph (a) of Section 11.11 and (to the extent applicable) certain restrictions under the 2027 Notes, in each case, as set out in such joinder agreement in form and substance satisfactory to the Administrative Agent (acting reasonably).

ARTICLE XII.

Foreign Currency Participations

Section 12.01.        U.S./Dutch Revolving Credit Loans; Intra-Lender Issues.

(a)           Specified Foreign Currency Participations.  Notwithstanding anything to the contrary contained herein, all Revolving Credit Loans that are denominated in the Specified Foreign Currency (each, a Specified Foreign Currency Loan) shall be made solely by the Revolving Credit Lenders (including Citibank, N.A., London Branch) who are not Participating Specified Foreign Currency Lenders (as defined below).  Each Revolving Credit Lender acceptable to Citibank, N.A., London Branch that does not have Specified Foreign Currency Funding Capacity (a Participating Specified Foreign Currency Lender) shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from Citibank, N.A., London Branch, and Citibank, N.A., London Branch shall sell and be deemed to sell to each such Participating Specified Foreign Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a Specified Foreign Currency Participation) in each Revolving Credit Loan which is a Specified Foreign Currency Loan funded by Citibank, N.A., London Branch in an amount equal to such Participating Specified Foreign Currency Lenders Pro Rata Share of the Borrowing that includes such Revolving Credit Loan. Such purchase and sale of a Specified Foreign Currency Participation shall be deemed to occur automatically upon the making of a Specified Foreign Currency Loan by Citibank, N.A., London Branch, without any further notice to any Participating Specified Foreign Currency Lender.  The purchase price payable by each Participating Specified Foreign Currency Lender to Citibank, N.A., London Branch for each Specified Foreign Currency Participation purchased by it from Citibank, N.A., London Branch shall be equal to 100% of the principal amount of such Specified Foreign Currency Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Revolving Credit Loan and (ii) such Participating Specified Foreign Currency Lenders Pro Rata Share), and such purchase price shall be payable by each Participating Specified Foreign Currency Lender to Citibank, N.A., London Branch in accordance with the settlement procedure set forth in Section 12.02 below.  Citibank, N.A., London Branch and the Administrative Agent shall record on their books the amount of the Revolving Credit Loans made by Citibank, N.A., London Branch and each Participating Specified Foreign Currency Lenders Specified Foreign Currency Participation and Funded Specified Foreign Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Specified Foreign Currency Lender pursuant to this Section 12.01.

Section 12.02.        Settlement Procedure for Specified Foreign Currency Participations.

Each Participating Specified Foreign Currency Lenders Specified Foreign Currency Participation in the Specified Foreign Currency Loans shall be in an amount equal to its Pro Rata Share of all such Specified Foreign Currency Loans.  However, in order to facilitate the administration of the Specified Foreign Currency Loans made by Citibank, N.A., London Branch and the Specified Foreign Currency Participations, settlement among Citibank, N.A., London Branch and the Participating Specified Foreign Currency Lenders with regard to the Participating Specified Foreign Currency Lenders Specified Foreign Currency Participations shall take place in accordance with the following provisions:

(i)     Citibank, N.A., London Branch and the Participating Specified Foreign Currency Lenders shall settle (a Specified Foreign Currency Participation Settlement) by payments in respect of the Specified Foreign Currency Participations as follows: so long as any Specified Foreign Currency Loans are outstanding, Specified Foreign Currency Participation Settlements shall be effected upon the request of Citibank, N.A., London Branch through the Administrative Agent on such Business Days as requested by Citibank, N.A., London Branch and as the Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Specified Foreign Currency Lender requesting such Specified Foreign Currency Participation Settlement (each such date on which a Specified Foreign Currency Participation Settlement occurs herein called a Specified Foreign Currency Participation Settlement Date), such notice to be delivered no later than 1:00 p.m. (London, England time) at least one Business Day prior to the requested Specified Foreign Currency Participation Settlement Date; provided that Citibank, N.A., London Branch shall have the option but not the obligation to request a Specified Foreign Currency Participation Settlement Date and, in any event, shall not request a Specified Foreign Currency Participation Settlement Date prior to the occurrence of an Event of Default; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Article VIII (or a rescission has occurred) and (z) the Administrative Agent has actual knowledge of such cure or waiver, all prior to the Administrative Agents giving notice to the Participating Specified Foreign Currency Lenders of the first Specified Foreign Currency Participation Settlement Date under this Agreement, then the Administrative Agent shall not give notice to the Participating Specified Foreign Currency Lenders of a Specified Foreign Currency Participation Settlement Date based upon such cured or waived Event of Default.  If on any Specified Foreign Currency Participation Settlement Date the total principal amount of the Specified Foreign Currency Loans made or deemed made by Citibank, N.A., London Branch during the period ending on (but excluding) such Specified Foreign Currency Participation Settlement Date and commencing on (and including) the immediately preceding Specified Foreign Currency Participation Settlement Date (or the Closing Date in the case of the period ending on the first Specified Foreign Currency Participation Settlement Date) (each such period herein called a Specified Foreign Currency Participation Settlement Period) is greater than the principal amount of Specified Foreign Currency Loans repaid during such Specified Foreign Currency Participation Settlement Period to Citibank, N.A., London Branch, each Participating Specified Foreign Currency Lender shall pay to Citibank, N.A., London Branch (through the Administrative Agent), no later than 12 noon (London, United Kingdom time) on such Specified Foreign Currency Participation Settlement Date, an amount equal to such Participating Specified Foreign Currency Lenders ratable share of the amount of such excess.  If in any Specified Foreign Currency Participation Settlement Period the outstanding principal amount of the Specified Foreign Currency Loans repaid to Citibank, N.A., London Branch in such period exceeds the total principal amount of the Specified Foreign Currency Loans made or deemed made by Citibank, N.A., London Branch during such period, Citibank, N.A., London Branch shall pay to each Participating Specified Foreign Currency Lender (through the Administrative Agent) on such Specified Foreign Currency Participation Settlement Date an amount equal to such Participating Specified Foreign Currency Lenders ratable share of such excess.  Specified Foreign Currency Participation Settlements in respect of Specified Foreign Currency Loans shall be made in the currency in which such Specified Foreign Currency Loan was funded on the Specified Foreign Currency Participation Settlement Date for such Specified Foreign Currency Loans.

(ii)    If any Participating Specified Foreign Currency Lender fails to pay to Citibank, N.A., London Branch on any Specified Foreign Currency Participation Settlement Date the full amount required to be paid by such Participating Specified Foreign Currency Lender to Citibank, N.A., London Branch on such Specified Foreign Currency Participation Settlement Date in respect of such Participating Specified Foreign Currency Lenders Specified Foreign Currency Participation (such Participating Specified Foreign Currency Lenders Specified Foreign Currency Participation Settlement Amount) with Citibank, N.A., London Branch, Citibank, N.A., London Branch shall be entitled to recover such unpaid amount from such Participating Specified Foreign Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Specified Foreign Currency Loans) at the Base Rate plus 2.00% per annum.  Without limiting Citibank, N.A., London Branchs rights to recover from any Participating Specified Foreign Currency Lender any unpaid Specified Foreign Currency Participation Settlement Amount payable by such Participating Specified Foreign Currency Lender to Citibank, N.A., London Branch, the Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Specified Foreign Currency Lender an amount equal to such Participating Specified Foreign Currency Lenders unpaid Specified Foreign Currency Participation Settlement Amount owing to Citibank, N.A., London Branch and apply such withheld amount to the payment of any unpaid Specified Foreign Currency Participation Settlement Amount owing by such Participating Specified Foreign Currency Lender to Citibank, N.A., London Branch.

(iii)    (a) A Participating Specified Foreign Currency Lender which has a Funded Specified Foreign Currency Participation shall be entitled to receive interest on such Funded Specified Foreign Currency Participation to the same extent as if such Specified Foreign Currency Lender was the direct holder of the portion of the Loan in which it purchased a Specified Foreign Currency Participation (it being agreed that, promptly upon the receipt by Citibank, N.A., London Branch or any of its Affiliates of any interest in respect of any Loan in which a Participating Specified Foreign Currency Lender has a Funded Specified Foreign Currency Participation, Citibank, N.A., London Branch will pay or cause to be paid to such Participating Specified Foreign Currency Lender its ratable share of such interest in immediately available funds) and (b) for purposes of determining the Lenders comprising the Required Lenders from and after the termination of the Revolving Credit Commitments, (i) the Revolving Credit Exposure of a Lender that is a Participating Specified Foreign Currency Lender shall be deemed to include the amount of the sum of each Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender and (ii) the amount of the Revolving Credit Exposure of Citibank, N.A., London Branch and its affiliates shall be reduced by an amount equal to the sum of each Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender.

Section 12.03.        Obligations Irrevocable.

The obligations of each Participating Specified Foreign Currency Lender to purchase from Citibank, N.A., London Branch a participation in each Specified Foreign Currency Loan made by Citibank, N.A., London Branch and to make payments to Citibank, N.A., London Branch with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i)     any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Loans, against any Loan Party;

(ii)    the existence of any claim, setoff, defense or other right which the any Loan Party may have at any time against the Administrative Agent, any Participating Specified Foreign Currency Lender, or any other Person, whether in connection with this Agreement, any Specified Foreign Currency Loans, the transactions contemplated herein or any unrelated transactions;

(iii)   any application or misapplication of any proceeds of any Specified Foreign Currency Loans;

(iv)   the surrender or impairment of any security for any Specified Foreign Currency Loans;

(v)    the occurrence of any Default or Event of Default;

(vi)   the commencement or pendency of any events specified in Section 8.01(f) or (g), in respect of any Loan Party or any Restricted Subsidiaries; or

(vii)          the failure to satisfy the applicable conditions precedent set forth in Article IV.

Section 12.04.        Recovery or Avoidance of Payments.

In the event any payment by or on behalf of any Borrower or any other Loan Party received by the Administrative Agent with respect to any Specified Foreign Currency Loan made by Citibank, N.A., London Branch is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any insolvency proceeding or due to any mistake of law or fact, each Participating Specified Foreign Currency Lender shall, upon written demand by the Administrative Agent, pay to Citibank, N.A., London Branch (through the Administrative Agent) such Participating Specified Foreign Currency Lenders Pro Rata Share of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by Citibank, N.A., London Branch or the Administrative Agent upon the amount required to be repaid by it.

Section 12.05.        Indemnification by Lenders.

Each Participating Specified Foreign Currency Lender agrees to indemnify Citibank, N.A., London Branch (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Citibank, N.A., London Branch in any way relating to or arising out of any Specified Foreign Currency Loans or any action taken or omitted by Citibank, N.A., London Branch in connection therewith; provided that no Participating Specified Foreign Currency Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of Citibank, N.A., London Branch (as determined by a court of competent jurisdiction in a final non-appealable judgment).  Without limiting the foregoing, each Participating Specified Foreign Currency Lender agrees to reimburse Citibank, N.A., London Branch promptly upon demand for such Participating Specified Foreign Currency Lenders ratable share of any costs or expenses payable by the Borrowers to Citibank, N.A., London Branch in respect of the Specified Foreign Currency Loans to the extent that Citibank, N.A., London Branch is not promptly reimbursed for such costs and expenses by the Borrowers.  The agreement contained in this Section 12.05 shall survive payment in full of all Specified Foreign Currency Loans.

Section 12.06.        Specified Foreign Currency Loan Participation Fee.

In consideration for each Participating Specified Foreign Currency Lenders participation in the Specified Foreign Currency Loans made by Citibank, N.A., London Branch, Citibank, N.A., London Branch agrees to pay to the Administrative Agent for the account of each Participating Specified Foreign Currency Lender, as and when Citibank, N.A., London Branch receives payment of interest on its Specified Foreign Currency Loans, a fee (the Specified Foreign Currency Participation Fee) at a rate per annum equal to the Applicable Rate on such Specified Foreign Currency Loans minus 0.25% on the unfunded Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender in such Specified Foreign Currency Loans of Citibank, N.A., London Branch.  The Specified Foreign Currency Participation Fee in respect of any unfunded Specified Foreign Currency Participation in a Specified Foreign Currency Loan shall be payable to the Administrative Agent in the currency in which the respective Specified Foreign Currency Loan was funded when interest on such Specified Foreign Currency Loan is received by Citibank, N.A., London Branch.  If Citibank, N.A., London Branch does not receive payment in full of such interest, the Specified Foreign Currency Participation Fee in respect of the unfunded Specified Foreign Currency Participation in such Specified Foreign Currency Loans shall be reduced proportionately.  Any amounts payable under this Section 12.06 by the Administrative Agent to the Participating Specified Foreign Currency Lenders shall be paid in the currency in which the respective Specified Foreign Currency Loan was funded (or, if different, the currency in which such interest payments are actually received).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BASELL AF S.C.A., as the Company

By:	/s/ Bruce Dresbach
Name: Bruce Dresbach
Title: Authorized Representative

BIL ACQUISITION HOLDINGS LIMITED (to be merged with LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extension), as the U.S. Borrower

By:	/s/ Bruce Dresbach
Name: Bruce Dresbach
Title: Authorized Representative

BASELL FINANCE COMPANY B.V. BASELL HOLDINGS B.V., as Dutch Borrowers

By:	/s/ Francesco Svelto
Name: Francesco Svelto
Title: Authorized Representative

BASELL GERMANY HOLDINGS GmbH, as the
German Borrower

By:	/s/ Bruce Dresbach
Name: Bruce Dresbach
Title: Authorized Representative

SUBSIDIARY GUARANTORS

HOUSTON REFINING LP
LYONDELL CHEMICAL PRODUCTS EUROPE LLC
LYONDELL CHEMICAL TECHNOLOGY 1 INC.
LYONDELL CHEMICAL TECHNOLOGY, L.P.
LYONDELL CHIMIE FRANCE LLC
LYONDELL EUROPE HOLDINGS INC.
LYONDELL LP3 PARTNERS, LP
LYONDELL PETROCHEMICAL L.P. INC.
LYONDELL REFINING I LLC
EQUISTAR CHEMICALS, LP
MILLENNIUM PETROCHEMICALS INC.
MILLENNIUM SPECIALTY CHEMICALS INC.
LYONDELL REFINING COMPANY LLC
LYONDELL HOUSTON REFINERY INC.
LYONDELL CHEMICAL NEDERLAND, LTD.
LYONDELL-EQUISTAR HOLDINGS PARTNERS
LYONDELL (PELICAN) PETROCHEMICAL L.P.1, INC.
LYONDELL LP4 INC.
LYONDELL LP3 GP, LLC
MILLENNIUM PETROCHEMICALS PARTNERS, LP
MILLENNIUM US OP CO LLC
MILLENNIUM AMERICA INC.
MILLENNIUM AMERICA HOLDINGS INC.
MILLENNIUM WORLDWIDE HOLDINGS I INC.
MILLENNIUM CHEMICALS INC.
MILLENNIUM PETROCHEMICALS GP LLC

(CONTINUED FROM PREVIOUS PAGE) LYONDELL CHEMICAL TECHNOLOGY MANAGEMENT, INC., as Guarantors

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

BASELL ASIA PACIFIC LIMITED
BASELL BAYREUTH CHEMIE GMBH
BASELL CANADA INC.
BASELL FINANCE USA INC.
BASELL FUNDING S.A.R.L.
BASELL NORTH AMERICA INC.
BASELL POLYOLEFINE GMBH
BASELL USA INC.
LBI ACQUISITION LLC
LBIH LLC
LYONDELLBASELL FINANCE COMPANY
BASELL AF S.C.A.
LYONDELLBASELL NETHERLANDS HOLDINGS B.V.,
as Guarantors

By:	/s/ Bruce Dresbach
Name: Bruce Dresbach
Title: Authorized Representative

BASELL AF S.C.A.
BASELL EUROPE HOLDINGS B.V.
BASELL FINANCE & TRADING COMPANY B.V.
BASELL FINANCE COMPANY B.V.
BASELL GERMANY HOLDINGS GMBH
BASELL HOLDINGS B.V.
BASELL INTERNATIONAL HOLDINGS B.V.
BASELL POLYOLEFINS UK LIMITED
BASELL SALES & MARKETING COMPANY B.V.
BASELL UK HOLDINGS LIMITED
NELL ACQUISITION (US) LLC,
as Guarantors

By:	/s/ Francesco Svelto
Name: Francesco Svelto
Title: Authorized Representative

Acknowledged and Agreed: LYONDELL CHEMICAL COMPANY

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and as a Lender

By:	/s/ Edward Cook
Name: Edward Cook
Title: Vice President

CITIBANK, N.A., LONDON BRANCH, as Swing Line Lender and as a Lender

By:	/s/ [not legible]
Name: [not legible]
Title: Vice President

GOLDMAN SACHS CREDIT PARTNERS, L.P., as Syndication Agent and as a Lender

By:	/s/ Michael Narsh
Name: Michael Narsh
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Documentation Agent

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

MERRILL LYNCH CAPITAL CORPORATION, as Lender

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: VP

MERRILL LYNCH INTERNATIONAL BANK LIMITED, LONDON BRANCH, as Lender

By:	/s/ [not legible]
Name: [not legible]
Title:

ABN AMRO INCORPORATED, as Joint Lead Arranger and Documentation Agent

By:	/s/ David Kanter
Name: David Kanter
Title: Managing Director

ABN AMRO BANK, N.V., as L/C Issuer and as a Lender

By:	/s/ Erwin deJong / [not legible]
Name: Erwin deJong / [not legible]
Title: Executive Director / Assistant Director

UBS SECURITIES LLC, as Joint Lead Arranger and as Documentation Agent

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

UBS Loan Finance LLC, as Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

SCHEDULE 1.01A

COMMITMENTS

Dutch Tranche A Dollar Term Commitment

Lender	Amount
CITIBANK N.A.	$100,000,000
GOLDMAN SACHS CREDIT PARTNERS L.P.	$100,000,000
MERRILL LYNCH CAPITAL CORPORATION	$100,000,000
ABN AMRO BANK N.V.	$100,000,000
UBS LOAN FINANCE LLC	$100,000,000
TOTAL	$500,000,000

German Tranche B Euro Term Commitment

Lender	Amount
CITIBANK N.A., LONDON BRANCH	€ 260,000,000
GOLDMAN SACHS CREDIT PARTNERS L.P.	€ 260,000,000
MERRILL LYNCH INTERNATIONAL BANK LIMITED, LONDON BRANCH	€ 260,000,000
ABN AMRO BANK N.V.	€ 260,000,000
UBS AG, STAMFORD BRANCH	€ 260,000,000
TOTAL	€ 1,300,000,000

U.S. Tranche A Dollar Term Commitment

Lender	Amount
CITIBANK N.A.	$300,000,000
GOLDMAN SACHS CREDIT PARTNERS L.P.	$300,000,000
MERRILL LYNCH CAPITAL CORPORATION	$300,000,000
ABN AMRO BANK N.V.	$300,000,000
UBS LOAN FINANCE LLC	$300,000,000
TOTAL	$1,500,000,000

U.S. Tranche B Dollar Term Commitment

Lender	Amount
CITIBANK N.A.	$1,510,00,000
GOLDMAN SACHS CREDIT PARTNERS L.P.	$1,510,00,000
MERRILL LYNCH CAPITAL CORPORATION	$1,510,00,000
ABN AMRO BANK N.V.	$1,510,00,000
UBS LOAN FINANCE LLC	$1,510,00,000
TOTAL	$7,550,000,000

Primary Revolving Credit Commitment

Lender	Amount
CITIBANK N.A.	$160,000,000
GOLDMAN SACHS CREDIT PARTNERS L.P.	$160,000,000
MERRILL LYNCH CAPITAL CORPORATION	$160,000,000
ABN AMRO BANK N.V.	$160,000,000
UBS LOAN FINANCE LLC	$160,000,000
TOTAL	$800,000,000

Dutch Revolving Credit Commitment

Lender	Amount
CITIBANK N.A.	$40,000,000
GOLDMAN SACHS CREDIT PARTNERS L.P.	$40,000,000
MERRILL LYNCH CAPITAL CORPORATION	$40,000,000
ABN AMRO BANK N.V.	$40,000,000
UBS LOAN FINANCE LLC	$40,000,000
TOTAL	$200,000,000

SCHEDULE 1.01B

UNRESTRICTED SUBSIDIARIES

None.

SCHEDULE 1.01F

MORTGAGED PROPERTIES

Real Property - Domestic

Entity of Record	Address
Lyondell Chemical Company	Bayport Choate Plant, 10801 Choate Road, Pasadena, Texas 77507
Lyondell Chemical Company	Channelview Chemical Complex (South) 2502 Sheldon Road, Channelview, Texas 77530
Equistar Chemicals, LP	Bayport Underwood Plant, 5761 Underwood Drive, Pasadena, Texas 77507
Equistar Chemicals, LP	Equistar Chemicals (North) 8280 Sheldon Road, Channelview, Texas 77530
Equistar Chemicals, LP	12 miles south of Alvin on FM 2917, Alvin, Texas 77512
Equistar Chemicals, LP	3400 Anamosa Road, Clinton, Iowa 52732
Equistar Chemicals, LP	1501 McKinzie Road, Corpus Christi, Texas 78410
Equistar Chemicals, LP	1515 Miller Cut-Off Road, La Porte, Texas 77571
Equistar Chemicals, LP	US Highway 60, 13 miles south of Bay City, Bay City, Texas 77414
Equistar Chemicals, LP	8805 N. Tabler Road, Morris, Illinois 60450
Equistar Chemicals, LP	Old Bloomington Highway, Victoria, Texas 77902
Equistar Chemicals, LP	11530 Northlake Drive, Cincinnati, Ohio 45249
Houston Refining LP	12000 Lawndale, Houston, Texas 77017
Basell USA Inc.	Jackson Plant, 1035 Bendix Drive, Jackson, Madison County, TN 38301
Basell USA Inc.	Bayport Plant, 12001 Bay Area Blvd., Pasadena, TX 77507
Basell USA Inc.	Lake Charles Plant, 14101 Highway 108 South, Westlake, Louisiana 70669
Basell USA Inc.	Section 23, Township 10 South, Range 12 West, Vinton, Calcasieu Parish, Louisiana
Basell USA Inc.	340 Meadow Road Edison, NJ 08817

Real Property - International

Basell Polyolefins UK Limited	Mount Farm Industrial Estate on the North East Side of Saxon Street, Bletchley, UK
Basell Polyolefins UK Limited	Land and Buildings Lying to the South of Manchester Road, Carrington, UK
Basell Polyolefine GmbH	Brühler Str. 60, 50389 Wesseling, Germany
Basell Bayreuth Chemie GmbH	Bindlacher Str., Bayreuth, Germany

Easement Instruments

All rights, titles and interests created or evidenced by the instruments, writings and understandings referenced on Exhibit I to this Schedule 1.01F (attached).

Exhibit 1

System File ID	County	Grantor	Grantee	Recording Information	Notes On Agreement
21-NU-002	Nueces County, TX	Annie Blake Morgan Head	Oxy Petrochemicals, Inc.	v2207/p495	A right of way for (4) pipelines only, not more than 12". Grantor to pay taxes levied on pipeline and any other attributed to pipeline.
21-NU-002	Nueces County, TX	City of Corpus	Oxy Petrochemicals, Inc.	v2207/p466	Lots 65-85, A.B. & M Svy 413, A553.
21-NU-002X	Nueces County, TX	City of Corpus Christi	Oxy Petrochemicals, Inc.	None	A road crossing for (1) 8" pipeline with 60" of cover. McKinzie Rd..
21-NU-003	Nueces County, TX	Jerry McCulloch, Jr. and wife Donna F. McCulloch	Oxy Petrochemicals, Inc.	v2227/762	A 30' wide right of way with 60" cover. Ratified on 12/06/90 by Roy J. Pickens and Laura Pickens.
21-NU-004	Nueces County, TX	Donald Ray Peel and Alice Faye Peel	Oxy Petrochemicals, Inc.	v2227/p766	A right of way with 60" of cover. Ratified on 03/25/91 by Alece Marston Brooks, recorded at v2244/p496.
21-NU-005	Nueces County, TX	Jacqueline Beth Jamison	Oxy Petrochemicals, Inc.	v2227/p770	A 30' wide right of way with 60" of cover
21-NU-006	Nueces County, TX	Wayne Thomas Whitaker and Joan M. Whitaker	Oxy Petrochemicals, Inc.	v2227/p774	A 30' wide right of way with 60" of cover. Lot 8, Block 19; replat of Highway Village Subdivision Section 3.
21-NU-007	Nueces County, TX	Miles R. Stanley and wife Debra A. Stanley	Oxy Petrochemicals, Inc.	v2227/p778	A 30' wide right of way with 60" of cover. Lot 9, Block 19, Replats, Highway Village Subdivision, Section 3.
21-NU-008	Nueces County, TX	Grimes B. Archer and wife Jeanette Archer	Oxy Petrochemicals, Inc.	v2227/p782	A 30' wide right of way with 60" of cover. Lot 10, Block 19; Highway Village Subdivision Section 3.
21-NU-009	Nueces County, TX	Emilio Gonzales and wife Elva Gonzales	Oxy Petrochemicals, Inc.	v2217/p377	A 30' wide right of way with 60" of cover. Lots 11,12, 13, Block 19; Replats Highway Village Subdivision Section 3.
21-NU-010	Nueces County, TX	Joe Marroquin and wife Lucia Marroquin	Oxy Petrochemicals, Inc.	v2227/p786	A 30' wide right of way. Lots 14, 15, Block 19; Replat Highway Village subdivision, Section 3.
21-NU-011	Nueces County, TX	James Everett Russell and wife Mary Veta Russell and Evelyn P. Russell	Oxy Petrochemicals, Inc.	v2227/p790	A 30' wide right of way with 60" of cover. Tract No. 2, Block 19 Highway Village Subdivision, Section 3.
21-NU-012	Nueces County, TX	Arnold M. Adams and Catherine A. Adams	Oxy Petrochemicals, Inc.	v2227/p803	A 30' wide right of way with 60" of cover. Lot 16, Block 19 Highway Village Subdivision, Section 3.
21-NU-012X	Nueces County, TX	City of Corpus Christi	Oxy Petrochemicals, Inc.	None	Easement crossing Turkey Creek with (1) 8" pipeline. Original documents in 21-NU-2X.
21-NU-013	Nueces County, TX	Hardy Family Trust of San Diego, CA	Oxy Petrochemicals, Inc.	v2227/p807	A 30' wide right of way with 60" of cover. Lot 5, Block 7 Highway Village Subdivision Section 2.
21-NU-014X	Nueces County, TX	City of Corpus Christi	Oxy Petrochemicals, Inc.	None	Easement crossing Leopard Street with (1) 8" pipeline with 60" of cover. Original documents in 21-NU-002X.
21-NU-015	Nueces County, TX	Maurine Manshiem, widow; Diane Maurine Speed and Daniel Manshiem	Oxy Petrochemicals, Inc.	v2227/p811	A 30' wide right of way for pipelines. Ratified on 05/08/90 by Jesse Laing and Elaine Laing.
21-NU-015.1	Nueces County, TX	Jesse Laing and wife Elaine Laing	Oxy Petrochemicals, Inc.	v2227/p817	A 30' wide right of way for pipelines.
21-NU-016	Nueces County, TX	Raul Adame and wife Lydia Adame	Oxy Petrochemicals, Inc.	v2227/p845	A 30' wide right of way. Lot 5, Block 6 Highway Village Subdivision, Section 1.
21-NU-017	Nueces County, TX	Jeff Scott, Jr.	Oxy Petrochemicals, Inc.	v2227/p849	A 30' wide right of way. Lot 6, Block 6 Highway Village Subdivision Section 1.
21-NU-018	Nueces County, TX	Jack O. Ganders and wife Barbara E. Ganders	Oxy Petrochemicals, Inc.	v2227/p853	A 30' wide right of way. Lot 7, Block 6 Highway Village Subdivision Section 1.
21-NU-019	Nueces County, TX	Dana S. Green and wife Leonora A. Green	Oxy Petrochemicals, Inc.	v2227/p857	Lot 8, Block 6 Highway Village Subdivision, Section 1. Ratified on 08/15/90 by Lydia L. Adame.
21-NU-020	Nueces County, TX	Janet R. Brownlee	Oxy Petrochemicals, Inc.	v2227/p862	A 30' wide right of way. Lot 9, Block 6 Highway Village Subdivision, Section 1.
21-NU-021	Nueces County, TX	Jose T. Chaves	Oxy Petrochemicals, Inc.	v2227/p866	A 30' wide right of way with 60" of cover.
21-NU-022	Nueces County, TX	Juan DeLeon Vallejo and Emeteria V.Vallejo	Oxy Petrochemicals, Inc.	v2227/p870	A 30' wide right of way. Lot 11, 12, Block 6, Highway Village Subdivision, Section 1
21-NU-023	Nueces County, TX	Irene Garcia	Oxy Petrochemicals, Inc.	v2227/p874	A 30' wide right of way with 60" of cover. Lot 13, Block 6, Highway Village Subdivision Section 1.
21-NU-024	Nueces County, TX	Anthony F. Constant	Oxy Petrochemicals, Inc.	v2227/p878	A 30' wide right of way. Lot 14, Block 6 Highway Village Subdivision, Section 1.
21-NU-025	Nueces County, TX	Ruben Rocha Cantu	Oxy Petrochemicals, Inc.	v2227/p882	A 30' wide right of way with 60" of cover. Lot 15, Block 6, Highway Village Subdivision, Section 1.
21-NU-025	Nueces County, TX	Eva T. Cantu	Oxy Petrochemicals, Inc.	v2227/p886	A 30' wide right of way with 60" of cover. Lot 15, Block 6, Highway Village Subdivision, Section 1.
21-NU-026	Nueces County, TX	Henry Carranza and wife Oralia Carranza	Oxy Petrochemicals, Inc.	v2227/p890	A 30' wide right of way with 60" of cover. Lot 16, Block 6, Highway Village Subdivision, Section 1.
21-NU-027	Nueces County, TX	Robert F. Johnson	Oxy Petrochemicals, Inc.	v2227/p894	A 30' wide right of way with 60" of cover. Lot 17, Block 6, Highway Village Subdivision, Section 1.
21-NU-028	Nueces County, TX	Imogene E. Walker	Oxy Petrochemicals, Inc.	v2227/p898	A 30' wide right of way with 60" of cover. Lot 18, Block 6 Highway Village Subdivision, Section 1.
21-NU-029	Nueces County, TX	Conrado Villanueva and wife Maria G. Villanueva	Oxy Petrochemicals, Inc.	v2227/p902	A 30' wide right of way with 60" of cover. Lot 19, Block 6, Highway Village Subdivision, Section 1.
21-NU-030	Nueces County, TX	Juan Salazar and wife Rebecca Salazar	Oxy Petrochemicals, Inc.	v2227/p821	A 30' wide right of way with 60" of cover. Lot 10, Block 6, Highway Village Subdivision, Section 1.
21-NU-031	Nueces County, TX	Bobby L. Byrd and wife Sarah M. Byrd	Oxy Petrochemicals, Inc.	v2227/p825	A 30' wide right of way with 60" of cover. Lot 11, Block 6, Highway Village Subdivision, Section 1.
21-NU-032	Nueces County, TX	Charles McKinzie and William McKinzie, Jr., Tenant	Oxy Petrochemicals, Inc.	v2227/p829	A 30' wide right of way with 60" of cover. 35.26 acres in Beatty Seale and Forwood Survey A-571 as tract 3. 20" pipe limitations. No above ground facilities.
21-NU-032.1	Nueces County, TX	Charles McKinzie	Oxy Petrochemicals, Inc.	v2227/p838
A 3.6 acre tract of land out of 24.12 acres and a 1.68 acre tract of land out of 10.452 acres as described in v1450/p517.  Surface rights only, no mineral or royalties.  Reserves a 30' wide easement on northern boundary of said tract.

21-NU-032X	Nueces County, TX	City of Corpus Christi	Oxy Petrochemicals, Inc.	None	Easement to cross Up River Rd.. Original documents in file 21-NU-002X.
21-NU-032XX	Nueces County, TX	Texas Department of Transportation	Oxy Petrochemicals, Inc.	None	Permit No. 7439 across I-37.
21-NU-033	Nueces County, TX	Koch Refining Company	Oxy Petrochemicals, Inc.	v2227/p906
A 30' wide right of way with 60" of cover.  30.43 acres out of McKenzie 143.73 lying west of Carbon Plant Rd. and North of McKenzie.  Permit No. 7439.  Ownership: Flint Hill Resources, C/O Chris Meitler, 4111 East 37th Street North, Wichita, KS, 67220.

21-NU-033X	Nueces County, TX	Nueces County	Oxy Petrochemical Pipeline Company	v21/p345	A right of way for (1) 8" pipeline crossing McKinzie Lane.
21-NU-034	Nueces County, TX	Betty Jane Grant Armstrong and Douglas W. Grant, Jr.	Oxy Petrochemicals, Inc.	v2227/p912	A 30' wide right of way with 60" of cover. 34.66 acre tract in Beatty Seale and Forwood Survey as parcel 1. No above ground facilities.
21-NU-035	Nueces County, TX	City of Corpus Christi	Oxy Petrochemicals, Inc.	None	A revocable right of way 30' in width for (1) 8" pipeline. 5284' across Sid Allison Water Treatment Plant.
21-NU-036	Nueces County, TX	Corps of Engineers	Oxy Petrochemicals, Inc.	None	Directional drill application for ground permit, No. 14114 (01)/148 across the Nueces River. Note in file says "as built" to be sent.
21-SP-001	San Patricio County, TX	O. S. Wyatt, Jr.	Oxy Petrochemicals, Inc.	406233	(2) pipelines across 172.2 acre in the John Smith Survey, A-234.
21-SP-002	San Patricio County, TX	Thomas Drought, Trustee of Kathleen L. Drought deceased, Thomas Drought individually, Anna D. W	Oxy Petrochemicals, Inc.	395345	A 30' wide right of way for (1) 6" and (1) 8" pipeline.
21-SP-003	San Patricio County, TX	Elida L. Pena	Oxy Petrochemicals, Inc.	393745	A 30' wide right of way with 36" of cover.
21-SP-004	San Patricio County, TX	Roy & Larue Morris by Larue Morris, Attorney in fact and Roy Morris by Patricia Morris Sorenson, ATT	Oxy Petrochemicals, Inc.	394937	A 30' wide right of way with 36" of cover.
21-SP-004X	San Patricio County, TX	Missouri Pacific Railroad Company (UPRR)	Oxy Petrochemical Pipeline Company	None	A right of way for (1) ethylene pipeline. Audit No. 151807, Folder No. 94515. MP 136.12. Crossing near Viola, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
21-SP-005	San Patricio County, TX	Griffith and Associates	Oxy Petrochemicals, Inc.	394316	A 30' wide right of way with 36" of cover.
21-SP-005	San Patricio County, TX	Griffith and Associates	Oxy Petrochemicals, Inc.	394315	A 50' by 50' surface site out of 3413.03 acres, more or less, for communications tower.
21-SP-006	San Patricio County, TX	Charles H. Mayo and wife Mabel Jo Mayo	Oxy Petrochemicals, Inc.	393746	A 30' wide right of way with 36" of cover.
21-SP-007	San Patricio County, TX	Douglas Ray Hart et ux Marilyn C. Hart	Oxy Petrochemicals, Inc.	395047	A 30' wide right of way with 36" of cover.
21-SP-008	San Patricio County, TX	Ulus E. Ray and Rolar E. Ray	Oxy Petrochemicals, Inc.	393748	A 30' wide right of way for (1) 6" and (1) 8" pipeline with 36" of cover.
21-SP-008A	San Patricio County, TX	San Patricio County Drainage District	Oxy Petrochemicals, Inc.	None	Permit for an 8" pipeline crossing 4 canals/ditches.
21-SP-009	San Patricio County, TX	Winnie Jo Vickers, individually and as executrix of the Estate of Cecil Vickers	Oxy Petrochemicals, Inc.	394747	A 30' wide right of way for (1) 6" and (1) 8" pipeline.
21-SP-010	San Patricio County, TX	Stanley Webb III and Loretta Webb	Oxy Petrochemicals, Inc.	396243	A 30' wide right of way. This easement supercedes and replaces easement dated 07/23/90 recorded at 393749.
21-SP-010X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	v35/p433	A right of way for an 8" pipeline across CR 59.
21-SP-011	San Patricio County, TX	Loretta Webb	Oxy Petrochemicals, Inc.	393750	A 30' wide right of way with 36" of cover.
21-SP-012	San Patricio County, TX	Oscar E. Mayfield and Sons	Oxy Petrochemicals, Inc.	394314	A 30' wide right of way with 36" of cover. Same as file SP-14, 15 and 16.
21-SP-012X	San Patricio County, TX	Texas Department of Transportation	Oxy Petrochemical Pipeline Company	None	Permit No. 7467 for FM 1074.
21-SP-013	San Patricio County, TX	Henry Klanika	Oxy Petrochemicals, Inc.	393751	A 30' wide right of way.
21-SP-014	San Patricio County, TX	Oscar E. Mayfield and Sons	Oxy Petrochemicals, Inc.	394314	Refer to 21-SP-012.
21-SP-015	San Patricio County, TX	Oscar E. Mayfield and Sons	Oxy Petrochemicals, Inc.	394314	Refer to SP-012.
21-SP-015X	San Patricio County, TX	San Patricio County Drainage District	Oxy Petrochemicals, Inc.	None	A right of way for (1) 8" pipeline crossing canal.
21-SP-016	San Patricio County, TX	Oscar E. Mayfield and Sons	Oxy Petrochemicals, Inc.	394314	Refer to SP-012.
21-SP-016X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	A right of way for (1) 8" pipeline across CR 67.
21-SP-017	San Patricio County, TX	Annie Blake Morgan Head, et al	Coastal Petroleum Inc.	v315/p8	A right of way for a 10' by 20' valve site.
21-SP-018	San Patricio County, TX	21 West, Inc.	Oxy Petrochemicals, Inc.	393752	A 30' wide right of way.
21-SP-018X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	A right of way for (1) 8" pipeline across CR 69.
21-SP-019	San Patricio County, TX	O. R. Flinn, individually and as attorney in fact for Luther C. Flinn, Jr. and Mary Flinn Bennett	Oxy Petrochemicals, Inc.	394936	A 30' wide right of way with 36" of cover.
21-SP-020	San Patricio County, TX	Normagene Dowell,et al	Oxy Petrochemicals, Inc.	393753	A 30' right of way.
21-SP-020X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	Permit to cross CR 72.
21-SP-021	San Patricio County, TX	Oma Lee Phillips, individually and as executor of Estate of Luther P.Phillips	Oxy Petrochemicals, Inc.	395046	A 30' right of way.
21-SP-021X	San Patricio County, TX	Texas Department of Transportation	Oxy Petrochemicals, Inc.	None	Permit to cross SH 893. Permit No. 7466
21-SP-022	San Patricio County, TX	Elizabeth Gail McIntosh, Melissa Mathis and Walter D. Mayo	Oxy Petrochemicals, Inc.	396147	A 30' wide right of way.
21-SP-023	San Patricio County, TX	Robert M. Meuth and Eleanor Meuth Blanchard	Oxy Petrochemicals, Inc.	393755	A 30' wide right of way. Counterpart signature.
21-SP-024	San Patricio County, TX	Elizabeth Gail McIntosh, Melissa Mathis and Walter D. Mayo, Mallery Mayo Hoerke	Oxy Petrochemicals, Inc.	393756	A 30' wide right of way.
21-SP-024X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	Permit for cross CR 75 with (1) 8" pipeline.
21-SP-025	San Patricio County, TX	Jefferson E. Bell, Jr.	Oxy Petrochemicals, Inc.	394290	A 30' wide right of way.
21-SP-025X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	Easement for crossing Midway Rd./CR 72 with (1) 8" pipeline.
21-SP-026	San Patricio County, TX	Charles Mayo, et al	Oxy Petrochemicals, Inc.	393757	A 30' wide right of way.
21-SP-027	San Patricio County, TX	Q. M. Priday, Jr. et al	Oxy Petrochemicals, Inc.	393758	A 20' wide right of way.
21-SP-028	San Patricio County, TX	Alfred A. Kopecky, M.D.	Oxy Petrochemicals, Inc.	393759	A 20' wide right of way for pipelines no larger than 8".
21-SP-029	San Patricio County, TX	William F. Miller, Sara M. Neary, Bethine W. Miller	Oxy Petrochemicals, Inc.	393760	A right of way for (2) 8" pipelines with 48" of cover.
21-SP-030	San Patricio County, TX	Glenn E. McKamey	Oxy Petrochemicals, Inc.	393761	A 30' wide right of way with 36" of cover. No valves above ground.
21-SP-031	San Patricio County, TX	Don Duprie, et al	Oxy Petrochemicals, Inc.	393762, -763, -764, -765	A 25' wide right of way. Executed in counterparts.
21-SP-031X	San Patricio County, TX	San Patricio County Drainage District	Oxy Petrochemicals, Inc.	None	A permit for (4) 8" crossings. Gum Hollow Drainage Ditch Field Rd..
21-SP-032	San Patricio County, TX	NCNB Texas Trustee for Ruth W. Baines Trust, et al	Oxy Petrochemicals, Inc.	393766	A 25' wide right of way with 36" of cover.
21-SP-033	San Patricio County, TX	Jefferson E. Bell, Jr.	Oxy Petrochemicals, Inc.	394289	A 30' wide right of way. $500.00 annual valve site rental.
21-SP-033X	San Patricio County, TX	San Patricio County Drainage District	Oxy Petrochemicals, Inc.	None	Procedures for laying an 8" pipeline in San Patricio County, specifically, across Midway Rd..
21-SP-034	San Patricio County, TX	Virginia Beggs Simmons	Oxy Petrochemicals, Inc.	393769	A 30' wide right of way with 36" of cover.
21-SP-035	San Patricio County, TX	Marquerite Lang	Oxy Petrochemicals, Inc.	393771	A 30' wide right of way for (1) 6" and (1) 8" pipeline with 48" of cover. Lang gave to Billy Graham Evangelistic Association in 1984. Lang gave Oxy this in 1990.
21-SP-036	San Patricio County, TX	Samuel H. Floerke and wife Angeline E. Floerke	Oxy Petrochemicals, Inc.	393772	A 30' wide right of way.
21-SP-037	San Patricio County, TX	Tropic Land Company, Inc.	Oxy Petrochemicals, Inc.	393774	A 30' wide right of way with 48" of cover.
21-SP-037	San Patricio County, TX	John T. Schultz, Jr. and Mary D. Schultz	Oxy Petrochemicals, Inc.	393773
A 30' wide right of way with 48" of cover.  New owner information:  Nathan and Blair Taggart, 633 Colonial, Portland, TX 78374.  New ownership: Portland United Pentacostal, C/O Haynes & Breithaupt, P. O. Box 539, Portland, TX 78374.

21-SP-037X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	Permit to cross CR 81.
21-SP-038	San Patricio County, TX	Douglas Trees and Judy Trees	Oxy Petrochemicals, Inc.	393775	A 30' wide right of way with 48" of cover.
21-SP-039	San Patricio County, TX	George S. Garza and wife Candida P.Garza	Oxy Petrochemicals, Inc.	393776	A 30' wide right of way for (2) 8" pipelines with 48" of cover.
21-SP-040	San Patricio County, TX	James R. Petru and Charleen E. Petru	Oxy Petrochemicals, Inc.	393777	A 30' wide right of way for (2) 8" pipelines with 48" of cover.
21-SP-041	San Patricio County, TX	Leta Ryman widow of Robert C. Ryman	Oxy Petrochemicals, Inc.	394748	A 30' wide right of way for (2) 8" pipelines with 48" of cover.
21-SP-042	San Patricio County, TX	John H. Aigner and Mary A. Aigner	Oxy Petrochemicals, Inc.	393778	A 30' wide right of way for (2) 8" pipelines with 48" of cover.
21-SP-043	San Patricio County, TX	Joe Alfred Sauceda and Diana Sauceda	Oxy Petrochemicals, Inc.	393779	A 30' wide right of way for (2) 8" pipelines with 48" of cover.
21-SP-044	San Patricio County, TX	Harold E. Willis and Vicki Willis	Oxy Petrochemicals, Inc.	393780	A 30' wide right of way for (2) 8" pipelines with 48" of cover.
21-SP-045	San Patricio County, TX	Robert M. Garza and Angelita Garza Martinez	Oxy Petrochemicals, Inc.	394749	A 30' wide right of way for (2) 8" pipelines with 48" of cover.
21-SP-046X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	Permit to cross CR 72.
21-SP-047	San Patricio County, TX	John R. Bonner, et al	Oxy Petrochemicals, Inc.	393781	A 15' wide right of way with 36" of cover.
21-SP-047X	San Patricio County, TX	San Patricio County Commissioners	Oxy Petrochemicals, Inc.	None	Permit to cross CR 72A.
21-SP-048	San Patricio County, TX	Citizen Bank, Trustee, of the George Henry Guy Testamentary Trust	Oxy Petrochemicals, Inc.	393783	A 30' wide right of way for ((1) pipeline with 48" of cover.
21-SP-049	San Patricio County, TX	Ramiro G. Pena and wife Rosa B. Pena and Rene B. Pena and wife Norma Pena	Oxy Petrochemicals, Inc.	393784	A 30' wide right of way with 36" of cover.
21-SP-050	San Patricio County, TX	Lionel Galvan and Jose M. Galvin	Oxy Petrochemicals, Inc.	393785	A 30' wide right of way with 36" of cover.
21-SP-051	San Patricio County, TX	Wildcat Enterprises	Oxy Petrochemicals, Inc.	393786	A 20' wide right of way with 48" of cover.
21-SP-052	San Patricio County, TX	Max Million Floerke, Roy James Floerke and Mildred Floerke Irving	Oxy Petrochemicals, Inc.	393787	A 30' wide right of way.
21-SP-052X	San Patricio County, TX	Texas Department of Transportation	Oxy Petrochemicals, Inc.	None	Permit No. 7465 for crossing FM 2986. District 13.
21-SP-053	San Patricio County, TX	Joseph D. Cable and Joseph E. Garrett, III, et al	Oxy Petrochemicals, Inc.	394101	A 15" wide right of way for (1) 8" pipeline.
21-SP-053A	San Patricio County, TX	G. Phil Berryman	Oxy Petrochemicals, Inc.	390804	A 30' wide right of way for (1) 8" pipeline with 36" of cover.
21-SP-053X	San Patricio County, TX	Texas Department of Transportation	Oxy Petrochemicals, Inc.	None	Permit No. 7468 crossing US 181.
21-SP-053XX	San Patricio County, TX	Southern Pacific Transportation Company (UPRR)	Oxy Petrochemical Pipeline Company	None	A right of way for (1) 8" ethylene pipeline. Lease No. 211120. Mile post 139.18. Crossing near Gregory, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
21-SP-054	San Patricio County, TX	Land Ventures, Inc.	Oxy Petrochemicals, Inc.	393788	A 30' wide right of way for (1) 8" pipelines with 48" of cover.
21-SP-055	San Patricio County, TX	Reynolds Metals Company	Oxy Petrochemicals. Inc.	393789	A 2' wide right of way for (1) 8" pipeline.
21-SP-056	San Patricio County, TX	E. I. Du Pont De Nemours and Company	Oxy Petrochemicals, Inc.	393790	A 40' wide right of way for (1) 8" pipeline.
21-SP-057	San Patricio County, TX	Sun Pipeline Company	Oxy Petrochemicals, Inc.	None	Signed by Sun to encroach on their 40' easement.
22-NU-001	Nueces County, TX	Blanche B. Longnecker	Champlin Petroleum Company	v1632/p866	A 20' wide right of way for (2) pipelines with 36" of cover.
22-NU-002X	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545	A 10' wide right of way for (2) pipelines with 36" of cover within McKinzie Rd. Easement also includes various street crossings and across city owned property.
22-NU-003	Nueces County, TX	Annie Blake Morgan Head	South Texas Pipeline Company	v1662/p1023	A 10' wide right of way for (2) pipelines with 30" of cover. New ownership: D. H. Braman, C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.
22-NU-003X-4-3X	Nueces County, TX	Delis Smith Lenox and Betty S. French	Oxy Petrochemicals, Inc.	8709060	A 15' wide right of way for (2) pipelines with 36" of cover.
22-NU-004X	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545	Easement for a 10' wide right of way for (2) pipelines with 36" of cover within McKinzie Rd. Easement also inlcudes various road crossings.
22-NU-005	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1647/p35	A 10' wide right of way for (2) pipelines with 36" of cover. Pipeline centerline description filed in v1721/p515.
22-NU-006	Nueces County, TX	Housing Authority, City of Corpus Christi	South Texas Pipeline Company	v1658/p954	A 10' wide right of way for (2) pipelines with 36" of cover. Tract is across 4.998 acres in Lot 1, Block 1, Hwy Village No. 4. Amended 01/02/80 in v1728/p605.
22-NU-006X	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545
Easement crossing Mobile Drive.  A 10' wide right of way for (2) pipelines with 36" of cover within McKinzie Rd.  Easement also includes various street crossings and across city owned property.  Refer to NU-002X for documents.

22-NU-007	Nueces County, TX	Southwestern Bell Telephone Company	South Texas Pipeline Company	v1847/p42	A 10' wide right of way for (2) pipelines with 36" of cover. Lot 12, Block 11, Highway Village, Section 2. Amended 05/09/80 in v1740/p735.
22-NU-008	Nueces County, TX	Betty Jane Grant Armstrong	South Texas Pipeline Company	v1631/p753	A 10' wide right of way for (2) pipelines with 36" of cover. Lots 13 and 14, Block 11, Section 2.
22-NU-009	Nueces County, TX	Bernice R. Ramfield	South Texas Pipeline Company	v16569p367	A 10' wide right of way for (2) pipelines with 36" of cover. Amended 02/13/80 in v1730/p89.
22-NU-009X	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545	Leopard/SH 9 crossing.
22-NU-010	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545	A 10' wide right of way for (2) pipelines with 36" of cover in ditches and 4' under roads.
22-NU-010A	Nueces County, TX	Maverick Markets, Inc.	Oxy Petrochemicals, Inc.	None	A 5' wide right of way with 48" of cover. This is part of NU-010.
22-NU-011	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1644/p214	A 10' wide right of way for (2) pipelines with 36" of cover.
22-NU-012	Nueces County, TX	William E. McKinzie	South Texas Pipeline Company	v1663/p218	A 10' wide right of way for (2) pipelines with 30" of cover. New ownership: Elaine McKinzie, P. O. Box 4418, Corpus Christi, TX 78469.
22-NU-013	Nueces County, TX	Charles McKinzie	South Texas Pipeline Company	v1663/p279	A 10' wide right of way for (2) pipelines with 30" of cover. New ownership: William E. McKinzie, P. O. Box 4418, Corpus Christi, TX 78469.
22-NU-014	Nueces County, TX	Rupert Harold Kronke, et al	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	v708/p1922;v1788/p575	A 15' wide right of way for (2) pipelines with 3' of cover.
22-NU-014X	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545	(Revocable easement) A 10' wide right of way for (2) pipelines with 36" of cover within McKinzie Rd. Easement also includes various street crossings and across city owned property. Up River Rd.
22-NU-015	Nueces County, TX	Jr. Food Marts of Texas, Inc.	South Texas Pipeline Company	v1634/p696	A 10' wide right of way for (2) pipelines with 36" of cover. Amended 02/20/81 in v1773/p448.
22-NU-015X	Nueces County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1365, Control No. 74 for (1) 6" and (1) 8" pipeline East of McKenzie Rd. and I-37.
22-NU-015X	Nueces County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 4516 for magnesium anode bed.
22-NU-016	Nueces County, TX	William E. McKinzie	South Texas Pipeline Company	v1663/p226
ROLL: v534/p1498.  A 10' wide right of way for (2) pipelines with 30" of cover.  Amended 03/12/80 in v1732/p813.  New ownership: Billy and Gracie Laural, DBA Chela's Mexican Restaurant, 9840 Leopard, Corpus Christi, TX 78410.

22-NU-016X	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545	Easement crossing McKinzie Lane. Refer to NU-002X for documents.
22-NU-017X	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1682/p545	Sid Allison Rd. Refer to NU-002X for documents.
22-NU-018	Nueces County, TX	City of Corpus Christi	South Texas Pipeline Company	v1664/p220	A 35' wide right of way for (2) pipelines with 36" of cover.
22-NU-018X	Nueces County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	1998022155	ME 880005 for (1) 6" and (1) 8" pipeline across the Nueces River.
22-NU-018XX	Nueces County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12587 across the Nueces River with (1) 6" and (1) 8" pipelines.
22-SP-001	San Patricio County, TX	August A. McGregor	South Texas Pipeline Company	v570/p64	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-002	San Patricio County, TX	Kathleen L. Drought, Individually & as Independent Executrix, et al	South Texas Pipeline Company	v587/p302	A 35' wide right of way for (2) pipelines with 36" of cover. No saltwater or saltbrine.
22-SP-003	San Patricio County, TX	Al Pena	South Texas Pipeline Company	v567/p411	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-004	San Patricio County, TX	Patricia Morris Sorensen, et al	South Texas Pipeline Company	v568/p325	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-004X	San Patricio County, TX	Missouri Pacific Railroad Company (UPRR)	South Texas Pipeline Company	None	A right of way for (1) 6" propylene and (1) 8" ethylene pipelines at MP 136.19. Audit No. CA77855. Crossing near Odom, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
22-SP-005	San Patricio County, TX	Griffith and Associates, Inc.	South Texas Pipeline Company	v567/p413	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-006	San Patricio County, TX	Ralf E. Andrews	South Texas Pipeline Company	v570/p363	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-006X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	v22/p500	A 10' wide right of way for (2) 8" pipelines with 40" of cover. Permit covers SP-006X, SP-008X, SP-009X, SP-012X, SP-016X, SP-020X.
22-SP-007	San Patricio County, TX	Charles H. Mayo and wife Mabel Jo Mayo	South Texas Pipeline Company	v574/p330	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-007X	San Patricio County, TX	San Patricio County		None	No documents in file. Map refers to CR 74.
22-SP-008	San Patricio County, TX	Stanley L. Web, Jr. et al	South Texas Pipeline Company	v578/p279	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-008X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 57. Documents in SP-006X.
22-SP-009	San Patricio County, TX	W. B. Denman, Independent Executor of the Will & Estate of F. D. Kolkernot, Jr., Deceased, et al	South Texas Pipeline Company	v575/p295	A 35' wide right of way for pipelines with 42" of cover.
22-SP-009X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 59.
22-SP-010	San Patricio County, TX	Marie Edness Roots, et al	South Texas Pipeline Company	v574/p342	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-010X	San Patricio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1370. Control No. 507. A 10' wide right of way for (1) 6" and (1) 8" pipeline with 6' of cover crossing within FM 631.
22-SP-010X	San Patricio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1366 for (1) 6" and (1) 8" pipeline crossing within the Fur Highway (FM-631).
22-SP-011	San Patricio County, TX	W. S. Foley, Jr.	South Texas Pipeline Company	v579/p19	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-012	San Patricio County, TX	Addie Christine Vickers, et al	South Texas Pipeline Company	v568/p331	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-012X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 61. See SP-006X for documents.
22-SP-013	San Patricio County, TX	Roy Schmalstieg	South Texas Pipeline Company	v579/p27	A 30' wide right of way for (2) pipelines not to exceed 8" in diameter with 42" of cover.
22-SP-014	San Patricio County, TX	H. B. Briscoe and wife Allene Briscoe	South Texas Pipeline Company	v582/p154	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-015	San Patricio County, TX	William E. McDaniel Estate	South Texas Pipeline Company	v580/p12	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-016	San Patricio County, TX	Gilbert C. Oelschlegel	South Texas Pipeline Company	v572/p236	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-016X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 42. See SP-006X for documents.
22-SP-017	San Patricio County, TX	W. T. West	South Texas Pipeline Company	v572/p125	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-017X	San Patricio County, TX	Texas Department of Transportation	South Texas Pipeline Company	Control No. 1559	Permit No. 1367 Control No. 1559. A 10' wide right of way for (1) 6" and (1) 8" pipeline with 4' of cover, within FM 1074.
22-SP-018	San Patricio County, TX	Guaranty National Bank and Trust of Corpus Christi, Trustee	South Texas Pipeline Company	v576/p287	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-019	San Patricio County, TX	Guaranty National Bank and Trust of Corpus Christi, Trustee	South Texas Pipeline Company	v576/p287	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-020	San Patricio County, TX	Marie D. Williams	South Texas Pipeline Company	v576/p145	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-020X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 65. See SP-006X for documents.
22-SP-021	San Patricio County, TX	Joan Coggin	South Texas Pipeline Company	v588/p92	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-021X	San Patricio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1368 for a 5' wide right of way for (1) 6" and (1) 8" pipeline with 6' of cover, crossing FM 1944.
22-SP-022	San Patricio County, TX	F. C. Schmalstieg	South Texas Pipeline Company	v587/p307	A 35' wide right of way for (2) pipelines and (1) vent pipeline, with 42" of cover. Line must be 300' from existing residence. Amended in v620/p324 that updates centerline description.
22-SP-023	San Patricio County, TX	Woodrow W. Hart, et al	South Texas Pipeline Company	v574/p320	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-023X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Right of way with 40" of cover.
22-SP-024	San Patricio County, TX	J. D. Patrick, Jr., Trustee	South Texas Pipeline Company	v579/p23	A 30' wide right of way for (2) pipelines with 42" of cover. Pipelines must be at least 10' apart.
22-SP-025	San Patricio County, TX	Donald F. Swann and wife Kay P.Swann	South Texas Pipeline Company	v576/p299	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-026	San Patricio County, TX	M. Warren Ivey	South Texas Pipeline Company	v575/p163	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-027	San Patricio County, TX	Warren Ivey	South Texas Pipeline Company	v575/p167	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-028	San Patricio County, TX	Douglas Ray Hart	South Texas Pipeline Company	v575/p171	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-029	San Patricio County, TX	IMA Hogg Foundation, by Allen Shivers, President	South Texas Pipeline Company	v587/p490	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-029X	San Patricio County, TX	Southern Pacific Transportation Company (UPRR)	South Texas Pipeline Company	None	A 35' wide right of way for (1) 6" propylene and (1) 8" ethylene pipelines at MP 129.29. Crossing in Taft, TX. Audit No. 185457.
22-SP-030	San Patricio County, TX	Alice Cynthia Simkins	South Texas Pipeline Company	v580/p247	A 35' wide right of way for (2) pipelines with 42" of cover.
22-SP-030X	San Patricio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1369 for (1) 6" and (1) 8" pipeline crossing US 181. Cover must be 6' below road and 4' below ditches.
22-SP-031	San Patricio County, TX	Laura Mary Patterson	South Texas Pipeline Company	v590/p84
A 30' wide right of way for (2) pipelines with 42" of cover.  File also contains easement dated 03/10/78 in v578/p275 by E. N. Tutt and Jack Owens Tutt, Executor of the Estate of A. C. Tutt, deceased.  According to title contained in file, this represents

22-SP-032	San Patricio County, TX	Mrs. Huberta Pyron and James Roy Pyron	South Texas Pipeline Company	v576/p294	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-032A	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 100.
22-SP-032X	San Patricio County, TX	Taft Properties	South Texas Pipeline Company	v586/p132	A 35' wide easement across canal in Lots 5-9, Coleman-Fulton Pasture Company, Manuel Ramon Survey, A-224 and Juan Garcia Survey, A-129 and George Clark Survey, A-86, San Patricio County, TX.
22-SP-033	San Patricio County, TX	Marie Edness Roots and Mabel Jo Mayo, Trustee, et al	South Texas Pipeline Company	v574/p325	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-033X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 71. Right of way with 40" of cover. See SP-023X for documents.
22-SP-034	San Patricio County, TX	John W. Hunt, Jr. et al	South Texas Pipeline Company	v589/p47	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-034X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 73. Right of way with 40" of cover. See SP-023X for documents.
22-SP-035	San Patricio County, TX	James R. Rosson and wife Edna Claire Rosson	South Texas Pipeline Company	v579/p31	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-036	San Patricio County, TX	Inez Nelson Blackman, et al	South Texas Pipeline Company	v587/p315	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-036X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Right of way with 40" of cover. See SP-023X for documents.
22-SP-037	San Patricio County, TX	550	South Texas Pipeline Company	v582/p129	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-037X	San Patricio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Approval for a 5' and a 10' wide right of way for (1) 6" and (1) 8" pipeline crossing FM 631 with 4' of cover.
22-SP-038	San Patricio County, TX	Max C. Kluge and wife Myrtle E. Kluge, et al	South Texas Pipeline Company	v586/p189	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-038A	San Patricio County, TX	Max C. Kluge and wife Myrtle E. Kluge, et al	South Texas Pipeline Company	v583/311	A 500' by 500' right of way for a microwave tower and control equipment building.
22-SP-038A	San Patricio County, TX	Max C. Kluge and wife Myrtle E. Kluge, et al	South Texas Pipeline Company	v583/p306	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-038X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CH 96. Right of way with 40" of cover. See SP-023X for documents.
22-SP-041	San Patricio County, TX	Tom Paterson and wife Clara Paterson	South Texas Pipeline Company	v576/p283	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-042	San Patricio County, TX	Cody Overton Thomas, et al	South Texas Pipeline Company	v617/p685	A 30' wide right of way for (2) pipelines with 42" of cover. NOTE: Unknown if easement obtained by Mary V. Thomas Brown, and husband.
22-SP-042	San Patricio County, TX	Cody Overton Thomas	South Texas Pipeline Company	v517/p218	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-043	San Patricio County, TX	Calixto Garcia	South Texas Pipeline Company	v574/p352	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-043X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 77.
22-SP-044	San Patricio County, TX	Roots and Roots, Inc., et al	South Texas Pipeline Company	v575/p278	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-044X	San Patricio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1371 for FM 881. A right of way for (1) 6" and (1) 8" pipeline with 6' of cover below road surface and 4' of cover below drainage ditch.
22-SP-045	San Patricio County, TX	E. N. Tutt, Individually and as Independent Executor of the Estate of Geneve D. Tutt, deceased.	South Texas Pipeline Company	v578/p263	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-046	San Patricio County, TX	Edness L. Roots, Individual Executrix of the Estate of W. L. Roots	South Texas Pipeline Company	v575/p284	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-047	San Patricio County, TX	Ella Galler	South Texas Pipeline Company	v576/p394	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-047.1	San Patricio County, TX	Faye Galler	South Texas Pipeline Company	v576/p142	A 35' wide right of way for (2) pipelines with 36" of cover.
22-SP-047.1X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 79.
22-SP-048	San Patricio County, TX	Walter L. Roots, et al	South Texas Pipeline Company	v613/p471	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-048X	San Patricio County, TX	San Patricio County		None	No documents in file. Map refers to CH 92.
22-SP-049	San Patricio County, TX	W. K. Morgan and wife Alma Morgan	South Texas Pipeline Company	v528/p268	A 30' wide right of way for (2) pipelines with 42" of cover. Property sold 03/29/78 to Leopold Haas & August Koell. Recording info unavailable.
22-SP-050	San Patricio County, TX	Edness Marie Roots and Mabel Jo Mayo, Trustees	South Texas Pipeline Company	v574/p347	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-051	San Patricio County, TX	Frank L. Jones, et al	South Texas Pipeline Company	v582/p133	A 30' wide right of way for (2) pipelines with 42" of cover.
22-SP-051X	San Patricio County, TX	San Patricio County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 90A. Refer to SP-047.1X for documents.
22-SP-052	San Patricio County, TX	Charles H. Mayo, et al	South Texas Pipeline Company	v574/p335	A 30' wide right of way for (2) pipelines with 42" of cover. This is for also for a valve site.
22-SP-052	San Patricio County, TX	C. H. Mayo, et al	South Texas Pipeline Company	None	Valve site lease for a term of 20 years. Renewed for another 10 years on 03/09/98.
22-SP-052X	San Patricio County, TX	State of Texas General Land Office	Equistar Chemicals, LP	v589/p35	ME 880022 for (1) 6" and (1) 8" pipeline across Chiltipin Creek.
22-SP-052XX	San Patricio County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12587 crossing the Chiltipin Creek with (1) 6" and (1) 8" pipelines.
22-SP-053	San Patricio County, TX	Marie Welder Ford, et al	South Texas Pipeline Company	v582/p82	A 35' wide right of way for (2) lines not to exceed 8" in diameter. Amended in v582/p82
22-SP-054	San Patricio County, TX	John J. Welder, et al	South Texas Pipeline Company	v582/p367	A 35' wide right of way for (1) 6" and (1) 8" pipeline with 30" of cover.
22-SP-054X	San Patricio County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	464349	ME 880005 for (1) 6" and (1) 8" pipeline crossing the Aransas River.
22-SP-055	San Patricio County, TX	Reynolds Metals Company	Oxy Petrochemicals, Inc.	393789	A right of way for (1) 8" line with a width, one foot on either side of the centerline.
22-R-001	Refugio County, TX	Refugio County Drainage District	South Texas Pipeline Company	None	5' of cover between tops of pipe and bottom of drainage ditch. No date included on permit.
22-R-002	Refugio County, TX	Hal Parks, Trustee, J. R. Barry Estate	South Texas Pipeline Company	v223/p148	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-003	Refugio County, TX	Elmo H. Niemann	South Texas Pipeline Company	v220/p465	A 35' wide right of way for (2) pipelines with 36" of cover. Includes valve site.
22-R-004	Refugio County, TX	Henry Schubert and wife Bernice Schubert	South Texas Pipeline Company	v220/p469	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-004X	Nueces County, TX	Refugio County Commissioners Court	South Texas Pipeline Company	v14/p190	(1) page agreement allowing pipelines to cross Refugio County roads. 07/03/03: Mary Melvin spoke with County Clerk who said this letter agreement was the only thing for the order.
22-R-005	Refugio County, TX	Rudolph Schubert and wife Lillian A. Schubert	South Texas Pipeline Company	v223/p145	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-006	Refugio County, TX	Arthur F. Beck	South Texas Pipeline Company	v220/p522	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-007	Refugio County, TX	Robert J. Kloesel and wife Emilio Kloesel	South Texas Pipeline Company	v222/p53	A 35' wide right of way for (2) pipelines with 30" of cover.
22-R-008	Refugio County, TX	John H. Scott and wife Sharon M. Scott	South Texas Pipeline Company	v223/p137	A 35' wide right of way for (2) pipelines with 30" of cover.
22-R-009X	Refugio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1372, Control No. 1423 for a 10' wide right of way for (2) pipelines with 6' of cover, crossing FM 1360.
22-R-010	Refugio County, TX	Hertha Mae Lala, et al	South Texas Pipeline Company	v222/p42	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-011	Refugio County, TX	Frankie Marlene Davis, et al	South Texas Pipeline Company	v220/p128	A 35' wide right of way for (2) pipelines with 30" of cover.
22-R-012	Refugio County, TX	Erwin Zable and wife Mauverine Zable	South Texas Pipeline Company	v219/p458	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-012X	Refugio County, TX	Refugio County Commissioners Court	South Texas Pipeline Company	v14/p190	Commissioners Court minutes: v14/p190.
22-R-013	Refugio County, TX	Lee Nell Boenig	South Texas Pipeline Company	v223/p392	A 35' wide right of way for (2) pipelines with 30" of cover.
22-R-013X	Refugio County, TX	Refugio County Commissioners Court	South Texas Pipeline Company	v14/p190	Permit to cross Refugio County roads.
22-R-014	Refugio County, TX	Dorothy Mae Breaker, et al	South Texas Pipeline Company	v220/p135	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-015	Refugio County, TX	Celestine M. Schubert	South Texas Pipeline Company	v220/p299	A 35' wide right of way for (2) pipelines with 30" of cover.
22-R-015X	Refugio County, TX	Refugio County Commissioners Court	South Texas Pipeline Company	v14/p190	Permit/order for County road crossings. Commissioner Court minutes: v14/p190.
22-R-016	Refugio County, TX	Leander Niemann	South Texas Pipeline Company	v226/p495	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-016A	Refugio County, TX	Annie Schirmer Harsdorff	South Texas Pipeline Company	v222/p59	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-016C	Refugio County, TX	Rueben L. Niemann	South Texas Pipeline Company	v224/p401	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-016D	Refugio County, TX	Nora Lee Clawson Dewveall	South Texas Pipeline Company	v224/p262	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-017	Refugio County, TX	Herman E. Schirmer	South Texas Pipeline Company	v220/p467	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-017X	Refugio County, TX	Refugio County Commissioners Court	South Texas Pipeline Company	v14/p190	Permit for road crossings.
22-R-018	Refugio County, TX	Aubrey Messer	South Texas Pipeline Company	v202/p199	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-019	Refugio County, TX	George W. Dahse	South Texas Pipeline Company	v220/p144	A 35' wide right of way for (2) pipelines with 30" of cover.
22-R-020	Refugio County, TX	Frank W. Hartman, Jr.	South Texas Pipeline Company	v220/p121	A 35' wide right of way for (2) pipelines with 30" of cover.
22-R-020X	Refugio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1373, control No. 738 for a 10' wide right of way with (1) 6" and (1) 8" pipeline and 6' of cover crossing FM 136.
22-R-021	Refugio County, TX	Louise Stromberger, et al	South Texas Pipeline Company	v223/p123	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-022	Refugio County, TX	Jack F. Houghton	South Texas Pipeline Company	v221/p371	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-023	Refugio County, TX	Ormond Mallett Lee Crews, et al	South Texas Pipeline Company	v220/p137	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-024	Refugio County, TX	Elise Schubert	South Texas Pipeline Company	v220/p119	A 35' wide right of way for (2) pipelines with 36" of cover. Amended in v234/p116 and v235/p90 and v235/p94.
22-R-025	Refugio County, TX	Jimmie C. Morgan	South Texas Pipeline Company	v222/p47	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-025X	Refugio County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	v86/p441	ME 880005 crossing the Mission River. Consolidates several river and stream crossing easements.
22-R-025XX	Refugio County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12587 across the Mission River with (1) 6" and (1) 8" pipelines.
22-R-026	Refugio County, TX	Gloria G. O' Connor Shouse and Earl Edward Shouse	Equistar Chemicals, LP	v94/p194
A 35' wide right of way for (2) pipelines not to exceed 8 5/8" in diameter with 36" of cover, a 50' by 50' valve site, and a 30' by 50' Stopphe Tee.  This easement replaces easement dated 08/14/78 in v225/p61 and amendment (illegible).  They have not been

22-R-026X	Refugio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1374 for FM 2678.
22-R-026XX	Refugio County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	v86/p460	ME 880005 for Melon Creek allowing (1) 6" and (1) 8" pipeline.
22-R-026XXX	Refugio County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12587 across Melon Creek with (1) 6" and (1) 8" pipelines.
22-R-027	Refugio County, TX	Dennis O' Conner, et al	South Texas Pipeline Company	v224/p178	A 35' wide right of way for (2) pipelines with 42" of cover. Notify grantors of assignment. New ownership: D. H. Braman, Jr., C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.
22-R-027	Refugio County, TX	Dennis O' Conner, et al	South Texas Pipeline Company	v230/p466
5.739 acres for a microwave tower, control equipment building with other appropriate equipment and appurtenances.  Site is confined to the 5.739 acre site, but may occupy additional portion as reasonably necessary during construction.

22-R-027X	Refugio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1375 for (2) pipelines within FM 774.
22-R-028	Refugio County, TX	John Francis Tatton	South Texas Pipeline Company	v225/p192	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-029	Refugio County, TX	Maude O'Connor Williams, et al	South Texas Pipeline Company	v224/p146	A 35' wide right of way for (2) pipelines. New ownership: O'Connor Ranch., C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.
22-R-030	Refugio County, TX	Maude O'Conner Williams, et al	South Texas Pipeline Company	v224/p160
A 35' wide right of way for (2) pipelines with 42" of cover.  Notify grantor of assignment.  Also for a 50' by 50' valve site.  New ownership: O'Connor Ranch., C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.

22-R-031	Refugio County, TX	Maude O'Conner Williams, et al	South Texas Pipeline Company	v224/p169	A 35' wide right of way for (2) pipelines with 42" of cover. New ownership: O'Connor Ranch., C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.
22-R-032	Refugio County, TX	Maud O'Conner Williams, et al	South Texas Pipeline Company	v224/p153	A 35' wide right of way for (2) pipelines with 42" of cover. Includes Tee and valve site. New ownership: O'Connor Ranch., C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.
22-R-032-A	Refugio County, TX	Refugio County Commissioners Court	South Texas Pipeline Company	v14/p190	Permit to cross Refugio County roads.
22-R-032X	Refugio County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1376, control No. 349. A right of way for (1) 6" and (1) 8" pipeline with 6' of cover below the road crossing FM 239.
22-R-033	Refugio County, TX	Leona Marie Glover, by George E. Glover, attorney in fact	South Texas Pipeline Company	v221/p380	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-034	Refugio County, TX	H. B. Bickford	South Texas Pipeline Company	v221/p5	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-035	Refugio County, TX	J. H. Adams and wife Bessie May Adams, et al	South Texas Pipeline Company	v221/p7	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-035	Refugio County, TX	J. H. Adams, et al	South Texas Pipeline Company	v230/p153	A 200' by 200' tract of land for a micro-wave tower and control equipment building. Tower and building restricted to tract 100' by 100'.
22-R-035X	Refugio County, TX	Refugio County Commissioners Court	South Texas Pipeline Company	v14/p190	Commissioners Court Minutes v14/p190. Certification only in file.
22-R-036	Refugio County, TX	J. H. Adams and wife Bessie May Adams, et al	South Texas Pipeline Company	v221/p16	A 35' wide right of way for (2) pipelines with 36" of cover.
22-R-037	Refugio County, TX	Ernest E. Schultz and wife Reatha Schultz	South Texas Pipeline Company	v226/p129	A 15' wide road right of way.
22-R-037	Refugio County, TX	Ernest E. Schultz and Reatha Schultz	South Texas Pipeline Company	v223/p159	A 35' wide right of way for (1) 6" and (1) 8" pipeline with 30" of cover. This includes a tower site, but amendment releases it.
22-R-037X	Refugio County, TX	State of Texas General Land Office	Equistar Chemicals, LP		ME 20030140. A 10' wide right of way for (1) 6" and (1) 8" pipeline with 4' of cover crossing the Guadalupe River.
22-R-037XX	Refugio County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12587 crossing the Guadalupe River with (1) 6" and (1) 8" pipelines.
22-C-001	Calhoun County, TX	Hampton C. Robinson, Jr., et al	South Texas Pipeline Company	v311/p60
A 35' wide right of way for (1) 6" and (1) 8" pipeline.  Ownership: Anthony and Dorothy Daniel, P. O. Box 181, Tivoli, TX 77990.  Ownership: Hampton C. Robinson Jr. Estate, C/O Ms. Louise Fenton Robinson, 3711 San Felipe St. Apt. 9-E, Houston, TX, 77027.

22-C-001X0	Calhoun County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12589 across Schwings Bayou with (1) 6" and (1) 8" pipelines.
22-C-001X0	Calhoun County, TX	State of Texas General Land Office	South Texas Pipeline Company	v311/p1131	ME 3837 which provides a right of way for (1) 6" and (1) 8" pipeline across Schwings Bayou. ME 880007. No under state jurisdiction.
22-C-002X	Calhoun County, TX	Corps of Engineers	None	None	Hog Bayou. No permit required per Janet Botello with the Corps.
22-C-003X	Calhoun County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12587 crossing the Victoria Barge Canal with (1) 6" and (1) 8" pipeline.
22-C-004	Calhoun County, TX	Hampton C. Robinson, Jr.	South Texas Pipeline Company	v311/p54
A 35' wide right of way for (1) 6" and (1) 8" pipeline with 35" of cover.  Ownership: Anthony and Dorothy Daniel, P. O. Box 181, Tivoli, TX 77990.  Ownership: Hampton C. Robinson Jr. Estate, C/O Ms. Louise Fenton Robinson, 3711 San Felipe St. Apt. 9-E, Ho

22-C-005X	Calhoun County, TX	Missouri Pacific Railroad Company (UPRR)	South Texas Pipeline Company	None	License No. CA77851 for (1) 6" propylene and (1) 8" ethylene pipelines at MP 6.68. Crossing near Bloomington, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
22-C-006X	Calhoun County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit to cross SH 185 for (1) 6" and (1) 8" pipeline, 6' below road surface and 4' below lowest point in drainage ditch.
22-C-008	Calhoun County, TX	Patrick H. Welder	South Texas Pipeline Company	v309/p1125	A 35' wide right of way for (2) pipelines with 30" of cover.
22-C-008A	Calhoun County, TX	Patrick H. Welder	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	v370/p1002
A right of way for (2) 4" pipelines with 30" of cover and a 100' by 100' above ground metering assembly site.  Letter from Patrick Welder dated 11/05/80 requests that upon completion of the work in connection with the construction of the meter station, th

22-C-009	Calhoun County, TX	Jake W. Koehn and wife Ila Koehn	South Texas Pipeline Company	v308/p481	A 35' wide right of way for (2) pipelines with 36" of cover.
22-C-009	Calhoun County, TX	Jake W. Koehn and wife, Ila Koehn	South Texas Pipeline Company	v311/p928	5.739 acres for a microwave tower.
22-C-009A	Calhoun County, TX	Helen McKamey	Champlin Pipeline, Inc., Imperial Pipeline, SolTex Pipeline, Inc.	v398/p21	5.4776 (500' by 500') acres in the Thacher and Leonard Survey, A-180 & 181. Tax ID # 13690, A0181-00000-0007-AO. NE
22-C-010X	Calhoun County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing US 87.
22-C-011X	Calhoun County, TX	Southern Pacific Transportation Company (UPRR)	South Texas Pipeline Company	None	Audit No. S185455 crossing Port Lavaca Branch Track. Mile post 9.85. Crossing near Placedo, TX. Right of way for (1) 6" propylene and (1) 8" ethylene pipeline.
22-C-012	Calhoun County, TX	Jesse Parenica, Frankie Parnica, Johnnie Parenica and Rose Lee Parenica Migl	South Texas Pipeline Company	v309/p594	A 35' wide right of way for (2) pipelines.
22-CL-001	Calhoun County, TX	Patrick H. Welder	CCPC Chemical, Inc.	v2/p133	A 30' wide right of way for (1) 8" pipeline.
22-CL-002	Calhoun County, TX	Marie Marshall Drost and husband Felix Drost	CCPC Chemical, Inc.	v24/p143	A 75' wide right of way for (2) 4" pipelines with 36" of cover and a 130' by 130' easement for above ground metering assembly.
22-CL-003	Calhoun County, TX	M-Trust Corp, N. A., Trustee (Dr. W. H. Bennett, et al)	CCPC Chemical, Inc.	v24/p118	A 30' wide right of way for (1) pipeline with 36" of cover. This easement represents 1/2 of the interest.
22-CL-003	Calhoun County, TX	Lois Bearden and husband, Fred D. Bearden	CCPC Chemical, Inc.	v24/p126	A 30' wide right of way for (1) pipeline with 36" of cover. This easement represents the remaining 1/2 interest in property (M-Trust Corp has the other 1/2).
22-V-001	Victoria County, TX	DeLona Foester, Curtis M. Foester, Jr., Ada Beth Bone and James Bone	South Texas Pipeline Company	v961/p894	A 35' wide right of way for (2) lines with 36" of cover. Centerline description filed in v1038/p739.
22-V-001X	Victoria County, TX	Victoria County Drainage District No. 3	South Texas Pipeline Company	None	Pipeline proposal accepted.
22-V-002	Victoria County, TX	D. H. Braman, Jr. Jack Miller, Jr. and Stephen Scott Miller	South Texas Pipeline Company	v976/p541	A 35' wide right of way for (1) 6" and (1) 8" pipeline with 42" of cover. Ingress and egress limited to right of way only.
22-V-003	Victoria County, TX	Theresa Irene Clanton	South Texas Pipeline Company	v962/p495	A 35' wide right of way for (1) 6" and (1) 8" pipeline with 30" of cover.
22-V-003X	Victoria County, TX	Victoria County	South Texas Pipeline Company	v41/p529	Permit to cross Lake Placedo road crossing. FM 1090.
22-V-004	Victoria County, TX	Guillermo S. Guerra and wife Rita Guerra	South Texas Pipeline Company	v975/p54	A 35' wide right of way for (1) 6" and (1) 8" pipeline with 36" of cover.
22-V-005	Victoria County, TX	Theresa Irene Clanton	South Texas Pipeline Company	v962/p495	A 35' wide right of way for (1) 6" and (1) 8" pipeline with 30" of cover.
22-V-006	Victoria County, TX	F. Ben Shelton, a.k.a. Francis Benjamin Shelton, Charlotte Shelton Ellis, and Miguelita Fin Scanio	South Texas Pipeline Company	v1022/p736	A 35' wide right of way for (2) pipelines with 42" of cover.
22-V-006X	Victoria County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	8388	ME 3840. A 10' wide right of way for (1) 6" and (1) 8" pipeline, crossing Placedo Creek. ME 880005. Amendment to easements and renewal dated 1998 put into file. Signatures incomplete.
22-V-006XX	Victoria County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12589 for (1) 6" and (1) 8" pipeline across Placedo Creek.
22-V-007	Victoria County, TX	Emily Keeran Campbell	South Texas Pipeline Company	v962/p488
A 35' wide right of way for (1) 8" pipeline and (1) 6" pipeline with 3' of cover.  Ownership: Mary Ann Tucker, 4513 Ragsdale, Inez, TX 77968; Robert L. Massey, 403 Navajo, Victoria, TX 77904; Gertrude Emily Dial, 2083 Keeran Rd., Inez, TX 77968.

22-V-008	Victoria County, TX	John M. Keeran	South Texas Pipeline Company	v961/p413
A 35' wide right of way for (1) 8" pipeline and (1) 6" pipeline with 5' of cover.  Amended in v1023/p563.  Ownership: Betty Keeran Trust, C/O First Victoria National Bank, Rob Engerstein, P. O. Box 1338, Victoria, TX 77900.

22-V-008X	Victoria County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	8388	ME 3289. A 10' wide right of way for (1) 8" and (1) 6" pipelines. Garcitas Creek Crossing. ME 880005. See file 22-NU-18X for most recent renewal.
22-V-008XX	Victoria County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12589 for crossing Garcitas Creek with (1) 6" and (1) 8" pipelines.
22-VL-001	Victoria County, TX	R. W. Briggs, Jr.	CCPC Chemical, Inc.	v1488/p541	A 30' wide right of way for (1) 8" pipeline with 36" of cover.
22-VL-002	Victoria County, TX	Luther W. Welch and Fay K. Welch	CCPC Chemical, Inc.	v1488/p506	A 30' wide right of way for (1) pipeline with 36" of cover.
22-VL-003X	Victoria County, TX	Missouri Pacific Railroad Company (UPRR)	CCPC Chemical, Inc.	None	Folder No. 1292-15. A license for (1) 8" pipeline crossing at mile post 3.85. Audit No. 144288. Crossing near Bloomington, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
22-VL-003X	Victoria County, TX	Missouri Pacific Railroad Company (UPRR)	CCPC Chemical, Inc.	None	Audit No. 143958. License for (1) 8" ethylene pipeline crossing at MP 218.20 Folder No. 1289-85. Crossing near Bloomington, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
22-VL-004	Victoria County, TX	Robert and Kristy Finley	CCPC Chemical, Inc.	v1488/p478	A 30' wide right of way for (1) pipeline with 36" of cover.
22-VL-005X	Victoria County, TX	Victoria County	South Texas Pipeline Company	None	Permit to cross Black Bayou Road. No. 2
22-VL-006	Victoria County, TX	Victoria Bank and Trust Company, Trustee James S. Kiening, vice president and trust officer	CCPC Chemical, Inc.	v1488/p499	A 30' wide right of way for (1) pipeline with 36" of cover.
22-VL-007	Victoria County, TX	Sybil S. Coffey and Joe W. Coffey	CCPC Chemical, Inc.	v1488/p485	A 30' wide right of way for (1) pipeline with 36" of cover.
22-VL-008X	Victoria County, TX	Victoria County	South Texas Pipeline Company	None	Permit to cross Black Bayou Road.
22-VL-009	Victoria County, TX	Mae Jean Willemin and Marslin L. Willemin	CCPC Chemical, Inc.	v1488/p534	A 30' wide right of way for (1) pipeline with 36" of cover.
22-VL-010	Victoria County, TX	Elizabeth Ann Tagliabue and Allison A. Tagliabue	CCPC Chemical, Inc.	v1488/p527	A 30' wide right of way for (1) pipeline with 36" of cover.
22-VL-011	Victoria County, TX	J. B. Clark	CCPC Chemical, Inc.	v1488/p492	A 10' wide right of way for (1) pipeline with 36" of cover.
22-VL-012X	Victoria County, TX	Victoria County	South Texas Pipeline Company	None	Permit to cross Old Victoria-Bloomington Rd.
22-VL-013X	Victoria County, TX	Victoria County	South Texas Pipeline Company	v91/p592	Permit to cross Victoria-McCoy Rd.
22-VL-014	Victoria County, TX	Dennis O' Conner, et al	CCPC Chemical, Inc.	v1489/p402	A 20' wide right of way for (1) 8" pipeline with 42" of cover.
22-VL-015	Victoria County, TX	E. I. Du Pont De Nemours and Company	South Texas Pipeline Company	None	Letter license for (1) 8" pipeline.
22-VL-017X	Victoria County, TX	Victoria County	South Texas Pipeline Company	None	Permit to cross Old Victoria-Bloomington Rd.
22-J-001	Jackson County, TX	Otti Silwedel	South Texas Pipeline Company	v567/p709
A 35' wide right of way for (2) pipelines with 36" of cover.  Amendment dated 11/21/79 in v583/p532.  Easement provides for valves, drips, meters, fittings, tie overs, markers and other equipment and appurtenances.  Plat includes meter station.

22-J-001X	Jackson County, TX	Jackson County Drainage District No. 9	South Texas Pipeline Company	None	Approval for (2) pipeline crossing 16 drainage district ditches in District No. 9.
22-J-001X	Jackson County, TX	Jackson County Drainage District No. 4	South Texas Pipeline Company	None	Approval for pipelines to cross drainage district.
22-J-002	Jackson County, TX	Victor H. Tlucek	South Texas Pipeline Company	v565/p873	A 35' wide right of way for (2) pipelines with 36" of cover. Amended 10/22/79 in v582/p751.
22-J-002X	Jackson County, TX	Jackson County Rd. Commissioners Court	South Texas Pipeline Company	None	License for road crossings pertaining to precincts 3 and 4.
22-J-003	Jackson County, TX	Irma Schuech	South Texas Pipeline Company	v567/p397; v568/p1114	A 35' wide right of way for (2) pipelines. Amended 11/23/79 in v583/p941.
22-J-003X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross precincts 3 and 4. See
22-J-004	Jackson County, TX	John S. Bennett	South Texas Pipeline Company	v566/p896	A right of way for (2) pipelines buried below plow depth. Amended 10/9/79 in v583/p759.
22-J-005	Jackson County, TX	Vera Frances Rozsypal and husband Victor Rozsypal	South Texas Pipeline Company	v566/p960	A 35' wide right of way for (2) pipelines. May change size of existing pipeline. Amended 01/9/80 in v585/p177.
22-J-006	Jackson County, TX	Irma Schuech	South Texas Pipeline Company	v567/p397; v568/p1114	A 35' wide right of way for (2) pipelines. Amended 11/23/79 in v583/p941.
22-J-007	Jackson County, TX	Nellie B. West (life Estate) and Sol West (remainder)	South Texas Pipeline Company	v568/p1109	A 35' wide right of way for (2) pipelines buried below plow depth. Must notify grantor of assignment.
22-J-008	Jackson County, TX	Alfred West Ward and Bexar County National Bank of San Antonio, Independent Executors of the Estate of Mary West Ward	South Texas Pipeline Company	v691/p525	A 35' wide right of way for (2) pipelines.
22-J-008X	Jackson County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	v121/p422	ME 880005. A right of way for (1) 6" and (1) 8" pipeline in Menefee Bayou. Amended 5/14/78 in v121/p255.
22-J-009	Jackson County, TX	Thomas E. Toney, Jr., et al	South Texas Pipeline Company	v569/p263	A 35' wide right of way for (2) pipelines not to exceed 8" with 36" of cover.
22-J-010	Jackson County, TX	W. H. Bauer	South Texas Pipeline Company	v568/p43	A 35' wide right of way for (2) pipelines not to exceed 8" with 36" of cover.
22-J-010X	Jackson County, TX	State of Texas General Land Office	Cain Chemicals, Inc.	None	ME 880004 for (1) 6" and (1) 8" pipeline crossing the Lavaca River. Now under the jurisdiction of the Jackson County Navigation District.
22-J-010X	Jackson County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12588 across the channel for Red Bluff, Lavaca River, West Carancahua Creek and East Carancahua Creek with (1) 6" and (1) 8" pipelines.
22-J-011	Jackson County, TX	L. Anthony Wolfskill	South Texas Pipeline Company	v569/p395	A 35' wide right of way for (2) pipelines and a valve site.
22-J-012	Jackson County, TX	Ethel Mitchell and Michael Mitchell	South Texas Pipeline Company	v566/p1051	A 35' wide right of way for (2) pipelines not to exceed 8" with 36" of cover.
22-J-012	Jackson County, TX	Michael W. Mitchell and Ethel Mitchell	South Texas Pipeline Company	v568/p1049	5.97 acres in the George Ewing League. For a microwave tower and control equipment building.
22-J-013X	Jackson County, TX	Point Comfort and Northern Railway Company	South Texas Pipeline Company	None	Agree to cross under track at station no. 96 + or -.
22-J-014	Jackson County, TX	R. S. Thedford and wife Thelma Fox Thedford	South Texas Pipeline Company	v565/p1054	A 35' wide right of way for (2) pipelines not to exceed 8" with 36" of cover. Amended 8/15/79 in v580/p549.
22-J-014X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross precincts 3 and 4.
22-J-015.1	Jackson County, TX	Veteran's Land Board of Texas, Rudy Elwin Podhora	South Texas Pipeline Company	v567/p393	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-015.2	Jackson County, TX	Rudy E. Podhora and wife Betty May Podhora	South Texas Pipeline Company	v567/p388	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-015.3	Jackson County, TX	John Joseph Gerace, Jr., and wife Grace Sturm Gerace	South Texas Pipeline Company	v566/p1056	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-015X	Jackson County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit to cross FM 1593 with (1) 6" and (1) 8" pipeline 60" under pavement and 48" below ditch.
22-J-016	Jackson County, TX	Annie Srubar, et al	South Texas Pipeline Company	v567/p106	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-016X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Jackson County Roads.
22-J-017	Jackson County, TX	Edith A. Bragdon	South Texas Pipeline Company	v566/p1046	A 35' wide right of way for (2) pipelines with 36" of cover. Pipelines must be 10' apart.
22-J-017	Jackson County, TX	Edith A. Bragdon	South Texas Pipeline Company	v574/p260	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-018, 19	Jackson County, TX	Mary Katherine Dickey and Craig M. Dickey	South Texas Pipeline Company	v571/p86; v566/p195	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-019X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Jackson County Roads.
22-J-020	Jackson County, TX	W. H. Bauer	South Texas Pipeline Company	v568/p43	A 35' wide right of way for (2) pipelines. La Ward Farm.
22-J-021X	Jackson County, TX	Missouri Pacific Railroad Company (UPRR)	South Texas Pipeline Company	None	License for (1) 6" propylene and (1) 8" ethylene pipelines at MP 147.02 near Lolita, TX. CA77853. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
22-J-022X	Jackson County, TX	Texas Deparment of Transportation	South Texas Pipeline Company	None	Permit for (1) 6" and (1) 8" pipeline 60" under pavement and 48" below bottom ditch. Crossing FM 616, 2.5 miles west of state highway no. 172.
22-J-023	Jackson County, TX	Pablo R. Gonzales and wife Manuela Gonzales	South Texas Pipeline Company	v568/p280	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-024	Jackson County, TX	Lurlie J. McCall a.k.a. Lurlie J. Betts	South Texas Pipeline Company	v568/p284	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-024X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Ward Ranch Rd.
22-J-025	Jackson County, TX	Donald R. White and wife Audrey M. White	South Texas Pipeline Company	v568/p692	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-026	Jackson County, TX	William T. Chumney, Jr. and San Antonio Bank Trust	South Texas Pipeline Company	v575/p1029	A 35' wide right of way for (2) pipelines with 5' of cover.
22-J-027	Jackson County, TX	Alma A. Cooper	South Texas Pipeline Company	v565/p731	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-028	Jackson County, TX	J. C. Baker and wife Hallie	South Texas Pipeline Company	v565/p875	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-029	Jackson County, TX	William T. Chumney, Jr. and San Antonio Bank and Trust Company as Trustees under will of Alfred P.W	South Texas Pipeline Company	v575/p1029	A 35' wide right of way for (2) pipelines.
22-J-030	Jackson County, TX	Harry Mauritz Estate	South Texas Pipeline Company	v569/p448	A 35' wide right of way for (2) pipelines with 60" of cover.
22-J-031X	Jackson County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit to cross SH 172, for (2) pipelines with 60" of cover under pavement and 48" below the lowest point in ditch.
22-J-032	Jackson County, TX	Alma C. Mehrens, Independent and as Executor of the Estate of Clarence C. Mehrens, Deceased	South Texas Pipeline Company	v568/p685	A 35' wide right of way for (2) pipelines not to exceed 8" with 36" of cover. $50.00 per assignment.
22-J-033	Jackson County, TX	Louise Bonnot	South Texas Pipeline Company	v571/p319	A 35' wide right of way for (2) pipelines with 48" of cover.
22-J-034	Jackson County, TX	Charles Joseph Bonnot	South Texas Pipeline Company	v571/p329	A 35' wide right of way for (2) pipelines with 48" of cover.
22-J-035	Jackson County, TX	Mary Louise Bonnot	South Texas Pipeline Company	v571/p309	A 35' wide right of way for (2) pipelines with 48" of cover. Amendment to description of easement dated 08/25/78 in v585/p267, which corrects description of easement.
22-J-035X	Jackson County, TX	State of Texas General Land Office	South Texas Pipeline Company	v569/p1255	ME 880006 (ME 3839) for (2) pipelines across West Carancahua Creek. This easement has expired.
22-J-035XX	Jackson County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12588 across the West Carancahua Creek with (1) 6" and (1) 8" pipelines.
22-J-036	Jackson County, TX	Mary Louise Bonnot	South Texas Pipeline Company	v571/p309	A 35' wide right of way for (2) pipelines with 48" of cover.
22-J-037	Jackson County, TX	M. H. Brock, executor Trustee, et al	South Texas Pipeline Company	v569/p55	A 35' wide right of way for (2) pipelines with 60" of cover.
22-J-038	Jackson County, TX	Esther S. Mullin, administrator	South Texas Pipeline Company	v570/p668	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-038X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Shell Co. Rd... Approval for road crossings in Jackson County.
22-J-039	Jackson County, TX	A. W. Swenson and wife Claudia P. Swenson	South Texas Pipeline Company	v566/p480	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-039X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Shell Co. Rd... Approval for road crossings in Jackson County.
22-J-040	Jackson County, TX	Carl W. Swenson and wife Ethel Swenson	South Texas Pipeline Company	v566/p320	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-041	Jackson County, TX	Harry M. Engelmohr and Jessie M. Engelmohr	South Texas Pipeline Company	v568/p286	A 35' wide right of way for (2) pipelines with 36" of cover.
22-J-041X	Jackson County, TX	Jackson County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Shell Co. Rd.
22-M-001	Matagorda County, TX	Thelma Lucille Reeves	South Texas Pipeline Company	v596/p829	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-001A	Matagorda County, TX	Frances Strarup Reece	South Texas Pipeline Company	v607/p868	A 35' wide right of way for (2) pipelines with 48" of cover. SW 100 acres out of 150 acres. Section 4, Block 7 of the I & G. N. RR Co. Survey, A-319.
22-M-001B	Matagorda County, TX	Leroy Strarup	South Texas Pipeline Company	v607/p872	A 35' wide right of way for (2) pipelines with 48" of cover.
22-M-001X	Matagorda County, TX	State of Texas General Land Office	South Texas Pipeline Company	v569/p1270
ME 3847/ ME 880012 for (1) 6" and (1) 8" pipelines crossing East Carancahua Creek.  ME 880012.  In 1988, GLO determined that they did not have authority over this creek and confirmed in fax dated 01/01/03 that GLO still doesn't have any jurisdiction over

22-M-001XX	Matagorda County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12588 across East Carancahua Creek with (1) 6" and (1) 8" pipelines.
22-M-002	Matagorda County, TX	Gertrude Hansen, Executrix	South Texas Pipeline Company	v607/p882	A 35' wide right of way for (2) pipelines with 48" of cover.
22-M-003	Matagorda County, TX	F. W. Trojak, et al	South Texas Pipeline Company	v607/p859	A 35' wide right of way for (2) pipelines with 40" of cover.
22-M-006	Matagorda County, TX	F. W. Trojak, et al	South Texas Pipeline Company	v607/p864	A 35' wide right of way for (2) pipelines with 40" of cover.
22-M-007	Matagorda County, TX	Doris Stovall Shillings, Trustee	South Texas Pipeline Company	v602/p153	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-009	Matagorda County, TX	Guy F. Stovall, et al	South Texas Pipeline Company	v600/p483	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-009A	Matagorda County, TX	Edith I. Stovall, et al	South Texas Pipeline Company	v615/p717	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-011X	Matagorda County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2223. Permit for (2) pipelines crossing state highway 111, west of state highway 71.
22-M-012	Matagorda County, TX	Guy F. Stovall, et al	South Texas Pipeline Company	v600/p481	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-013	Matagorda County, TX	Mallory Kountze and Ira L. Couch, Jr.	South Texas Pipeline Company	v6002/p155	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-013X	Matagorda County, TX	Matagorda County Commissioners Court	South Texas Pipeline Company	None	Permit for (2) pipelines with 4' of cover below the bottom of the ditch.
22-M-013X	Matagorda County, TX	Matagorda County Drainage District No. 1 and 2	South Texas Pipeline Company	None	Permit for (1) 6" and (1) 8" pipeline with 5' of cover. Application and approval from District No. 1 and 2.
22-M-014	Matagorda County, TX	Fred C. Cornelius, Jr., and Elva Cornelius	South Texas Pipeline Company	v603/p397	A 35' wide right of way for (2) pipelines not to exceed 8" with 48" of cover. $50.00 per assignment.
22-M-015	Matagorda County, TX	R. B. Trull, individually and as agent, et al	South Texas Pipeline Company	v598/p836	A 35' wide right of way for (2) pipelines with 36" of cover and 43" below on all roads, ditches, drains, canals and laterals. Includes relocation clause.
22-M-016	Matagorda County, TX	Farmers Canal Company, R. B. Trull, President	South Texas Pipeline Company	v598/p831	A 35' wide right of way for (2) pipelines with 36" of cover and 42" below all roads, etc. Includes relocation clause.
22-M-017	Matagorda County, TX	Stuart H. Johnson and Cindy Johnson	South Texas Pipeline Company	v604/p340	A 35' wide right of way for (2) pipelines with 36" of cover and 42" below all roads, etc. Includes relocation clause.
22-M-018	Matagorda County, TX	Martin Herman and Mary L. Herman	South Texas Pipeline Company	v597/p773	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-019	Matagorda County, TX	Sophie H. McGraw	South Texas Pipeline Company	v597/p507	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-020	Matagorda County, TX	Martin Herman and Mary L. Herman	South Texas Pipeline Company	v597/p773	A 35' wide right of way for (2) pipelines with 36" of cover. See file M-018 for documents.
22-M-020X	Matagorda County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2222 for (2) pipelines crossing state highway no. 71 with a 10' wide right of way with 4' of cover at the lowest point and 6' of cover on the road.
22-M-021	Matagorda County, TX	Eugene G. Cornelius	South Texas Pipeline Company	v601/p397	A 35' wide right of way for (2) pipelines not exceeding 8" with 48" of cover. Grantees must pay grantors $25.00 for each assignment.
22-M-022	Matagorda County, TX	James T. Cornelius and Nellie L. Cornelius	South Texas Pipeline Company	v601/p392	A 35' wide right of way for (2) pipelines not to exceed 8" with 48" of cover. Grantee must pay to grantor $25.00 for each and every assignment made.
22-M-023	Matagorda County, TX	W. D. Cornelius and Julie Cornelius	South Texas Pipeline Company	v602/p161	A 35' wide right of way for (2) pipelines not to exceed 8" with 48" of cover. Grantee must pay to grantor $25.00 for each and every assignment made.
22-M-024	Matagorda County, TX	Floyd G. Cornelius and Doris M. Cornelius	South Texas Pipeline Company	v597/p37	A 35' wide right of way for (2) pipelines with 36" of cover.
22-M-025	Matagorda County, TX	Mallory Kountze and Ira L. Couch, Jr.	South Texas Pipeline Company	v602/p155	A 35' wide right of way for (2) pipelines with 36" of cover. Must secure written permission to enter. Grantee shall provide written notice of assignment to grantor.
22-M-026	Matagorda County, TX	Lewis Edwin Smith and Thelma S. Smith	South Texas Pipeline Company	v635/p511	A 35' wide right of way for (2) pipeline with 36" of cover and (1) lateral pipeline with a 20' wide right of way with 36" of cover.
22-M-026A	Matagorda County, TX	Thelma S. Smith and Lewis Edwin Smith	Texas Brine Corporation	v469/p390
Lease of lands described as the North 1/2 of Lot 14 of a subdivision of the Henry Parker Leage, A-68, for the purpose of the production of salt brine and storage, not taking up more than 20 acres.  Allows for (1) pipeline.  Lessors must be notified with c

22-M-026S	Matagorda County, TX	Marion Myers, et al	South Texas Pipeline Company	v611/p626	A 20' wide right of way for (1) pipeline with 36" of cover. Easement is North lateral to Seadrift Facility along East property line.
22-M-026SX	Matagorda County, TX	CCPC	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	v644/p856	Surface lease for Markham Dome Microwave Site. Lease effective 11/1/79.
22-M-026X	Matagorda County, TX	Matagorda County Commissioners Court	South Texas Pipeline Company	None	Amendment for crossing County roads in Precincts 1 and 4 without venting or casing at crossing points. Original in 22-M-013X.
22-M-027	Matagorda County, TX	Lawrence J. Peterson and Gloria Peterson	South Texas Pipeline Company	v600/p476	A 35' wide right of way for (2) pipelines with 36" of cover
22-M-027X	Matagorda County, TX	State of Texas General Land Office	South Texas Pipeline Company	v604/p756	ME 003833/ME 3833 for (1) 6" and (1) 8" pipelines across Tres Palacious Creek. $25.00 per assignment. Letter from GLO states that they no longer have jurisdiction over Tres Palacious Creek.
22-M-027XX	Matagorda County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12590 across Tres Palacios Creek with (1) 6" and (1) 8" pipeline.
22-M-028	Matagorda County, TX	Mignon Doman	South Texas Pipeline Company	v601/p401	A 35' wide right of way for (2) pipelines not to exceed 8" with 36" of cover. $50.00 per assignment.
22-M-028X	Matagorda County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2187 for (2) pipelines across FM 1468.
22-M-029	Matagorda County, TX	Louis Harper	South Texas Pipeline Company	v602/p649	A 35' wide right of way for (2) pipelines with 36" of cover.
22-NT-001	Nueces County, TX	South Texas Pipeline Company	CCPC Chemical, Inc. with Champlin, Imperial, and SolTex	v1683/p714	Microwave tower.
22-NT-001	Nueces County, TX	South Texas Pipeline Company	Houston Rental Towers	None	(3) microwave dishes and (3) UHF or similar antennas. Refers to sublease between CCPC and South Texas Pipeline Company. Must notify sublessors (grantor) of assignment in writing.
23-N-C1	Nueces County, TX	CCPC	Champlin Pipeline, Inc., Imperial Pipeline, Inc., and SolTex Pipeline, Inc.	v1764/p21	Roll 674/Image 698. Easement, metering, launcher site and valve site on 1211.58 acre tract in A-854 & A-852 for (1) pipeline with 36" if cover.
23-N-C1	Nueces County, TX	CCPC	Valero Marketing Company	None	A right of way for (1) 6" pipeline with 36" of cover.
23-N-C2	Nueces County, TX	John E. Matocha and wife Margaret Weaver Matocha	Champlin Petroleum Company	v1672/p110	A 50' wide right of way with 36" of cover. Matocha granted a 3.79 acre tract in Warranty Deed recorded in Document No. 200105356. This is being taxed to Equistar. Need to pick up document.
23-N-C3	Nueces County, TX	George W. Hoelscher and wife, Camilia M. Hoelscher	Oxy Petrochemicals, Inc.	v2176/p941	18.87 acres out of 28.08 acre tract in N 1/2 NW 1/4, Survey No. 409, A-555.
23-N-C3-R	Nueces County, TX	George W. Hoelscher and wife, Camilla M. Hoelscher	CCPC	v1599/p290	South 150' of 28.06 acres out of the N 1/2 NW 1/4 Survey No. 409, A. B. & M Survey, A-555 containing 2.67 acres out of a 9.21 acre tract. NTCE
23-N-C3-R	Nueces County, TX	George W. Hoelscher and wife, Camilla M. Hoelscher	Oxy Petrochemicals, Inc.	v2176/p941	18.87 acres out of 28.08 acre tract in N 1/2 NW 1/4, Survey No. 409, A-555. NTCE
23-N-001	Nueces County, TX	Peter Siracusa and Obdulia Roldan Siracusa	Champlin Petroleum Company	v1632/p184	A 35' wide right of way for no more than (9) pipelines with 36" of cover.
23-N-002	Nueces County, TX	Gertrude Kathryn Hoelscher Gajdos, et al	Oxy Petrochemicals, Inc.	906925	Fee for 5.0 acres out of 80 acres in the A. B. M. Survey 409, A-555.
23-N-002R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Easement crossing McKinzie Rd.. See file 23-N-025 for documents.
23-N-002RX	Nueces County, TX	Texas Department of Transportation	Champlin Petroleum Company	None	Permit to cross McKinzie Rd. with (1) 12" pipeline.
23-N-003	Nueces County, TX	Gladys Jane Olson, et al	Champlin Petroleum Company	v1844/p948
A 35' wide right of way for no more than (9) pipelines with 36" of cover.  Copy of assignment to grantors by registered mail.  New ownership:  Donald P. Olson, C/O Nicolas & Morris & Galbreath, 5926 S. Staples, Suite A-2, Corpus Christi, TX 78413.

23-N-004	Nueces County, TX	KLL Company	Champlin Petroleum Company	v1677/p82	A 35' wide right of way for one or more pipelines with 36" of cover. This easement supercedes one granted by Herco Truck Service, Inc. 10/14/77 in v1632/p188.
23-N-005	Nueces County, TX	Annie Blake Morgan Head, indivually and as testamentary Trustee	Champlin Petroleum Company	v1644/p920
A 35' wide right of way for (9) pipelines with 30" of cover.  Amended 09/06/78 allowing no more than (10) pipelines. (not recorded)  New ownership: D. H. Braman, C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.

23-N-005-RX	Nueces County, TX	Texas Department of Transportation	CCPC	None	Permit No. 1600 for (12) pipelines.
23-N-005R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Rand Morgan Rd. See N-025 for documents.
23-N-006	Nueces County, TX	Dinero Oil Company	Champlin Petroleum Company	v1651/p48
A 35' wide right of way for (9) pipelines with 36" of cover.  Term is for a period of 5 years and as long thereafter as any of such pipelines are used.  True copy of assignment to grantors by registered or certified mail.

23-N-006	Nueces County, TX	Bruce Anderson and Cecil R. Payne, D/B/A Dinero Oil Company	Champlin Petroleum Company	None	Undetermined width for (1) 8" pipeline.
23-N-006R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Clarkwood Rd.. Refer to N-025 for documents.
23-N-007	Nueces County, TX	John C. Brooke, Trustee	CCPC	v1748/p359	A 4' wide right of way with 36" of cover across Farm Lot 21, Lt. B Shephard Farm Lots, Section 406, John Dunn Survey, A-970, Nueces County, TX.
23-N-007	Nueces County, TX	Shirley P. Hale and J. Stanley Hale	Champlin Petroleum Company	v1659/p604	A 35' wide right of way for one or more pipelines with 30" of cover. Renewal based on CPI.
23-N-007A	Neuces County, TX	Josephine Perkins Myler, Independent Executrix	Champlin Petroleum Company	None	A 35' wide right of way for (14) pipelines with 36" of cover.
23-N-007A-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Spillwell Rd.. Refer to N-025 for documents.
23-N-007B	Nueces County, TX	Chris Rae Corporation	Champlin Petroleum Company	v1659/p269	A 35' wide right of way for (9) pipelines with 36" of cover.
23-N-007C & D	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1722/p837	A 35' wide right of way for and unlimited number of pipelines with 36" of cover. This tract acquired by CCPC 4/30/80.
23-N-007E.1	Nueces County, TX	Guadalupe H. Iglesias and Agapita Iglesias	Champlin Petroleum Company	v1651/p40	A 35' wide right of way for (9) pipelines with 36" of cover.
23-N-007E.1-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Main Drive. Refer to N-025 for documents.
23-N-007F.1	Nueces County, TX	Apolinar B. Iglesias and Yolanda Iglesias	Champlin Petroleum Company	v1651/p43	A 35' wide right of way for (9) pipelines with 36" of cover.
23-N-007G	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	Clerk File 175674	A (various widths) right of way for an unlimited amount of pipelines with 36" of cover. This tract acquired by CCPC 4/30/80.
23-N-007H	Nueces County, TX	Iris Powell Grant	Champlin Petroleum Company	v1697/p784	A 35' wide right of way for (8) pipelines with 36" of cover across 175.998 acre tract, State Survey A-311, 312 & 585. Need a recorded copy of this easement.
23-N-007H-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Rhew Rd.. Refer to N-025 for documents.
23-N-007I	Nueces County, TX	E. J. Hood, Trustee	Champlin Petroleum Company	v1681/p117	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-007I-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Sedwick Rd.. Refer to N-025 for documents.
23-N-007R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Sedwick Rd.. Refer to N-025 for documents.
23-N-008	Nueces County, TX	E. J. Hood, Trustee	Champlin Petroleum Company	v1681/p117	Amendment corrects centerline description of easement dated 12/09/78.
23-N-009	Nueces County, TX	Annie Blake Morgan Head, Individually and as Trustee	Champlin Petroleum Company	v1664/p115
A 35' wide right of way for (7) pipelines with 30" of cover.  Must notify grantor in writing on assignment.  New ownership: D. H. Braman, et al, C/O Venable Proctor, One O'Connor Plaza, Suite 1100, Victoria, TX 77901.

23-N-010	Nueces County, TX	Charles Vartan Walker and Anna Berneice Walker, feme sole	Champlin Petroleum Company	v1632/p194	A 35' wide right of way for (7) pipelines with 36" of cover.
23-N-011	Nueces County, TX	Lucy V. Welch	Champlin Petroleum Company	v1632/p199	A 35' wide right of way for (7) pipelines with 36" of cover.
23-N-012	Nueces County, TX	Mesog V.Donigan	Champlin Petroleum Company	v1632/p204	A 35' wide right of way for (7) pipelines with 36" of cover.
23-N-013	Nueces County, TX	Marilyn Ruth Donigan	Champlin Petroleum Company	v1645/p347	A 35' wide right of way for (7) pipelines with 36" of cover.
23-N-014	Nueces County, TX	Parnot V.Donigan	Champlin Petroleum Company	v1644/p946	A 35' wide right of way for (7) pipelines with 36" of cover. Parallel and adjacent to existing LoVaca Pipeline Company easement.
23-N-015	Nueces County, TX	M. Harvey Weil	Champlin Petroleum Company	v1674/p649	Terminates former easement in v1644/p928. A 35' wide right of way for (8) pipelines, not exceeding 12" with 30" of cover. Must notify grantor of assignment by registered or certified mail.
23-N-015A	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1713/p880	A 35' wide right of way for and unlimited amount of pipelines with 36" of cover. Lot 3B of the McCampbell tract. This tract acquired by CCPC 4/30/80.
23-N-015A-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	SH 9 (Leopard Street). Refer to N-025 for documents.
23-N-015A-RX	Nueces County, TX	Texas Department of Transportation	CCPC	None	Permit No. 1627 for (8) pipelines.
23-N-017	Nueces County, TX	William A. Davis, E. Michael Harding and Roy L. Seikel	Champlin Petroleum Company	v1661/p957	A 35' wide right of way for (10) pipelines with 48" of cover. Ingress and egress from Leopard Street, on the southern boundary.
23-N-018	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	None
An 80' wide right of way for an unlimited amount of lines with 36" of cover.  Subject to terms and conditions in deed from Brooke in favor of L. J. Cohen, W. A. Cohen and  T. D. Cohen, recorded in v1683/p119.  This tract acquired by CCPC 4/30/80.

23-N-019	Nueces County, TX	Louis Jay Cohen, et al	Champlin Petroleum Company	v1664/p466
A 35' wide right of way for (7) pipelines not to exceed 12" with 30" of cover.  Ingress and egress on right of way only with written consent.  Must notify grantor of assignment by registered or certified mail.

23-N-019A	Nueces County, TX	Champlin Petroleum Company			A letter informing Mr. Mendez that they are purchasing Lot No. 121 next to his lot (No. 120) and when this is done, Champlin grants Mendez the existing fence located on the property line.
23-N-020	Nueces County, TX	Radio KCCT, Inc.	Champlin Petroleum Company	v1658/p447	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-020A	Nueces County, TX	Max C. Kluge	Champlin Petroleum Company	v1677/p68	A 35' wide right of way for one or more pipelines with 36" of cover. This documents supercedes easement in v1644/p935.
23-N-020A-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Benys Rd.. Refer to N-025 for documents.
23-N-021	Nueces County, TX	Max C. Kluge	Champlin Petroleum Company	v1659/p247	A 25' wide right of way for (8) pipelines with 36" of cover. This tract acquired by Champlin 1/1/78.
23-N-022	Nueces County, TX	Champlin Petroleum Company	CCPC	None	A 50' wide right of way for one or more pipelines. Property of Max Kluge, easement to Champlin, v1636/p976. Lots 1 and 22, sold to Champlin. This tract acquired by Champlin 1/1/78.
23-N-022-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Horizon Drive. Refer to N-025 for documents.
23-N-023	Nueces County, TX	Max C. Kluge and C. C. Speed	Champlin Petroleum Company	v1632/p209	A 50' wide right of way for (7) pipelines with 36" of cover.
23-N-023-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	I-37. Refer to N-025 for documents.
23-N-023-RX	Nueces County, TX	Texas Department of Transportation	CCPC	None	Permit No. 1312 for (3) pipelines.
23-N-024	Nueces County, TX	Champlin Petroleum Company	CCPC	v1706/p616
Surface easement for maintaining pipelines and automated valve site, etc.  No storage tanks.  Term is year to year, unless written notice of termination or cancellation.  This tract acquired by Champlin 9/23/78.

23-N-024	Nueces County, TX	Champlin Petroleum Company	CCPC	v1706/p596
A 10' wide right of way for one water pipeline with 30" of cover.  Ingress and egress to pipeline with knowledge of refinery manager and refinery security department.  This tract acquired by Champlin 5/24/74.

23-N-024-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684
A right of way for up to (12) pipelines.  Covers city roads on map  The following are reference numbers for the map only: Clarkwood Rd.: N-6R, Sedwick Rd.: N-7R, Spillwell Rd.: N-7AR, Main Drive: N-7E1R, Rhew Rd.: N-7HR, Sedwick Rd.: N-71R, SH 9 (Leopard

23-N-024RR	Nueces County, TX	Missouri Pacific Railroad Company (UPRR)	Champlin Petroleum Company	None	License for (1) 12.75" effluent water pipeline. Audit No. CA 77948. Folder No. 1270-76. MP 144.55. Crossing near Corpus Christi, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
23-N-025	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684
A right of way for up to (12) pipelines.  Covers city roads on map  The following are reference numbers for the map only: Clarkwood Rd.: N-6R, Sedwick Rd.: N-7R, Spillwell Rd.: N-7AR, Main Drive: N-7E1R, Rhew Rd.: N-7HR, Sedwick Rd.: N-71R, SH 9 (Leopard

23-N-026	Nueces County, TX	Academy Heights, Inc.	Champlin Petroleum Company	v1634/p444	Lots No. 6-14, both inclusive, Block No. 1, Academy Heights, Unit 2. NTCE
23-N-027	Nueces County, TX	Benedictine Fathers of Texas	Champlin Petroleum Company	v1658/p435	A 35' wide right of way for (6) pipelines with 36" of cover.
23-N-028	Nueces County, TX	Benedictine Fathers of Texas	Champlin Petroleum Company	v1658/p439	A 35' wide right of way for (6) pipelines with 36" of cover.
23-N-028-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Lantana Rd.. Refer to N-025 for documents.
23-N-029	Nueces County, TX	Frances Lee Grant, et al	Champlin Petroleum Company	v1692/p149	A 35' wide right of way for (9) pipelines not to exceed 12" with 48" of cover.
23-N-030	Nueces County, TX	Frances Lee Grant, et al	Champlin Petroleum Company	v1692/p149	A 35' wide right of way for (9) pipelines not to exceed 12" with 48" of cover.
23-N-031	Nueces County, TX	Frances Lee Grant, et al	Champlin Petroleum Company	v1692/p149	A 35' wide right of way for (9) pipelines not to exceed 12" with 48" of cover.
23-N-032	Nueces County, TX	John C. Brooke, Trustee and Margaret Clare Whelanbath	Champlin Petroleum Company	v1678/p222	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover on a 18.14 acre tract.
23-N-033	Nueces County, TX	Vallen Corporation	Champlin Petroleum Company	None
A 35' wide right of way for lots 32-A, 33,34, and 35 with an unlimited amount of pipelines and 36" of cover.  Lot 31-A is restricted to a 25' wide right of way.  NOTE: Sold to John C. Brook 05/29/80.  It was recorded, but document illegible.

23-N-033-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Manchester Avenue. Refer to N-025 for documents.
23-N-034	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1713/p875	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover. This tract acquired by CCPC 4/30/80.
23-N-035	Nueces County, TX	Ricardo Garcia and Lisa Garcia	Champlin Petroleum Company	v1659/p243	A 20' wide right of way for 6 pipelines with 36" of cover.
23-N-035-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Dona Rd.. Refer to N-025 for documents.
23-N-035B	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1713/p900	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover. This tract acquired by CCPC 4/30/80.
23-N-036	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1706/p870	A 100' wide right of way for an unlimited amount of pipelines with 36" of cover.
23-N-037	Nueces County, TX	Alton Todd White, Jr., et al	Champlin Petroleum Company	v1683/p792	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover.
23-N-037-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	McBride Lane. Refer to N-025 for documents.
23-N-038	Nueces County, TX	John C. Brooke, Trustee and Norris Hall, Sr.	Champlin Petroleum Company	v1692/p256	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover.
23-N-038-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Dedicated Rd.. Refer to N-025 for documents.
23-N-039	Nueces County, TX	John C. Brooke, Trustee, Trustee	Champlin Petroleum Company	v1713/p912	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover.
23-N-040	Nueces County, TX	Nueces County Navigation District No. 1	Champlin Petroleum Company	v1691/p205
License for (1) 8", (2) 10", (4) 6" pipelines and (1) 8" nitrogen pipeline, all over the Savage Lane Railroad right of way.  Written consent on assignment.  For any alterations, etc, must notify at least 48 hours in advance.  09/26/97 notice given to chan

23-N-041	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1713/p869	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover. This tract acquired by CCPC 4/30/80.
23-N-041A	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684
Revocable easement with various right of ways in public streets of the city for (12) pipelines.  Prior approval and concurrence of grantor on assignment.  Map refers to this ID No. as the Dunn Lane Extension.

23-N-041A-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Navigation Boulevard. Refer to N-025 for documents.
23-N-042A	Nueces County, TX	Betty Mathis	Champlin Petroleum Company	v1666/p981	A 35' wide right of way for an unlimited amount of pipelines with 36" of cover.
23-N-042B	Nueces County, TX	Slovak Brothers, Inc. and Adolf A. Slovak	Champlin Petroleum Company	v1666/p870	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-043	Nueces County, TX	Olivia Gouger Mason and Tom Morris Gouger	Champlin Petroleum Company	v1666/p995	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-044, 45, 45A	Nueces County, TX	W. L. Harris and Jewel M. Spangler, formerly Jewel M. Harris	Champlin Petroleum Company	v1664/p123	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-045-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Savage Lane. Refer to N-025 for documents.
23-N-045B	Nueces County, TX	Corpus Christi Independent School District	Champlin Petroleum Company	v1681/p22	A 50' wide right of way for an unlimited amount of pipelines with at least 36" of cover.
23-N-045C	Nueces County, TX	Marshall Hinman Company	Champlin Petroleum Company	v1684/p596	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-045D	Nueces County, TX	Valley Ditch Witch, Inc.	Champlin Petroleum Company	v1681/p988	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-045D-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Cantwell Rd.. Refer to N-025 for documents.
23-N-050	Nueces County, TX	Richard T. Bailey	Champlin Petroleum Company	v1683/p207	A 35' wide right of way for (9) pipelines not to exceed 12.75" with 36" of cover.
23-N-050A	Nueces County, TX	James A. Green and wife Dovie Green	Champlin Petroleum Company	v1681/p875	A 17.5 and a 35'' wide right of way for one or more pipelines with 36" of cover for laterals 1 and 2, respectively.
23-N-052	Nueces County, TX	James H. Belanger, Jr. and Margaret H. Belanger	Champlin Petroleum Company	v1672/p116	A 35' wide right of way for one or more pipelines with 36" of cover.
23-N-053A	Nueces County, TX	Earl C. Hardy and Ann Hardy Bratton, Individually and as duly authorized agent and attorney in fact for Georgia R. Hardy and Jessie Jean Hardy Yates	Champlin Petroleum Company	v1717/p317	A 35' across a 40' wide franchise right of way along west side of Lots 1-4, Block 2, Geistman Add for pipelines with 36" of cover.
23-N-054	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1713/p885	A 35' wide right of way for one or more pipelines with 36" of cover. This tract acquired by CCPC 4/30/80.
23-N-054-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Up River Rd.. Refer to N-025 for documents.
23-N-055	Nueces County, TX	Citgo Refining and Chemical Inc.	Oxy Petrochemicals, Inc.	None	A right of way for (2) 10"; (1) 8"; and (4) 6" pipelines and a 30' by 80' area for meter station. Check document for additional assignment requirements.
23-N-056	Nueces County, TX	Nueces County	CCPC	None	Permit to cross Tribble Lane.
23-N-057	Nueces County, TX	Amerada Hess Corporation	Champlin Petroleum Company	v1694/p427
A 35' wide right of way for (1) 10" gas oil line, (1) 10" naphtha line, (1) 6" motor gasoline, (1) 6" fuel gas line, (2) 6" spare lines, (1) 6" benzene line, (1) 8" nitrogen line.  All have 36" of cover.

23-N-057-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Poth Lane. Refer to N-025 for documents.
23-N-057A	Nueces County, TX	John C. Brooke, Trustee	CCPC	v1738/p133	Lots 6-8, Block C. Harbor View Estates. NTCE
23-N-057A-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Huisache Street. Refer to N-025 for documents.
23-N-057AA	Nueces County, TX	John C. Brooke, Trustee	Champlin Petroleum Company	v1713/p905	A 35' wide right of way for one or more pipelines with 36" of cover. This tract acquired by CCPC 4/30/80.
23-N-057B-F, 58, 59	Nueces County, TX	John C. Brooke, Trustee	CCPC	v1738/p133	Lots 1-15, Block D. Harbor View Estates. NTCE
23-N-059-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Noakes Street. Refer to N-025 for documents.
23-N-060	Nueces County, TX	John C. Brooke, Trustee	CCPC	v1738/p133	Lots 22, 23, Harbor View Estates. NTCE
23-N-061	Nueces County, TX	Amerada Hess Corporation	Champlin Petroleum Company	v1694/p427
A 35' wide right of way for (1) 10" gas oil line, (1) 10" naphtha line, (1) 6" motor gasoline, (1) 6" fuel gas line, (2) 6" spare lines, (1) 6" benzene line, (1) 8" nitrogen line.  All have 36" of cover.

23-N-062	Nueces County, TX	John C. Brooke, Trustee	CCPC	v1738/p133	Lots 16 and 17, Block M. Harbor View Estates. NTCE
23-N-063	Nueces County, TX	Amerada Hess Corporation	Champlin Petroleum Company	v1694/p427
A 35' wide right of way for (1) 10" gas oil line, (1) 10" naphtha line, (1) 6" motor gasoline, (1) 6" fuel gas line, (2) 6" spare lines, (1) 6" benzene line, (1) 8" nitrogen line.  All have 36" of cover.

23-N-063-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Gibson Street. Refer to N-025 for documents.
23-N-064	Nueces County, TX	CCPC	Champlin Petroleum Company	v1706/p608	Surface easement for a pipeline measurement station. No storage tanks allowed. Term from year to year unless written notice of cancellation given.
23-N-064	Nueces County, TX	Champlin Petroleum Company	CCPC	v1706/p602	A 35' wide right of way for one or more pipelines with 36" of cover. New ownership: Citgo Refining and Chemicals Company, LP., P. O. Box 3758, Tulsa, OK 74102-3758.
23-NL-001	Nueces County, TX	Iris Powell Grant, et al	Champlin Petroleum Company	v1659/p256	A 35' wide right of way for (3) pipelines with 36" of cover. See also NL2-05
23-NL-002	Nueces County, TX	Saber Refining Company	Champlin Petroleum Company	v1677/p72	A 15' wide right of way for one or more pipelines with 36" of cover.
23-NL-003	Nueces County, TX	Maxine McClendon Nichols	Champlin Petroleum Company	v1734/p543	Release and exchange for new easement with a 50' wide right of way. There are 9 counterparts to this document.
23-NL-003	Nueces County, TX	W. Preston Pittman, Trustee of the Robert Driscoll and Julia Driscoll and Robert Driscoll, Jr. Foundation, et al	CCPC	v1655/p925	Dredge Material Disposal Easement on 1783.33 acre tract.
23-NL-003.1	Nueces County, TX	Koch Refining Company, LP	Oxy Petrochemicals, Inc.	1996049343	A non-exclusive easement for a 10' by 50' right of way for multiple pipelines on a 96.2345 acre tract in v2334/p675.
23-NL-003.2	Nueces County, TX	Dr. McIver Furman, et al	CCPC	v1655/p754	South 150' of 28.06 acres out of the N 1/2 NW 1/4 Survey No. 409, A. B. & M Survey, A-555 containing 2.67 acres out of a 9.21 acre tract. NTCE
23-NL-003X	Nueces County, TX	Missouri Pacific Railroad Company (UPRR)	Champlin Petroleum Company	None	License for (1) 3.5" water pipeline. Audit No. CA 78199. Folder No. 1270-74. MP 141.71 near Corpus Christi, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
23-NL-003X	Nueces County, TX	Missouri Pacific Railroad Company (UPRR)	Champlin Petroleum Company	None
License for (3) pipelines of which (1) 6" Benzene and (1) 4.5"  mixed C-4, plus (1) 8.5" spare line.  MP 141.71 near Corpus Christi, TX.  Audit No. CA 77947.  Folder No. 1270-73.  Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.

23-NL-003X	Nueces County, TX	Missouri Pacific Railroad Company (UPRR)	Champlin Petroleum Company	None
License for (3) pipelines of which (1) 6.6" Benzene, (1) 4.5" mixed C-4, plus (1) 8"spare line.  Audit No. 77949.  MP 141.71.  Folder No. 1270-75.  Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.

23-NL1-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	SH 9. Refer to N-025 for documents.
23-NL1-R1	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Bearden Drive. Refer to N-025 for documents.
23-NL1-R2	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	I-37. Refer to N-025 for documents.
23-NL2-01	Nueces County, TX	C. C. Speed	Champlin Petroleum Company	v1659/p274	A 50' wide right of way for one or more pipelines with 36" of cover.
23-NL2-02	Nueces County, TX	D and P Partnership	Champlin Petroleum Company	v1659/p265	A 34' wide right of way for one or more pipelines with 36" of cover.
23-NL2-03	Nueces County, TX	Garey A. Maiden and Judy Maiden	Champlin Petroleum Company	None	A 10' wide right of way with 48" of cover. Refers to Lundstrom easement in v1661/p373.
23-NL2-03	Nueces County, TX	Richard Lundstrom	Champlin Petroleum Company	v1661/p373	A 50' wide right of way for one or more pipelines with 36" of cover.
23-NL2-04	Nueces County, TX	E. N. Fulghum and C. C. Speed	Champlin Petroleum Company	v1659/p590	A 50' wide right of way for one or more pipelines with 36" of cover.
23-NL2-05	Nueces County, TX	Iris Powell Grant	Champlin Petroleum Company	v1859/p256	A 35' wide right of way for (3) pipelines. Amended in v1672/p736 for (3) more pipelines.
23-NL2-2R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Leopard Street a.k.a. SH 9. Refer to N-025 for documents.
23-NL2-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Up River Rd.. Refer to N-025 for documents.
23-NL3-R	Nueces County, TX	City of Corpus Christi	Champlin Petroleum Company	v1680/p684	Future Rd.. Refer to N-025 for documents.
23-NSL-001	Nueces County, TX	Louis Swetlick and wife, Emily Swetlick	CCPC	v1850/p367	A 10' wide right of way for (1) 6" pipeline with 36" of cover. This easement also includes a 40' by 60' metering site. A-592, A-606
23-NSL-002	Nueces County, TX	Hedie Shutz, widow; Meta K. Naumann, widow; Relo F. Naumann, et ux and Martha Jean Naumann	CCPC	v1850/p376	A 10' wide right of way for (1) 6" pipeline with 36" of cover. A-592
23-NSL-003	Nueces County, TX	Stephan Swetlick and wife, Mary Swetlick	CCPC	v1850/p383	A 10' wide right of way for (1) 6" pipeline with 36" of cover. A-592.
23-NSL-004	Nueces County, TX	T. C. Hilton	CCPC	v1850/p389	A 10' wide right of way for (1) 6" pipeline with 36" of cover. A-592
23-NSL-005	Nueces County, TX	Anna M. Wendland, aka Mrs. Paul Wendland	CCPC	v1850/p394	A 10' wide right of way for (1) 6" pipeline with 36" of cover. A-592
23-NSL-006	Nueces County, TX	William Swetlick and wife, Mary Swetlick	CCPC	v1850/p399	A 10' wide right of way for (1) 6" pipeline with 36" of cover.
23-001X	Nueces County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 1978 for crossing Highway 44 with (1) 4" pipeline.
39136	Nueces County, TX	Ralf E. Andrews, et al	Celanese Pipeline Company	v1716/p649	Easement for a valve site on existing pipeline right of way.
39164	Nueces County, TX	J. W. Jalufka, et ux	South Texas Pipeline Company	v1713/p673	A 35' wide right of way for (1) pipeline with 36" of cover.
39195	Nueces County, TX	Farreal J. Hoelscher, et al	South Texas Pipeline Company	v1713/p689	A 35' wide right of way for (1) pipeline with 36" of cover.
39225	Nueces County, TX	Jerome Rektorik	South Texas Pipeline Company	v1713/p679	A 35' wide right of way for (1) pipeline with 36" of cover.
23-005X	Nueces County, TX	Nueces County Commissioners Court	South Texas Pipeline Company	v21/p345 (Commish. Court)	Permit to cross CR 36.
39256	Nueces County, TX	Doris Ann Usener, et vir	South Texas Pipeline Company	v1713/p706	A 35' wide right of way for (1) pipeline with 36" of cover.
23-006X	Nueces County, TX	Nueces County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 34.
39286	Nueces County, TX	J. Kenneth Baker, et vir	South Texas Pipeline Company	None	A 35' wide right of way for (1) pipeline with 36" of cover.
39317	Nueces County, TX	F. S. Burkhardt, Sr., et ux	South Texas Pipeline Company	v1713/p722	A 35' wide right of way for (1) pipeline with 36" of cover.
23-008X	Nueces County, TX	Nueces County Commissioners Court	South Texas Pipeline Company	v21/p345 (Commish. Court)	Permit to cross CR 30.
39348	Nueces County, TX	Anna Beth Simpson, et al	South Texas Pipeline Company	v1716/p658	A right of way for (1) 4.5" pipeline.
23-009X	Nueces County, TX	Nueces County Commissioners Court	South Texas Pipeline Company	v21/p345 (Commish. Court)	Permit to cross CR 28.
39378	Nueces County, TX	Mary Edith Floerke, et al	South Texas Pipeline Company	v1713/p727	A 35' wide right of way for (1) pipeline with 36" of cover.
39409	Nueces County, TX	Aileen Moore Waters, et al	South Texas Pipeline Company	v1713/p732	A 35' wide right of way for (1) pipeline with 36" of cover.
23-011A	Nueces County, TX	Dorothy Mae Barclay, et vir	South Texas Pipeline Company	v1713/p737	A 35' wide right of way for (1) pipeline with 36" of cover.
23-012A	Nueces County, TX	B. E. S. Company	South Texas Pipeline Company	v1716/p665	A 35' wide right of way for (1) pipeline with 36" of cover.
23-013A	Nueces County, TX	John C. Brooke, Trustee	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	v1725/p910	2.494 acres, Survey No. 38, patented to E. R. Oliver by Patent No. 348, volume 16, A-792, Nueces County, TX. Also for a valve site for the Bishop Lateral.
25-M-030	Matagorda County, TX	Tres Palacios Corporation	South Texas Pipeline Company	v598/p842	A 35' wide right of way for (2) pipelines with 42" of cover below roads, ditches, drains, canals and laterals.
25-M-030XX	Matagorda County, TX	Matagorda County Commissioners	South Texas Pipeline Company	None	CR 2175. Permit authorizes South Texas to cross County roads within Matagorda County with (1) 6" and (1) 8" pipeline.
25-M-030X	Matagorda County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit crossing FM 1162 with (2) pipelines.
25-M-031	Matagorda County, TX	Margarite H. Poole, indivually and as independent executor	South Texas Pipeline Company	v602/p169	A 35' wide right of way for (2) pipelines not to exceed 8" with 36" of cover. Must have consent for ingress and egress. $50.00 per assignment.
25-M-031X	Matagorda County, TX	Matagorda County Commissioners	South Texas Pipeline Company	None	Permit authorizes South Texas to cross County roads within Matagorda County with (1) 6" and (1) 8" pipeline. See file M-30X for documents.
25-M-032	Matagorda County, TX	Thomas B. LeTulle	South Texas Pipeline Company	v602/p164	A 35' wide right of way for (2) pipelines with 36" of cover.
25-M-033	Matagorda County, TX	George W. Townsend	South Texas Pipeline Company	v600/p684	A 35' wide right of way for (2) pipelines with 36" of cover.
25-M-034X	Matagorda County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12590 crossing the Colorado River with (1) 6" and (1) 8" pipelines.
25-M-034XX	Matagorda County, TX	State of Texas General Land Office	Equistar Chemicals, LP		ME 20030142. Right of Way for (1) 6" and (1) 8" pipelines crossing the Colorado River near Bay City, TX.
25-M-035	Matagorda County, TX	John S. Runnells d/b/a Runnells-Pierce Ranch	South Texas Pipeline Company	v603/p389	A 35' wide right of way for (2) pipelines with 36" of cover. Also included is (1) valve site and (1) stopper-fee facility.
25-M-036	Matagorda County, TX	Clive Runnells	South Texas Pipeline Company	v603/p393	A 35' wide right of way for (2) pipelines with 36" of cover as well as (1) valve site.
25-M-036X	Matagorda County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2221 for (2) pipelines with 4' of cover at the lowest point of ditch and 6' below road surface. Crosses SH 60.
25-M-037X	Matagorda County, TX	Matagorda County Commissioners	South Texas Pipeline Company	None	Permit authorizes South Texas to cross County roads within Matagorda County with (1) 6" and (1) 8" pipeline. See file M-30X for documents.
25-M-038X	Matagorda County, TX	Atchison, Topeka and Santa Fe Railroad Company (BNSF)	South Texas Pipeline Company	None	License No. 155162, Folder No. 2262, for (2) pipelines near Runnels Station in Runnells, TX. CT 27748, mile post 61 + 2871.0
25-M-039X	Matagorda County, TX	Southern Pacific Transportation Company (UPRR)	South Texas Pipeline Company	None	Audit No. 185456 for (2) pipelines near Palacios Branch Track. MP 21.46. Crossing in Don Tol, TX.
25-M-040X	Matagorda County, TX	State of Texas General Land Office	South Texas Pipeline Company	v604/p770	ME 3836/ ME 003836 for (2) pipelines across Caney Creek. GLO no longer has jurisdiction over this crossing. No renewal required.
25-M-040XX	Matagorda County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12590crossing Caney Creek with (1) 6" and (1) 8" pipeline.
25-M-041X	Matagorda County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2227 across FM 1728 for (2) pipelines with a 10' wide right of way and 4' of cover in ditches and 6' on road surface.
25-M-042X	Matagorda County, TX	State of Texas General Land Office		None	No documents in file. Alligator Creek.
25-M-042XX	Matagorda County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12590 crossing Alligator Lake with (2) pipelines.
25-BR-001	Brazoria County, TX	First International Bank in Houston, Trustee	South Texas Pipeline Company	v1409/p83
A 35' foot right of way for (1) 8" pipeline.  Permits construction of microwave tower and control equipment building.  New ownership: Barada Family Trust, C/O Andrew Barada, 87 Juniper Rd., New Canaan, CT 06840-5138.  Ownership: U. S. Fish and Wildlife Se

25-BR-001	Brazoria County, TX	Brazoria County	South Texas Pipeline Company	None	Building Permit No. 2690 for a microwave tower.
25-BR-001X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	A right of way for a 6" propylene and an 8" ethylene line, permit No. 78-2172, FM Highway No. 1301; 0.8 miles NW of FM 524 interSection with FM 1301; 30 day notice to relocate.
25-BR-002	Brazoria County, TX	Lone Star Salt Water Company	South Texas Pipeline Company	v1419/p845	A 35' wide right of way for (1) 6" pipeline and (1) 8" pipeline.
25-BR-003	Brazoria County, TX	J. D. Yelderman and Sue Yelderman, husband and wife	South Texas Pipeline Company	v1385/p348
A 35' right of way.  Beginning at a point in the west line; said point being 583' north along said line from the southwest corner; thence North 43.05' East a distance of 6,711'; thence North 44.31' East a distance of 9,187'; thence North 69.29' East a dis

25-BR-004X	Harris and Brazoria	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12592 crossing the San Bernard River with (1) 6" and (1) 8" pipelines. Permit transferred to CCPC Chemical, Inc. on 07/06/87.
25-BR-004XX	Brazoria County, TX	State of Texas General Land Office	South Texas Pipeline Company	v1408/p252	ME 880003 across the San Bernard River. Formerly ME 3842 for (1) 6" and (1) 8" pipeline across the San Bernard River.
25-BR-005	Brazoria County, TX	Jules Todd, Jr. and Blanche Todd, his wife	South Texas Pipeline Company	v1428/p236	A 35' wide right of way for (1) 6" and (1) 8" pipeline.
25-BR-005A	Brazoria County, TX	Allen Rhodes and Nanie Rhodes	South Texas Pipeline Company	v1399/p861	A 35' wide right of way for (2) pipelines.
25-BR-006	Brazoria County, TX	Abbie Rhodes Johnson	South Texas Pipeline Company	v1406/p649	A 35' wide right of way for (2) pipelines.
25-BR-006X	Brazoria County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12591 crossing Mound Creek with (1) 6" propylene and (1) 8" ethylene pipelines. Permit transferred to CCPC Chemical, Inc. on 07/06/87.
25-BR-007	Brazoria County, TX	John David Heath, Jr. et al	South Texas Pipeline Company	v1446/p169	A 35' wide right of way for (2) pipelines, not to exceed 8 5/8" in outside diameter.
25-BR-007X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 4
25-BR-007X.1	Brazoria County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12591 crossing Varner Creek with (1) 6" propylene and (1) 8" ethylene pipelines.
25-BR-008	Brazoria County, TX	Baldwin Nash Young and Dorothy Long Cousins, et al	South Texas Pipeline Company	v1430/p828	A 30' right of way for (1) 6" and (1) 8" pipeline, (2) tracts of land (50' by 50') and (1) tract of land 100' by 100' for valve sites. Ratification of easement recorded at v1430/p853.
25-BR-008A	Brazoria County, TX	Frank Maroul and wife Anna C. Maroul	South Texas Pipeline Company	v1464/p94	A 20' right of way for (2) pipelines. Pipeline centerline description recorded at v1485/p458.
25-BR-011	Brazoria County, TX	Raymon Matula and Grace Matula	South Texas Pipeline Company	v1390/p293	A 35' right of way for (2) pipelines. Pipeline centerline description recorded at v1485/p462.
25-BR-012	Brazoria County, TX	Rosie Matula Phillips	South Texas Pipeline Company	v1407/p997	A 35' right of way for (2) pipelines.
25-BR-013	Brazoria County, TX	U. V. Whatley and Mildred C. Whatley	South Texas Pipeline Company	v1408/p685	Right of way for (2) pipelines. This agreement has a 20 year term, but is renewable. The next renewable time is 07/09/2018.
25-BR-013X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2235. Right of way for (1) 6" propylene and (1) 8" ethylene pipeline, crossing highway 36. Thirty days written notice is required to relocate the line.
25-BR-014	Brazoria County, TX	Charles Jackson Hooper, Jr.	South Texas Pipeline Company	v1547/p263	A 35' right of way for (2) pipelines.
25-BR-015	Brazoria County, TX	Curbie Vogler and Effie Mae Vogler	South Texas Pipeline Company	v1401/p127	A 35' right of way for (2) pipelines
25-BR-016	Brazoria County, TX	Elizabeth Shirley	South Texas Pipeline Company	v1396/p393
A 35' right of way for (2) pipelines covering all of lots 1 through 26, lots 29 through 39.  Both are inclusive of the McKay subdivision of lot 3 of the Lockwood subdivision in the NE 1/4 of Section 9, HT and B Survey, Abstract 262

25-BR-016	Brazoria County, TX	Marion Vaughn Shirley	South Texas Pipeline Company	v1415/p991
A 35' right of way for (2) pipelines covering all of lots 1 through 26, lots 29 through 39.  Both are inclusive of the McKay subdivision of lot 3 of the Lockwood subdivision in the NE 1/4 of Section 9, HT and B Survey, Abstract 262.

25-BR-017	Brazoria County, TX	Joseph Broz and Bernice Broz	South Texas Pipeline Company	v1408/p689	A 35' wide right of way for pipelines located in the north 1/2 of the southeast 1/4 of Section 9, H.T. & B.R.R. Co. survey, abstract No. 262, patent No. 226, dated 11/19/1870
25-BR-017X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 20.
25-BR-019	Brazoria County, TX	George R. Burke, Jr. et al	South Texas Pipeline Company	v1440/p847	A 30' wide right of way for (2) pipelines.
25-BR-020	Brazoria County, TX	Baldwin Nash Young and Dorothy Long Cousins, et al	South Texas Pipeline Company	v1430/p828	A 30' wide right of way for (1) 6" and (1) 8" pipeline.
25-BR-020.1	Brazoria County, TX	Mrs. F. O. Donley	South Texas Pipeline Company	v1426/p715	A 35' wide right of way for (2) pipelines. Proof of heirship recorded at v1426/p718.
25-BR-021	Brazoria County, TX	Stella Mons	South Texas Pipeline Company	v1394/p46	A 35' wide right of way for (2) pipelines.
25-BR-022	Brazoria County, TX	Baldwin Nash Young and Dorothy Long Cousins, et al	South Texas Pipeline Company	v1430/p828	A 30' wide right of way for (1) 6" and (1) 8" pipeline.
25-BR-023	Brazoria County, TX	Joseph W. Hasty and Wanda Louise Hasty, husband and wife, and the Texas Veteran's Land Board	South Texas Pipeline Company	v1394/p49	A 35' wide right of way for (1) 6" propylene and (1) 8" ethylene pipeline.
25-BR-023	Brazoria County, TX	Joseph W. Hasty and Wanda Louise Hasty, husband and wife	South Texas Pipeline Company	v1392/p396	A 35' wide right of way for (2) pipelines.
25-BR-024	Brazoria County, TX	Baldwin Nash Young and Dorothy Long Cousins, et al	South Texas Pipeline Company	v1430/p828	A 30' wide right of way for (1) 6" and (1) 8" pipeline.
25-BR-024X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 18.
25-BR-025	Brazoria County, TX	Gilbert J. Gutjahr, et al	South Texas Pipeline Company	v1408/p4	A 35' wide right of way for (2) pipelines.
25-BR-025	Brazoria County, TX	Gilbert J. Gutjahr, et al	South Texas Pipeline Company	v1411/p378
A right of way encompassing 5.739 total acres.  These facilities include a microwave tower (Ramsey Tower) and control equipment building, with other appropriate equipment and appurtenances.  Facility is not limited to 5.739 acre site during construction.

25-BR-025	Brazoria County, TX	Brazoria County	South Texas Pipeline Company	None	Building Permit No. 2687 for a microwave tower.
25-BR-026	Brazoria County, TX	Baldwin Nash Young and Dorothy Long Cousins, et al	South Texas Pipeline Company	v1430/p828	A 30' wide right of way for (1) 6" and (1) 8" pipeline.
25-BR-027	Brazoria County, TX	Dorothea Wynema Brown Gerson, heir of Lillian Brown, deceased	South Texas Pipeline Company	v1394/p43	A 35' wide right of way for (2) pipelines.
25-BR-028	Brazoria County, TX	Adam Kubeczka and Adelia Kubeczka, husband and wife	South Texas Pipeline Company	v1386/p184	A 35' wide right of way for (2) pipelines.
25-BR-029	Brazoria County, TX	Robert C. Lane	South Texas Pipeline Company	v1408/p9	A 35' wide right of way containing (2) pipelines.
25-BR-030	Brazoria County, TX	Baldwin Nash Young and Dorothy Long Cousins, et al	South Texas Pipeline Company	v1430/p828	A 30' wide right of way for (1) 6" and (1) 8" pipeline.
25-BR-030X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 25 .
25-BR-030X.1	Brazoria County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12591 crossing the Brazos River with (1) 6" propylene and (1) 8" ethylene pipelines.
25-BR-030X.2	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP		ME 880023 across the Brazos River near Rusharon, Texas.
25-BR-031	Brazoria County, TX	Texas Board of Corrections	South Texas Pipeline Company	v1408/p694	A 35' wide right of way for (2) pipelines.
25-BR-032	Brazoria County, TX	Diamond J. Land and Cattle Company	South Texas Pipeline Company	v1403/p344	A 35' wide right of way for (2) pipelines.
25-BR-033	Brazoria County, TX	Manveltex, Inc.	South Texas Pipeline Company	v1422/p825	A 35' wide right of way for (2) pipelines.
25-BR-033X	Brazoria County, TX	Corps of Engineers	None	None	Oyster Creek. No permit required per Janet Botello with the Corps.
25-BR-034R	Brazoria County, TX	Eric Charles Burrage and Alice Burrage, husband and wife	South Texas Pipeline Company	v1431/p731	A 35' wide right of way for (2) pipelines.
25-BR-035	Brazoria County, TX	Charles A. Habermacher, Sr. and Camille F. Habermacher, husband and wife	South Texas Pipeline Company	v1395/p611	A 35' wide right of way for (2) pipelines.
25-BR-035A	Brazoria County, TX	Charles A. Habermacher, Sr. and Camille F. Habermacher, husband and wife	South Texas Pipeline Company	v681/p717	A 35' wide right of way for (2) pipelines.
25-BR-036	Brazoria County, TX	Louis M. Pearce, Jr.	South Texas Pipeline Company	v1413/p133	A 35' wide right of way containing (2) pipelines.
25-BR-036X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	A right of way for (1) 6" propylene and (1) 8" ethylene pipeline. Permit No. 78-2232. Highway 1462
25-BR-037	Brazoria County, TX	R. P. Doherty, Jr.	South Texas Pipeline Company	v1418/p405	A 35' wide right of way for (2) pipelines.
25-BR-038	Brazoria County, TX	Rosalie Hagar, feme sole	South Texas Pipeline Company	v1450/p268	A 25' wide right of way containing (2) pipelines.
25-BR-044	Brazoria County, TX	Charlie Lee Green	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	v1546/p103	A 35' wide right of way for (2) pipelines.
25-BR-044	Brazoria County, TX	C. J. Williams, Anna Bell Williams and Rachel Franklin	South Texas Pipeline Company	v1420/p294	A 35' wide right of way for the (2) pipelines.
25-BR-045	Brazoria County, TX	John B. Holmes, et al	South Texas Pipeline Company	v1429/p652	A 35' wide right of way for (2) pipelines.
25-BR-045.1	Brazoria County, TX	Albert Fay, et al	South Texas Pipeline Company	v1443/p148	A 35' wide right of way for (2) pipelines.
25-BR-046	Brazoria County, TX	Clayton Foundation Company	South Texas Pipeline Company	v1407/p991	A 35' wide right of way for (2) pipelines.
25-BR-047	Brazoria County, TX	Crawford Buford and Marie Buford, husband and wife	South Texas Pipeline Company	v1395/p615	A 35' wide right of way for (2) pipelines.
25-BR-049	Brazoria County, TX	Amanda Mack	South Texas Pipeline Company	v1408/p6	A 35' wide right of way for (2) pipelines.
25-BR-050	Brazoria County, TX	Fred D. Johnson, et al	South Texas Pipeline Company	v1424/p606	A 35' wide right of way for (2) pipelines. Easement includes valve site. All pipelines and appurtenances must be buried a minimum of 4'.
25-BR-050X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 526.
25-BR-051	Brazoria County, TX	Lee M. Duggan, Jr. (individually) and as Trustee	South Texas Pipeline Company	v1422/p822	A 35' wide right of way for (2) pipelines.
25-BR-053	Brazoria County, TX	Curtis Joe Mowery, Jr. and Dorothy Sue Mowery, husband and wife	South Texas Pipeline Company	v1403/p350	A 35' wide right of way for (2) pipelines.
25-BR-053X	Brazoria County, TX	Missouri Pacific Railroad Company (UPRR)	South Texas Pipeline Company	None	A right of way for (1) 6" propylene and (1) 8" ethylene pipelines. Audit No. 77856, Mile post 27.82; Crossing near Rosharon, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
25-BR-054	Brazoria County, TX	Claud B. Hamill	South Texas Pipeline Company	v1390/p298	A 35' wide right of way for (2) pipelines.
25-BR-054A	Brazoria County, TX	General Crude Oil Company	South Texas Pipeline Company	None	A 20' wide right of way for (1) 6" and (1) 8" pipeline crossing Chocolate Bayou Canal.
25-BR-054X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2230. A right of way for (1) 6" propylene and (1) 8" ethylene pipeline across highway 288. 1.5 miles north of interSection FM 1462 in Chester S. Corbett Survey Abstract 64
25-BR-055	Brazoria County, TX	James A. Fite and Valerie Allen	South Texas Pipeline Company	v1403/p341	A 35' wide right of way for (2) pipelines.
25-BR-055X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 53.
25-BR-056	Brazoria County, TX	C.C. Kirkpatrick and Mrs. C. C. Kirkpatrick	South Texas Pipeline Company	v1390/p650	A 35' wide right of way for (2) pipelines.
25-BR-056X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 48.
25-BR-057	Brazoria County, TX	James A. Fite, Jr. and Valerie White Fite Allen	South Texas Pipeline Company	v1403/p341	A 35' wide right of way for (2) pipelines.
25-BR-058	Brazoria County, TX	Barbara Stewart Rawson	South Texas Pipeline Company	v1411/p376	A 35' right of way containing (2) pipelines. There are 2 counterparts to this document.
25-BR-058A	Brazoria County, TX	Brazoria County Drainage District	South Texas Pipeline Company	None	Permit to cross ditches/canals in districts 3, 4, and 5.
25-BR-058X	Brazoria County, TX	Corps of Engineers	None	None	Hayes Creek/Canal. No permit required per Janet Botello with the Corps.
25-BR-059	Brazoria County, TX	W.R. Wallace	South Texas Pipeline Company	v1391/p535	A 35' wide right of way for (2) pipelines.
25-BR-059X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit for (2) pipelines crossing in Brazoria County Precincts 2 and 3.
25-BR-060	Brazoria County, TX	Dale T. Keast	South Texas Pipeline Company	v1398/p71	A 35' wide right of way containing (2) pipelines.
25-BR-062	Brazoria County, TX	Richard H. Bayless and the Veteran's Land Board	South Texas Pipeline Company	v1453/p942	A 20' wide right of way for (2) pipelines.
25-BR-062X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 62.
25-BR-061	Brazoria County, TX	Constance E. Staves and Ethel L. Staves	South Texas Pipeline Company	v1401/p673	A 35' wide right of way for (2) pipelines.
25-BR-062A	Brazoria County, TX	Richard H. Bayless	South Texas Pipeline Company	v1425/p741	A 20' wide right of way for (2) pipelines.
25-BR-063	Brazoria County, TX	James W. McAnally and Ruby E. McAnally, husband and wife	South Texas Pipeline Company	v1396/p395	A 35' wide right of way for (2) pipelines.
25-BR-064	Brazoria County, TX	Exxon Gas Systems, Inc.	South Texas Pipeline Company	v1467/p741	A 20' wide right of way for (2) pipelines.
25-BR-065	Brazoria County, TX	Ruby Rosa Gerhart	South Texas Pipeline Company	v1545/p170	A 20' wide right of way for (2) pipelines.
25-BR-065	Brazoria County, TX	Minnie Gerhart Krotky, et al	South Texas Pipeline Company	v1453/p937	A 20' wide right of way for (2) pipelines.
25-BR-065X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2236. State highway No. 288.
25-BR-067	Brazoria County, TX	James Chernosky and Norma Chernosky	South Texas Pipeline Company	v1404/p458	A 35' wide right of way for (2) pipelines.
25-BR-067X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit granting right of way to cross CR 63.
25-BR-068	Brazoria County, TX	A.O.Susholtz, Trustee	South Texas Pipeline Company	v1429/p660	A 25' wide right of way for (2) pipelines. Easement is non-exclusive.
25-BR-068X	Brazoria County, TX	Brazoria County Drainage District	South Texas Pipeline Company	None	Permit to cross drainage ditches/canals in districts 3, 4 and 5.
25-BR-069	Brazoria County, TX	Clarence S. Kucera and Milady Ann Kucera	South Texas Pipeline Company	v1399/p859	A 35' wide right of way for (2) pipelines.
25-BR-069X	Brazoria County, TX	Brazoria County Drainage District	South Texas Pipeline Company	None	Permit to cross drainage ditches/canals in districts 3, 4 and 5.
25-BR-070	Brazoria County, TX	Emma Feyfar Blazek	South Texas Pipeline Company	v1399/p864	A 35' wide right of way for (2) pipelines. There is one counterpart to this document.
25-BR-071	Brazoria County, TX	Albina Duorak	South Texas Pipeline Company	v1387/p698	A 35' wide right of way containing (2) pipelines.
25-BR-072	Brazoria County, TX	Joe Tijerina and Matilda Cardenos	South Texas Pipeline Company	v1407/p989	A 35' wide right of way for (2) pipelines.
25-BR-072X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 65.
25-BR-073	Brazoria County, TX	Willie Prcin, et al	South Texas Pipeline Company	v1393/p260	A 35' wide right of way for (2) pipelines.
25-BR-074	Brazoria County, TX	O. S. Jenkins and Wann Jenkins, husband and wife	South Texas Pipeline Company	v1416/p433	A 1 acre right of way for placement of a microwave tower and control equipment.
25-BR-074	Brazoria County, TX	Brazoria County	South Texas Pipeline Company	None	Building Permit No. 2689 for a microwave tower.
25-BR-074	Brazoria County, TX	O. S. Jenkins and Wann Jenkins, husband and wife	South Texas Pipeline Company	v1416/p430	A 35' wide right of way for (2) pipelines.
25-BR-074	Brazoria County, TX	O. S. Jenkins and Wann Jenkins	South Texas Pipeline Company	v1388/p616	A 35' wide right of way for (2) pipelines.
25-BR-074A	Brazoria County, TX	Richard J. Caron and wife, Patricia A. Caron		None	Richard and Patricia Caron are current owners. Original easement is in file 25-BR-74.
25-BR-074B	Brazoria County, TX	Gonzalo Acosta and Romona Acosta		None	Gonzalo and Romona Acosta are current owners. Original right of way is in 25-BR-074.
25-BR-076	Brazoria County, TX	Eulah McIlvaine and Grace McIlvaine	South Texas Pipeline Company	v1417/p520	A 35' wide right of way containing (2) pipelines.
25-BR-076X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit granting right of way to cross CR 64.
25-BR-077	Brazoria County, TX	Joe J. Kucera and Mary Kucera, husband and wife	South Texas Pipeline Company	v1397/p518	A 35' wide right of way for (2) pipelines. No relocation, relaying or changing the size of the pipelines.
25-BR-077X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 786.
25-BR-078	Brazoria County, TX	Board of Trustees of Hermann Hospital Estate	South Texas Pipeline Company	v1406/p381	A 35' wide right of way for (2) pipelines.
25-BR-078X	Brazoria County, TX	Brazoria County Drainage District No. 4	South Texas Pipeline Company	None	Permission to cross drainage districts in District No. 4.
25-BR-078X	Brazoria County, TX	Brazoria County Drainage District No. 5	South Texas Pipeline Company	None	Permission to cross Drainage District No. 5.
25-BR-079A	Brazoria County, TX	Charles Stephen Williamson and Yreva L. Williamson, husband and wife	South Texas Pipeline Company	v1395/p613	A 35' wide right of way containing (2) pipelines.
25-BR-079AX	Brazoria County, TX	Brazoria County Drainage District	South Texas Pipeline Company	None	Permit to cross drainage ditches/canals in districts 3, 4 and 5.
25-BR-079X	Brazoria County, TX	City of Manvel	South Texas Pipeline Company	None	Permit to cross CR 76.
25-BR-079B	Brazoria County, TX	Lawrence J. Armstrong and Francis B. Armstrong, husband and wife	South Texas Pipeline Company	v1396/p397	A 35' wide right of way for (2) pipelines.
25-BR-079G	Brazoria County, TX	C. H. Booth and Olga Booth, husband and wife	South Texas Pipeline Company	v1414/p976	A 35' wide right of way for (2) pipelines. (1) pipeline not to exceed 8 5/8"; (1) pipeline not to exceed 6 5/8".
25-BR-079	Brazoria County, TX	Tranquilo Gubert, Trustee , et al	South Texas Pipeline Company	v1408/p20	A 35' wide right of way for (2) pipelines.
25-BR-102X	Brazoria County, TX	Brazos River Authority	South Texas Pipeline Company	None	A permit for (1) 6" and (1) 8" pipeline crossing Greenwall Lateral and System B Main Canal. New ownership: Gulf Coast Water Authority, C/O Raymond Macek, 3630 Texas Ave., Texas City, TX 77591-4824
25-BR-080	Brazoria County, TX	Gary Wayne Klopp and Suzanne Gail Klopp	South Texas Pipeline Company	v1407/p994	A 35' wide right of way for (2) pipelines.
25-BR-081	Brazoria County, TX	Terry Austin Newman	South Texas Pipeline Company	v1386/p186	A 35' wide right of way containing (2) pipelines.
25-BR-082A	Brazoria County, TX	Manvel Development Company, Inc., William J. Walker and Agnes Walker, husband and wife	South Texas Pipeline Company	v1426/p722	A 35' wide right of way for (2) pipelines. (1) containing ethylene 8 5/8" and (1) containing propylene 6 5/8".
25-BR-082B	Brazoria County, TX	Manvel Development Company, Inc.	South Texas Pipeline Company	v1434/p772
A grant to convey (2) assets of land being part of out lots 123 and 124 of Dr. A. A. Luther Subdivision of the town of Manvel.  Subject to pipeline rights of way described in document.  A grant to convey 2 acres of land being part of outlots 123 and 124 o

25-BR-082C	Brazoria County, TX	Gregario Salazar, Jr. and Josephine Salazar	South Texas Pipeline Company	v1388/p618	A 35' wide right of way containing (2) pipelines.
25-BR-082D	Brazoria County, TX	Weyman C. Autrey and Jeanette S. Autrey	South Texas Pipeline Company	v1403/p347	A 35' wide right of way containing (2) pipelines.
25-BR-082E	Brazoria County, TX	Kenneth D. Malcom and Denise K. Malcom, husband and wife	South Texas Pipeline Company	v1414/p982	A 35' wide right of way containing (2) pipelines.
25-BR-082H	Brazoria County, TX	Manvel Development Company, Inc.	South Texas Pipeline Company	v1426/p729	A 35' wide right of way for 2 pipelines.
25-BR-082F	Brazoria County, TX	John F. Euler and Cheri Fuller (husband and wife)	South Texas Pipeline Company	v1414/p990	A 35' right of way for 2 pipelines.
25-BR-082G	Brazoria County, TX	Gilbert Haferkamp, Jr.	South Texas Pipeline Company	v1414/p996	A 35' wide right of way containing two pipelines.
25-BR-082GX	Brazoria County, TX	Brazoria County Drainage District	South Texas Pipeline Company	None	Permit to cross drainage ditches/canals in districts 3, 4 and 5.
25-BR-082J	Brazoria County, TX	Fredrick Huckabee and Rita Huckabee (husband and wife)	South Texas Pipeline Company	v1415/p1	A 35' wide right of way containing 2 pipelines on 1.957 acres of land.
25-BR-082K	Brazoria County, TX	Dale A. Johnson and Brenda S Johnson (husband and wife)	South Texas Pipeline Company	v1415/p7	A 35' wide right of way for (2) pipelines.
25-BR-083	Brazoria County, TX	Thomas Herman Stancliff and Jeanne R Stancliff (husband and wife)	South Texas Pipeline Company	v410/p861	A 35' wide right of way for (2) pipelines
25-BR-083X	Brazoria County, TX	City of Manvel	South Texas Pipeline Company	None	CR 190. Letter states that at this time the City of Manvel does not require a permit be issues for pipelines.
25-BR-083X.1	Brazoria County, TX	Atchison, Topeka and Santa Fe Railroad Company	South Texas Pipeline Company	None
A right of way for (1) 6" propylene and (1) 8" ethylene pipelines.  File No. CT 27748.  MP 35+1220.  Crossing near Manvel, TX.  Ownership: BNSF Corporate Support, C/O Gunnar Rasmussen, 2400 Western Central Blvd, P. O. Box 961038, Fort Worth, TX 76161-0038

25-BR-084	Brazoria County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	Letter agreement granting easement for 2 pipelines. (1) 6" and (1) 8" in diameter. See drawings in file.
25-BR-085	Brazoria County, TX	Edward E. Smith and Dietra K. Smith (husband and wife)	South Texas Pipeline Company	v1394/p52	A 35' wide right of way for 2 pipelines.
25-BR-086	Brazoria County, TX	W. H. Black, Trustee	South Texas Pipeline Company	v1435/p883	A warranty deed granting 7.23 acres. NTCE.
25-BR-087	Brazoria County, TX	Co Trustees of the AB Kennedy Jr. and Betty Sue Kennedy family trust	South Texas Pipeline Company	v1485/p451	A 7' wide right of way for 2 pipelines.
25-BR-087X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2228 providing right of way for 2 pipelines across SH 6.
25-BR-088	Brazoria County, TX	Donald E White and Ruby Ann White	South Texas Pipeline Company	v1431/p137	A warranty deed granting .830 acres of land for pipeline use. NTCE.
25-BR-088A	Brazoria County, TX	Scott Brocker	South Texas Pipeline Company	v1420/p871	A 30' wide right of way for 2 pipelines.
25-BR-089A	Brazoria County, TX	Thomas James Hayes and Iris Ann Hayes (husband and wife)	South Texas Pipeline Company	v1421/p739	A 30' wide right of way agreement for 2 pipelines for Lot No 65 in the Manvel Plaza
25-BR-089	Brazoria County, TX	R. C. Guajardo	South Texas Pipeline Company	v1412/p554	A 35' wide right of way for 2 pipelines in Lot No. 63.
25-BR-089	Brazoria County, TX	R. C. Guajardo	South Texas Pipeline Company	v1412/p551	A 35' wide right of way for (2) pipelines in Lot No. 64.
25-BR-090	Brazoria County, TX	R. C. Guajardo	South Texas Pipeline Company	v1412/p554	A 35' wide right of way for (2) pipelines in Lot No. 63.
25-BR-090	Brazoria County, TX	R. C. Guajardo	South Texas Pipeline Company	v1412/p551	A 35' wide right of way for (2) pipelines in Lot No. 64.
25-BR-091-95	Brazoria County, TX	HM White and Grace Pearl White	South Texas Pipeline Company	v1407/p986	A part of the NWSW of Manvel Outlot No. 150 and the extreme NW ten acres of Manvel Outlot No 150, a 35' wide right of way for 2 pipelines.
25-BR-091-95	Brazoria County, TX	HM White and Grace Pearl White	South Texas Pipeline Company	v1407/p980	A 35' wide right of way for two pipelines in Section 24 H.T. and B Railroad Company Survey Abstract #476.
25-BR-092	Brazoria County, TX	Douglas D. Henderson and Suzanne H Henderson (husband and wife)	South Texas Pipeline Company	v1443/p155	A 35' wide right of way for 2 pipelines.
25-BR-093	Brazoria County, TX	Lazzerus C. Davis and Jewel Davis (husband and wife)	South Texas Pipeline Company	v1426/p719	A 35' wide right of way for 2 pipelines.
25-BR-094	Brazoria County, TX	Larry Sidney Stavinoha and Sue Stavinoha	South Texas Pipeline Company	v1407/p983	A 35' wide right of way for 2 pipelines
25-BR-096A	Brazoria County, TX	Joy D. Watkins and Bette I Watkins	South Texas Pipeline Company	v1401/p137	A 35' wide right of way for 2 pipelines.
25-BR-096B	Brazoria County, TX	Terrance R. LaChance and Linda E LaChance (husband and wife)	South Texas Pipeline Company	v1426/p923	A 35' wide right of way for (2) pipelines covering 3.0 acres known as tract 15 of Manvel Heights Subdivision
25-BR-096C	Brazoria County, TX	Mario Mendez and Eva S Mendez (husband and wife)	South Texas Pipeline Company	v1426/p926	A 35' wide right of way for (2) pipelines covering 4.296 acres, being known as tract #17 in Manvel Heights Subdivision.
25-BR-096E	Brazoria County, TX	Stephen L. Schwettmann and Marilyn L Schwettmann	South Texas Pipeline Company	v1422/p954	A 35' right of way for 2 pipelines covering a tract of land containing 3.794 acres.
25-BR-096D	Brazoria County, TX	WC McClelland and Mallie McClelland	South Texas Pipeline Company	v1422/p957	A 35' wide right of way for 2 pipelines covering 5.842 acres known as Tract 21 of Manvel Heights Subdivision.
25-BR-097	Brazoria County, TX	R. F. Lenarduzzi and Josephine Lenarduzzi	South Texas Pipeline Company	v1414/p970	A 35' wide right of way for (2) pipelines.
25-BR-097X	Brazoria County, TX	Corps of Engineers	None	None	Mustang Bayou. No permit required per Janet Botello with the Corps.
25-BR-099	Brazoria County, TX	William C. Maurer, et al	South Texas Pipeline Company	v1410/p852	A 30' wide right of way for (2) pipelines.
25-BR-100	Brazoria County, TX	William C. Mauer et al	South Texas Pipeline Company	v1410/p856	A 30' wide right of way for two pipelines crossing a 96.839 acres tract.
25-BR-101	Brazoria County, TX	Sarah E. Hayes and Mary M Kenney	South Texas Pipeline Company	v1410/p864	A 35' wide right of way for 2 pipelines.
25-BR-101X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 98.
25-BR-102	Brazoria County, TX	Leon W. Davis and Marcella D Oldaker, independent co-executors of the Elsie F Davis Estate	South Texas Pipeline Company	v1422/p944	A 35' wide right of way for 2 pipelines.
25-BR-102	Brazoria County, TX	Brazoria County	South Texas Pipeline Company	None	Building Permit No. 2688 for a microwave tower.
25-BR-103	Brazoria County, TX	Vernon D. Way and Robert G Way	South Texas Pipeline Company	v1403/p363	A 35' wide right of way for (2) pipelines.
25-BR-104	Brazoria County, TX	John Alexander, et al	South Texas Pipeline Company South Texas Pipeline Company	v1450/p275	A 35' wide right of way for (2)pipelines.
25-BR-104X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 128.
25-BR-105	Brazoria County, TX	Frank M. Baker	South Texas Pipeline Company	v1423/p784	A 35' wide right of way for (2) pipelines.
25-BR-106	Brazoria County, TX	Berry Miller Sr.	South Texas Pipeline Company	v1421/p748	A 35' wide right of way for (2) pipelines.
25-BR-108	Brazoria County, TX	Gayle Cayce and Bonnie M Cayce	South Texas Pipeline Company	v1424/p829	A 20' wide right of way for (2) pipelines.
25-BR-108X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 143.
25-BR-111	Brazoria County, TX	Jack A. Russo and Mildred M Russo (husband and wife)	South Texas Pipeline Company	v1427/p577	A 35' wide right of way for (2) pipelines.
25-BR-111A	Brazoria County, TX	Daniel E. Dare and Maureen Dare (husband and wife)	South Texas Pipeline Company	v1431/p736	A 35' wide right of way for (2) pipelines.
25-BR-120	Brazoria County, TX	Louise Read a/k/a Louise Read Ratz	South Texas Pipeline Company	v1428/p359	A 35' wide right of way for (2) pipelines.
25-BR-121	Brazoria County, TX	Rufus McFarlin and Annabell McDeed, individuall and as co executors of the Estate of WG Mc Deed	South Texas Pipeline Company	v1411/p652	A 35' wide right of way for (2) pipelines.
25-BR-121X	Brazoria County, TX	Atchison, Topeka and Santa Fe Railroad Company (BNSF)	South Texas Pipeline Company	None
A right of way for (1) 6" propylene and (1) 8" ethylene pipelines.  NOTE: Product Limitation issues.  CT27748.  MP6+4922.0 near Hastings, TX.  Ownership: BNSF Corporate Support, C/O Gunnar Rasmussen, 2400 Western Central Blvd, P. O. Box 961038, Fort Worth

25-BR-122X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross CR 413.
25-BR-138	Brazoria County, TX	Rufus McFarlin and Annabell McDeed, individuall and as co executors of the Estate of WG Mc Deed	South Texas Pipeline Company	v1411/p652	A 35' wide right of way for (2) pipelines.
25-BR-016R	Brazoria County, TX	Lula Belle Jenkins	South Texas Pipeline Company	v1408/p1	A 35' wide right of way for (2) pipelines.
25-BR-017R	Brazoria County, TX	Orlan W. O'Day and Blanche O'Day Massey	South Texas Pipeline Company	v1450/p261	A 35' wide right of way for (2) pipelines.
25-BP-017X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	A right of way for (1) 6" propylene and (1) 8" ethylene pipeline. Permit No. 79-2910, amending permit No. 78-2229. May relocate this line with 30 days prior notice.
25-BP-017X	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2229 for (2) pipelines crossing SH 35, 3125' North of Dixie Farm Rd..
25-BP-033	Brazoria County, TX	Swinging "A" Corporation	South Texas Pipeline Company	v1450/p259	A 20' wide right of way for 2 pipelines.
25-BP-030-32	Brazoria County, TX	Arden C. Hill Jr and Fleta Hill (husband and wife)	South Texas Pipeline Company	v1450/p266	A 20' wide right of way for 2 pipelines lying on 34.088 acres out of Section 28, H. T. & B. R. R. Company Survey, A-551.
25-BP-030-32	Brazoria County, TX	Arden C. Hill, Jr	South Texas Pipeline Company	v1450/264	A 20' wide right of way for 2 pipelines lying on 42.719 acres out of G.C. Smith and H. T. & B. R. R. Co. Survey, Sec 28, Abstract 551.
25-BP-32X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Pipeline crossing CR 126 (Dixie Farm Rd.).
25-BP-009, 9A	Brazoria County, TX	Alma Barnes Snyder a/k/a Alma Marie Snyder	South Texas Pipeline Company	v1443/p152	A 20' wide right of way for (2) pipelines.
25-BP-009X	Brazoria County, TX	No permit required	No permit required	None	Cowart Creek. No permit required per Janet Botello with the Corps dated 7/31/03, according Navigable Water List used by the Corps.
25-BP-010	Brazoria County, TX	Wheaton College	South Texas Pipeline Company	v1448/p203	A 20' wide right of way for (2) pipelines.
25-BP-022	Brazoria County, TX	Dr. Thomas R. Sawyer, Trustee	South Texas Pipeline Company	v1471/p752
19.744 acres, being Lot 14, George W. Jenkins Subdivision and S 1/2 of Lots 1 & 2 of Narregang's Subdivision in W. D. C. Hall League, A-70.  Tax ID # R232418, 6750-0001-000.  A 50' wide corridor retained in fee in WD from Oxy to Willow Partners, Ltd., dat

25-BP-022.1	Brazoria County, TX	Oxy Petrochemicals, Inc.	Willow Partners, Ltd.	None
Easement retained.  29.6010  (Dixie Farm Rd. Property) acres located in the W.D.C. Hall League, A-70.  Save and except 1.7060 acres in 50' wide strip.  This is the combined file of BP-022 and BP-023 for the sale of 27.8950 acres located in the W. D. C. Ha

25-BP-023	Brazoria County, TX	W. H. Black, Trustee	South Texas Pipeline Company	v1471/p755
Southeast 10 acres of Lot 25 of the O. W. Willets Subdivision, W. D. C. Hall League, A-70.  This property being part of property sold from Oxy to Willow Partners, Ltd., dated 11/25/97.  A 50' strip retained in fee and described as 29.6010 acres in W. D. C

25-BP-024	Brazoria County, TX	Floyd N Brown Jr., et al	South Texas Pipeline Company	v1453/p429	A 20' wide right of way for 2 pipelines.
25-BR-158A	Brazoria County, TX	William J. Wise, Trustee	South Texas Pipeline Company	v1440/p613	A 20' wide right of way for 2 pipelines
25-BR-158A	Brazoria County, TX	William J. Wise, Trustee	South Texas Pipeline Company	v1440/p610	A 20' wide right of way for(2) pipelines.
25-BR-158A	Brazoria County, TX	William J. Wise, Trustee	South Texas Pipeline Company	v1462/p468	Being a 150' by 150' part of Lot 18 of the Jenkins Subdivision, W.D.C. Hall Survey, A-70, for a microwave tower acquired in fee. NTCE.
25-BR-158X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	A permit granting permission to install (2) pipelines crossing CR 126 (Dixie Farm Rd.).
25-BR-158XX	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	A right of way for the cathodic protection groundbed at FM 518. Permit No. 79-3073.
25-BR-158XX	Brazoria County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2909 for (2) pipelines crossing FM 518.
25-BR-165	Brazoria County, TX	George E. Young, individually and as Trustee	South Texas Pipeline Company	v1537/p355	A 10' wide right of way for 2 pipelines
25-BR-165	Brazoria County, TX	George E. Young, Individually and as Trustee and B-2 Towing Company	South Texas Pipeline Company	v1448/p18	A 10' wide right of way for 2 pipelines.
25-BR-166X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross McDonald Rd..
25-BR-167	Brazoria County, TX	South Corridor One, Ltd	South Texas Pipeline Company	v1455/p266	A 10' wide right of way for 2 pipelines
25-BR-167X	Brazoria County, TX	Brazoria County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Choate Rd..
25-H-001A	Harris County, TX	Clear Creek Property Ltd	South Texas Pipeline Company	###-##-####	A 35' wide right of way for 2 pipelines covering Lots 61,62, & 63 of the Geo W Jenkins subdivision
25-H-001X	Brazoria and Harris	State of Texas General Land Office	South Texas Pipeline Company	###-##-####	ME 3845 for (1) 6" and (1) 8" pipeline. Clear Creak crossing. GLO no longer has jurisdiction over this crossing.
25-H-001XX	Brazoria and Harris	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12592 crossing Clear Creek with (2) pipelines..
25-H-001XXX	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Clear Creek.
25-H-001	Harris County, TX	Pearland Sportsmans' Club, Jack Waithall, Trustee	South Texas Pipeline Company	###-##-####	A 35' wide right of way for 2 pipelines.
25-H-002	Harris County, TX	Farm and Home Savings Association	South Texas Pipeline Company	###-##-####	A 35' wide easement for 2 pipelines.
25-H-003	Harris County, TX	Truman B. Douty, Trustee, et al	South Texas Pipeline Company	###-##-####	A 35' wide right of way for 2 pipelines.
25-H-004	Harris County, TX	United Sports Association of Southeast Houston, Inc.	South Texas Pipeline Company	###-##-####	A 35' wide right of way for 2 pipelines.
25-H-005	Harris County, TX	Ralph L. Lowe	South Texas Pipeline Company	###-##-####	A 35' wide right of way for 2 pipelines.
25-H-005	Harris County, TX	Ralph L. Lowe	South Texas Pipeline Company	###-##-####	A 20' wide right of way for (2) pipelines across lots 67 and 74 of subdivision with 2069 acres in the Perry and Austin Survey, A-55.
25-H-005A	Harris County, TX	Ralph L. Lowe	South Texas Pipeline Company	###-##-####	A 20' wide right of way for (2) pipelines across lots 66 and 67 of subdivision with 2069 acres in the Perry and Austin Survey, A-55.
25-H-005X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Choate Rd. and Beamer Rd. with (2) pipelines.
25-H-005X	Harris County, TX	Harris County Commissioners Court	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	None	Permit from I-45 to Beamer Rd. for Choate Rd.. Permit No. 1200-4.
25-H-006	Harris County, TX	Republic National Bank of Dallas, Trustee	South Texas Pipeline Company	###-##-####	A 20' wide right of way for 2 pipelines on Lot 66 and 67 out of the Perry and Austin League, A 55. This easement replaces easement dated 07/05/78 and recorded in ###-##-####.
25-H-008	Harris County, TX	Robert S. Durward and Harrietta Durward	South Texas Pipeline Company	###-##-####	A 20' wide right of way for 2 pipelines.
25-H-008X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Choate Rd. and Beamer Rd. with (2) pipelines.
25-H-008X	Harris County, TX	Harris County Commissioners Court	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc	None	Permit from I-45 to Beamer Rd. for Choate Rd.. Permit No. 1200-4.
25-H-008X.1	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Choate Rd. and Beamer Rd. with (2) pipelines.
25-H-008X.1	Harris County, TX	Harris County Commissioners Court	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc	None	Permit from I-45 to Beamer Rd. for Choate Rd.. Permit No. 1200-4.
25-H-007	Harris County, TX	First International Bank of Houston, N. A., Trustee	South Texas Pipeline Company	###-##-####
A 35' wide right of way for 2 pipelines crossing a tract of 309.26 acres in the WK Smith Survey, Abstract No. 735, being lots 3 through 8.  New ownership: Dixie Farm Partners, LLC, 2310 Baker Rd., Houston, TX 77094-3119.

25-H-009	Harris County, TX	SolTex Polymer Corporation	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A 6" right of way for a pipeline.
25-H-012, 12.5	Harris County, TX	Exxon Corporation	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (1) 6" and (1) 8" pipeline, a 100' by 100' microwave tower site and a 20' wide roadway.
25-H-012, 12.5	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Building Permit No. 97227 for a microwave tower.
25-H-012, 12.5	Harris County, TX	Exxon Corporation	South Texas Pipeline Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline, a 100' by 100' microwave tower site and a 10' wide roadway. This easement is released per agreement dated 02/03/94 and recorded in ###-##-####.
25-H-012.5X	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Turkey Creek.
25-H-012.6	Harris County, TX	Emma K. Dixon Trust, et al	South Texas Pipeline Company	###-##-####	A 10' wide right of way for (2) pipelines.
25-H-012.1	Harris County, TX	Exxon Corporation	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (1) 6" and (1) 8" pipeline. Replaces easement recorded in ###-##-####.
25-H-013X	Harris County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2237 across I-45.
25-H-202	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-H-202	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	Letter granting right of way on Bayport Fee ROW and Bertrum-Webster ROW for commencement at Miller Cut-Off Rd. for (2) pipelines.
25-H-014X	Harris County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2233 across SH 3.
25-H-015X	Harris County, TX	Galveston, Houston and Henderson Railroad Company (UPRR)	South Texas Pipeline Company	None	License for (1) 6" propylene pipeline. MP 17.566 near Webster, TX. Audit No. GH2208.
25-H-015X	Harris County, TX	Galveston, Houston and Henderson Railroad Company (UPRR)	South Texas Pipeline Company	None	License for (1) 8" ethylene pipeline. MP 17.566 near Webster, TX. Audit No. GH2209.
25-HS-001	Harris County, TX	Exxon Corporation, Red Bluff Development Company and Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (1) 6" and (1) 8" pipeline in Corridor 500. Replaces easement recorded in ###-##-####.
25-HS-001	Harris County, TX	Exxon Corporation, Red Bluff Development Company and Friendswood Development Company	South Texas Pipeline Company	###-##-####	Subject to terms and conditions of easement dated 07/27/78 for Corridor 500. This easement is released per agreement dated 02/03/94 and recorded at ###-##-####.
25-HS-001	Harris County, TX	Exxon Corporation, Red Bluff Development Company and Friendswood Development Company	South Texas Pipeline Company	None	A right of way for (1) 6" and (1) 8" pipeline in Corridor 500.
25-H-016X	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Horse Pen Bayou crossing H. C. F. C. D. No. B-104-00-00.
25-H-017X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit No. 4687 for crossing Genoa Red Bluff Rd..
25-H-017XX	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Genoa-Red Bluff Rd.. H.C.F.C. Ditch No. B-116-00-00.
25-H-018X	Harris County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 12593 crossing Armond Bayou with (2) pipelines.
25-H-019X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit No. 4687 for crossing Red Bluff Rd..
25-H-202.1	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-H-020X	Harris County, TX	Coastal Industrial Water Authority	South Texas Pipeline Company	None	Letter giving permission to lay (1) 6" pipeline.
25-H-013	Harris County, TX	Ora M. Ausmus, et al	South Texas Pipeline Company	###-##-####	For a microwave site in La Porte out lots 710 and 711 in the WB Lawrence Subdivision, A-482.
25-H-013	Harris County, TX	Ora M. Ausmus, et al	South Texas Pipeline Company	###-##-####
A 20' wide right of way for (2) pipelines out of LaPorte Outlets 710 and 711, W. B. Lawrence Subdivision, Wlm. M. Jones Survey, A-482.  This easement is released by easement dated 12/12/78 and recorded at ###-##-####.

25-H-013	Harris County, TX	Ora M. Ausmus, et al	South Texas Pipeline Company	###-##-####
A 20' wide right of way for (2) pipelines out of LaPorte Outlets 710 and 711, W. B. Lawrence Subdivision, Wlm. M. Jones Survey, A-482.  This easement is released by easement dated 10/11/78 and recorded at ###-##-####.

25-HS-004	Harris County, TX	Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (2) pipelines. Releases all rights from easement dated 03/13/79.
25-HS-004	Harris County, TX	Exxon Pipeline Company	South Texas Pipeline Company	None	(2) Corridor agreements for (1) 6" and (1) 8" pipeline to pas through Exxon Corridor.
25-HS-003	Harris County, TX	Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (2) pipelines. Releases all rights from easement dated 03/13/79. Corridors 10, 30, 510 and 520.
25-HS-003	Harris County, TX	Exxon Pipeline Company	South Texas Pipeline Company	None	(2) Corridor agreements for (1) 6" and (1) 8" pipeline to pass through the Exxon Corridor.
25-HS-021X	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company South Texas Pipeline Company	None	Spring Gully, H. C. F. C. Ditch No. B-109-00-00
25-HS-022X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Underwood Rd..
25-H-023X	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Big Island Slough; H. C. F. C. Ditch No. D-106-00-00.
25-HS-008	Harris County, TX	Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (2) pipelines. Releases all rights from easement dated 03/13/79.
25-HS-008	Harris County, TX	Exxon Pipeline Company	South Texas Pipeline Company	None	(2) Corridor agreements for (1) 6" and (1) 8" pipeline to pas through Exxon Corridor.
25-H-024X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit No. 4802 for Baypark Rd..
25-H-025X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit to cross Permit No. 4687 for Fairmont Parkway.
25-H-025X.1	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit No. 4864 for a cable crossing Fairmont Parkway.
25-HS-005	Harris County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 82-4817 to construct a 10' access driveway facility on highway right of way. Exxon "fee" tract.
25-H-025XX	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	West Main (Spencer Highway). H.C.F.C. Ditch No. A-104-07-00.
25-H-026X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit No. 4687 for W. Main (Spencer Highway).
25-H-027X	Harris County, TX	City of LaPorte	South Texas Pipeline Company	None	Permit to cross North "D" Street
25-H-028X	Harris County, TX	City of Lomax	South Texas Pipeline Company	None	Permit to cross North "H" Street.
25-H-029X	Harris County, TX	City of Lomax	South Texas Pipeline Company	None	Permit to cross North "L" Street
25-H-029XX	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	North "L" Street. H.C.F.C. Ditch No. F-101-03-00.
25-H-029XXX	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	H.C.F.C. Ditch No. F-101-06-00
25-H-030X	Harris County, TX	City of Lomax	South Texas Pipeline Company	None	Permit to cross North "P" Street
25-H-030XX	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	H.C.F.C. Ditch No. F-101-00-00.
25-H-031X	Harris County, TX	City of Lomax	South Texas Pipeline Company	None	Permit to cross Old LaPorte Rd.
25-H-203X.1	Harris County, TX	Southern Pacific Transportation Company (UPRR)	South Texas Pipeline Company	None	License No. 185458 for (1) 6" propylene and (1) 8" ehtylene pipelines crosisng Galveston Branch Track at MP 19.71 near Link Five, TX
25-H-203X.2	Harris County, TX	Southern Pacific Transportation Company (UPRR)	South Texas Pipeline Company	None	License No. 186572. A license for (1) 6" propylene and (1) 8" ethylene pipeline at MP 1.32 near Strang, TX on an HL& P spur.
25-H-033X	Harris County, TX	Texas Department of Transportation	South Texas Pipeline Company	None	Permit No. 78-2234 for (1) pipeline crossing SH 225.
25-H-202.2	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-H-202.2X	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	###-##-####	A right of way for (4) 8" and (2) 6" pipelines with 48" of cover in the Enoch Brinson Survey, A-5. This is the same tract as 27-HA-114.1, 27-H-001 and 27-H-001X.
25-H-202.2X	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	None
Easement to install and replace (1) 6" and (1) 8" pipelines as well as removing pipe from abandoned 6" and 8" easement-New easement granted on the condition that it obtains a Right of Entry from Reliant Energy (obtained).  Easement is located in the Enoch

25-H-202.2X	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	###-##-####	T358837. Lease of .3328 acres for a valve site in the Enoch Brinson Survey, A-5. This is the same tract as 27-HA-114.1, 27-H-001 and 27-H-001X.
25-H-035X	Harris County, TX	City of LaPorte	South Texas Pipeline Company	None	Permit to cross Strang Rd.
25-H-035XX	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Strang Rd.. H.C.F.C. Ditch No. F-103-00-00.
25-H-199X.1	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. PHA 89-0187, formerly 79-0128.
25-HS-005X	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. License No. 89-0187, formerly 79-0128.
25-H-199X.2	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. License No. 89-0187, formerly 79-0128.
25-H-037X	Harris County, TX	Harris County Commissioners Court	South Texas Pipeline Company	None	Permit No. 4802 for Miller Cut-Off Rd..
25-H-202.3	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-H-203X.3	Harris County, TX	Port of Houston Authority	South Texas Pipeline Company	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. License No. 79-128.
25-H-202.4	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-H-199X	Harris County, TX	Private Rd.	None	None	Private Rd.
25-H-199X.3	Harris County, TX	Port of Houston Authority	South Texas Pipeline Company	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. License No. 89-0187, formerly 79-0128.
25-HC-005	Harris County, TX	Diamond Shamrock Corporation	South Texas Pipeline Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline.
25-HC-006	Harris County, TX	SolTex Petroleum Corporation	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc	###-##-####	A right of way for one 8" pipeline for the transportation of ethylene. New ownership: BP Solvay Polyethylene North America, P. O. Box 1000, Deer Park, TX 77536.
25-HC-006	Harris County, TX	SolTex Polymer Corporation	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc	###-##-####	A right of way for (1) 6" pipeline. Ownership: Solvay Chemicals, 3333 Richmond Ave., Houston, TX 77098.
25-H-199X.4	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. License No. 89-0187, formerly 79-0128.
25-H-202.5	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-H-199X.5	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. License No. 89-0187, formerly 79-0128.
25-H-202.6	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-H-199X.6	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	A right of way for (1) 6" and (1) 8" pipeline East of Miller Cut-Off Rd. and other various crossings. License No. 89-0187, formerly 79-0128.
25-H-202.7	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-HS-007	Harris County, TX	Exxon Pipeline Company	South Texas Pipeline Company	None	(2) Corridor agreements for (1) 6" and (1) 8" pipeline to pas through Exxon Corridor.
25-HS-007	Harris County, TX	Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (2) pipelines. Releases all rights from easement dated 03/13/79.
25-H-199X.7	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	A right of way for (1) 6" pipeline across the Port Authority's Southside Main Line, immediately East of SH 134. File No. 89-0185 (formerly 78-82.)
25-H-199X.7	Harris County, TX	Port of Houston Authority	Cain Chemicals, Inc.	None	A right of way for (1) 8" pipeline across the port authority's Southside main line, East of Battleground Rd.. File No. 89-0186 (formerly 78-0197). A-46.
25-HS-006	Harris County, TX	Exxon Pipeline Company	South Texas Pipeline Company	None	(2) Corridor agreements for (1) 6" and (1) 8" pipeline to pas through Exxon Corridor.
25-HS-006	Harris County, TX	Friendswood Development Company	South Texas Pipeline Company	None	A right of way for (1) 6" pipeline.
25-HS-006	Harris County, TX	Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (2) pipelines. Releases all rights from easement dated 03/13/79.
25-HC-006.1	Harris County, TX	SolTex Polymer Corporation	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A right of way for a 8" pipeline for the transportation of ethylene. Ownership: Solvay Chemicals, 3333 Richmond Ave., Houston, TX 77098.
25-H-202.8	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-HS-009	Harris County, TX	Exxon Pipeline Company	South Texas Pipeline Company	None	(2) Corridor agreements for (1) 6" and (1) 8" pipeline to pas through Exxon Corridor.
25-HS-009	Harris County, TX	Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (2) pipelines. Releases all rights from easement dated 03/13/79.
25-HS-009X	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Big Island Slough. H.C.F.C. Ditch No. B-106-00-00.
25-HS-009X	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Big Island Slough. H.C.F.C. Ditch No. B-106-00-00 on the Celanese Lateral.
25-HS-010	Harris County, TX	Houston Lighting and Power Company		None	No file
25-HS-011	Harris County, TX	Celanese Chemical Company	Conoco, Inc.	###-##-####	A 20' wide right of way for (1) pipeline and (1) 50' by 80' metering assembly site. Notify in writing for any work done.
25-HS-008X	Harris County, TX	Harris County Flood Control District	South Texas Pipeline Company	None	Big Island Slough. H.C.F.C. Ditch No. B-106-00-00.
25-HS-012	Harris County, TX	Exxon Pipeline Company	South Texas Pipeline Company	None	(2) Corridor agreements for (1) 6" and (1) 8" pipeline to pas through Exxon Corridor.
25-HS-012	Harris County, TX	Friendswood Development Company	Oxy Petrochemicals, Inc.	###-##-####	A right of way for (2) pipelines. Releases all rights from easement dated 03/13/79.
25-HS-013	Harris County, TX	ICI Americas, Inc.	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A right of way for (1) pipeline and valve site. Equistar now owns this tract of land. Cain purchased.
25-HS-013	Harris County, TX	ICI Americas, Inc.	Cain Chemicals, Inc.	###-##-####	Grant of (8) non-exclusive easements to Cain. This tract acquired by Cain 7/7/87.
25-HS-013	Harris County, TX	ICI Americas, Inc.	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	None	A right of way for a microwave building and tower site.
25-H-202.9	Harris County, TX	Houston Lighting and Power Company	South Texas Pipeline Company	None	A right of way for (2) pipelines crossing HL&P's rights of way at Webster, Bayport, Bertrum-LaPorte, Parrish-Robinson, Bertrom-Webster, Deepwater-Strang-Bertrom, and Deepwater-Bertrom.
25-HS-004X	Harris County, TX	Southern Pacific Railroad Company (UPRR)		None	Bay Area Boulevard on 6" products lateral. Line currently not in use. License will not be acquired per ROW meeting 02/02/04.
25-HC-013	Harris County, TX	Hercules, Inc.	South Texas Pipeline Company	None	A 50' wide right of way for (1) 6" pipeline.
25-HC-013	Harris County, TX	Hercules, Inc.	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A 50' wide right of way for (1) pipeline with 36" of cover.
25-HC-013	Harris County, TX	Hercules, Inc.	South Texas Pipeline Company	None	A 70' by 30' surface site. Do not have signed and recorded document in file.
25-1113	Harris County, TX	Exxon Pipeline Company	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A right of way for (1) pipeline.
25-1112	Harris County, TX	Southern Pacific Transportation Company (UPRR)	Champlin Petroleum Company	None	Audit No. 190173 for a 4" propylene pipeline. MP 22.66 in Strang, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
25-1109-1110	Harris County, TX	E. I. Du Pont De Nemours and Company	Imperial Pipeline, Inc.	###-##-####	A right of way for (1) pipeline across a portion of Du Pont's Deer Park Plant.
25-1111	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	(1) 4" propylene pipeline. PHA 2000-0176 (formerly 80-0156 and 89-0188).
25-1108	Harris County, TX	Harris County Commissioners Court	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	None	Permit No. 6467 for Miller Cut-Off Rd..
25-1107, 1107A	Harris County, TX	Air Products and Chemicals, Inc.	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	None	A 10" wide right of way for (1) pipeline.
25-1107, 1107A	Harris County, TX	Air Products and Chemicals, Inc.	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	None	A 10" wide right of way for (1) pipeline.
25-1106	Harris County, TX	A-B Chemical Corporation	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A 3' wide right of way for (1) 4" pipeline.
25-1105A	Harris County, TX	Houston Lighting and Power Company	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc	###-##-####	A right of way for a 4" pipeline.
25-1105A	Harris County, TX	Houston Lighting and Power Company	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc	###-##-####	A right of way for a 4" pipeline.
25-1105X.1	Harris County, TX	Houston Lighting and Power Company	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A right of way for a 4" pipeline.
25-1105X.1	Harris County, TX	Houston Lighting and Power Company	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A right of way for a 4" pipeline.
25-1104	Harris County, TX	Southern Pacific Transportation Company (UPRR)	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	None	Audit No. 190172 for a 4" propylene pipeline. MP 2.44. Crossing HL&P Lead Track near Strang, TX. Ownership: UPRC, C/O Joan Preble, 1800 Farnam St., Omaha, NE 68102.
25-1103	Harris County, TX	Pearsale Chemical Corporation	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A 3' wide right of way for (1) pipeline.
25-1102	Harris County, TX	USS Novamont, Inc.	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A right of way for a 4.5" pipeline. Ownership: Sunoco Chemicals, C/O Bruce Davis, 1801 Market St., Philadelphia, PA 19103.
25-1101	Harris County, TX	USS Novamont, Inc.	Champlin Pipeline Inc., Imperial Pipeline Inc., and SolTex Pipeline Inc.	###-##-####	A right of way for a 4.5" pipeline and a 30' by 89' valve site. Ownership: Sunoco Chemicals, C/O Bruce Davis, 1801 Market St., Philadelphia, PA 19103.
26-BR-001	Brazoria County, TX	Monsanto Co.	Conoco, Inc.	v1601/p26
Chocolate Bayou Facilities Lease.  Documents regarding specifics, including the restoration of plant and dock with improvements.  Consent is conditional.  Rental payments and amount paid is determined by appraisers per 5 year periods, and is complicated.

26-BR-001	Brazoria County, TX	Monsanto Company	Conoco, Inc.	v1677/p511	A 15' wide right of way for (1) 10" pipeline.
26-BR-001X	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	1574621	ME 810230 for a 30' wide right of way in Chocolate Bayou for (1) 10" ethylene pipeline.
26-BR-001XX	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 15859 and No. 14114/20 crossing Chocolate Bayou with (1) 10" pipeline.
26-BR-001XXX	Brazoria County, TX	Chocolate Bayou Water Company	Cain Chemicals, Inc.	89684-394	Permit No. 1324, Permit No. 1256B and Permit No. 1256A
26-BR-002	Brazoria County, TX	W. Cecil Sisson	Conoco, Inc.	v1633/p739	A 30' wide right of way.
26-BR-002.1	Brazoria County, TX	Dow Chemical Company	Conoco, Inc.	v86356/p324	Amendment substitutes as built marked "exhibit I"
26-BR-003	Brazoria County, TX	Republic National Bank, individual executor and Trustee for the Estate of Wirt Davis, deceased, and Wirt Davis II, as agent and atty in fact for Mrs. Kate Davis	Dow Chemical Company	v1070/p838	A 50' wide right of way.
26-BR-003X	Brazoria County, TX	I. P. Farms, Inc.	Conoco, Inc.	None	South Texas Water Canal, a. k. a Rice Canal
26-BR-004	Brazoria County, TX	Texaco, Inc.	Conoco, Inc.	v1772/p660	A .014 acre tract of land for a Block valve site.
26-BR-004	Brazoria County, TX	Texaco, Inc.	Gulf Oils Chemical Company	None	A 30' wide right of way for (1) 6" pipeline with 4' of cover. Unknown who the current owner is. Easement is NOT Assignable.
26-BR-004X.1	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit No. 11 to cross CR 203 and CR 208.
26-BR-004X.2	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-004X.3	Brazoria County, TX	I. P. Farms, Inc.	Conoco, Inc.	None	Permit for crossing all Chocolate Bayou Water Canals in the pipeline right of way.
26-BR-005	Brazoria County, TX	Kate W. Davis	Continental Oil Company	v1281/p210
Fee Simple.  3456 acres from J. C. Paul Subdivision of Henry Auction Survey, Abstract 11, and H and H League, Abstract 612.  Same as BR-003.  3456 acres from J. C. Paul Subdivision of Henry Auction Survey, Abstract 11 and H and H League,  Abstract 612.  2

26-BR-005X	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Salt Bayou- This body of water is classified a Section 404 crossing by the Corps and does not require a permit.
26-BR-006	Brazoria County, TX	Texaco, Inc.	Conoco, Inc.	v1682/p917	A 30' wide right of way for (1) 10" pipeline. Ownership: Texaco, Inc, C/O Matt Hutchison, P. O. Box 1404, Houston, TX 77251-1404
26-BR-006	Brazoria County, TX	Texaco, Inc.	Conoco, Inc.	v1772/p660	A .014 acre tract of land for a Block valve site.
26-BR-007	Brazoria County, TX	Kate W. Davis	Continental Oil Company	v1281/p210
Fee Simple.  3456 acres from J. C. Paul Subdivision of Henry Auction Survey, Abstract 11 and H and H League, Abstract 612.  Same as BR-003.  3456 acres from J. C. Paul Subdivision of Henry Auction Survey, Abstract 11 and H and H League,  Abstract 612.  24

26-BR-007X.1	Brazoria County, TX	I. P. Farms, Inc.	Conoco, Inc.	None	Permit for crossing all Chocolate Bayou Water Canals in the pipeline right of way.
26-BR-007X.2	Brazoria County, TX	I. P. Farms, Inc.	Conoco, Inc.	None	Permit for crossing all Chocolate Bayou Water Canals in the pipeline right of way.
26-BR-007X.3	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008	Brazoria County, TX	Texaco, Inc.	Conoco, Inc.	v1772/p660	A .014 acre tract of land for a Block valve site.
26-BR-008	Brazoria County, TX	Texaco, Inc.	Conoco, Inc.	v1682/p917	A 30' wide right of way for (1) 10" pipeline. Ownership: U. S. Fish & Wildlife Service, C/O Jennifer Sanchez, 1212 N. Velasco Suite 200, Angleton, TX 77575.
26-BR-008X.1	Brazoria County, TX	I. P. Farms, Inc.	Conoco, Inc.	None	Permit for crossing all Chocolate Bayou Water Canals in the pipeline right of way.
26-BR-008X.2	Brazoria County, TX	I. P. Farms, Inc.	Conoco, Inc.	None	Permit for crossing all Chocolate Bayou Water Canals in the pipeline right of way.
26-BR-008X.3	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.4	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.5	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.6	Brazoria County, TX	Texas Department of Transportation	None	None	No permit in file to cross FM 1561 which is now FM 2004. Letter in file states no permit was acquired and it says that is was NOT needed.
26-BR-008X.7	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.8	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit to cross CR 203 and 208.
26-BR-008X.9	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.10	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.11	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.12	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.13	Brazoria County, TX	Brazoria County Drainage District	Conoco, Inc.	None	Permit approval for crossing the following ditches with a 10" pipeline; Drainage ditches 2, 3, 7, 8 and 9 with a 5' minimum clearance and ditches 10, 11, 12, 13, 14 and 1 with an 8' minimum clearance.
26-BR-008X.15A	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	03-017959	ME 810231 for (1) 10" pipeline across Austin Bayou.
26-BR-008X.15B	Brazoria County, TX	Corps of Engineers	Cain Chemicals, Inc.	None	Transfer approval of permit No. 15800/002 for Austin Bayou with (1) 10" pipeline.
26-BR-009	Brazoria County, TX	Dow Chemical Company	Conoco, Inc.	v1702/p430	A 10' wide right of way for telephone transmission and communication lines, etc.
26-BR-009	Brazoria County, TX	Dow Chemical Company	Conoco, Inc.	v1633/p754	A right of way for (1) 10" pipeline with 36" of cover that must be 24" between new and existing lines. Notify prior to any work.
26-BR-009X.1	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	03-017958	ME810232 crossing Bastrop Bayou with (1) 10.75" pipeline.
26-BR-009X.2	Brazoria County, TX	Corps of Engineers	Cain Chemicals, Inc.	None	Permit No. 15800/002 crossing Bastop Bayou with (1) 10" pipeline.
26-BR-009X.3	Brazoria County, TX	Angleton Drainage District No. 1	Conoco, Inc.	None	Approval letter for a 10.75" pipeline across Austin Bayou.
26-BR-010	Brazoria County, TX	John Albert Madeley, Trustee, et al	Conoco, Inc.	v1668/p744	A right of way for (1) 10" pipeline with 36" of cover.
26-BR-011	Brazoria County, TX	Lucille J. Sahol	Dow Chemical Company	v1059/p507	A right of way with 36" of cover.
26-BR-012	Brazoria County, TX	Maurice Smith, individually and as executor , P. M. Smith, Jr., deceased, Mary Jeanette Smith, indiv	Conoco, Inc.	v1674/p383	A 12.5' wide right of way for (1) 10.75" pipeline with 48" of cover
26-BR-013	Brazoria County, TX	John Albert Madeley, Trustee, et al	Conoco, Inc.	v1668/p744	A right of way for (1) 10" pipeline with 36" of cover. See BR-10 for original documents.
26-BR-013X	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 15800/002 across Little Slough with (1) 10" pipeline.
26-BR-014	Brazoria County, TX	Eugene J. Wilson, Helen Hawkins, co-executors of Mildrid Harris and attorney for Josephine Wilson	Dow Chemical Company	v1069/p198	A 40' wide right of way with 30" of cover.
26-BR-015	Brazoria County, TX	Valley I. Kramer	Dow Chemical Company	v1069/p194	A 40' wide right of way.
26-BR-016	Brazoria County, TX	W. J. Boggs and Betty Boggs, husband and wife	Dow Chemical Company	v1061/p56	A right of way for pipelines within a 25 acre tract.
26-BR-016.1	Brazoria County, TX	Margaret Boggs Milhoan and Carl L. Milhoan	Dow Chemical Company	v1061/p80	A right of way for pipelines within a 25 acre tract.
26-BR-017	Brazoria County, TX	Amoco Chemicals Company	Dow Chemical Company	v1171/p208	Corrects v1068/p360. Adjusted easements says a 60' wide and 23.93 rods.
26-BR-018	Brazoria County, TX	C. A. Moller and Minnie S. Moller	Dow Chemical Company	v1536/p784	A 30' wide right of way for pipelines.
26-BR-019	Brazoria County, TX	Eugene Rich Sr. & Doris Rich	Dow Chemical Company	v1069/p182	A right of way within a 107.5 acre tract for pipelines.
26-BR-019XX	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Big Slough- This body of water is classified as Section 404 crossing by the Corps and does not require a permit.
26-BR-020	Brazoria County, TX	W. O. Hudgins and Sibyl Hudgins	Dow Chemical Company	v1059/p503	A right of way with additional line rights.
26-BR-020X	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	A right of way for (1) 10.75" gas products line for the crossing of CR 232.
26-BR-021	Brazoria County, TX	Mary Lee Hudgins, a widow	Dow Chemical Company	v1061/p52	A right of way with 30" of cover in the J. E. Groce League, Abstract 66. Multiple line rights for additional consideration.
26-BR-022	Brazoria County, TX	Dow Chemical Company	Conoco, Inc.	v1633/p744
A right of way in the J. E. Groce League, Abstract 66.  Width of pipeline will equal the ground occupied with 36" of cover.  Ownership: BP Amoco Chemicals/ BP America Inc., C/O Marcie Foster, P. O. Box 3092, Houston, TX 77253-3092.

26-BR-022X	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7026 for (2) 10" pipelines. Crossing of FM 523, 947' Southeast of CR 226.
26-BR-023	Brazoria County, TX	Mrs. Carrie S. Brock, et al	Dow Chemical Company	v775/p594	Brock Lease
26-BR-023X	Brazoria County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	No right of way is required for this crossing. See memo for more information.
26-BR-023.1	Brazoria County, TX	Dow Chemical Company	Conoco, Inc.	v1659/p27	A right of way for (1) 10" and (1) 6" pipeline.
26-BR-024	Brazoria County, TX	Dow Chemical Company	Conoco, Inc.	v1633/p754	A right of way for (1) 10" pipeline with 36" of cover that must be 24" between new and existing lines. Notify prior to any work. See file 26-BR-Assignments and Mergers for assignment.
26-BR-024	Brazoria County, TX	Dow Chemical Company	Conoco, Inc.	v1702/p430	A 10' wide right of way for telephone transmission and communication lines, etc.
26-BR-024X.1A	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	-248669	ME 810234 across Oyster Creek for (1) 10" ethylene pipeline.
26-BR-024X.1B	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 15859 across Oyster Creek with (1) 10" pipeline.
26-BR-024X.2	Brazoria County, TX	Valesco Drainage District	Conoco, Inc.	None	A right of way for (1) 10.75.00 pipeline. Multiple crossings.
26-BR-024X.3	Brazoria County, TX	Valesco Drainage District	Conoco, Inc.	None	A right of way for (1) 10.75" pipeline.
26-BR-024X.4	Brazoria County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	No right of way is required for this crossing. See memo for more information.
26-BR-024X.5	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit to cross CR 434.
26-BR-024X.6	Brazoria County, TX	Missouri Pacific Railroad Company (UPRR)	Conoco, Inc.	None	License for (1) 10" Ethylene pipeline. Audit No. CA83653. MP 10.2 in Clute, TX. Folder No. 1206-56.
26-BR-024X.7	Brazoria County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	No right of way is required for this crossing. See memo for more information.
26-BR-024X.8	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7025. A permit to cross South of Plantation Rd. on State Highway 288.
26-BR-024X.9	Brazoria County, TX	City of Clute, Texas	Conoco, Inc.	None	Commerce Street and Brockman Rd.. Note to file: City purges files every five years. Pipeline is covered under Dow Partial Assignment of Leasehold in BR-023.
26-BR-024X.10	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7024 for a 10" pipeline across State Highway 332.
26-BR-024X.11	Brazoria County, TX	Valesco Drainage District	Conoco, Inc.	None	A right of way for (1) 10.75" pipeline.
26-BR-024X.16	Brazoria County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	No right of way is required for this crossing. See memo for more information.
26-BR-024X.17	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Flagg Lake: This body of water is classified as Section 404 crossing by the Corps and does not require a permit.
26-BR-024X.19	Brazoria County, TX	Valesco Drainage District	Conoco, Inc.	None	A right of way for (1) 10.75" pipeline.
26-BR-024X.20	Brazoria County, TX	Valesco Drainage District	Conoco, Inc.	None	A right of way for (1) 10.75" pipeline.
26-BR-024X.21A	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	-248303	ME 810235 for (1) 10" ethylene pipeline in the Brazos River.
26-BR-024X.21B	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 14114/18 across the Brazos River with (1) 10" pipeline.
26-BR-024X.21B	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 15859 across the Brazos River with (1) 10" pipeline.
26-BR-025	Brazoria County, TX	Bertha Spencer	Conoco, Inc.	v1594/p71	A 30' wide right of way for (1) 10" pipeline.
26-BR-025	Brazoria County, TX	Bertha Spencer	Conoco, Inc.	v1654/p794	A 20' by 35' valve site.
26-BR-025X	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit to cross CR 400
26-BR-026	Brazoria County, TX	Robert W. Spencer	Conoco, Inc.	v1613/p647	A 30' wide right of way for (1) 10" pipeline.
26-BR-026	Brazoria County, TX	Quida Spencer Capps	Conoco, Inc.	v1613/p639	A 30' wide right of way for (1) 10" pipeline.
26-BR-026X	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Jones Creek: This body of water is classified a Section 404 crossing by the Corps and does not require a permit.
26-BR-027	Brazoria County, TX	Barry D. Bailey and wife Judy L. Bailey	Conoco, Inc.	v1651/p442	A 30' wide right of way for (1) 10" pipeline.
26-BR-028	Brazoria County, TX	Cuthbert C. Burton and wife V. Lou Burton	Conoco, Inc.	v1591/p657	A 30' wide right of way for (1) 10" pipeline.
26-BR-029	Brazoria County, TX	Harold S. Dingle	Conoco, Inc.	v1596/p298	A 30' wide right of way for (1) 10" pipeline.
26-BR-030	Brazoria County, TX	Malcolm S. Bauer	Conoco, Inc.	v1594/p65	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-BR-030X	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit crossing CR 304.
26-BR-031	Brazoria County, TX	Harold S. Dingle	Conoco, Inc.	v1596/p298	A 30' wide right of way for (1) 10" pipeline. See BR-29 for more information.
26-BR-031X.1A	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7023 crossing SH 36.
26-BR-031X.1B	Brazoria County, TX	Village of Jones Creek	Cain Chemicals, Inc.	None	Letter reflects city ordinance, permit No. 148 which required resolution by the city board to approve assignment to Cain Chemical, Inc. Letter also provides permit for SH 36 which is in-city.
26-BR-031X.2	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit to cross CR 301.
26-BR-032	Brazoria County, TX	C. D. C. Properties	Conoco, Inc.	v1585/p317	A 30' wide right of way with "plow depth" cover.
26-BR-033	Brazoria County, TX	R. L. McKnight, Jr., Irene Blake Hardesty, Gordon Weisser	Conoco, Inc.	v1584/p565	A right of way across 14.25 acres in the Stephen Austin Survey, Abstract 20. Multiple line rights for additional consideration.
26-BR-034	Brazoria County, TX	Seadock, Inc.	Conoco, Inc.	v1653/p536
A  30' wide right of way for (1) 10" pipeline with 36" of cover. Property now owned by Texas Parks and Wildlife Dept.  Owership: Texas Parks & Wildlife, C/O John Foschee, 4200 Smith School Rd., Austin, TX 78744-3291.

26-BR-035	Brazoria County, TX	Phillips Petroleum Company	Continental Oil Company	v1612/p986	A 30' wide right of way with 36" of cover.
26-BR-035	Brazoria County, TX	Phillips Petroleum Company	Oxy Petrochemicals, Inc.	96-013979	A 15' by 20' surface site.
26-BR-036	Brazoria County, TX	Texas Board of Corrections	Conoco, Inc.	v1651/p658	A 30' wide right of way for one pipeline.
26-BR-036	Brazoria County, TX	Texas Board of Criminal Justice	Phillips Petroleum Company	92-29224
29 acres for pipeline metering site (Clemens Unit).  Letter in file grants permission from Phillips to the Texas Department of Criminal Justice to install Oxy Communications Tower in Phillip's easement.

26-BR-036X	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	81-7022	Permit No.81-7022, control 2524 Section 2 for a 10" pipeline. Highway FM 2611 with (4) locations between FM 2918-SH 36.
26-BR-036X.2	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit crossing CR 311.
26-BR-037	Brazoria County, TX	Raymond Ward, Ethel Dunn, Delores Edwards	Conoco, Inc.	v1599/p97	A 30' wide right of way for pipelines. There are 4 counterparts for this document.
26-BR-038	Brazoria County, TX	Lorenzo Ferneil, Jr., Helen Girtman and Bobbie Ray Ferneil (Forneil Family Heirs)	Conoco, Inc.	v1606/p160	A 30' wide right of way for pipelines. There are 6 counterparts for this document.
26-BR-039	Brazoria County, TX	Lupe Randon, et al (Caesar Goodwin Heirs)	Conoco, Inc.	v1597/p748	A 30' wide right of way for pipelines. There are 2 counterparts for this document.
26-BR-039X	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit crossing CR 629
26-BR-040	Brazoria County, TX	Lue Ella Randon, et al	Conoco, Inc.	v1599/p990	A 30' wide right of way. There is one counterpart for this document.
26-BR-041	Brazoria County, TX	Frankie Ward	Conoco, Inc.	v1612/p989	A 30' wide right of way. There are 5 counterparts for this document.
26-BR-041X	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit to cross CR 432.
26-BR-042	Brazoria County, TX	Stephen S. Perry, Jr.	Conoco, Inc.	v1666/p647	A 10' wide right of way with 48" of cover.
26-BR-043	Brazoria County, TX	Gregory H. Laughlin	Conoco, Inc.	v1608/p315	A 20' wide right of way for a 10.75" pipeline.
26-BR-043X	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7022, for a 10" pipeline crossing FM 2611(4) times between FM 2918 and SH 36.
26-BR-044	Brazoria County, TX	Oral R. Ferris and wife Marie Ferris	Conoco, Inc.	v1610/p264	A 30' wide right of way.
26-BR-045	Brazoria County, TX	Eugene Christian	Conoco, Inc.	v1641/p308	A 30' wide right of way.
26-BR-046	Brazoria County, TX	James L. Christian	Conoco, Inc.	v1650/p828	A 30' wide right of way for a 10" pipeline.
26-BR-047	Brazoria County, TX	Marlene Mays Clark Forrester	Conoco, Inc.	v1641/p689	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-BR-047X	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	-247938	ME 810236 across the San Bernard River for (1) 10" ethylene pipeline.
26-BR-047XX	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 15858 across the San Bernard River with (1) 10" pipeline.
26-BR-047XX	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 1411/19 across San Bernard River with (1) 10" pipeline.
26-BR-048	Brazoria County, TX	Bettylee Hampil and Terese Hampil Charlton	Conoco, Inc.	v1619/p673	A 30' wide right of way.
26-BR-048X	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7022 for a 10" pipeline crossing FM 2611 (4) times between FM 2918 and SH 36.
26-BR-048XX	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit crossing CR 659.
26-BR-049	Brazoria County, TX	Carl F. Fink, Jr. and Douglas Allums	Conoco, Inc.	v1619/p662	A 30' wide right of way with 48" of cover. Consent requires 60 days written notice.
26-BR-049	Brazoria County, TX	Carl F. Fink, Jr. and Douglas Allums	Conoco, Inc.	v1650/p831	A 20' by 30' valve site easement.
26-BR-049X	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7022 for a 10" pipeline crossing FM 2611 (4) times between FM 2918 and SH 36.
26-BR-050	Brazoria County, TX	St. Joseph Hospital Foundation	Conoco, Inc.	v1619/p678	A 30' wide right of way for (1) 11" pipeline with 48" of cover. Easement restricts above ground appurtenances to vents, manholes and cathodic protection only.
26-BR-050X	Brazoria County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	No right of way is required for this crossing. See memo for more information.
26-BR-050XX	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7021, control No. 2939 along FM 2918, SW of FM 2611 for a 10" pipeline.
26-BR-051	Brazoria County, TX	Carl F. Fink, Jr. and Douglas Allums	Conoco, Inc.	v1619/p662	A 30' wide right of way with 48" of cover.
26-BR-051X	Brazoria County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	No right of way is required for this crossing. See memo for more information.
26-BR-052	Brazoria County, TX	Otto A. Berge and wife Evelyn C. Berge	Conoco, Inc.	v1591/p88	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-BR-053	Brazoria County, TX	Carl F. Fink, Jr. and Douglas Allums	Conoco, Inc.	v1619/p662	A 30' wide right of way with 48" of cover.
26-BR-054	Brazoria County, TX	Herbert H. Hinkle and wife Lois Jean Hinkle	Conoco, Inc.	v1647/p785	A 30' wide right of way for (1) 10" pipeline with 48" of cover. No above ground appurtenances.
26-BR-054X	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Cocklebur Slough: This body of water is classified Section 404 crossing by the Corps and does not require a permit.
26-BR-055	Brazoria County, TX	Charlene C. Padgett, et al	Conoco, Inc.	v1653/p513	A 30' wide right of way for (1) 10.75" pipeline with 48" of cover.
26-BR-056	Brazoria County, TX	Percival T. Beacroft, Jr., individually and as Trustee and Independent executor	Conoco, Inc.	v1601/p474	A 30' wide right of way.
26-BR-057	Brazoria County, TX	Ethel Ducroz Wilson	Conoco, Inc.	v1644/p953	A 30' wide right of way for (1) 10.75" pipeline with 48" of cover.
26-BR-058	Brazoria County, TX	Francis Ann Craig Freeman, et al	Conoco, Inc.	v1653/p526	A right of way for (1) 10.75" pipeline with 48" of cover.
26-BR-058X	Brazoria County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7020, control 2524 Section 2; for a 10" pipeline on FM 2611, NE of CR 306
26-BR-059	Brazoria County, TX	Henrietta S. Glick	Continental Oil Company	v1595/p332	A 30' wide right of way with 48" of cover. No above ground appurtenances. Acknowledgement missing. V1595/p333.
26-BR-060	Brazoria County, TX	Johnnie Dudley Glick	Continental Oil Company	v1595/p336	A 30' wide right of way with 48" of cover.
26-BR-061	Brazoria County, TX	Francis S. Glick	Continental Oil Company	v1595/p340	A 30' wide right of way with 48" of cover. No above ground appurtenances.
26-BR-062	Brazoria County, TX	Henrietta S. Glick	Continental Oil Company	v1595/p332	A 30' wide right of way with 48" of cover. No above ground appurtenances. Acknowledgment missing v1595/p333.
26-BR-062X	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	3001217	ME 810237 for (1) 10" pipeline crossing Cedar Lake Creek.
26-BR-062XX	Brazoria County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 15858 across Cedar Lake Creek with (1) 10" pipeline.
26-MA-063	Matagorda County, TX	Lucile Craig Foreman, individually and as executrix of the Estate of John H. Craig, Sr., et al	Conoco, Inc.	v708/p877	A 30' wide right of way for (1) 10" pipeline with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-064	Matagorda County, TX	Dow Chemical Company	Conoco, Inc.	v701/p650	A right of way for (1) 10" pipeline with 36" of cover. (5) pages of special instruments. Limits right of way occupied by pipeline. See 26-MA-Assignments and mergers for assignment.
26-MA-064X	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit to cross SH 457, Abstract No. 56 crossing. (1) 10" pipeline only. Permit No. 81-7019. See 26-MA-Assignments and mergers for assignment.
26-MA-065	Matagorda County, TX	Estate of Willie Lou Stevens and Anna Ve Stevens Farr Trust	Conoco, Inc.	v693/p371	A 30' right of way for (1) 10" pipeline with 48" of cover. $50 per assignment. Consent obtained via notification to Cain Chemical assignment. See 26-MA-Assignments and mergers for assignment.
26-MA-065X.1	Matagorda County, TX	State of Texas General Land Office	Equistar Chemicals, LP	30106	ME 810238 crossing Caney Creek with (1) 10" pipeline.
26-MA-065X.2	Matagorda County, TX	Corps of Engineers	Conoco, Inc.	None	Permit No. 15858 across Caney Creek with (1) 10" pipeline.
26-MA-065X.3	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-066	Matagorda County, TX	Joe C. Yelderman	Conoco, Inc.	v93/p826	A right of way for a pipeline, cathodic protection and appurtenances. See 26-MA-Assignments and mergers for assignment.
26-MA-066	Matagorda County, TX	Carolyn Yelderman Waters, Trustee Exec., et al	Conoco, Inc.	v688/p72	A 1' wide right of way for (1) 10" pipeline with 48" of cover on the same space as HL&P No above ground appurtenances except markers. See.
26-MA-066X	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-067	Matagorda County, TX	Frank H. Lewis, individually and Trustee, J. C. Lewis Family Trust (1974), et al	Conoco, Inc.	v714/p810	A 100' wide right of way for (1) 10" pipeline with 48" of cover and (1) Block valve site. See 26-MA-Assignments and mergers for assignment.
26-MA-067X	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-067XX	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-068	Matagorda County, TX	Vineyard Ranch Company, Inc.	Conoco, Inc.	v691/p152
A 1' wide right of way for (1) 10" pipeline with 48" of cover.  Grantor requests a recorded copy of any assignments within 30 days following its execution.  See 26-MA-Assignments and mergers for assignment.

26-MA-068X	Matagorda County, TX	Corps of Engineers	None	None	Boggy Bayou. No permit required per Janet Botello with the Corps.
26-MA-068XX	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-070	Matagorda County, TX	Estate of Willie Lou Stevens, et al	Conoco, Inc.	v693/p359	A 20' wide right of way with 48" of cover. $50.00 per assignment. Consent obtained on assignment to Cain Chemical. See 26-MA-Assignments and mergers for assignment.
26-MA-070	Matagorda County, TX	E. M. Huitt, Jr., Independent Executor	Conoco, Inc.	v735/p834	A right of way for a pipeline, cathodic protection and appurtenances.
26-MA-070X.1	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval.
26-MA-070X.2	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval.
26-MA-071	Matagorda County, TX	Irving M. Rayburn	Conoco, Inc.	v718/p543	A 20' by 30' valve site.
26-MA-071	Matagorda County, TX	Irving M. Rayburn	Conoco, Inc.	v693/p365	A 20' wide right of way for (1) 10" pipeline with 48" of cover. $50.00 per assignment. Consent obtained on assignment to Cain Chemical. See 26-MA-Assignments and mergers for assignment.
26-MA-071	Matagorda County, TX	Irving M. Rayburn	Conoco, Inc.	v735/p831	A right of way for a pipeline, cathodic protection and appurtenances.
26-MA-071X	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-071XX	Matagorda County, TX	Corps of Engineers		None	Permit across Live Oak Bayou.
26-MA-072	Matagorda County, TX	Frank H. Lewis, individually and Trustee, J. C. Lewis Family Trust (1974), et al	Conoco, Inc.	v714/p810	A 100' wide right of way for (1) 10" pipeline with 48" of cover and (1) Block valve site. See 26-MA-Assignments and mergers for assignment.
26-MA-072X.1	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval.
26-MA-072X.2	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-072X.3	Matagorda County, TX	Corps of Engineers	None	None	Canoe Bayou. No permit required per Janet Botello with the Corps.
26-MA-072X.4	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-072X.5	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	A right of way for (1) 10" pipeline. No objection letter to the right of way with landowner approval. See 26-MA-Assignments and mergers for assignment.
26-MA-072X.6	Matagorda County, TX	Corps of Engineers	Conoco, Inc.	None	Peyton Creek. This body of water is classified as Section 404 crossing by the Corps of Engineers and does not require a permit.
26-MA-073	Matagorda County, TX	Simon C. Cornelius	Conoco, Inc.	v735/p836	Allows for the pipeline, cathodic protection and appurtenances.
26-MA-073	Matagorda County, TX	Simon C. Cornelius	Conoco, Inc.	v697/p406	A 20' wide right of way for (1) 10" pipeline with 48" of cover. $50 per assignment. Consent obtained on assignment to Cain Chemical from grantor. See 26-MA-Assignments and mergers for assignment.
26-MA-073X	Matagorda County, TX	Lower Colorado River Authority	Conoco, Inc.	v700/p892	Easement for (6) crossings. See 26-MA-Assignments and mergers for assignment.
26-MA-074	Matagorda County, TX	Russell A. Matthes and Juanita LeTulle Matthes	Conoco, Inc.	v697/p326	A 20' wide right of way for (1) 10" pipeline with 48" of cover. $50 assignment fee. Consent obtained on assignment to Cain Chemical from grantor. $50.00 fee paid.
26-MA-074X	Matagorda County, TX	Matagorda County Commissioners Court	Conoco, Inc.	None	Authorization to cross (2) County roads in Matagorda County with pipeline width to 10.75." See 26-MA-Assignments and mergers for assignment.
26-MA-074XX	Matagorda County, TX	Lower Colorado River Authority	Conoco, Inc.	v700/p892	Easement for (6) crossings. See MA-073X for documents.
26-MA-075	Matagorda County, TX	Virginia LeTulle Peden	Conoco, Inc.	v700/p882	A 20' wide right of way for (1) 10" pipeline with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-075X	Matagorda County, TX	Matagorda County Commissioners Court	Conoco, Inc.	None	Chinquapin Rd. Authorization to cross (2) County roads in Matagorda County. See 26-MA-Assignments and mergers for assignment.
26-MA-075XX	Matagorda County, TX	Lower Colorado River Authority	Conoco, Inc.	v700/p892	Easement for (6) crossings. See 26-MA-Assignments and mergers for assignment.
26-MA-076	Matagorda County, TX	Julia Bell Coleman	Conoco, Inc.	v692/p822	A 20" wide right of way for (1) 10" pipeline with 48" of cover. No above ground appurtenances except markers. Condemnation. See 26-MA-Assignments and mergers for assignment.
26-MA-077	Matagorda County, TX	J. D. Sutherland and Betty Ruth Sutherland	Conoco, Inc.	v690/p212
A 20' wide right of way for (1) 10.75" pipeline with 36" of cover.  $50 for each assignment.  Consent obtained on assignment to Cain Chemical from grantor.  See 26-MA-Assignments and mergers for assignment.

26-MA-078	Matagorda County, TX	Willie Doss and wife, Ida E. Doss	Conoco, Inc.	v688/p81	A 30' wide right of way for (1) pipeline. See 26-MA-Assignments and mergers for assignment.
26-MA-079	Matagorda County, TX	Dorothy Ann Baer Huebner, Trustee	Conoco, Inc.	v708/p868	A right of way for (1) 10.75" pipeline with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-080	Matagorda County, TX	Ruby L. Petrucha Phillips	Conoco, Inc.	v692/p829	A 20' wide right of way for (1) 10" pipeline with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-080X.1	Matagorda County, TX	Corps of Engineers	Conoco, Inc.	None	Big Boggy Creek. This body of water is classified as Section 404 by the Corps of Engineers and does not require a permit.
26-MA-080X.2	Matagorda County, TX	Lower Colorado River Authority	Conoco, Inc.	v750/p892	Permit for (6) crossings. See 26-MA-Assignments and mergers for assignment.
26-MA-080X.3	Matagorda County, TX	Atchison, Topeka and Santa Fe Railroad Company (BNSF)	Conoco, Inc.	None	A license for (2) pipelines. Main Track MP 82 + 103.8, near Wadsworth, TX. Folder No. 165823. Audit No. CT31136.
26-MA-081	Matagorda County, TX	Ruby Landrum Phillips	Conoco, Inc.	v687/p693	14.42 acres out of FW Dempsey League, Abstract No. 26. Reserved oil, gas, mineral and agriculture rights for future plant. NTCE
26-MA-081X	Matagorda County, TX	Atchison, Topeka and Santa Fe Railroad Company (BNSF)	Conoco, Inc.	None	A license for (2) pipelines. MP 82 + 103.8 and station 4346 + 63.8, near Wadsworth, TX. Folder No. 165823. Audit No. CT31136.
26-MA-081XX	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit to construct across driveway. See 26-MA-Assignments and mergers for assignment.
26-MA-081XX	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7018 for a 10" Ethylene pipeline across SH 60.
26-MA-082	Matagorda County, TX	Tom J. Petrucha and wife Connie Petrucha	Conoco, Inc.	v687/p697	2 acres in F. W. Dempsey Survey, Abstract No. 26. Excepts minerals and rights to lease to Inexco Oil. NTCE
26-MA-083	Matagorda County, TX	Tom J. Petrucha and wife, Connie Petrucha	Conoco, Inc.	v697/p902	A 30' wide right of way for (2) pipelines not to exceed 16" with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-083X	Matagorda County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	No right of way required for this crossing.
26-MA-084	Matagorda County, TX	Doris Leggett and Elton Leggett	Conoco, Inc.	v692/p815	A 30' wide right of way for a pipeline not exceeding 16" with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-084X	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7017 for (1) 10" ethylene pipeline. Control 846 Section 3, Highway FM 521. See 26-MA-Assignments and mergers for assignment.
26-MA-085	Matagorda County, TX	Frances Butter, Trustee for John A. Butter	Conoco, Inc.	v690/p85	A 30' wide right of way for (2) pipelines not exceeding 16." See 26-MA-Assignments and mergers for assignment.
26-MA-086	Matagorda County, TX	Kathleen R. Tatum	Continental Oil Company	v688/p311	A 30' wide right of way. Multiple line rights with additional consideration. See 26-MA-Assignments and mergers for assignment.
26-MA-087	Matagorda County, TX	Evelyn Butter Baas	Conoco, Inc.	v690/p92	A 30' wide right of way for (2) pipelines with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-088	Matagorda County, TX	Francis Butter, Trustee for John A. Butter	Conoco, Inc.	v690/p99	A 30' wide right of way for (2) pipelines not to exceed 16" with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-089	Matagorda County, TX	Wilburn George Doss and William Walter Doss, Jr.	Continental Oil Company	v687/p638	A 30' wide right of way. Check document for exact multiple line rights language.
26-MA-090	Matagorda County, TX	William G. Burkhart and Edward Y. Browning	Conoco, Inc.	v717/p186	A 30' wide right of way for (2) pipelines with 48" of cover.
26-MA-091	Matagorda County, TX	Lloyd E. Ryman	Conoco, Inc.	v701/p748	A 30' wide right of way with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-091X	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	81-706	Permit No. 81-706, for a 10" ethylene pipeline across FM 2078. See 26-MA-Assignments and mergers for assignment.
26-MA-092	Matagorda County, TX	Jessie M. Ryman, Jr.	Conoco, Inc.	v710/p717	A 30' wide right of way with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-093	Matagorda County, TX	Irma P. Ryman	Conoco, Inc.	v711/p319	A 30' wide right of way with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-094	Matagorda County, TX	William M. Broughton, et ux Carolyn R. Broughton	Conoco, Inc.	v703/p279	A 30' wide right of way with 48" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-095	Matagorda County, TX	Tom J. Petrucha, Connie Petrucha, Doug Kain, Grace Kain and Nancy Kain	Conoco, Inc.	v698/p433	A 30' wide right of way for (2) pipelines not to exceed 16" in diameter with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-095X	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7015, crossing FM 2668. See 26-MA-Assignments and mergers for assignment.
26-MA-096	Matagorda County, TX	Betty Armatta, Sidney Armatta, individually and as Testamentary Trustee under the will of Ida Katherine Armatta	Conoco, Inc.	v690/p158	A 30' wide right of way for (2) pipelines not to exceed 16" with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-097	Matagorda County, TX	Anton S. Dziuk, guardian of Anton Stephen Dziek and Christopher Dziek, minors	Conoco, Inc.	v696/p473	A 30' wide right of way for (2) pipelines not to exceed 16" with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-098	Matagorda County, TX	Tasie Petrucha Culver	Conoco, Inc.	v689/p851	A 30' wide right of way for (2) pipelines not exceeding 16" with 36" of cover. See 26-MA-Assignments and mergers for assignment.
26-MA-099	Matagorda County, TX	Dow Chemical Company	Conoco, Inc.	v701/p650	A right of way for (1) 10" pipeline with 36" of cover. Limits right of way occupied by pipeline. See 26-MA-Assignments and mergers for assignment.
26-MA-100	Matagorda County, TX	Cities Service Company	Conoco, Inc. and Big Three Industries	v712/p583	A right of way for (1) 10" ethylene pipeline and (1) 6 1/2" nitrogen pipeline. See 26-MA-Assignments and mergers for assignment. Includes railroad spur crossing.
26-MA-100XX	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7013 across FM 3057. See 26-MA-Assignments and mergers for assignment.
26-MA-101	Matagorda County, TX	Walter W. Fondren, Jr.	Monsanto Chemical Company	v376/p525	A 7' wide right of way for (1) pipeline. If additional lines are laid within the 7' wide ROW, Grantee will pay the sum of $8,836.65.
26-MA-101	Matagorda County, TX	Doris Ledwidge Fondren, et al	Conoco, Inc.	v714/p828	A 7' wide right of way for (1) 10" pipeline and a 15' by 25' valve site.
26-MA-101X	Brazoria County, TX	Lower Colorado River Authority	Conoco, Inc.	v700/p892	Permit for (6) crossings.
26-MA-102	Matagorda County, TX	Celanese Chemical Company, Inc.	Conoco, Inc.	v714/p147	A 10' wide right of way with 36" of cover. Included is letter of consent by grantor for assignment to Cain Chemical, Inc.
26-MA-102X	Matagorda County, TX	Atchison, Topeka and Santa Fe Railway Company (BNSF)	Conoco, Inc.	None	A license for (1) 10" ethylene pipeline crossing railroad near Bay City, TX at station 2 + 53.6 on Track No. 8. Folder No. 165822. Audit No. CT31138.
26-MA-102XX	Matagorda County, TX	Texas Department of Transportation	Conoco, Inc.	None	Permit No. 81-7014 for a 6" line crossing FM 3057. See 26-MA-Assignments and mergers for assignment.
26-J-M-024	Matagorda County, TX	Ray M. Culver, et al	Conoco, Inc.	v674/p690	A 491.29 acre tract being 405.5 acre tract and an 87.24 acre tract, F. W. Dempsey League, A-26 and Wm. Selkirk Survey, A-87, Matagorda County, TX, Matagorda Plant Site. Counterpart in v674/p698. NTCE.
26-J-M-024X	Matagorda County, TX	Lower Colorado River Authority	Conoco, Inc.	None	Easement for (1) 6" pipeline crossing a canal in the F. W. Dempsey League, A-26.
26-J-M-024.1	Matagorda County, TX	Ray M. Culver, et al	Conoco, Inc.	v674/p698	A 491.29 acre tract being 405.5 acre tract and an 87.24 acre tract, F. W. Dempsey League, A-26 and Wm. Selkirk Survey, A-87, Matagorda County, TX, Matagorda Plant Site. Counterpart in v674/p690. NTCE.
26-MA-001	Matagorda County, TX	Lewis Edwin Smith and Thelma S. Smith	South Texas Pipeline Company	v635/p511	A 35' wide right of way for (2) pipelines and (1) lateral with 36" of cover. (See MA-Assignments and Mergers)
26-MA-002	Matagorda County, TX	Matagorda County	None	None	Lease Rd. No permit required.
26-MA-003	Matagorda County, TX	Lawrence J. Petersen and Gloria Petersen	Cain Chemicals, Inc.	v282/p936	A 30' wide right of way for (1) 10" pipeline with 36" of cover. No above ground appurtenances.
26-MA-003X	Matagorda County, TX	Corps of Engineers		None	Permit No. ________ across Tres Palacios Creek with (1) 10" pipeline.
26-MA-004	Matagorda County, TX	Carrie Larsen Vance and Cullen Vance	Cain Chemicals, Inc.	v478/p542	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-MA-005X	Matagorda County, TX	Matagorda County Commissioners Court		None	Larson Rd. No documents in file.
26-MA-006	Matagorda County, TX	Carrie Larsen Vance and Cullen Vance	Cain Chemicals, Inc.	v478/p542	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-MA-007	Matagorda County, TX	E. T. Rose, Jr., life Estate, Bowen David Rose, and Mark Larsen Rose, Remaindermen	Cain Chemicals, Inc.	v478/p560	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-MA-008	Matagorda County, TX	Elsie Larsen Rhea, life Estate, Lanella Wells, remainderman	Cain Chemicals, Inc.	v478/p554	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-MA-009	Matagorda County, TX	Emma Larsen Graddy, life Estate, Evelyn Graddy McCullough, Remainderman	Cain Chemicals, Inc.	v478/p548	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-MA-010	Matagorda County, TX	Clara Louise Green, William Franklin Green, III	Cain Chemicals, Inc.	v282/p928	A 5' wide right of way for (1) 10" pipeline with 36" of cover. $500 to owners for each assignment. Also refers to MA-12 on map
26-MA-011	Matagorda County, TX	Texas Department of Transportation		None	FM 2431
26-MA-011A	Matagorda County, TX	Clara Louise Green, William Franklin Green, III	Cain Chemicals, Inc.	282-928	On alignment sheets, MA-011A is for a railroad, but railroad conveyed property to Clara Louise Green in v222/p732 dated 8/29/88
26-MA-012	Matagorda County, TX	Clara Louise Green, William Franklin Green, III	Cain Chemicals, Inc.	v282/928	A 5' wide right of way for (1) 10" pipeline with 36" of cover. $500.00 per assignment.
26-MA-013	Matagorda County, TX	Matagorda County Hospital District	Cain Chemicals, Inc.	v478/p582	A 30' wide right of way for (1) 10" pipeline with 36" of cover.
26-MA-014X	Matagorda County, TX	Matagorda County	None	None	Private Rd. No permit required.
26-MA-015	Matagorda County, TX	Lower Colorado River Authority	Continental Oil Company	None	A right of way for (1) 10" pipeline to cross El Maton Canal in the Bowman & Chase Reese League, A-8.
26-MA-016	Matagorda County, TX	Matagorda County Hospital District	Cain Chemicals, Inc.	v478/p582	A 30' wide right of way for (1) 10" pipeline. (Same as MA-016)
26-MA-017X	Matagorda County, TX	Texas Department of Transportation		None	SH 35
26-MA-018	Matagorda County, TX	Matagorda County Hospital District	Cain Chemicals, Inc.	v478/p582	A 30' wide right of way for (1) 10" pipeline with 36" of cover. (Same as MA-013)
26-MA-019	Matagorda County, TX	Lorena Dawdy	Cain Chemicals, Inc.	v478/p572	A 30' wide right of way for (1) 10" pipeline with 48" of cover.
26-MA-020X	Matagorda County, TX	Missouri Pacific Railroad (UPRR)	Cain Chemicals, Inc.	None	License for (1) 10" ethylene pipeline crossing at MP 272.38 near Bay City, TX. Audit No. 148001. Folder No. 1335-52.
26-MA-021X	Matagorda County, TX	Matagorda County	None	None	Private Rd. No permit required.
26-MA-022	Matagorda County, TX	James Hickl, Doris Hickl Wendel, Patricia Hickl Gavranovic	Cain Chemicals, Inc.	None	A right of way for (1) 10" pipeline with 48" of cover.
26-MA-023	Matagorda County, TX	Mary James Bruden, et al Trustees of Esker L. McDonald Estate Trust	Cain Chemicals, Inc.	v282/p907	A 10' wide right of way with 60" of cover.
26-MA-024	Matagorda County, TX	J. C. Lewis Family 1974 Trust, et al	Cain Chemicals, Inc.	v281/p923	A 1' wide right of way for (1) 10" pipeline with 48" of cover and (1) 20' by 30' surface right of way for a valve site.
26-MA-025	Matagorda County, TX	Lower Colorado River Authority	Continental Oil Company	None	A right of way for (1) 10" pipeline across Buckeye Canal in the Nicholas Clopper Survey, A-16.
26-MA-026	Matagorda County, TX	J. C. Lewis Family 1974 Trust, et al	Cain Chemicals, Inc.	v281/p923	A 1' wide right of way for (1) 10" pipeline and (1) 20' by 30' valve site with 48" of cover.
26-MA-027X	Matagorda County, TX	SouthTexas Railroad (UPRR)		None	South Texas Nuclear Spur
26-MA-028X	Matagorda County, TX	Texas Department of Transportation	None	None	FM 1468. TXDOT cannot locate copy of permit.
26-MA-029	Matagorda County, TX	J. C. Lewis Family 1974 Trust, et al	Cain Chemicals, Inc.	v281/p923	A 1' wide right of way for (1) 10" pipeline and (1) 20' by 30' valve site with 48" of cover.
26-MA-030	Matagorda County, TX	James Daniel Wendt	Cain Chemicals, Inc.	v478/p566	A 30' wide right of way for (1) 10" pipeline with 48" of cover.
26-MA-031	Matagorda County, TX	Lorena Dawdy	Cain Chemicals, Inc.	v478/p572	A 30' wide right of way for (1) 10" pipeline with 48" of cover.
26-MA-032X	Matagorda County, TX	State of Texas General Land Office	Equistar Chemicals, LP	31918	ME 890107 for (1) 10" ethylene pipeline across the Colorado River.
26-MA-032XX	Matagorda County, TX	Corps of Engineers	South Texas Pipeline Company	None	Permit No. 14114/110 across the Colorado River.
26-MA-033	Matagorda County, TX	Walter W. Fondren III, Trustee, et al	Cain Chemicals, Inc.	v282/p943	A 6' wide right of way with 48" of cover. No above ground anchors.
26-MA-033X	Matagorda County, TX	Atchison, Topeka and Santa Fe Railroad (BNSF)	Cain Chemicals, Inc.	None	A license for (1) 10" Ethylene pipeline. CT 10644; AT 179957. MP 4 + 4488 near South Bay City, TX.
26-MA-034	Matagorda County, TX	Celanese Chemical Company, Inc.	Conoco, Inc.	v714/p147	See file 26-MA-102 for original documents. A 10' wide right of way with 36" of cover. Included is a letter of consent by grantor for assignment to Cain Chemical.
27-BR-001	Brazoria County, TX	Monsanto Chemical Corporation	Conoco, Inc.	v1601/p26	Lease of facilities in Chocolate Bayou
27-BR-002	Brazoria County, TX	Monsanto Chemical Company	Continental Oil Company	v1424/p352	A right of way for (1) 6" and (1) 8" pipeline, 4' below natural ground line.
27-BR-002X	Brazoria County, TX	Brazos River Authority	Continental Oil Company	None	Letter permit for a 10' wide right of way with (1) 6" and (1) 8" pipeline, and 5' of cover at the lowest point.
27-BR-002XX	Brazoria County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1713 crossing FM 2917.
27-BR-002XXX	Brazoria County, TX	Missouri Pacific Railroad Company (UPRR)	Continental Oil Company	None	License for (1) 6" and (1) 8" pipelines at MP 336.1. Folder No. 126484, Audit No. CA77946 near Chocolate Bayou, TX.
27-BR-003	Brazoria County, TX	General Crude Oil Company	Continental Oil Company	None
(Not recorded)  An 8' wide right of way for (2) pipelines with 4' of cover at the lowest point and 5' of cover at railroad crossings.  Filing this agreement terminates the easement.  NOTE: Attempt to assign without prior written consent will terminate thi

27-BR-003	Brazoria County, TX	General Crude Oil Company	Continental Oil Company	v1414/p380	An 8' wide right of way for (2) pipelines. New ownership: Terrance Hlvinka Cattle Co., P. O. Box 1188, East Bernard, TX 77453-1188.
27-BR-003X.1	Brazoria County, TX	Brazos River Authority	Continental Oil Company	None	Letter permit for a 10' wide right of way with (1) 6" and (1) 8" pipeline, and 5' of cover at the lowest point.
27-BR-003X.2	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-003X.3	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Permit to cross CR 169.
27-BR-003X.4	Brazoria County, TX	Missouri Pacific Railroad Company (UPRR)	Continental Oil Company	None	A license for (2) pipelines with 3' of cover on ditches, 5.5' under railroad tracks, and 4.5' on secondary tracks, crossing mile post 4.5 in Chocolate Bayou, TX. Folder No. 126483, Audit No. CA77945.
27-BR-003X.5	Brazoria County, TX	Brazoria County Conservation and Reclamation District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline. PICK UP DRAWING 1-1.4-147.
27-BR-003.5	Brazoria County, TX	Brazoria County Commissioners Court	Cain Chemicals, Inc.	None	Permit to cross dedicated road.
27-BR-004	Brazoria County, TX	William W. Allen, et al	Continental Oil Company	v1405/p656	A 30' wide right of way for (2) pipelines not exceeding 8" with 30" of cover.
27-BR-004X	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-004XX	Brazoria County, TX	Brazoria County Commissioners Court	Cain Chemicals, Inc.	None	Permit crossing private drive.
27-BR-005	Brazoria County, TX	Alibel Pardue, et al	Continental Oil Company	v1416/p381
A 30' wide right of way for (2) pipelines not exceeding 8" with 48" of cover.  Description of location of pipeline lists the incorrect survey name, but correct abstract number.  NOTE: 07/25/03- Survey listed on easement incorrect.

27-BR-006	Brazoria County, TX	Karolen Wilkinson Dittmar and Martin M. Dittmar, Jr.	Continental Oil Company	v1405/p638	A 30' wide right of way for (2) pipelines not exceeding 8" under cultivation depth.
27-BR-007	Brazoria County, TX	Alibel Pardue, et al	Continental Oil Company	v1416/p381	A 30' wide right of way for (2) pipelines not exceeding 8" with 48" of cover. Description of location of pipeline lists the incorrect survey name, but correct abstract number.
27-BR-008	Brazoria County, TX	Clyde Herring and Sons, Inc.	Continental Oil Company	v1402/p894	A 30' wide right of way for (2) pipelines not exceeding 8" under cultivation depth. (Block valve)
27-BR-008X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Permit to cross CR 160.
27-BR-008X	Brazoria County, TX	Brazoria County Commissioners Court	Cain Chemicals, Inc.	None	Permit to cross CR 160. Order transferring rights.
27-BR-008XX	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-008XXX	Brazoria County, TX	Brazos River Authority	Continental Oil Company	None	Letter permit for a 10' wide right of way with (1) 6" and (1) 8" pipeline, and 5' of cover at the lowest point.
27-BR-009	Brazoria County, TX	Thomas J. Howell	Continental Oil Company	None	A 20' wide right of way for (2) pipelines, 20' from the railroad.
27-BR-009X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 168.
27-BR-010	Brazoria County, TX	Robert R. Armstrong and Judy Armstrong	Continental Oil Company	v1397/p487	A 30' wide right of way for (2) pipelines not exceeding 8" and buried at cultivation depth.
27-BR-011	Brazoria County, TX	Lawrence Edwin Schuenemann	Continental Oil Company	v1399/p841	A 30' wide right of way for (2) pipelines not exceeding 8" and buried at cultivation depth.
27-BR-012	Brazoria County, TX	E. G. Schuenemann and Hilda Schuenemann	Continental Oil Company	v1388/p41	A 30' wide right of way for (2) pipelines not exceeding 8" and buried at cultivation depth.
27-BR-013	Brazoria County, TX	Charles R. Schuenemann, Sr. and Shirley Schuenemann	Continental Oil Company	v1399/p839	A 30' wide right of way for (2) pipelines not exceeding 8" and buried at cultivation depth.
27-BR-013X	Brazoria County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12781 across Mustang Bayou with (1) 6" and (1) 8" pipelines.
27-BR-013XX	Brazoria County, TX	State of Texas General Land Office	Continental Oil Company	v1406/p460	ME 3913 for (1) 6" and (1) 8" pipelines with 5' of cover under Mustang Bayou and 4' elsewhere. NO longer state regulated land.
27-BR-013XXX	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-014	Brazoria County, TX	Larry W. Schuenemann and Ophelia Schuenemann	Continental Oil Company	v1393/p662	A 30' wide right of way for (2) pipelines not to exceed 8" below cultivation depth.
27-BR-015	Brazoria County, TX	Frances E. Van Winkle, executrix of Rudolf F. Van Winkle Estate	Continental Oil Company	v1389/p286	A 30' wide right of way for (2) pipelines not to exceed 8" buried below cultivation depth.
27-BR-016	Brazoria County, TX	Harold Cook	Continental Oil Company	v1392/p650	A 30' wide right of way for (2) pipelines not to exceed 8" with 36" of cover.
27-BR-016X	Brazoria County, TX	Brazoria County Commissioners Court	Cain Chemicals, Inc.	None	Easement dated 03/30/78 of Harold Cook covers crossing of pipelines on private road.
27-BR-017	Brazoria County, TX	Marvin Angus Finger, Sr.	Continental Oil Company	v1392/p658	A 30' wide right of way for (2) pipelines not to exceed 8" with 36" of cover.
27-BR-018	Brazoria County, TX	H. C. Finger and Nellie E. Finger	Continental Oil Company	v1392/p663	A 30' wide right of way for (2) pipelines not to exceed 8" with 36" of cover.
27-BR-018XX	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 166.
27-BR-019	Brazoria County, TX	W. G. Middlebrooks, Jr. and Claire Latham Middlebrooks	Continental Oil Company	v1399/p843	A 30' wide right of way.
27-BR-019X	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	A right of way for (2) pipelines with 4' of depth longitudinal and 9' of depth for perpendicular crossings. Consent of all on line. Easement located between BR-19 and BR-20 on map
27-BR-020	Brazoria County, TX	John Lee Shaw and Dorothy Triplett Shaw	Dow Chemical Company	v1172/p313	A 30' wide right of way for (2) pipelines with 36" of cover. No above ground appurtenances.
27-BR-021	Brazoria County, TX	Charles Alvin Quinn and Barbara Sue Quinn	Dow Chemical Company	v1174/p680	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-021X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 370.
27-BR-021XX	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-022	Brazoria County, TX	David E. and Mary Frances LeCompte	Dow Chemical Company	v1174/p684	A 30' wide right of way for (2) pipelines with 48" of cover.
27-BR-022X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 163.
27-BR-023	Brazoria County, TX	H. C. Finger and Nellie E. Finger	Dow Chemical Company	v1172/p309	A 30' wide right of way for (2) pipelines with 42" of cover.
27-BR-023X	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-024	Brazoria County, TX	H. C. Finger and Nellie E. Finger	Dow Chemical Company	v1172/p305	A 30' wide right of way for (2) pipelines with 42" of cover.
27-BR-024X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 266.
27-BR-024XX	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 267.
27-BR-025	Brazoria County, TX	Michael C. Deanovich	Dow Chemical Company	v1162/p70
A 30' wide right of way buried under cultivation depth.  (Property in the name of Garvin C. Reue and Nancy M. Reue by way of chain of title statement.) Multiple line rights for additional consideration.

27-BR-026	Brazoria County, TX	J. G. Odom and Eunice Alene Odom	Dow Chemical Company	v1154/p586
A 30' wide right of way for (2) pipelines under cultivation depth.  (In the name of Jack L.  Miller and Shirley Ann Miller, dated 04/06/76, by way of chain of title statement.)  Multiple line rights for additional consideration.

27-BR-027	Brazoria County, TX	Michael C. Deanovich	Dow Chemical Company	v1162/p70	A 30' wide right of way buried under cultivation depth. (Property in the name of Garvin C. Reue and Nancy M. Reue by way of chain of title statement.)
27-BR-027A	Brazoria County, TX	Garvin C. Reue	Oxy Petrochemicals, Inc.	90746 475	A 5.680 acre tract out of a called 10.633 acre tract in the L. C. Dunbaugh Survey, Abstract 585. NTCE
27-BR-027X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 160.
27-BR-028	Brazoria County, TX	T. G. Le Compte	Dow Chemical Company	v1166/p797	A 30' wide right of way for (2) pipelines buried under cultivation depth.
27-BR-028X	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-029	Brazoria County, TX	J. W. Moore	Dow Chemical Company	v1166/p792	A 30' wide right of way for (2) pipelines under cultivation depth. All interest as of 04/08/76; not acquired; 2/10 interest missing. See file for more details.
27-BR-029X	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-030	Brazoria County, TX	Katherine Vedder Pauls, Indepedant Executrix	Dow Chemical Company	v1151/p879	A 40' wide right of way for (1) pipeline under cultivation depth. Charles Key and Clarence Key have undivided 1/2 interest.
27-BR-030X	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-031	Brazoria County, TX	Josie Marx Blum Trust	Dow Chemical Company	v1158/p799
A 30' wide right of way for (2) pipelines under cultivation depth.  (New owners are George F. and Delores Tacguard, by way of chain of title statement.)  Multiple line rights for additional consideration.

27-BR-031X	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-032	Brazoria County, TX	Howard Purnell, Jr. as Executor of the Estate of Aimee R. Purnell	Oxy Petrochemicals, Inc.	None	A 100' wide right of way.
27-BR-032	Brazoria County, TX	Fay E. Oldenburg, et al	Oxy Petrochemicals, Inc.	None	A 100' wide right of way. Requires additional payment for construction of any pipeline.
27-BR-032	Brazoria County, TX	Lewis H. Follett, et al	Dow Chemical Company	v1161/p425	A 30' wide right of way for (1) pipeline.
27-BR-032XX	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 155.
27-BR-033	Brazoria County, TX	Louise Hayman Benson	Dow Chemical Company	v1153/p209	A 30' wide right of way for (2) pipelines under cultivation depth. Beverly Benson Hager, trustee, as of 04/07/76. Multiple line rights for additional consideration.
27-BR-034	Brazoria County, TX	Edward O. MacInerney, agent for Catherine Dana Malloy	Dow Chemical Company	v1171/p503	A 30' wide right of way for (2) pipelines.
27-BR-035	Brazoria County, TX	Frank J. Phillips	Dow Chemical Company	v1178/p95	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-035X	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-035XX	Brazoria County, TX	Atchison, Topeka and Santa Fe Railroad Company (BNSF)	Continental Oil Company	None	For (1) 6" pipeline. Audit No. CT24798; Folder No. AT155607 crossing near Algoa, TX. MP 26 + 497.7. Amended product limitations 8/23/85 to show ethane and natural gas.
27-BR-035XX	Brazoria County, TX	Atchison, Topeka, and Santa Fe Railroad Company (BNSF)	Continental Oil Company	None	Folder No. AT155608; A railroad license for (1) 8" pipeline crossing near Algoa, TX. MP 26 + 497.7
27-BR-036	Brazoria County, TX	Thomas Hockin	Dow Chemical Company	v1172/p321	A 20' wide right of way for (2) pipelines with 42" of cover.
27-BR-036X	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-036XX	Brazoria County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1697. Permit for (2) pipelines across State Highway 6
27-BR-037	Brazoria County, TX	James Harold Blackwell and Margaret Blackwell Tupi	Dow Chemical Company	v1171/p187	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-037X	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-038	Brazoria County, TX	Fern B. Washington	Dow Chemical Company	v1178/p385	A 20' wide right of way for (2) pipelines. Notify grantors on assignment.
27-BR-038X	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-038XX	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8" pipeline.
27-BR-039	Brazoria County, TX	J. M. Frost, III	Dow Chemical Company	v1189/p57	A 30' wide right of way for (2) pipelines not to exceed 12" with 36" of cover. Covers tracks 39 and 46.
27-BR-039.1	Brazoria County, TX	James H. Blackwell, et al	Oxy Petrochemicals, Inc.	None
A 130' wide right of way for multiple pipelines with 36" of cover.  Grantee must pay for each additional pipeline constructed after first two.  Copy of assignment to grantors.  (INACTIVE)  Option was never exercised and no proof of payment made.

27-BR-040	Brazoria County, TX	James A. Gibson and Maudie Gibson Fischer	Dow Chemical Company	v1179/p392	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-041	Brazoria County, TX	Rex L. Gibson	Dow Chemical Company	v1182/p137	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-042	Brazoria County, TX	James A. Gibson and Maudie Gibson Fischer	Dow Chemical Company	v1182/p132	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-042X	Brazoria County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1698 crossing FM 517.
27-BR-043	Brazoria County, TX	Rex L. Gibson and Ruth Gibson Moore	Dow Chemical Company	v1182/p127	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-043X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 906.
27-BR-043XX	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-044	Brazoria County, TX	Floyd Dixon and Billie June Dixon	Dow Chemical Company	v1184/p606	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-045	Brazoria County, TX	E. A. McCauley	Dow Chemical Company	v1183/p155	A 20' wide right of way for (2) pipelines below cultivation depth.
27-BR-045.1	Brazoria County, TX	A. C. Ware and Eva Jane Ware	Dow Chemical Company	v1170/p435	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-045X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 351.
27-BR-045.2	Brazoria County, TX	Community Public Service Company	Continental Oil Company	v1429/p367	A 30' wide right of way for (2) pipelines not to exceed 8".
27-BR-046.1	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-046	Brazoria County, TX	Bertie Justin McCauley, Jr. and William Ethel McCauley	Dow Chemical Company	v1174/p692	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-046	Brazoria County, TX	Bertie Justin McCauley, Jr.	Dow Chemical Company	v1170/p430	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-046X	Brazoria County, TX	Brazoria County Conservation and Reclamation District No. 3	Continental Oil Company	None
27-BR-047	Brazoria County, TX	United States National Bank of Galveston, guardian of Emma Lee, et al	Dow Chemical Company	v1184/p689	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-048	Brazoria County, TX	H. W. Blackstock, et al	Continental Oil Company	v1365/p426	A 10' wide right of way for (2) pipelines with 36" of cover.
27-BR-048X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 367.
27-BR-048XX	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit for (2) pipelines under and across CR 947.
27-BR-049	Brazoria County, TX	T. T. Mills and Annie Ruth Mills	Dow Chemical Company	v1186/p155	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-050	Brazoria County, TX	Thomas V. Helfin, et al	Dow Chemical Company	v1189/p415	A 30' wide right of way for (2) pipelines with 36" of cover.
27-BR-051	Brazoria County, TX	A. E. Montgomery, et al	Dow Chemical Company	v1180/p441	A 40' wide right of way for (2) pipelines with 36" of cover.
27-BR-051X	Brazoria County, TX	A. E. Montgomery, et al	Dow Chemical Company	v1180/p441	A private lateral on private land for (2) pipelines. Assigned to Conoco on 11/29/77 in v1379/p963
27-BR-051XX	Brazoria County, TX	Houston Lighting and Power Company	Continental Oil Company	v1740/p809	Easement for the operation of (1) 6" and (1) 8' pipeline.
27-BR-052	Brazoria and Galveston	Laurence E. Dignan, et al	Dow Chemical Company	v1179/p898; v2409/p561	A 40' wide right of way for (2) pipelines with 36" of cover.
27-GA-052X	Galveston County, TX	Private Canal	None	None	Private canal
27-GA-053	Galveston County, TX	Dennis J. M. Corbett	Dow Chemical Company	v2427/p159	A 30' wide right of way buried at cultivation depth.
27-GA-054	Galveston County, TX	Cesare J. Galli and Margaret Galli	Dow Chemical Company	v2387/p82	A right of way for (1) pipeline with 36" of cover. Right of way is 15' west of Lavaca's centerline and 10' East of Phillips pipeline.
27-GA-054X	Galveston County, TX	Galveston County Drainage District	None	None	Private canal
27-GA-054XX	Galveston County, TX	Private Drainage Ditch	None	None	Private ditch. No permit required.
27-GA-055	Galveston County, TX	J. A. Segelquist Ranch, Inc. and J. A. Segelquist, president	Dow Chemical Company	v2399/p491	A 20' wide right of way for (1) pipelines with 30" of cover.
27-GA-055X.1	Galveston County, TX	Houston Lighting and Power Company	Continental Oil Company	###-##-####	A right of way for (2) pipelines with 4' of depth for longitudinal crossings and 9' of cover for perpendicular crossings. Refer to GA-55 on map
27-GA-055X.2	Galveston County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12781 across Dickinson Bayou with (1) 6" and (1) 8" pipelines.
27-GA-055X.3	Galveston County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	GAC 9818178	ME 880059 crossing Dickinson's Bayou. This was originally for (1) 6" and (1) 8" but renewal is for (1) 8" only. NOTE: GLO is amending to add the 6" to easement.
27-GA-055X.4	Galveston County, TX	Brazos River Authority	Continental Oil Company	None	Letter permit for a 10' wide right of way with (1) 6" and (1) 8" pipeline, and 5' of cover at the lowest point.
27-GA-056	Galveston County, TX	Pearland Sportsman Club Service Corporation	Dow Chemical Company	v2451/p119	A 25' wide right of way for (2) pipelines with 36" of cover.
27-GA-057	Galveston County, TX	Reginald C. Peterson	Dow Chemical Company	v2439/p237	A 25' wide right of way for (2) pipelines with 36" of cover.
27-GA-057X	Galveston County, TX	Brazos River Authority	None	None
American Canal and County Rd..  Now under the jurisdiction of the Gulf Coast Water Authority for Ditches and Canals.  David Sauer stated that all the BRA permits remain unfiled and there is no way of locating it.

27-GA-058	Galveston County, TX	Christian Communications Corporation, William Strubel, president	Dow Chemical Company	v2417/p400	A 25' wide right of way for (2) pipelines with 36" of cover. No fences.
27-GA-059	Galveston County, TX	W. R. Lunday and Dora B. Lunday	Dow Chemical Company	v2399/p486	A 25' wide right of way for no specified amount of pipelines with 36" of cover.
27-GA-059X	Galveston County, TX	City of Friendswood	None	None	07/24/03: Conversation with Wendy Kingery, Building Dept., said that permits were never officially issued. They request only an application and as-builts after construction.
27-GA-060	Galveston County, TX	L. W. Lunday, Sr., et al	Dow Chemical Company	v2449/p545	A 25' wide right of way for no specified amount of pipelines with 36" of cover.
27-GA-061	Galveston County, TX	W. R. Lunday and Dora B. Lunday	Dow Chemical Company	v2399/p486	A 25' wide right of way for no specified amount of pipelines with 36" of cover.
27-GA-062	Galveston County, TX	E. L. Angelo and George A. Bofysil	Dow Chemical Company	v2433/p25	A 20' wide right of way for (2) pipelines not to exceed 12" with 48" of cover.
27-GA-063	Galveston County, TX	Community Public Service Company (Nellie B. Roberts)	Continental Oil Company	v3061/p228	Community Public Service Co. agrees to installation of pipeline on their right of way given by F. H. Roberts, et ux. A 30' wide right of way for (2) 8" pipelines.
27-GA-063	Galveston County, TX	Frank H. Roberts and Nellie B. Roberts	Dow Chemical Company	v2365/p148	A 30' wide right of way for (1) pipeline buried to cultivation depth.
27-GA-063X	Galveston County, TX	Rice Lateral	None	None	Private. No permit/easement required.
27-GA-064	Galveston County, TX	George A. Bofysil	Dow Chemical Company	v2433/p30	A 20' wide right of way for (2) pipelines not to exceed 12" with 48" of cover.
27-GA-065	Galveston County, TX	Stanley Weinstein, Trustee	Dow Chemical Company	v2433/p35	A 20' wide right of way for (2) pipelines with 48" of cover.
27-GA-065X	Galveston County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1743. For (2) pipelines across FM 528.
27-GA-066	Galveston County, TX	James B. Kerr	Dow Chemical Company	v2409/p81	A right of way for (2) pipelines with 36" of cover.
27-GA-067	Galveston County, TX	Billy Leon Rainey and Victoria Toulson Rainey	Dow Chemical Company	v2409/p557	A 25' wide right of way for (2) pipelines with 36" of cover.
27-GA-068	Galveston County, TX	Thomas J. Blake and P. Joan Blake	Dow Chemical Company	v2409/p85	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-069	Galveston County, TX	Joseph J. Unger, Jr. and Veda Annette Unger	Dow Chemical Company	v2409/p99	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-069X	Galveston County, TX	Private Ditch	None	None	This ditch appears to be private.
27-GA-070	Galveston County, TX	W. Frank Lenair	Dow Chemical Company	v2399/p146	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-071	Galveston County, TX	Robert A. Bludworth	Dow Chemical Company	v2475/p625	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-071X	Galveston County, TX	Friendswood Drainage District	Continental Oil Company	None	Letter grants variance to lower pipelines that cross Coward and Chigger Creeks with (2) pipelines.
27-GA-072	Galveston County, TX	William B. Wood and Judith G. Wood	Dow Chemical Company	v2463/p598	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-072X	Galveston County, TX	City of Friendswood	None	None	07/24/03: Conversation with Wendy Kingery, Building Dept., said that permits were never officially issued. They request only an application and as-builts after construction.
27-GA-073	Galveston County, TX	W. Frank Lenair	Dow Chemical Company	v2399/p146	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-073X	Galveston County, TX	City of Friendswood	None	None	07/24/03: Conversation with Wendy Kingery, Building Dept., said that permits were never officially issued. They request only an application and as-builts after construction.
27-GA-074	Galveston County, TX	Carroll L. Boone	Dow Chemical Company	v2439/p486	A 20' wide right of way for (2) pipelines.
27-GA-075	Galveston County, TX	Herbert L. Brannan	Dow Chemical Company	v2439/p154	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-076	Galveston County, TX	James F. Fairleigh	Continental Oil Company	v2992/p655	(This agreement has signature of James F. Fairleigh only.) 24' by 30' Block valve site.
27-GA-076	Galveston County, TX	Novelli and Dr. James F. Fairleigh	Dow Chemical Company	v2409/p94	A 20' wide right of way for (2) pipelines with 36" of cover.
27-GA-076X	Galveston County, TX	City of Friendswood	None	None	07/24/03: Conversation with Wendy Kingery, Building Dept., said that permits were never officially issued. They request only an application and as-builts after construction.
27-GA-077	Galveston County, TX	James O. Nye and Mary E. Nye	Continental Oil Company	v2903/p430	A 100' wide right of way with 36" of cover.
27-GA-077X	Galveston County, TX	Friendswood Drainage District	Continental Oil Company	None	Letter grants variance to lower pipelines that cross Coward and Chigger Creeks with (2) pipelines.
27-GA-078	Galveston County, TX	Timberline Corporation, Timerline Building Company, Inc., Samuel H. Vester, Jr., president	Continental Oil Company	v1555/p392	A 10' wide right of way with 5' of cover.
27-GA-078X	Galveston County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1739 for the crossing of FM 2351.
27-BR-079	Brazoria and Galveston	Robert B. Blaylock and Laverne G. Blaylock	Continental Oil Company	v1406/p454; v3019/p627	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-080	Brazoria County, TX	V & F Builders, Inc.	Continental Oil Company	v1405/p641	A 10' wide right of way for (2) pipelines.
27-BR-081	Brazoria County, TX	Child Guidance Centers, Inc.	Continental Oil Company	v1406/p457	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-082	Brazoria County, TX	Gerald R. Wood and Donna C. Wood	Continental Oil Company	v1405/p632	A 20' wide right of way for (2) pipelines with 48" of cover.
27-BR-083	Brazoria County, TX	Wade T. Wood and Anna Lou Wood	Continental Oil Company	v1405/p635	A 20' wide right of way for (2) pipelines.
27-BR-083X	Brazoria County, TX	Brazoria County	Continental Oil Company	None
Rd.way between CR 130 and Penny Wayne.  This road is presently not under County's jurisdiction, but may soon become CR and our pipeline is constructed in accordance with their regulations.  See file for more info.

27-BR-084	Brazoria County, TX	United Valve Supply, Inc.	Continental Oil Company	v1405/p653	A 20' wide right of way for (2) pipelines with 36" of cover. Lien subordination in agreement.
27-BR-084X	Brazoria County, TX	Brazoria County	Continental Oil Company	None
Rd.way between CR 130 and Penny Wayne.  This road is presently not under County's jurisdiction, but may soon become CR and our pipeline is constructed in accordance with their regulations.  See file for more info.

27-BR-084XX	Brazoria County, TX	Brazoria County	Continental Oil Company	None
Rd.way between CR 130 and Penny Wayne.  This road is presently not under County's jurisdiction, but may soon become CR and our pipeline is constructed in accordance with their regulations.  See file for more info.

27-BR-085	Brazoria County, TX	James T. Iley; Anna C. Iley; Chester T. Iley	Continental Oil Company	v1405/p647	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-086	Brazoria County, TX	Diane A. Branch Cass	Continental Oil Company	v1405/p650	A 20' wide right of way for (2) pipelines.
27-BR-086X	Brazoria County, TX	Brazoria County Commissioners Court	Continental Oil Company	None	Order granting permit to cross CR 131. (Rustic Lane)
27-BR-087	Brazoria County, TX	Henry Winston and Betty Winston	Continental Oil Company	v1405/p644	A 10' wide right of way for (2) pipelines with 48" of cover.
27-BR-088	Brazoria County, TX	Cain Corporation, Linn C. Eignus, president	Continental Oil Company	v1425/p462	A 20' wide right of way for (2) pipelines with 48" of cover.
27-BR-088X	Brazoria County, TX	Brazoria County Drainage District No. 4	Continental Oil Company	None	Mary's Creek Lateral and Mary's Creek.
27-BR-089	Brazoria County, TX	South Corridor Two, LTD	Continental Oil Company	v1433/p671	A 20' wide right of way for (2) pipelines with cathodic protection, and 4' of cover on ditches and cultivation depth everywhere else. Property sold to Houston Pine Hollow Association LTD, 01/13/95.
27-BR-089X	Brazoria County, TX	Brazoria County Commissioners Court	Cain Chemicals, Inc.	None	Original permit was to Continental Oil. Commissioner agrees to assignment of permit and gives new permit to Cain and allows relocation of CR 169 crossing. (1) 6" and (1) 8" pipeline.
27-BR-089XX	Brazoria County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1699 to cross FM 518
27-BR-090	Brazoria County, TX	George E. Young, individually and as Trustee and B-2 Towing Company, C. C. Brooks, president	Continental Oil Company	v1427/p617	A 10' wide right of way for (2) pipelines with 6' of cover.
27-BR-090X	Brazoria County, TX	Brazoria County Drainage District No. 4	Continental Oil Company	None	Mary's Creek Lateral and Mary's Creek.
27-BR-091	Brazoria County, TX	South Corridor One, LTD	Continental Oil Company	v1433/p323	A right of way for (2) pipelines.
27-BR-091X	Brazoria County, TX	City of Pearland	Conoco, Inc.	None	Minutes from meeting of Pearland council on crossing Dixie Farm Rd. and McDonald Rd..
27-BR-092	Brazoria County, TX	David Mayfield and Veronica H. Mayfield	Continental Oil Company	v1434/p581	A 4' wide right of way.
27-BR-092X	Brazoria County, TX	City of Pearland	Conoco, Inc.	None	Minutes from meeting of Pearland council on crossing Dixie Farm Rd. and McDonald Rd.
27-BR-093	Harris and Brazoria	Clear Creek Property, LTD, J. R. McDonald and J. H. Walthall	Continental Oil Company	v1475/p453; ###-##-####	A 20' wide right of way for (2) pipelines with 36" of cover.
27-BR-093X	Brazoria County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12781 across Clear Creek with (1) 6" and (1) 8" pipelines.
27-BR-093XX	Brazoria and Galveston	State of Texas General Land Office	Continental Oil Company	v3023/p473	ME 3914 crossing Clear Creek with (1) 6" and (1) 8" pipeline. No longer state owned.
27-HA-094	Harris County, TX	James A. Wood and Doris Wood	Continental Oil Company	###-##-####	A 10' wide right of way for (2) pipelines buried at cultivation depth.
27-HA-094X	Harris County, TX	Harris County Commissioners Court	Continental Oil Company	None	Permit No. 3987. Crossing Choate Rd. and Tri-City Beach Rd. with (2) pipelines with 4' of minimum cover.
27-HA-095	Harris County, TX	Republic National Bank of Dallas, Trustee	Continental Oil Company	###-##-####	A 20' wide right of way for (2) pipelines with 31' of cover.
27-HA-096	Harris County, TX	Ralph L. Lowe	Continental Oil Company	###-##-####	A 20' wide right of way for (2) pipelines 8" or smaller buried to cultivation depth.
27-HA-096X	Harris County, TX	Corps of Engineers	None	None	No permit was issued or required for this crossing. "Letter to File" is all that is file.
27-HA-097	Harris County, TX	Republic National Bank of Dallas, Trustee	Continental Oil Company	###-##-####	A 20' wide right of way for (2) pipelines with 31" of cover.
27-HA-098	Harris County, TX	Ethel C. Jones	Continental Oil Company	###-##-####	A 20' wide right of way for (2) pipelines with 36" of cover.
27-HA-099	Harris County, TX	Nancy Elizabeth Peyraud	Continental Oil Company	###-##-####	A 20' wide right of way for (2) pipelines with 36" of cover.
27-HA-099X	Harris County, TX	Lease Rd. Crossing	None	None	No permit was issued or required for this crossing. "Letter to File" is all that is in file.
27-HA-100	Harris County, TX	Republic National Bank of Dallas, co-Trustee and Erin B. Jones, co-Trustee	Dow Chemical Company	###-##-####	A 20' wide right of way for (2) pipelines with 42" of cover.
27-HA-101	Harris County, TX	Georgia Warm Springs Foundation	Dow Chemical Company	###-##-####	A 20' wide right of way for (2) pipelines with 36" of cover.
27-HA-101X	Harris County, TX	Harris County Commissioners Court	Conoco, Inc.	None	Permit to cross Choate Rd. with (1) 6" and (1) 8" pipelines.
27-HA-102	Harris County, TX	Scott Beamer, individually and as Trustee under the will of Louise Scott Beamer	Continental Oil Company	###-##-####	A 20' wide right of way for (2) pipelines not exceeding 10" with 36" of cover.
27-HA-103	Harris County, TX	Kathryn Scott Bray	Continental Oil Company	###-##-####	A 20' wide right of way for (2) pipelines with 36" of cover.
27-HA-104	Harris County, TX	Exxon Corporation	Dow Chemical Company	###-##-####	Tracts 1-5, for a 4" pipeline.
27-HA-104	Harris County, TX	Board of Trustees of Hermann Hospital Estate	Continental Oil Company	###-##-####	A right of way for (2) 8" pipelines with 4' of cover.
27-HA-104X	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Flood Control drainage districts.
27-HA-105	Harris County, TX	Kathryn Scott Bray	Continental Oil Company	031-00-1001	A 20' wide right of way for (2) pipelines with 36" of cover.
27-HA-106	Harris County, TX	Exxon Corporation	Dow Chemical Company	###-##-####	Easement for tracts 1-5 for (1) 4" pipeline.
27-HA-107	Harris County, TX	Roy A. Kielsling, Sr., et al	Dow Chemical Company	###-##-####	A 15' wide right of way for (2) pipelines with 42" of cover.
27-HA-107	Harris County, TX	Emma K. Dixon Trust and T. K. Dixon Trust	Dow Chemical Company	###-##-####	A 15' wide right of way for (2) pipelines with 42" of cover.
27-HA-108	Harris County, TX	Exxon Company USA	Cain Chemicals, Inc.	None	Refers to ###-##-####. Assignment of Continental Oil Co. a pipeline ROW being sold to Cain Chemical.
27-HA-109	Harris County, TX	Exxon Corporation	Dow Chemical Company	###-##-####	Tracts 1-5, for a 4" pipeline.
27-HA-109X	Harris County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1700. Permit to cross I-45 with (1) 6" and (1) 8" pipeline.
27-HA-110	Harris County, TX	Exxon Corporation	Cain Chemicals, Inc.	None	Refers to ###-##-####. Assignment of Continental Oil Co. a pipeline ROW being sold to Cain Chemical.
27-HA-110X	Harris County, TX	Houston Lighting and Power Company	Continental Oil Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover for longitudinal and 9' of cover for perpendicular crossings. Also, a no objection letter for a 20' by 45' valve site.
27-HA-110XX	Harris County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1711 for (1) 6" and (1) 8" pipeline across SH 3.
27-HA-110XXX	Harris County, TX	Galveston, Houston and Henderson Railroad Company (UPRR)	Conoco, Inc.	None	License for (1) 6" and (1) 8" pipeline. MP 17.685 near Ellington Field, TX. Secretary No. 2420. Product limitations amended to say Ethylene, ethane and natural gas.
27-HA-111	Harris County, TX	Exxon Corporation and Red Bluff Development	Dow Chemical Company	###-##-####	Easement for (1) 4" pipeline.
27-HA-111X.1	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Flood Control drainage.
27-HA-111X.2A	Harris County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12781 across Middle (Armand) Bayou with (1) 6" and (1) 8" pipeline. Amended to include various products and assignment to Cain Chemical.
27-HA-111X.2B	Harris County, TX	State of Texas General Land Office	Equistar Chemicals, LP		ME 20030141 for (1) 6" and (1) 8" pipelines crossing Armand Bayou..
27-HA-111X.3	Harris County, TX	Houston Lighting and Power Company	Continental Oil Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover for longitudinal and 9' of cover for perpendicular crossings. Also, a no objection letter for a 20' by 45' valve site.
27-HA-111X.4	Harris County, TX	Harris County Commissioners Court	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Red Bluff Rd. Product limitations has changed to oil, gas products and byproducts, ethylene, ethane and natural gas in amendment dated 8/8/85.
27-HA-111X.5	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Flood Control drainage.
27-HA-112X.1	Harris County, TX	Harris County Commissioners Court	Continental Oil Company	None	Permit to cross Proposed Underwood Rd.
27-HA-112X.2	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline.
27-HA-112X.3	Harris County, TX	Harris County Commissioners Court	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Bay Park Rd. Product limitations has changed to oil, gas products and byproducts, ethylene, ethane and natural gas in amendment dated 8/8/85.
27-HA-112X.4	Harris County, TX	Houston Lighting and Power Company	Continental Oil Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover for longitudinal and 9' of cover for perpendicular crossings. Also, a no objection letter for a 20' by 45' valve site.
27-HA-112X.5	Harris County, TX	Harris County Commissioners Court	Continental Oil Company	None	Permit for (1) 6" and (1) 8' pipeline crossing Fairmont Parkway. Product limitations has changed to oil, gas products and byproducts, ethylene, ethane and natural gas in amendment dated 8/8/85.
27-HA-112X.6	Harris County, TX	City of La Porte	Continental Oil Company	None
Ordinance No. 915-K to cross the City of La Porte.  Amended Ordinance No. 915-K (A) on 8/26/85 to include oil, gas, byproducts, ethylene, ethane and natural gas.  Amended 915-K (B) on 10/26/87 to assign to Cain Chemical.

27-HA-113	Harris County, TX	Exxon Pipeline Company	Continental Oil Company	###-##-####
F595275 - Film Code: 194-19-0956.  Corridor agreement with a five year rate review.  (1) 6" and (1) 8" pipeline.  Grantor has first right of refusal to purchase of grantee desires to sell.  Grantee may sell to or assign this agreement to wholly-owned subs

27-HA-113X.1	Harris County, TX	Harris County Commissioners Court	Continental Oil Company	None
Permit for (1) 6" and (1) 8" pipeline crossing West Main (Spencer Highway).  Product limitations has changed to oil, gas products and byproducts, ethylene, ethane and natural gas in amendment dated 8/8/85.

27-HA-113X.2	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Flood Control drainage.
27-HA-113X.3	Harris County, TX	City of LaPorte	Continental Oil Company	None	Ordinance No. 915-K. Amended Ordinance No. 915-K (A) on 8/26/85 to include oil, gas, byproducts, ethylene, ethane and natural gas. Amended 915-K (B) on 10/26/87 to assign to Cain Chemical.
27-HA-113X.4	Harris County, TX	City of Lomax	Continental Oil Company	None	Ordinance 111 for North L., North P., and North H. street crossings.
27-HA-113X.5	Harris County, TX	City of Lomax	Continental Oil Company	None	Ordinance 111 for North L., North P., and North H. street crossings.
27-HA-113X.6	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Flood Control drainage.
27-HA-113X.7	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing Flood Control drainage.
27-HA-113X.8	Harris County, TX	City of Lomax	Continental Oil Company	None	Ordinance 111 for North L., North P., and North H. street crossings.
27-HA-113X.9	Harris County, TX	Harris County Flood Control District	Continental Oil Company	None	Ditch F-100-00-00
27-HA-113X.10	Harris County, TX	Union Pacific Railroad Company	Equistar Chemicals, LP	None	License for (1) 6" PGP/ethane and (1) 8" Hydrocarbons pipelines crossing near Strang Subdivision, Deer Park, TX. Audit No. 222565 (formerly 185494). MP 20.58. Folder No. 2001-49
27-HA-113X.11	Harris County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 78-1790 for (1) 6" and (1) 8" pipeline crossing SH 225.
27-HA-114	Harris County, TX	E. I. Du Pont De Nemours and Company	Continental Oil Company	###-##-####	Cathodic protection on units on portions of Du Pont's La Porte, TX plant property.
27-HA-114	Harris County, TX	E. I. Du Pont De Nemours and Company	Continental Oil Company	###-##-####; ###-##-####	A right of way for (1) 6" and (1) 8" pipeline.
27-HA-114.1	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	###-##-####	Lease of 0.3328 acres in the Enoch Brinson Survey, A-5. This is for a valve site and pig traps. This is the same tract as 25-H-202.2X, 27-H-001 and 27-H-001X.
27-HA-114.1	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	###-##-####	Easement for (2) 6" and (4) 8" pipelines in Enoch Brinson Survey, A-5. This is the same tract as 25-H-202.2X, 27-H-001 and 27-H-001X.
27-HA-114.1	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	None
Easement to install and replace (1) 6" and (1) 8" pipelines as well as removing pipe from abandoned 6" and 8" easement-New easement granted on the condition that it obtains a Right of Entry from Reliant Energy (obtained).  Easement is located in the Enoch

27-HA-114X.1	Harris County, TX	Houston Lighting and Power Company	Continental Oil Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover for longitudinal and 9' of cover for perpendicular crossings. Also, a no objection letter for a 20' by 45' valve site.
27-HA-114X.2	Harris County, TX	Harris County Commissioners Court	Conoco, Inc.	None	Permit to cross Sens Rd. with (1) 6" and (1) 8" pipeline.
27-HA-114X.3	Harris County, TX	Coastal Industrial Water Authority	Continental Oil Company	None	Permit in letter for (1) 6" and (1) 8" pipeline. Permit No. CP-78-41.
27-HA-114X.4	Harris County, TX	Southern Pacific Transportation Company (UPRR)	Continental Oil Company	None
License for (1) 6" ethane and (1) 8" ethylene pipelines.  Audit No. 185493.  Crossing Lead tracts 300 & 302.  MP 0.44.  Crossing near Strang, TX.  Amended 9/25/85 to Ethane, Ethylene and natural gas as product limitations.

27-HA-114X.5	Harris County, TX	Harris County Commissioners Court	Conoco, Inc.	None	Permit to cross Strang Rd. with (1) 6" and (1) 8" pipeline.
27-HA-114X.6	Harris County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit for (1) 6" and (1) 8" pipeline crossing SH 146. Same as HA-114X. Refer to H-7 on map
27-HA-114X.7	Harris County, TX	Houston Lighting and Power Company	Continental Oil Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover for longitudinal and 9' of cover for perpendicular crossings. Also, a no objection letter for a 20' by 45' valve site.
27-HA-114X.8A	Harris County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12780 across Lower San Jacinto Bay with (1) 6" and (1) 8" pipelines.
27-HA-114X.8A	Harris County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12780 for (1) 6" and (1) 8" pipeline across Tabbs Bay.
27-HA-114X.8B	Harris County, TX	State of Texas General Land Office	Continental Oil Company	###-##-####	ME 3904 for (1) 6" and (1) 8" pipeline crossing the Lower San Jacinto Bay. This is now under the jurisdiction of the Harris County Navigation District.
27-HA-115	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	License No. 99-0055 (formerly 88-0296) for (1) 6" and (1) 8" pipeline. Under and across the Lower San Jacinto Bay.
27-HA-116	Harris County, TX	Alyce Kilpatrick Van Wagner and Eugenia K. Bray	Continental Oil Company	###-##-####	A 10' wide right of way for (2) pipelines. A 1/2 undivided interest.
27-HA-117	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	License No. 99-0055 (formerly 88-0296) for crossing in Port Authority jurisdiction under and across Spillman Island. (1) 6" and (1) 8" pipeline.
27-HA-117X	Harris County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12780 across the Houston Ship Channel with (1) 6" and (1) 8" pipelines.
27-HA-117XX	Harris County, TX	State of Texas General Land Office	Continental Oil Company	None
ME 3915 for (1) 6" and (1) 8" pipeline crossing the Houston Ship Channel.  This easement is now under the authority of the Harris County Ship and Navigation District.  No easement or renewal is required for the GLO.

27-HA-118	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	License No. 99-0055 (formerly 88-0296) for crossing in Port Authority jurisdiction. Under and across Hog Island.
27-HA-118X	Harris County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12780 across Tabbs Bay with (1) 6" and (1) 8" pipelines.
27-HA-118XX	Harris County, TX	State of Texas General Land Office	Continental Oil Company	###-##-####	ME 3957 across Tabbs Bay. This is now under the authority of the Harris County Ship Navigation District. Not under GLO jurisdiction.
27-HA-118XXX	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	License No. 99-0055 (formerly 88-0296) for crossing in Port Authority jurisdiction under and across Tabbs Bay. (1) 6" and (1) 8" pipeline.
27-HA-119	Harris County, TX	Texaco, Inc.	Continental Oil Company	###-##-####	Surface of 10 acres. Subject to any and all easements, leases and other rights.
27-HA-119X	Harris County, TX	Harris County Commissioners Court	Continental Oil Company	None	Permit No. 3987 crossing Choate Rd. and Tri City Beach Rd. with (2) pipelines with 4' of cover.
27-HA-119XX	Harris County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 12780 across Cedar Bayou with (1) 6" and (1) 8" pipelines.
27-HA-119XXX	Chambers County, TX	State of Texas General Land Office	Equistar Chemicals, LP	99-398-126	ME 880084 across Cedar Bayou.
27-HA-119XXXX	Chambers County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	License No. 99-0055 (formerly 88-0296) for crossing in Port Authority jurisdiction. Under and across Cedar Bayou. (1) 6" and (1) 8" pipelines.
27-CH-119X	Harris and Chambers	Port of Houston Authority	Equistar Chemicals, LP	None	License No. 99-0055 (formerly 88-0296) for crossing the Port Authority Jurisdiction. Under and across Cedar Bayou.
27-CH-120	Chambers County, TX	United States Steel Corporation	Continental Oil Company	v432/p328
A 10' wide right of way for (1) to a maximum of (3) pipelines with 42" of cover.  Easement allows for underground cathodic protection and other corrosion control equipment and appurtenant valves and other apparatus above or below ground.

27-CH-120X	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No 20-469-78 for (1) 6" and (1) 8" pipeline crossing FM 1405.
27-CH-120X.2	Chambers County, TX	Missouri Pacific Railroad Company (UPRR)	None	None	This MPRR spur is under the jurisdiction of U. S. Steel. See memo in file dated 7/17/78.
27-CH-120X.3	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-549-78 for (1) 6" and (1) 8" pipeline crossing Cedar Bayou and proposed FM 1405.
27-CH-120X.4	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-553-78 for (1) 6" and (1) 8" pipeline across FM 1405.
27-CH-121	Chambers County, TX	Houston Lighting and Power Company	Continental Oil Company	v538/p274	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover longitudinally and for 9' perpendicular crossings.
27-CH-121X.1	Chambers County, TX	Houston Lighting and Power Company	Continental Oil Company	None	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover longitudinally and for 9' perpendicular crossings.
27-CH-121X.2	Chambers County, TX	Corps of Engineers	Continental Oil Company	None	Permit No. 13044 crossing under HL&P Canal with (1) 6" and (1) 8" pipelines.
27-CH-122	Chambers County, TX	Mobay Chemical Company	Continental Oil Company	v426/p144	A 15' wide right of way.
27-CH-123	Chambers County, TX	Houston Lighting and Power Company	Continental Oil Company	None	A right of way for (1) 6" and (1) 8" pipeline with 4' of cover longitudinally and for 9' perpendicular crossings.
27-CH-124	Chambers County, TX	Katherine Clark Newbold, et al	Continental Oil Company	v412/p251	A 30' wide right of way for (2) pipeline not exceeding 10" and (2) pipelines not exceeding 24" with 4' of cover.
27-CH-124X	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-550-78 for (1) 6" and (1) 8" pipeline crossing FM 1405.
27-CH-124XX	Chambers County, TX	Southern Pacific Transportation Company (UPRR)	Continental Oil Company	None
Audit No. 185380.  License for (1) 6" ethane and (1) 8" ethylene pipelines crossing beneath Cedar Bayou Industrial Spur at MP 4.12.  Amended 9/25/85 to Ethane, Ethylene and natural gas as product limitations.  Crossing near Eldor, TX.

27-CH-125	Chambers County, TX	S/C Management Company No. 56, LTD.	Continental Oil Company	v425/p15	A 30' wide right of way for no more than (3) pipelines with 5' of cover. Assignable in whole, not in part.
27-CH-125	Chambers County, TX	S. C. Management Corporation No. 56	Continental Oil Company	v425/p28	Agreement to install, maintain, inspect, alter, repair, operate, change and remove such overhead valves, gate valves and boxes, apparatus and equipment including fences and structures to enclose same.
27-CH-125X	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-551-78 for (1) 6" and (1) 8" pipeline crossing FM 565.
27-CH-125X	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-170-79 to construct across driveway on highway right of way on FM 565.
27-CH-126	Chambers County, TX	Elva McKay, et al	Continental Oil Company	v416/p496	A 25' wide right of way for (3) pipelines with 4' of cover.
27-CH-127	Chambers County, TX	Kilgore Heirs, a limited parternship	Continental Oil Company	v429/p628	A 30' wide right of way with 4' of cover. Each additional pipeline above (4) can be laid for additional consideration.
27-CH-128	Chambers County, TX	Diamond -Koch, LP	Equistar Chemicals, LP	None
A right of way for (3) 8" pipelines with 4' of cover.  A 20' by 20' surface site.  Assignable with prior written consent.          (NON-USE TERM: 180 consecutive days unless by act of God, explosion or extended maintenance or reason beyond control of gran

27-CH-128	Chambers County, TX	Texaco, Inc.	Continental Oil Company	v425/p22	A right of way for (3) pipelines with 4' of cover.
27-CH-129	Chambers County, TX	J. H. Strickland, et al	Continental Oil Company	v419/p513	A 30' wide right of way for (2) pipeline not exceeding 10" and (1) pipeline not exceeding 24" . No above ground appurtenances.
27-CH-130	Chambers County, TX	Texaco, Inc.		v425/p22
27-CH-130X	Chambers County, TX	Chambers County Commissioners Court	Continental Oil Company	None	Permit No. 78-4 crossing Needlepoint Rd., Eagle Park Rd., Sun Oil Rd., Winfree Rd. with (1) 6" and (1) 8" pipeline.
27-CH-131	Chambers County, TX	Diamond Shamrock Corporation	Continental Oil Company	v429/p636	A right of way for (1) 6" and (1) 8" pipeline, (2) pipelines not to exceed 24". Width of right of way limited to width of pipe. Ownership: Speers Property and Enterprise, No address available.
27-CH-131X.1	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-489-78 to cross IH-10 with (1) 6" and (1) 8" pipeline with 36" of cover.
27-CH-131X.2	Chambers County, TX	Chambers County Commissioners Court	Continental Oil Company	None	Permit No. 78-4 crossing Needlepoint Rd., Eagle Park Rd., Sun Oil Rd., Winfree Rd. with (1) 6" and (1) 8" pipeline.
27-CH-131X.3	Chambers County, TX	Smith Gully Crossing	None	None	As far as can be determined, no permit was issued or required for this crossing. Purpose of letter is to strictly point out the existence of this crossing and its location.
27-CH-131X.4	Chambers County, TX	Chambers County Commissioners Court	Continental Oil Company	None	Permit No. 78-4 crossing Needlepoint Rd., Eagle Park Rd., Sun Oil Rd., Winfree Rd. with (1) 6" and (1) 8" pipeline.
27-CH-131X.5	Chambers County, TX	Smith Gully Crossing	None	None	As far as can be determined, no permit was issued or required for this crossing. Purpose of this letter is strictly to point out the existence of this crossing and its location.
27-CH-132	Chambers County, TX	Atlantic Richfield Company	Continental Oil Company	v433/p558	A right of way for (1) 6" and (1) 8" pipeline. A-5.
27-CH-133	Chambers County, TX	J. R. Oliver, individually and as Trustee	Continental Oil Company	v435/p209	A 15' wide right of way not exceeding (3) pipelines with 36" of cover. Ingress and egress limited to the 7.638 acre tract of land known as tract No. 1.
27-CH-133X	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-552-78 to cross FM 565 with (1) 6" and (1) 8" pipeline with a minimum depth of 24".
27-CH-134	Chambers County, TX	Gulf Oil Corporation, Acting by and through Warren Petroleum Company, a division of Gulf Oil Corp	Continental Oil Company	v425/p627	A 10' wide right of way for (1) 6" and (1) 8" pipeline, and (2) 24" pipelines with 3' of cover. Ownership: Dynegy, C/O Warren Leatherman, 1000 Louisiana St. Suite 5800, Houston, TX 77002-5021.
27-CH-135	Chambers County, TX	Robert Ben Smith and Jo Ann Smith	Continental Oil Company	v423/p212	A 10' wide right of way for (3) pipelines buried at cultivation depth.
27-CH-136	Chambers County, TX	Gulf Oil Corporation, acting by and through Warren Petroleum Company, a division of Gulf Oil Corp	Continental Oil Company	v425/p635	A 10' wide right of way for (1) 6" and (1) 8" pipeline, and (2) 24" pipelines with 3' of cover. Ownership: Dynegy, C/O Warren Leatherman, 1000 Louisiana St. Suite 5800, Houston, TX 77002-5021.
27-CH-136X	Chambers County, TX	Chambers County Commissioners Court	Continental Oil Company	None	Permit No. 78-4 crossing Needlepoint Rd., Eagle Park Rd., Sun Oil Rd., Winfree Rd. with (1) 6" and (1) 8" pipeline.
27-CH-137	Chambers County, TX	Tenneco Natural Gas Liquids Corporation	Oxy Petrochemicals, Inc.	None
Pipeline equipment license for valves and related equipment.  Access to work space not to exceed 10' adjacent to and on each side.  Assignment with prior written consent.  (2) originals in file.  .0052 acre Scrapper Trap site.

27-CH-137	Chambers County, TX	Tenneco Oil Company	Continental Oil Company	v428/p228	A 10' wide right of way for (1) 6", (1) 8" and (1) 24" pipelines, 18" apart from each other, with 5' of cover.
27-CH-137X	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-471-78 for (1) 6" and (1) 8" pipeline crossing SH 146.
27-CH-138	Chambers County, TX	Atlantic Richfield Company	Continental Oil Company	v433/p558	A right of way for (1) 6" and (1) 8' pipeline in A-12.
27-CH-138X	Chambers County, TX	Texas Department of Transportation	Continental Oil Company	None	Permit No. 20-470-78 for (1) 6" and (1) 8" pipeline crossing SH 146.
27-CH-139	Chambers County, TX	Gulf Oil Corporation	Continental Oil Company	v425/p631
A 10' wide right of way  for (1) 6", (1) 8" and (2) 24" pipelines with 3' of cover.  Grantor may lay pipe over grantee's line.  Assignable with prior written consent.  Ownership: Dynegy, C/O Warren Leatherman, 1000 Louisiana St. Suite 5800, Houston, TX 77

27-CH-140	Chambers County, TX	Conoco, Inc.	Cain Chemicals, Inc.	87-16-408	6" pipeline with Block valve site, natural gas metering skid, CDR injection skid, CDR storage tank and related appurtenances. Amended on 06/07/87 in 87-17-25.
27-CH-140	Chambers County, TX	Conoco, Inc.	Cain Chemicals, Inc.	87-16-412	A 30' wide right of way for (1) 6" and (1) 8" pipeline, related valve site and appurtenances. Ownership: ConocoPhillips, P. O. Box 870849, Mesquite, TX 75187.
27-BR-L1-001	Brazoria County, TX	Clyde Herring and Sons, Inc.	Conoco, Inc.	v1583/p715	A 30' wide right of way for (1) 6" pipeline below cultivation depth.
27-BR-L1-001X	Brazoria County, TX	Brazoria County Commissioners Court	Conoco, Inc.	None	Permit to cross CR 160 with (1) 6" pipeline. 12/03/03: Per Gene Roberson, this line which tied into the 8" is no longer in service. It was flanged approximately 10 years ago and is no longer in use.
27-BR-L1-002	Brazoria County, TX	L. A. Van Sant, et al	Conoco, Inc.	v1584/p26
Valve site agreement. NOTE: 07/25/03-Description of right of way on easement is incorrect.   12/03/03: Per Gene Roberson, this line which tied into the 8" is no longer in service.  It was flanged approximately 10 years ago and is no longer in use.

27-BR-L1-002	Brazoria County, TX	Charlotte Steele Daniel, et al	Conoco, Inc.	v1584/p47	A 30' wide right of way for (1) 6" pipeline. 12/03/03: Per Gene Roberson, this line which tied into the 8" is no longer in service. It was flanged approximately 10 years ago and is no longer in use.
27-BR-L1-003	Brazoria County, TX	Seadrift Pipeline Corporation	Conoco, Inc.	None
For pipeline operations to install overhead valves, gate valves and boxes, apparatus and metering equipment.  12/03/03: Per Gene Roberson, this line which tied into the 8" is no longer in service.  It was flanged approximately 10 years ago and is no longe

27-HA-L2-001	Harris County, TX	Compot Investments, LTD K. George Crockett, General Partner	Continental Oil Company	###-##-####	No specifics in easements.
27-HA-L3-001	Harris County, TX	E. I. Du Pont De Nemours and Company	Conoco, Inc.	###-##-####	(1) 4" pipeline and a 40' by 70' valve area.
27-HA-L3-001X	Harris County, TX	Houston Lighting and Power Company	Conoco, Inc.	None	Permission to Conoco, Inc. for (1) 6" pipeline (should be a 4") and a 10' by 10' valve site.
27-HA-L3-001XX	Harris County, TX	Southern Pacific Land Company (UPRR)	Conoco, Inc.	None	Southern Pacific offers no objection to (2) separate tract crossings located 78.9' West of Mile Post 220, Strang, Texas.
27-HA-L3-001XXX	Harris County, TX	Coastal Industrial Water Authority		None	(1) 4" pipeline in Enoch Brinson, A-5.
27-CH-L4-001	Chambers County, TX	Diamond Shamrock Corporation	Continental Oil Company	v512/p156	A right of way for (1) 6" and (1) 8" pipeline and (1) 4" valve site discharge line, (1) 1.5" drain line and appurtenances. Also a .0551 acre valve site.
27-H-001	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	###-##-####	A right of way for (1) 8" and (2) 6" pipelines with 48" of cover.
27-H-001X	Harris County, TX	E. I. Du Pont De Nemours and Company	Equistar Chemicals, LP	###-##-####	Lease for a .3328 valve site.
27-H-002	Harris County, TX	Exxon Pipeline Company	Oxy Petrochemicals, Inc.	###-##-####	(1) 8" pipeline for natural gas liquids.
27-H-002X	Harris County, TX	Coastal Water Authority	Equistar Chemicals, LP	None	A right of way for (1) 8" pipeline.
27-H-002-CR	Harris County, TX	Harris County Commissioners Court	Oxy Petrochemicals, Inc.	None	Permit to cross Strang Rd..
27-H-003	Harris County, TX	Reliant Energy	Equistar Chemicals, LP	None	An 8" wide right of way for (1) 8" pipeline in lengths of 60' and 94'.
27-H-003X	Harris County, TX	Union Pacific Railroad Company (UPRR)	Oxy Petrochemicals, LP	None	A license agreement for (1) 8" pipeline carrying only condensate. Folder No. 1657-56. Crossing near La Porte, TX. Audit No. 205367. MP 21.24.
27-H-004	Harris County, TX	Port of Houston Authority	Oxy Petrochemicals, Inc.	None	License for (1) 8" pipeline with 4' of cover. Permit NO. 98-0081 across/under Port Authority's Peggy Lake Disposal area access road.
27-H-005	Harris County, TX	Occidental Chemical Corporation	Equistar Chemicals, LP	###-##-####	Easement across a 186.56 acre tract, a 220.28 acre tract and a 66.04726 acre tract. All in A-46.
27-H-006	Harris County, TX	Occidental Chemical Corporation	Equistar Chemicals, LP	###-##-####	Easement across a 186.56 acre tract, a 220.28 acre tract and a 66.04726 acre tract. All in A-46. See H-005 for documents.
27-H-007	Harris County, TX	Occidental Chemical Corporation	Equistar Chemicals, LP	###-##-####	Easement across a 186.56 acre tract, a 220.28 acre tract and a 66.04726 acre tract. All in A-46.
27-H-007-SH	Harris County, TX	Texas Department of Transportation	Oxy Petrochemicals, Inc.	None	Permit No. 98-0229 crossing SH 134 with (1) 8" pipeline with a minimum of 5' of cover.
27-H-008	Harris County, TX	Mit Sui (USA) Company - Union Equity		None	No documents in file
28-PLS-2	Harris County, TX	Houston Ship Channel
28-PLS-3	Harris County, TX	City of Baytown
28-PLS-4	Harris County, TX	Don W. Queen
28-PLS-5,6,7,8,9,10	Harris County, TX	Edwin Rice Brown
28-PLS-12	Harris County, TX	R.T. Kerr
28-PLS-13	Harris County, TX	Robert A. Dixon
28-PLS-13A	Harris County, TX	Michael Ferrell UT UX
28-PLS-14	Harris County, TX	George H. Dixon
28-PLS-15	Harris County, TX	Jessie Wade Smith
28-PLS-15A	Harris County, TX	Nidia Cunningham
28-PLS-15B	Harris County, TX	Johnnie Wooster
28-PLS-16,17,19	Harris County, TX	Dorothy Virdine Trustee
28-PLS-18	Harris County, TX	Gulf Refining Company
28-PLS-20	Harris County, TX	Verna Joyce Hill
28-PLS-21	Harris County, TX	E. P. Crow, et ux
28-PLS-22	Harris County, TX	Edna M. Gray
28-PLS-23,25	Harris County, TX	St. James Place
28-PLS-24	Harris County, TX	Cecil R. Rawlinson
28-PLS-26,28	Harris County, TX	Texas Olefins Company
28-PLS-27	Harris County, TX	San Jacinto River Authority
28-PLS-28A	Harris County, TX	David C. Swalm
28-PLS-30	Harris County, TX	One Decker Drive
28-PLS-33	Harris County, TX	David M. Kadjar
28-PLS-34	Harris County, TX	Ronald D. Haddox
28-PLS-37	Harris County, TX	Leighton Davis
28-PLS-38	Harris County, TX	Amanita C. Holman
28-PLS-38A	Harris County, TX	Highland Farms Corporation
28-PLS-39	Harris County, TX	James Alton Humphrey
28-PLS-40	Harris County, TX	Mark Ellis East
28-PLS-41	Harris County, TX	Wilheim vB. Miller & Clara Mae Miller
28-PLS-43	Harris County, TX	Herman H. Enderli
28-PLS-43.1	Harris County, TX	John M. Huckaby
28-PLS-43A	Harris County, TX	A.M. Thomas Jr
28-PLS-46	Harris County, TX	George F. Lerch (S.M.D.#3)
28-PLS-476A	Harris County, TX	O.B. Adcox
28-PLS-46A, 46B	Harris County, TX	Holland, et al
28-PLS-47	Harris County, TX	Northwest Trails
28-PLS-48A	Harris County, TX	J.D. Graves, el al
28-PLS-49	Harris County, TX	Phil R. Kensinger
28-PLS-50	Harris County, TX	Texas Weslayan College
28-PLS-51	Harris County, TX	Texas Foundation of Voluntary Supported Colleges
28-PLS-52	Harris County, TX	George F. Lerch
28-PLS-53	Harris County, TX	H L & P
28-PLS-54	Harris County, TX	Steel M. McDonald
28-PLS-54A	Harris County, TX	E. L. Hargie, et ux
28-PLS-56	Harris County, TX	John Santavvy & L.R. Koudelka
28-PLS-57	Harris County, TX	Garth Archer (Grube)
28-PLS-58	Harris County, TX	Charles A. Jurek
28-PLS-59	Harris County, TX	E. J. Gray, et al
28-PLS-60	Harris County, TX	A.K. Miks
28-PLS-61	Harris County, TX	Sidonia Kouldelka
28-PLS-62	Harris County, TX	D.A. Clanton
28-PLS-63	Harris County, TX	A.W. Hunt Jr.
28-PLS-64	Harris County, TX	Exxon
28-PLS-65	Harris County, TX	I-Ten LTD
28-PLS-65B	Harris County, TX	E. J. Schaeffer
28-PLS-65D	Harris County, TX	William D. Kelley & Martha (wife)
28-PLS-65E	Harris County, TX	Lena F. Johnson
28-PLS-65K	Harris County, TX	Katie Ingre Williams, et al
28-PLS-65G	Harris County, TX	Gulf Oil Corp
28-PLS-65G1	Harris County, TX	James C. Savell, et ux
28-PLS-65K1	Harris County, TX	Warren Petroleum Corporation., et al
28-PLS-65K3	Harris County, TX	South Pacific
28-PLS-K5	Harris County, TX	Paul T. Williams
28-PLS-65K-7	Harris County, TX	Lee I. Swint, et al
28-PLS-65K-9	Harris County, TX	Viva Wiliams
28-PLS-65K-10	Harris County, TX	Iris Wilma Nickle, et al
28-PLS-65K-11	Harris County, TX	Katie Ingre Williams
28-PLS-65L	Harris County, TX	Mills Bennett Estate
28-PLS-65L-1	Harris County, TX	Paul T. Williams
28-PLS-65L-2	Harris County, TX	Exxon Pipeline Co.
28-PLS-65L-3	Harris County, TX	Houston Oil & Minerals
28-PLS-65N	Harris County, TX	Sun Oil, et al
28-PLS-65H	Harris County, TX	L.W. Massey
28-PLS-65 O,Q, X	Harris County, TX	Warren Petroleum Corporation
28-PLS-69	Harris County, TX	Ten Sjolander Brine Line
28-PLS-69A	Harris County, TX	Gulf Oil Corp Brine Line R-41A
28-PLS-79	Harris County, TX	Coastal Land Co.
28-PLS-80	Harris County, TX	John D. Fitzgerald
28-PLS-81	Harris County, TX	G.A. laughlin, et al
28-PLS-82A	Harris County, TX	Collier, et al
28-PLS-82B	Harris County, TX	Trichel, et al
28-PLS-82C	Harris County, TX	Collier, et al
28-PLS-83	Harris County, TX	G.W. Speer, Trustee
30-151-1	Calcasieu Parish, LA	Cities Service Refining Corporation	Defense Plant Corporation	v376/p43	A 100' wide right of way for a railroad.
30-151-2	Calcasieu Parish, LA	Cit-Con Oil Corporation joined by Magnolia Petroleum Company	Petroleum Chemicals, Inc.	v646/p547	A 30' wide right of way for (1) 6" pipeline with the depth below plow level.
30-151-3	Calcasieu Parish, LA	Louisiana Department of Highways	Petroleum Chemicals, Inc.	None	Permit for (1) 6" pipeline for (4) crossings.
30-151-4	Calcasieu Parish, LA	Louisiana Department of Highways	Petroleum Chemicals, Inc.	None	Permit for (1) 6" pipeline.
30-151-5	Calcasieu Parish, LA	Cities Service Refining Corporation	Kansas City Southern Railroad Company of Texas and New Orleans RR Company	None	A 80' wide right of way for railroad.
30-151-6	Calcasieu Parish, LA	Cities Service Refining Corporation	Petroleum Chemicals, Inc.	v643/p329	A right of way for (1) 6" pipeline below plow depth.
30-151-7	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Petroleum Chemicals, Inc.	None	Permit for (1) 6" pipeline with 18" of cover for 10 road crossings.
30-151-8	Calcasieu Parish, LA	S. J. Bertrand, et al	Petroleum Chemicals, Inc.	v633/p634	A right of way with depth below plow level.
30-151-9	Calcasieu Parish, LA	Noah J. Portie	Petroleum Chemicals, Inc.	v633/p393	A right of way for (1) pipeline.
30-151-10	Calcasieu Parish, LA	Mrs. A. E. Dailey, et al	Petroleum Chemicals, Inc.	v633/p636	A right of way for (1) pipeline.
30-151-11	Calcasieu Parish, LA	Mrs. Louise Vincent, et al	Petroleum Chemicals, Inc.	v638/p32	A right of way with to be laid a maximum of 2' from existing line with 36" of cover.
30-151-12	Calcasieu Parish, LA	Carl Jacob Drost	Petroleum Chemicals, Inc.	v633/p403	A right of way the width of the pipe for (1) 6" pipeline and laid 5' south of and parallel to grantors north property line.
30-151-13	Calcasieu Parish, LA	Louisiana Department of Highways	Petroleum Chemicals, Inc.	None	Permit for (1) 6" pipeline.
30-151-14	Calcasieu Parish, LA	Hollis Eubanks	Petroleum Chemicals, Inc.	v638/p31	A right of way for (1) 6" pipeline buried in ground and parallel to and 5' west of grantors East property line.
30-151-15	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc.	None	Letter regarding multi-road crossings.
30-151-16	Calcasieu Parish, LA	Mack H. Fariburn	Petroleum Chemicals, Inc.	v638/p34	A right of way for a pipeline to be buried no further than 5' from property's East line.
30-151-17	Calcasieu Parish, LA	George L. Burleson, et al	Petroleum Chemicals, Inc.	v638/p30	A right of way the width of the pipe with the depth being below plow depth.
30-151-18	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc.	None	See right of way no. 7 (3) for original license covering several crossings.
30-151-19	Calcasieu Parish, LA	Ricky Joseph Guidry and Phyllis Ann Guidry	Occidental Chemical Corporation	None	Damages
30-151-72	Calcasieu Parish, LA	Missouri Pacific Railroad Company (UPRR)	Petroleum Chemicals, Inc.	None	License for (1) 6" pipeline with 4.5' of cover below rail bottom.
30-151-20T	Calcasieu Parish, LA	American Sulfer and Oil Company	Cities Service Company	v1412/p380	A 50' wide right of way for (1) pipeline with 6' of cover from the bottom of the ditches. One year term with right to renew for 99 years.
30-151-21	Calcasieu Parish, LA	Krauss and Managin	Petroleum Chemicals, Inc.	None	A right of way for (1) pipeline crossing canal.
30-151-22	Calcasieu Parish, LA	George T. Locke, et al	Petroleum Chemicals, Inc.	v647/p163	A right of way for (1) 6" pipeline.
30-151-23T	Calcasieu Parish, LA	Matilda Gray Stream, et al	Cities Service Company	v1696/p656	Amends and renews term of original easement dated 05/27/57 and recorded in v644/p58 for additional 30 years for a (1) pipeline right of way the width of the pipe with 3' of cover.
30-151-82	Orange County, TX	Corps of Engineers	Petroleum Chemicals, Inc.	None	Permit for (1) 6" pipeline.
30-151-25A	Calcasieu Parish, LA	Manford Kelly and Susan Gail Kelly	Cities Service Company	None	File No. 1718791
30-151-26	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Petroleum Chemicals, Inc.	None	See right of way no. 7 (4) for original permit for road crossings.
30-151-27	Calcasieu Parish, LA	Johnnie J. Blanchard married to Petty John Blanchard	Petroleum Chemicals, Inc.	v632/p561	A right of way for (1) pipeline.
30-151-28	Calcasieu Parish, LA	Dave Dugas	Petroleum Chemicals, Inc.	v636/p5	A right of way for (1) pipeline buried below cultivation depth.
30-151-29	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc., successor to Petroleum Chemicals, Inc.	None	See right of way no. 7 (5) for original right of way permit.
30-151-30	Calcasieu Parish, LA	William T. Burton Industries, Inc.	Petroleum Chemicals, Inc.	v640/p464	A 30' wide right of way for (1) pipeline.
30-151-31	Calcasieu Parish, LA	Mary A. Benglis	Petroleum Chemicals, Inc.	v633/p633	A right of way for (1) pipeline.
30-151-32	Calcasieu Parish, LA	Andres Vincent	Petroleum Chemicals, Inc.	v633/p630	A right of way for (1) 6" ethylene pipeline.
30-151-33	Calcasieu Parish, LA	Melba Lee Hale	Cities Service Company	None	No documents in file. See right of way no. 19, tract 2 for original instrument.
30-151-34	Calcasieu Parish, LA	Dewey LeDoux	Petroleum Chemicals, Inc.	v636/p6	A right of way for (1) pipeline.
30-151-35	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc., formerly Petroleum Chemicals, Inc.	None	See right of way No. 7 (6) for original permit.
30-151-36	Calcasieu Parish, LA	Mrs. Addie Dugas Portie, wife of J. D. Portie	Petroleum Chemicals, Inc.	v636/p8	A right of way for (1) 6" pipeline.
30-151-37	Calcasieu Parish, LA	Mrs. Bertha Lee Stone, wife of S. V.Stone	Petroleum Chemicals, Inc.	v632/p560	A right of way for (1) pipeline.
30-151-38	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc.	None	See right of way no. 7 (7) for original permits for road crossings.
30-151-39	Calcasieu Parish, LA	Willie Grace Dugas Richardson, wife of M. B. Richardson	Petroleum Chemicals, Inc.	v681/p496	A right of way for (1) pipeline.
30-151-40	Calcasieu Parish, LA	Arthur Goodrich	Petroleum Chemicals, Inc.	v633/p400	A right of way for (1) pipeline.
30-151-41	Calcasieu Parish, LA	Erwin Heirs, Inc., et al	Petroleum Chemicals, Inc.	v638/p102	A right of way for (1) pipeline.
30-151-42	Calcasieu Parish, LA	William T. Burton Industries		None	See right of way no. 30 paragraph (2) of description for original easement.
30-151-43	Calcasieu Parish, LA	R. Ray Orrill	Petroleum Chemicals, Inc.	v633/p638	A 50' wide right of way for (1) 6" pipeline. Grantees must pay all taxes for right of way.
30-151-44	Calcasieu Parish, LA	Leslie E. Weber	Petroleum Chemicals, Inc.	v633/p635	A right of way for (1) pipeline.
30-151-45	Calcasieu Parish, LA	Cecil R. Lyons	Petroleum Chemicals, Inc.	v633/p632	A right of way for (1) 6" pipeline.
30-151-46	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc., formerly Petroleum Chemicals, Inc.	None	See right of way no. 7 (8) for original Parish Rd. crossing permits.
30-151-47	Calcasieu Parish, LA	I. S. Ecker	Petroleum Chemicals, Inc.	v638/p502	A 30' wide right of way for (1) pipeline.
30-151-48	Calcasieu Parish, LA	Mrs. Evelyn Burton Lawton, et al	Petroleum Chemicals, Inc.	v640/p467	A 30' wide right of way for (1) pipeline.
30-151-49	Calcasieu Parish, LA	Reverand Louis Hoffpauin, et ux	Petroleum Chemicals, Inc.	v640/p112	A 30' wide right of way for (1) 6" pipeline with 36" of cover.
30-151-50	Calcasieu Parish, LA	Canal Properties, Inc., and West LA Corp	Petroleum Chemicals, Inc.	v641/p622	A right of way for (1) pipeline with 3' of cover below canals.
30-151-51	Calcasieu Parish, LA	Louisiana Department of Highways	Oxy Petrochemicals, Inc., formerly Petroleum Chemicals, Inc.	None	Permit for (1) 6" pipeline.
30-151-52	Calcasieu Parish, LA	Mrs. Lillie Green Noble	Petroleum Chemicals, Inc.	v639/p182	A right of way for (1) pipeline with 24" of cover.
30-151-53	Calcasieu Parish, LA	Charles O. Moss, et al	Petroleum Chemicals, Inc.	v640/p602	A right of way for (1) pipeline with 24" of cover.
30-151-54	Calcasieu Parish, LA	Canal Properties and West LA Corp		None	See right of way no. 50 (6) for original canal crossing information.
30-151-55	Calcasieu Parish, LA	Francis F. Moss	Petroleum Chemicals, Inc.	v640/p601	A right of way the width of the pipe with 24" of cover.
30-151-56	Calcasieu Parish, LA	Canal Properties and West LA Corp		None	See right of way no. 50 (7) for original canal crossing information.
30-151-57	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc.	None	See right of way no. 7 (9) for original Parish Rd. crossings.
30-151-58	Calcasieu Parish, LA	Matilda Gray Stream, et al		None	See right of way no. 23 © for original right of way instrument.
30-151-59	Calcasieu Parish, LA	Evelyn Burton Lawton		None	See right of way no. 48 paragraph 2 for original right of way agreement.
30-151-60	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc., formerly Petroleum Chemicals, Inc.	None	See right of way no. 7 (10) for original road crossing.
30-151-61	Calcasieu Parish, LA	Mrs. Edith Burton Plauche, et al	Petroleum Chemicals, Inc.	v640/p466	A 30' wide right of way for (1) 6" pipeline.
30-151-62A	Calcasieu Parish, LA	John W. Mecom, et al	Petroleum Chemicals, Inc.	v654/p177	A 30' wide right of way for (1) pipeline with 3' of cover for surface and 6' below bottom of canal.
30-151-63	Calcasieu Parish, LA	Calcasieu Parish Police Jury	Oxy Petrochemicals, Inc., formerly Petroleum Chemicals, Inc.	None	A right of way for (1) 6" pipeline.
30-151-65T	Calcasieu Parish, LA	Matilda Gray Stream, et al		None	See right of way no. 23 (4) for original right of way easement.
30-151-66T, 66AT	Calcasieu Parish, LA	Babette Moore Odom	Cities Service Company	1447782	A right of way for (1) pipeline with 30" of cover.
30-151-67T, 67AT	Calcasieu Parish, LA & Or	Cities Service Company	Occidental Chemical Corporation	2363474	Term extended 20 years to 05/03/97 for (1) 6" pipeline. Reference Nos.: 2363474, 2363473, 2363475, 2355049, 2355048, 2355047, 2355046.
30-151-68	Calcasieu Parish, LA & Or	Conway Bayou		None	Right of way file missing
30-151-69	Calcasieu Parish, LA & Or	State of Louisiana	Petroleum Chemicals, Inc.	696359	A 100' wide right of way for (1) 6" pipeline.
30-151-70	Orange County, TX	State of Texas General Land Office	Cities Service Company	v519/p207	A right of way for (1) 6" pipeline.
30-151-70A	Orange County, TX	Cities Service Oil and Gas Corporation	Occidental Chemical Corporation	None	Assignment of (1) 6" pipeline. This assignment assigns easement No. 79 to 181 (790181).
30-151-71	Orange County, TX	Lutcher and Moore Lumber Company	Petroleum Chemicals, Inc.	v206/p434	A 30' wide right of way for (1) pipeline.
30-151-73	Orange County, TX	Orange County Navigation and Port District	Petroleum Chemicals, Inc.	v207/p613	A 30' wide right of way for (1) pipeline.
30-151-75	Orange County, TX	Orange County Engineering Department	Oxy Petrochemicals, Inc.	None	A right of way for (1) 6" pipeline with 3' of cover below road.
30-151-76	Orange County, TX	Babette Moore Odom	Cities Service Company	v478/p707	A 30' wide right of way for (1) 6" pipeline.
30-151-77	Orange County, TX	Randy R. Plant	Occidental Chemical Corporation	v1038/p64	A 30' wide right of way for (1) 6" pipeline. Extends easement dated 05/03/77 and recorded in v486/p791. References 7.1433%.
30-151-78	Orange County, TX	Charles W. Dobbertine, et al	Petroleum Chemicals, Inc.	v207/p329	A 30' wide right of way for (1) pipeline.
30-151-79	Orange County, TX	Mrs. Barbara J. Hymers, et al	Petroleum Chemicals, Inc.	v206/p429	A 30' wide right of way for (1) 6" pipeline.
30-151-80	Orange County, TX	E. W. Brown, III, et al	Cities Service Company	v468/p791	A 30' wide right of way for (1) 6" pipeline.
30-151-81	Orange County, TX	H. J. L. Stark	Petroleum Chemicals, Inc.	v206/p423	A 30' wide right of way for (1) pipeline.
30-151-83	Orange County, TX	W. J. Skeeler and wife Lucy Skeeler	Petroleum Chemicals, Inc.	v212/p70	A right of way for (1) 6" pipeline.
30-151-84	Orange County, TX	Gulf States Utilities Company	Petroleum Chemicals, Inc.	v213/p338	A 30' wide right of way for (1) 6" pipeline.
30-151-85	Orange County, TX	W. J. Skeeler and wife Lucy Skeeler	Petroleum Chemicals, Inc.	v212/p68	A right of way for (1) 6" pipeline.
30-151-86	Orange County, TX	Texas Department of Transportation	Petroleum Chemicals, Inc.	None	Permit No. 20-711-57 for (1) 6" pipeline with 3' of cover below grade line.****Check rental payments information.
30-151-87	Orange County, TX	United Gas Pipeline Company	Petroleum Chemicals, Inc.	v213/p330	A right of way for (1) 6" pipeline.
30-151-89	Orange County, TX	H. J. L. Stark	Petroleum Chemicals, Inc.	v225/p561	A right of way for (1) 6" pipeline.
30-151-91	Orange County, TX	Spencer Chemical Company	Petroleum Chemicals, Inc.	v441/p535	A right of way for (1) 6" pipeline.
30-151-88	Orange County, TX	Texas and New Orleans Railroad Company and Missouri Pacific Railroad Company (UPRR)	Petroleum Chemicals, Inc.	48936	A right of way for (1) 6" pipeline.
30-151-90	Orange County, TX	Texas Department of Transportation	Petroleum Chemicals, Inc.	None	Permit No. 20-710-57, for (1) 6" pipeline with 3' of cover below grade line.
30-151-92	Orange County, TX	Union Pacific Railroad Company (UPRR)	Equistar Chemicals, LP	None	Folder No. 1738-61. This is presently the only owned portion of the system owned by Equistar pipeline. The remainder of the system is owned by Oxy Petrochemicals.
30-151-93	Orange County, TX	E. I. Du Pont De Nemours and Company	Cain Chemicals, Inc.	None	A real Estate lease providing for a leasehold interest with option to purchase the Orange Plant Site.
39172	Harris County, TX	The Texas Pipeline Company	ARCO Pipeline Company	###-##-####
Easement for (3) 6" and (1) 16" pipelines across 20.593 Ezekiel Thomas Survey, A-73, and a 4.669 acre tract out of C. Martinez Survey, A-545.  Ownership: Equilon Pipeline Co., LLC., P. O. Box 4369, Houston, TX 77251.

11414	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (2) 6" pipelines for a 1.94 acre tract in the Ezekul Thomas Survey, Abstract 73.
39233	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	For various pipelines in Harris and Chambers County.
11475	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	Line rights for (1) 16" pipeline in 1.94 acre tract in Ezekiel Thomas Survey, A-73.
39294	Harris County, TX	Port of Houston Authority	Lyondell Petrochemical Company	None	Renewal for various port authority crossings.
39325	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	Line rights for (2) 6" pipelines and (1) 16" pipeline on .40 acre tract in Ezekiel Thomas Survey, A-73.
11567	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Clinton Drive
39386	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	Line rights for (1) 16" and (2) 6" pipelines on .46 acre tract in the Ezekiel Thomas Survey, A-73.
31-010A	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Crossing Panther Creek.
11628	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	Same as file 31-005
39447	Harris County, TX	The Texas Pipeline Company	ARCO Pipeline Company	###-##-####	Easement for (3) 6" and (1) 16" pipelines across 20.593 acres and 4.669 acres. Ownership: Equilon Pipeline Co., LLC., P. O. Box 4369, Houston, TX 77251.
31-013	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	Same as file 31-005
31-014	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	Line rights for (1) 16" and (2) 6" pipelines over a 2.91 acre tract in the Ezekiel Thomas Survey, A-73.
31-014	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	Line rights for (1) 6" pipelines over a 2.91 acre tract in the Ezekiel Thomas Survey, A-73.
31-015	Harris County, TX	The Texas Pipeline Company	ARCO Pipeline Company	###-##-####	Same as file 31-003. Ownership: Equilon Pipeline Co., LLC., P. O. Box 4369, Houston, TX 77251.
31-016	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines in a 2.94 acre tract in the Ezekiel Thomas Survey, A-73.
31-017	Harris County, TX	Port of Houston Authority	Lyondell Petrochemical Company	None
Renewal for various port authority crossings. License No. 95-0018 across the Port's Northside Main Line RR ROW East of Holland Avenue, the Port Authority's Texaco tract, under and across Hunting Bayou and Greens Bayou.  (3) 6" and (1) 16" pipelines.  Texa

31-018	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	Same as file 31-005
31-019	Harris County, TX	Port of Houston Authority	Lyondell Petrochemical Company	None	License 95-0018 across Port Authority's Texaco Tract for (3) 6" and (1) 16" pipelines.
31-019	Harris County, TX	Texaco Pipe Line Company	ARCO Pipe Line Company	###-##-####	Lease for a 0.0046AC tract for an above ground block valve located in the Ezekiel Thomas Svy, A73.
31-019A	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Turkey Run Gully. See file 31-20 for documents.
31-020	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	Same as file 31-005.
31-020.1	Harris County, TX	Exxon Pipeline Company		None	(1) 6" gas products pipeline only according to alignment sheet, covers about half a mile.
31-020X	Harris County, TX	City of San Jacinto	ARCO Pipeline Company	None	Permit crossing San Jacinto's streets
31-022	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	None	Witnessed by Missouri Pacific Railroad who accepts assignment to Lyondell, crossing their right of way. Audit No. CA-73353, 73915, 74444.
31-023	Harris County, TX	City of San Jacinto	ARCO Pipeline Company	None	Permit to cross Market Street.
31-024	Harris County, TX	Industrial Gas Supply Corporation	Lyondell Petrochemical Company	###-##-####	A right of way for (3) 6" and (1) 16" pipelines. 02/16/04: Lease is expired. Centerpoint is drafting up new lease agreement.
31-024A	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	None	An assignment of a previous right of way from Ensearch Gas Transmission Company dated 07/16/85 for a 5' wide easement. (Easement may have expired.) Alignment maps do not indicate this location.
31-025	Harris County, TX	Texas Department of Transportation	ARCO Pipeline Company	None	Permit No. 75-8443 for crossing I-10 with (1) 16" and (3) 6" pipelines.
31-025A	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####/v374/p595	Same as file 31-005.
31-025B	Harris County, TX	The Texas Pipeline Company	ARCO Pipeline Company	###-##-####	Easement for (3) 6" and (1) 16" pipelines across 20.593 acres and 4.669 acres.
31-026	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a .994 acre, .15, .450, and a .857 acre tract in C. Martinez Survey, A-545.
31-027	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (2) 6" pipelines. See 31-026 for documents.
31-027A	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Hunting Bayou
31-027X.2	Harris County, TX	Port of Houston Authority	Lyondell Petrochemical Company	None	Permit No. 95-0018 crossing Hunting Bayou, Greens Bayou, PHA Texaco Tract and the Northside Main Line Railroad ROW with (1) 16" and (3) 6" pipelines.
31-028	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a .994, .15, .450 and a .857 acre tract in C. Martinez Survey, A-545.
31-028A	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Hunting Bayou.
31-029	Harris County, TX	United Texas Transmission Company	ARCO Pipeline Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a 12.448 acre tract in C. Martinez Survey.
31-030	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a .77441 and a 2.4216 acre tract in the C. Martinez Survey, A-545.
31-030B	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Ditch
31-031	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a 2.63 acre tract in the Reels and Trobough Survey, A-59.
31-031A	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines.
31-032	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	For various pipelines in Harris and Chambers County. Same as 31-005.
31-033	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Wallisville Rd..
31-034	Harris County, TX	Caperton B. Smith and Ellen M. Beardsley	Sinclair Pipeline Company	v6160/p101; ###-##-####	A right of way for (4) pipelines.
31-035	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	For various pipelines in Harris and Chambers County.
31-036	Harris County, TX	Letha A. James, a widow and executrix	Sinclair Pipeline Company	###-##-####; v6236/p73	A right of way for (4) pipelines.
31-036A	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines over a .684 acre and a 100 acre tract in the Reels and Trobough Survey, A-59.
31-037	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	For various pipelines in Harris and Chambers County. (1) 16 and (3) 6" pipelines on a 13.205 acre tract in the Reels and Trobough Survey, A-59.
31-037.1	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	For various pipelines in Harris and Chambers County. (1) 16 and (3) 6" pipelines on a 8.046 acre tract in the Reels and Trobough Survey, A-59.
31-038	Harris County, TX	Southwest Mortgage and Realty Investors	ARCO Pipeline Company	###-##-####	A 50' wide right of way for (7) pipelines on a 24.256 and a 33.2681 tract in the Reels and Trobough Survey, A-59.
31-039	Harris County, TX	Southwest Mortgage and Realty Investors	ARCO Pipeline Company	###-##-####	A 50' wide right of way for (7) pipelines on a 24.256 and a 33.2681 tract in the Reels and Trobough Survey, A-59.
31-040	Harris County, TX	Carter and Doris Welsey, husband and wife	Sinclair Pipeline Company	v6252/p555; ###-##-####	A 50' wide right of way for (4) pipelines over a 30.3 acre tract in the Reels and Trobough Survey, A-59. Amended in ###-##-#### and dated 4/7/85.
31-040X	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	v6298/p461	A 50' wide right of way for (3) pipelines. Drainage No. P111-00-00.
31-041	Harris County, TX	Houck Realty Company	Sinclair Pipeline Company	v6298/p461; ###-##-####	A 50' wide right of way for (3) pipelines over a 50.663 acre tract in the J. Gordon Survey, A-291. Amended on 9/11/74 in ###-##-####, adding (4) lines for a total of (7).
31-042X	Harris County, TX	Texas Department of Transportation	ARCO Pipeline Company	None	Permit No. 75-8325 for crossing FM 526 (Maxey Rd.) with (1) 16" and (3) 6" pipelines in the Shipman Survey, A-68.
31-043	Harris County, TX	Houck Realty Company	Sinclair Pipeline Company	###-##-####; v6298/p461	A 50' wide right of way for (3) pipelines in a 50.663 acre tract in the J. Gordon Survey, A-29. Amended on 9/11/74 in ###-##-#### to add (4) pipelines for a total of (7).
31-044X	Harris County, TX	Corps of Engineers	ARCO Pipeline Company	None	Permit No. 10541 crossing Greens Bayou. Amended 06/03/75 to include (3) 6" and (1) 16" pipelines.
31-044X.2	Harris County, TX	State of Texas General Land Office	ARCO Pipeline Company	E420299	ME 2982 for (1) 16" and (3) 6" pipeline across Greens Bayou. Subject to the Small Bill. The GLO no longer has jurisdiction over this body of water.
31-044X.3	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit crossing Greens Bayou.
31-044X.4	Harris County, TX	Port of Houston Authority	Lyondell Petrochemical Company	None	License for crossing Greens Bayou. Permit No. 95-0018. Texas Water Quality Board certification approved 02/19/75.
31-045	Harris County, TX	Texaco, Inc.	Sinclair Pipeline Company	v6313/p333; ###-##-####	A right of way for (3) pipelines on a 107 acre tract in the E. Shipman League, A-68. Amended on 1/15/75 in ###-##-#### for additional lines totaling (7).
31-045X	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Sulfer Gully, Drain P, No. 109-00-00.
31-046	Harris County, TX	Lillian H. Callahan	Sinclair Pipeline Company	###-##-####; v6421/p102	A right of way for (3) pipelines on a 409.5 acre tract in the J. Erwin Survey, A-257. Amended on 5/16/75 in ###-##-#### to add (4) pipelines for a total of (7).
31-047X	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Drainage ditch crossing. Drain No. P107-00-00.
31-048	Harris County, TX	Fred J. Berkley	Sinclair Pipeline Company	###-##-####; v6376/p407	A 50' wide right of way for (3) pipelines on a 244.895 acre tract in the Thomas O. Meux Survey, A-596. Amended on 8/5/74 in ###-##-#### adding pipelines totaling (7).
31-049X	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Uvalde Rd. crossing.
31-050	Harris County, TX	Fred J. Berkley	Sinclair Pipeline Company	###-##-####; v6376/p407	A 50' wide right of way for (3) pipelines on a 244.895 acre tract in the Thomas O. Meux Survey, A-596. Amended on 8/5/74 in 109-012537 to add pipelines totaling (7).
31-051	Harris County, TX	City of Houston	ARCO Pipeline Company	None
Ordinance No. 75-1538 for (1) 16" and (3) 6" pipelines crossing West Canal in T. O. Meux Survey, A-596.   01/28/04: Ordinance paid for and pending.   02/06/04: Jim Boxley said that Jaime Medina needed to submit  insurance certificate and endorsement to Ci

31-052	Harris County, TX	United Texas Transmission Company	ARCO Chemical Company	None	A right of way for a 20' wide road way and for a 6' by 5' high concrete box culvert intake line.
31-052	Harris County, TX	United Texas Transmission Company	ARCO Pipeline Company	###-##-####	Line rights for (1) 16" and (3) 6" pipelines on a 5.95 acre tract in the Thomas O. Meux Survey, A-596.
31-053	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a 5.1192 acre tract in the T. O. Meux Survey, A-596.
31-054	Harris County, TX	Chambco, Inc.	Sinclair Pipeline Company	v6278/p345; ###-##-####
A right of way for (4) pipelines, not to exceed 8" on two tracts out of a 223.9 acre tract in the Spyars Singleton Survey, A-704.  Amended 07/08/74 in ###-##-#### changing pipelines diameter, not to exceed 16".  Amended 08/23/74 in ###-##-#### adding addi

31-054X	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross East Belt Drive No. 8.
31-055	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Crossing Carpenter's Bayou
31-056	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines crossing a tract of land in Spyar Singleton Survey, A-704.
31-056A	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Proposed Miller Rd. No. 1
31-057	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	For (1) 16" and (3) 6" pipelines on a 16.860 acre tract in the Spyar Singleton Survey, A-704.
31-057	Harris County, TX	Houston Lighting and Power Company	ARCO Pipe Line Company	###-##-####	A 9' by 25' surface site for a valve located within the Spyars Singleton Svy, A704 out of a 16.860 acre tract.
31-058	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a 5.04 acre tract in the Spyar Singleton Survey, A-704.
31-059	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Miller Rd. No. 2 crossing.
31-060	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines being Lots 5 and 6, Block 1 of Twinland Estates in the Spyars Singleton Survey, A-704.
31-061	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines being Lots 5 and 6, Block 1 of Twinland Estates in the Spyars Singleton Survey, A-704.
31-062	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Lemoine Lane
31-063	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on Lot 6, Block 2 of Twinland Estates and a 1.74 acre tract in the Spyars Singleton Survey, A-704 and the Blunt Sessums Survey, A-733.
31-064	Harris County, TX	ARCO	Lyondell Petrochemical Company	###-##-####	See file No. 31-063.
31-065	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####; v374/p595	A right of way for (1) 16" and (3) 6" pipelines across a 24.258 acre tract in the B. M. Sessums Survey, A-733.
31-066	Harris County, TX	ARCO Pipeline Company	Lyondell Petrochemical Company	###-##-####	A right of way for (1) 16" and (3) 6" pipelines on a 3.83 acre tract in the Michael Stroin Survey, A-1559.
31-067	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	PHA 2001-0023, formerly 91-0146. License for (1) 12" pipelines. This also includes a valve site located in 31-L-001.
31-070X	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Sheldon Rd..
31-L-001	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None
PHA 2001-0023, formerly 91-0146.  This is part of the LCR lateral.  License for  (1) 12" pipelines with the Port Authority's Northside Main Line Railroad Right of Way in Ezekial Thomas Survey, A-73.  Assignable to corporate affiliates, subsidiaries or suc

31-L-002	Harris County, TX	Houston Lighting and Power Company	ARCO Pipe Line Company	###-##-####	A right of way 8.625" wide for (1) 8.625" pipeline and a right of way 12.750" wide for (1) 12.750" pipeline. Ezekial Thomas Survey, A-73.
32-105	Harris County, TX	Missouri Pacific Railroad Company (UPRR)	Texas Butadiene and Chemical Corporation	None
A 63" right of way for (2) 4", (1) 6" and (1) 8" pipeline in the MPRR right of way.  MP 18.00 to Hayden Rd.  Crossing near Houston/Baytown.  Audit No. CA-45583.  Folder No. 212494.  02/13/04: Letter from Joan Preble stating that this was assigned to Stron

32-105	Harris County, TX	Missouri Pacific Railroad Company (UPRR)	Sinclair Petrochemicals, Inc.	None	A right of way for (1) 6" pipeline in Hayden Rd. ROW. Audit No. 56684
32-105.1	Harris County, TX	Harris County Flood Control District		None	Wallisville Gully. HCFCD No. G-103-08-00.
32-105.2	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Permit for laying pipeline under various roads alongside Missouri Pacific Railroad. Harris County Commissioners Court v37/p69 for (1) 6" and (2) 4" pipelines crossing Wallisville Rd.
32-106.2	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	No. G-103-01-00
32-107.1	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Ditch No. G-103-02-03
32-108.1	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	v37/p69	Permit for crossing Wood Drive. Harris County Commissioners Court Records v37/p69.
32-108.2	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Ditch No. G103-01-00
32-108.3	Harris County, TX	Harris County Commissioners Court	Chemicals, Inc.	None	Permit for crossing Bear Bayou Rd.. Harris County Commissioners Court Records v37/p69 and amended in v55/296.
32-108.3	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Permit for crossing Bear Bayou Drive. Harris County Commissioners Court Records v37/p69 and amended in v55/296.
32-110.1	Harris County, TX	Harris County	Sinclair Petroleum Company	None	Same as file 32-116.2 For Ridlon Avenue. Harris County Commissioners Court Records v37/p69 and amended in v55/296.
32-110.1	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Company	None	Permit for crossing Ridlon Avenue. Harris County Commissioners Court Records v37/p69 and amended in v55/296.
32-110.2	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Ditch No. G103-01-02
32-111.1	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Sheldon Rd.. Harris County Commissioners Court Records v37/p69 and amended in v55/296.
32-111.1	Harris County, TX	Harris County Commissioners Court	Sinclair Petrochemicals, Inc.	None	Permit to cross Sheldon-Deer Park Rd.. Harris County Commissioners Court Records v37/p69 and amended in v55/296.
32-112.1	Harris County, TX	Harris County	Texas Butadiene and Chemical Corporation	None	Crossing East Brentwood Drive. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-112.1	Harris County, TX	Harris County Commissioners Court	Chemicals, Inc.	None	Permit to cross East Brentwood Drive
32-112.2	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Ditch No. N-104-00-00
32-113.1	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Crossing at Delldale Street. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-113.1	Harris County, TX	Harris County Commissioners Court	Chemicals, Inc.	None	For Delldale Street.
32-114.1	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Crossing West Brentwood Drive. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-114.1	Harris County, TX	Harris County Commissioners Court	Chemicals, Inc.	None	West Brentwood Drive
32-114.2	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Creek No. N-106-00-000
32-115.1	Harris County, TX	Harris County Commissioners Court	Sinclair Petrochemicals, Inc.	None	Same as file 32-116.2. Crossing East Belt Drive. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-115.2	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Carpenter's Bayou Crossing. Ditch No. N100-00-000
32-116.1	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Ditch No. N107-00-000 is between Carpenter's Bayou and I-10.
32-116.2	Harris County, TX	Texas Department of Transportation	Texas Butadiene and Chemical Corporation	None	Crossing SH 73 (now I-10). Permit No. 99.
32-116.3	Harris County, TX	Harris County Commissioners Court	Sinclair Petrochemicals, Inc.	None	Crossing Patch Street.
32-117.1	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Ditch P104-00-000.
32-118.1	Harris County, TX	Harris County Commissioners Court	Sinclair Petrochemicals, Inc.	None	For Hadden Rd.. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-118.1	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Permit for crossing Hadden Rd.. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-118.2	Harris County, TX	Diamond Alkali Company (Now Reichold)	Texas Butadiene and Chemical Corporation	v4865/p15; ###-##-####	A 10' wide right of way for (3) pipelines. Amended 06/16/64 in HCC File No. C 121792, film code ###-##-#### in v5992/p100.
32-118.2	Harris County, TX	Reichold Chemicals Company, Inc.	Sinclair Petrochemicals, Inc.	v5992/p100; ###-##-####	A right of way for (1) pipeline.
32-119	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	PHA 2003-0070 (Formerly MO-P-85-B). For (1) 4" and (2) 6" pipelines.
32-119.1	Harris County, TX	Corps of Engineers	Texas Butadiene and Chemical Corpsoration	None	Permit No. 3371 across Greens Bayou with (3) pipelines.
32-119.1A	Harris County, TX	Harris County Houston Ship Channel Navigation District (PHA)	Texas Butadiene and Chemical Corporation	None	Approval of crossing of pipelines at Greens Bayou. Permit No. W-N-243-41, Permit 3371 for (3) pipelines.
32-119.1B	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Greens Bayou Crossing. P-100-00-00
32-120.1	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Refer to 32-106.2 for documents. Ditch No. P101-00-00 between Greens Bayou and Sheffield Street.
32-120.2	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Same as file 32-108.1. Refers to crossing of Miles Street. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-120.3	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Same as file 32-108.2. Refers to crossing White Oak Drive (now Sheffield Street). Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-121.1	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Crossing Industrial Rd.. Harris County Commissioners Court Records in v37/p69 and amended 03/12/64 in v55/p296.
32-121.1	Harris County, TX	Harris County Commissioners Court	Chemicals, Inc.	None	Permit to cross Industrial Rd..
32-122.1	Harris County, TX	Hess Oil and Chemical Corporation	Chemicals, Inc.	v5586/p14; ###-##-####	A right of way for (1) 6" pipeline.
32-122.1	Harris County, TX	Amarada Hess Corporation	Equistar Chemicals, LP	None	Amendment to easement dated 04/01/63 to include meter sites being .0103 AC and a .0025AC being out of a 180.00AC tract in the Harris and Wilson Svy, A31.
32-122.1	Harris County, TX	Hess Oil and Chemical Corporation	Sinclair Petrochemicals, Inc.	v5096/p348	Right of way for (2) 6" and (1) 4" pipeline and its appurtenances.
32-123.1	Harris County, TX	Warren Petroleum Corporation	Sinclair Petrochemicals, Inc.	669434-B
A right of way for (1) 4" and (2) 6" pipelines.  Assignable with written consent.  New ownership: Magellan Midstream Partners, LP, C/O Bill Smoot, P. O. Box 52, Galena Park, TX 77547; Dynegy Midstream Services, LP, C/O Warren Leatherman, 1000 Louisiana St

32-123.2	Harris County, TX	Harris County Commissioners Court	Sinclair Petrochemicals, Inc.	None	Permit to cross Federal Rd..
32-123.2A	Harris County, TX	City of Galena Park	Sinclair Pipeline Company	None
32-123.3	Harris County, TX	Southern Pacific Company (UPRR)	Sinclair Petrochemicals, Inc.	None	Audit No. S144599. A right of way for (1) 6" petrochemical pipeline at Galena Park. Mile post 0, in Galena Park, TX. 1429.3' across freight tract west of Federal Rd.
32-124.1	Harris County, TX	City of Houston	ARCO Pipeline Company	None	Ordinance No. 83-278 for pipelines. (Amendment) Ordinance No. 84-1049 for (2) 6" and (1) 4" pipeline under the West Canal. Corrected number of pipelines in first ordinance.
32-124.2	Harris County, TX	William Marsh Rice University and Champion Papers, Inc.	Sinclair Petrochemicals, Inc.	v5644/p516; ###-##-####	A right of way for (1) 6" pipeline.
32-124.2A	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None	License No. 2003-0070 (formerly MO-P-85-B) for (1) 4" and (2) 6" pipelines.
32-124.3	Harris County, TX	Texaco, Inc.	Sinclair Petrochemicals, Inc.	v5078/p225; ###-##-####	A right of way for (1) 4" and (2) 6" pipelines.
32-125.1	Harris County, TX	Harris County Flood Control District	Sinclair Pipeline Company	None	Letter stating no objection to proposed crossing of Hunting Bayou with (1) 4" and (2) 6" pipeline. Reference No. H100-00-00.
32-125.2	Harris County, TX	General American Transportation Corporation	Sinclair Petrochemicals, Inc.	v5078/219; ###-##-####	A right of way for (1) 4" and (2) 6" pipelines.
32-127.1	Harris County, TX	Houston Lighting and Power Company	Sinclair Petrochemicals, Inc.	###-##-####	A right of way for (1) 4" and (2) 6" pipelines.
32-127.2	Harris County, TX	The Texas Pipeline Company	Sinclair Petrochemicals, Inc.	v5078/p211; ###-##-####	A right of way for (1) 4" and (2) 6" pipelines.
32-128.1	Harris County, TX	Harris County Commissioners Court	Sinclair Petrochemicals, Inc.	None	Permit to cross Clinton Drive (Galena Park).
32-128.1	Harris County, TX	Harris County Commissioners Court	Sinclair Petrochemicals, Inc.	None	Permit for Galena Park Drive (Formerly Clinton Drive).
32-128.2	Harris County, TX	General American Transportation Corporation	Sinclair Petrochemicals, Inc.	v5078/p219; ###-##-####	A right of way for (1) 4" and (2) 6" pipelines.
32-128.3	Harris County, TX	Southern Pacific Company (UPRR)	Sinclair Petroleum Company	None	License for (3) 6" and (1) 8" petroleum products pipeline, at or near Galena Park. MP 8.48. Crossing near Galena Park, TX. Audit No. 144468.
32-128.4	Harris County, TX	General American Transportation Corporation	Sinclair Petrochemicals, Inc.	v5078/p219; ###-##-####	A right of way for (1) 4" and (2) 6" pipelines.
32-128.5	Harris County, TX	Harris County Flood Control District	Sinclair Petrochemicals, Inc.	None	Letter stating no objection to proposed crossing of Panther Creek (now Bonner Branch) with (1) 4" and (2) 6" pipelines. Reference No. G112-00-00.
32-129.1	Harris County, TX	ARCO Pipeline Company		None	Fee property. Ship Channel Tunnel
32-130.1	Harris County, TX	Sinclair Refining Company	Sinclair Petrochemicals, Inc.	B814643	A right of way for (1) 4" pipeline.
32-130.2	Harris County, TX	Port of Houston Authority	Lyondell Petrochemical Company	None	License renewal of (1) 6" pipeline. PHA No. 2001-0411 (formerly 81-0299)
32-131.3	Harris County, TX	Sinclair Refining Company	Sinclair Petrochemicals, Inc.	B814643	A right of way for (1) 4" pipeline.
32-132.1	Harris County, TX	City of Houston	Sinclair Refining Company	None	Ordinance No. 58-960 crossing La Porte Rd. (now Lawndale Street) for a pipeline tunnel.
32-132.2	Harris County, TX	Southern Pacific Company (UPRR)	Sinclair Petrochemicals, Inc.	None	A 36" right of way for (1) 8" pipeline at MP 10.82
32-132.3	Harris County, TX	Sinclair Refining Company	Sinclair Petrochemicals, Inc.	B814643	Right of way for (1) 4" pipeline.
32-132.3	Harris County, TX	Lyondell-Citgo Refining Company LTD	Lyondell Petrochemical Company	None	(9) easements and valve sites on plant site.
32-132.3	Harris County, TX	Lyondell-Citgo Refining, LP	Equistar Chemicals, LP	None
Easement for a non-exclusive easement for a 15' by 20' surface site, an easement for a 6" pipeline and an easement for a 25' by 40' surface site, for the purpose of transporting and metering of Butane/Butylene Mix in No. 3 pipeline and Normal Butane in No

32-134.1	Harris County, TX	City of Houston	Sinclair Refining Company	None	Ordinance No. 58-961 crossing Allen-Genoa Rd. for a pipeline tunnel.
32-134.2	Harris County, TX	Sinclair Refining Company	Sinclair Petrochemicals, Inc.	B814643	Right of way for (1) 4" pipeline.
32-134.3	Harris County, TX	Houston Lighting and Power Company	Sinclair Petrochemicals, Inc.	v5306/p442; ###-##-####	A right of way for (1) 4" pipeline.
32-134.4	Harris County, TX	Texas Department of Transportation	Sinclair Petrochemicals, Inc.	None	No documents in file. Refers to crossing Highway 225. Permit No. 63-1724. Memo: TXDOT unable to locate original permit.
32-134.5	Harris County, TX	Sinclair-Koppers Chemical Company	Sinclair Petrochemicals, Inc.	v5112/p215	An easement for (1) 4" pipeline.
32-134.6	Harris County, TX	Southern Pacific Company (UPRR)		None	Memo to file stating that T&NO acquired ROW for RR prior to 1964 construction of 4" lateral. Per ROW meeting 02/02/04, license will not be aquired.
32-134.7	Harris County, TX	Good Year Tire and Rubber Company	Equistar Chemicals, LP	###-##-####	A 5' wide right of way for (1) 4" pipeline and valve site.
32-121.1A	Harris County, TX	City of Houston		None	Old Industrial Rd. is in the Houston City limits.
32-132.3X	Harris County, TX	Southern Pacific Company (UPRR)	Sinclair Petrochemicals, Inc.	None	A 36" right of way for (1) 8" pipeline at MP 10.25.
33-H-L-001	Harris County, TX	Atlantic Richfield Company	Lyondell Petrochemical Company	###-##-####	A conveyance of 13 tracts for refining units. NTCE.
33-H-L-001	Harris County, TX	Houston Lighting and Power Company	None	None	No documents in file. For (1) 12" natural gas pipeline.
33-H-L-001	Harris County, TX	Atlantic Richfield Company	ARCO Chemical Company	###-##-####	Easement for (1) 12" pipeline for the transportation of natural gas with 3' of cover. This is now covered by Lyondell Fee Tract.
33-H-L-001	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	v104/p34 Commish. Court	A permit to cross Wallisville Rd.
33-H-L2-001	Harris County, TX	Houston Lighting and Power Company	ARCO Chemical Company	None	No documents in file
33-H-L2-001	Harris County, TX	Atlantic Richfield Company	ARCO Chemical Company	###-##-####	(1) 4" pipeline with 3' of cover.
33-H-L2-001	Harris County, TX	Atlantic Richfield Company	ARCO Chemical Company	###-##-####	Easement for (1) 12" pipeline for the transportation of natural gas with 3' of cover.
33-H-L2-001	Harris County, TX	Atlantic Richfield Company	ARCO Chemical Company	###-##-####	An easement for (1) 4" propane pipeline with 3' of cover.
33-H-L2-001	Harris County, TX	Atlantic Richfield Company	ARCO Chemical Company	###-##-####	(2) pipelines with 3' of cover.
33-H-L3-001	Harris County, TX	Exxon Corporation	ARCO Chemical Company	###-##-####	A right of way for (1) 3" hydrogen and (1) 36" water pipeline with 42" of cover
33-H-L3-001	Harris County, TX	Houston Lighting and Power Company		None	No documents in file.
33-H-L3-001	Harris County, TX	Harris County Commissioners Court	None	None	Wallisville Rd. crossing for (1) 3" pipeline.
33-H-L4-001	Harris County, TX	Houston Lighting and Power Company		None	No documents in file
33-H-L4-001	Harris County, TX	Atlantic Richfield Company	ARCO Chemical Company	193-310705	A right of way for (1) 8" and (1) 10" MTBE pipeline.
34-P-001	Harris County, TX	Corps of Engineers	Seagull Petrochemical Corporation	None	Permit No. 15800 (01)/119 across an unnamed slough.
34-P-002	Harris County, TX	Port of Houston Authority	Seagull Petrochemical Corporation	None	PHA No. 91-0076 for a right of way for (3) 8" and (1) 10" pipeline within the Exxon Bayport-Baytown Pipeline Corridor being a 150' easement in Arthur McCormick Survey, A-40.
34-P-003	Harris County, TX	Port of Houston Authority	Equistar Chemicals, LP	None
License No. 91-0075 for (3) 8" pipelines and (1) 10" pipeline under and across Scott Bay, the Houston Ship Channel and Upper San Jacinto Bay in the William Scott Survey, A-66; Nathaniel Lynch Survey, A-44 and the A. M. McCormick Survey, A-46.

34-P-003.1	Harris County, TX	Corps of Engineers	Seagull Petrochemical Corporation	None	Permit No. 18914 across the Houston Ship Channel, Scott Bay and Upper San Jacinto Bay with (3) 9" and (1) 11" pipelines.
34-P-004	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross Bayway Drive
34-P-005	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross Park Street
34-P-005.1	Harris County, TX	Harris County	Seagull Petroleum Corporation	None	Permission to occupy road for laying of (4) pipelines at Park Street, 730' East of Bayway. Recorded in v146 of County Minutes. Notification No. 14336.
34-HA-001E,2E	Harris County, TX	Exxon Corporation	Seagull Petrochemical Corporation	###-##-####	A right of way for (3) 8" pipelines and (1) 10" pipeline. See document for exact location. Consent is required but only if not assigning to Quantum Chemical Corporation.
34-P-006	Harris County, TX	Missouri Pacific Railroad Company (UPRR)	Seagull Petrochemical Company	None	Agreement No. 150934 covering a four pipeline crossing at mile posted 27.94 to Baytown Branch.
34-P-007	Harris County, TX	San Jacinto River Authority	Seagull Petrochemical Corporation	###-##-####	A right of way for (3) 8" and (1) 10" pipeline crossing at the Main Canal, parcel E-77 in the Harvey Whiting Survey, A-840.
34-HA-003E	Harris County, TX	Eola Cox	Seagull Petrochemical Corporation	###-##-####	A right of way for a cathodic protection system
34-P-008	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross Decker Drive.
34-P-008.1	Harris County, TX	Texas Department of Transportation	Seagull Petrochemical Company	None	Permit No. 89-5650. A right of way for (4) pipelines crossing Spur 330 (Decker Drive).
34-HA-001N	Harris County, TX	Ameriway Savings Association	Seagull Petroleum Corporation	###-##-####	A warranty deed granting real property. See Exhibit A for description. NTCE.
34-HA-001N (FEE)	Harris County, TX	Seagull Petrochemical Corporation	Quantum Chemical Corporation	-207792	Warranty deed conveying real property as described in original deed dated 12/27/89 with Ameriway Savings Association and subject to same terms and conditions. NTCE
34-P-009	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing Unit 0 107-00-00 ditch.
34-P-010	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing (0 100-00-00) Goose Creek.
34-P-011	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross 100' fee strip adjacent to Goose Creek Stream.
34-P-011	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross 100' fee strip adjacent to Goose Creek Stream.
34-HA-005N	Harris County, TX	Exxon Pipeline Corporation	Quantum Chemical Corporation	None
A right of way for (4) pipelines consisting of (1) 8" ethane, (1) 8" butane, (1) 8' ethylene and (1) 10" propane.  See exhibit A for the description of corridor.  Grantor has right of first refusal if pipelines sold.

34-HA-006N	Chambers and Harris	Houston Lighting and Power Company	Quantum Chemical Corporation	###-##-####; 91-133-448	A right of way for (3) 8" pipelines and (1) 10" pipeline.
34-HA-006N.1	Harris County, TX	Goose Creek Country Club	Seagull Petrochemical Company	None	Letter agreement gaining the Club's consent to lay pipeline adjacent to its golf course.
34-P-011A	Harris County, TX	Harris County	Seagull Petrochemical Corporation	None	Permission to occupy road for laying (4) pipelines at proposed connecting boulevard. Recorded in v146 of County Minutes. Notification No. 14299.
34-P-011A.1	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross proposed connecting boulevard.
34-P-011A.2	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing (0 129-00-00), a proposed ditch.
34-HA-007N	Harris County, TX	Exxon Gas System, Inc.	Seagull Petrochemical Corporation	###-##-####	A right of way for (4) pipelines. New ownership: Kinder Morgan Texas Pipeline L.P., 500 Dallas St., Suite 1000, Houston, TX 77002.
34-HA-008N	Harris County, TX	M.T. Amad	Seagull Petrochemical Corporation	###-##-####	A right of way for (4) pipelines. See exhibit for description.
34-HA-009N	Chambers and Harris	Houston Lighting and Power Company	Quantum Chemical Corporation	###-##-####; 91-133-448	A right of way for (3) 8" pipelines and (1) 10" pipeline. See file 34-HA-6N for documents.
34-P-012	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross Baker Rd..
34-P-012.1	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying of (4) pipelines at Baker Rd.. See file P-11A for original documents. Recorded in v146 of County Minutes. Notification No. 14299.
34-P-013	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing 0 109-00-00, across Baker Street and Storm Sewer.
34-P-014	Harris County, TX	City of Baytown	Seagull Petrochemical Corporation	None	Permission to cross Riceland Rd..
34-P-015	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying of (4) pipelines at Lynchburg-Cedar Bayou Rd.. See file P-11A for original documents. Recorded in v146 of County Minutes. Notification No. 14299.
34-P-016	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying of (4) pipeline at Archer Rd.. See file P-11A for documents. Recorded in v146 of County Minutes. Notification No. 14299.
34-P-017	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing 0 128-00-00, Archer Rd. and HCFCD ditch.
34-HA-010N	Harris County, TX	Sidonia Santavy LaPoint Koudelka et al	Seagull Petrochemical Corporation	###-##-####	A 10' wide right of way for (4) pipelines.
34-HA-011,12,14N	Harris County, TX	George Gilman, Trustee	Seagull Petrochemical Corporation	###-##-####	A 10' wide right of way for (4) pipelines, each not exceeding 11" in diameter.
34-P-018	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing 0 113-00-00, drainage ditch.
34-P-019	Harris County, TX	Texas Department of Transportation	Seagull Petrochemical Corporation	None	Permit No. 89-5642. A right of way for 4 pipelines crossing IH-10.
34-HA-017N	Harris County, TX	John Burley Corporation	Seagull Petrochemical Corporation	157 70 2416	A 30' wide right of way for (4) pipelines.
34-P-020	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission for laying (4) pipelines across Harris County easement. Recorded in v146 of County Minutes. Notification No. 14299. See file P-11A for documents.
34-HA-018N	Harris County, TX	R and S Land Company and A.N. Rusche Distributing Company	Seagull Petrochemical Corporation	###-##-####	A 30' wide right of way for (4) pipelines
34-P-021	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing 0 126-00-00 ditch.
34-P-022	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying (4) pipelines at Jones Rd.. Recorded in v146 of County Minutes. Notification No. 14299. See file P-11A for documents.
34-P-023	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying (4) pipelines at Wallisville Rd.. Recorded in v146 of County Minutes. Notification No. 14299. See file P-11A for documents.
34-HA-021N	Harris County, TX	Garth - Wallisville, Ltd.	Seagull Petrochemical Corporation	160 66 0561	A 10' wide right of way for (4) pipelines.
34-P-024	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying (4) pipelines at Garth Rd.. Recorded in v146 of County Minutes. Notification No. 14299. See file P-11A for documents.
34-HA-023N	Harris County, TX	Royal D. Burnside, Jr. et al	Seagull Petrochemical Corporation	182 71 0752	For a cathodic protection groundbed.
34-HA-023N	Harris County, TX	Royal D. Burnside, Jr. et al	Seagull Petrochemical Corporation	156 61 0653	A 10' wide right of way for (4) pipelines.
34-P-025	Harris County, TX	San Jacinto River Authority	Seagull Petroleum Corporation	###-##-####	A right of way for (3) 8" pipelines and (1) 10" pipeline crossing the East Canal.
34-P-026	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing Q 118-03-00, North Main Rd. and ditch.
34-P-027	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying (4) pipelines at North Main Street. Recorded in v146 of County Minutes. Notification No. 14299. See file P-11A for documents.
34-HA-026N	Harris County, TX	Nadyne W. Tye	Seagull Petrochemical Corporation	157 67 2356	A 15' wide right of way for (4) pipelines.
34-HA-027N	Harris County, TX	Nadyne W. Tye, Earl W. Wilbum Jr., and Joanne W. Gill	Seagull Petrochemical Corporation	157 67 2349	A right of way for (4) pipelines. See exhibit for details.
34-HA-028N	Harris County, TX	Marvin R. Clark and Brenda A. Clark	Seagull Petrochemical Corporation	158 75 0521	A right of way for (4) pipelines. See exhibit for details.
34-HA-029N	Harris County, TX	Marvin R. Clark and Brenda A. Clark	Seagull Petrochemical Corporation	158 75 0516	A right of way for (4) pipelines. See exhibit for details.
34-P-028	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing Q 118-00-00, Ellis Branch Canal
34-HA-030N	Harris County, TX	Charles R. Sherron, M.D.	Seagull Petrochemical Corporation	159 62 2472	A right of way for (4) pipelines. See exhibit for description of location.
34-P-029	Harris County, TX	Harris County Commissioners Court	Seagull Petrochemical Corporation	None	Permission to occupy road for laying (4) pipelines at Hadden Rd.. Recorded in v146 of County Minutes. Notification No. 14299. See file P-11A for documents.
34-HA-031N	Harris County, TX	Texas and Northern Industries, Inc.	Seagull Petrochemical Corporation	###-##-####	Coveys all real properties as described in exhibit A and B, yet reserves a perpetual non-exclusive easement. NTCE
34-P-030	Chambers and Harris	Corps of Engineers	Seagull Petrochemical Corporation	None	Permit No. 14114 (01)/114 crossing Cedar Bayou Canal.
34-P-030.1	Harris County, TX	Harris County Flood Control District	Seagull Petrochemical Corporation	None	Notice approving pipeline crossing Unit Q 100-00-00, Cedar Bayou Canal.
34-CH-001N	Chambers County, TX	William F. Busch, Trustee and the heirs of Annie F. Busch Estate	Seagull Petrochemical Corporation	90 104 119	A 30' wide right of way for (4) pipelines. Executed in several counterparts.
34-CH-002N	Chambers County, TX	Edwin Lammond et al	Seagull Petrochemical Corporation	v109/p308
A right of way with 48" of cover.  Cannot transport salt water or extremely hazardous substances.  See file for additional terms and conditions.  (Assignable if entity has assets of $100 million or more based on 1990 dollars.)

34-P-031	Chambers and Harris	Houston Lighting and Power Company	Quantum Chemical Corporation	###-##-####; 91-133-448	A right of way for (3) 8" and (1) 10" pipelines. See file HA-6N for documents.
34-P-032	Chambers County, TX	Coastal Water Authority	Seagull Petrochemical Corporation	None	Letter approves crossing of Coastal Water Authority canal as described in drawing (SEG 613A-8023) near Cedar Point Lateral.
34-CH-001C	Chambers County, TX	Enron Gas Liquids, Inc., previously known as UPG, Inc.	Seagull Petrochemical Corporation	90 121 612	A 10' wide right of way for (3) pipelines .
34-CH-001D	Chambers County, TX	XRAL Storage and Terminaling Company	Seagull Petrochemical Corporation	90-131-273	A duration of use easement for (6) pipelines and appurtenances.
34-CH-001E	Chambers County, TX	Conoco, Inc.	Seagull Petrochemical Corporation	90 124 217	A right of way for (1) 8" ethane and (1) 8" propane/but one pipeline.
34-CH-001E	Chambers County, TX	Conoco, Inc.	Equistar Chemicals, LP	None	A right of way for (4) 8" pipelines with 48" of cover. No structures. Assignable with written consent. Ownership: ConocoPhillips, P. O. Box 2197, Houston, TX 77252-2197.
34-CH-001F	Chambers County, TX	Nancy Rhea Welwood, David Glenn Barber, Cheryl Jeanne Orchin	Seagull Petrochemical Corporation	90 114 339	A 5' wide right of way for (2) pipelines.
34-CH-001F	Chambers County, TX	Harold A. Barber and N. Lynn Barber	Seagull Petrochemical Corporation	90 114 332	A 5' wide right of way for (2) pipelines.
34-P-033	Harris County, TX	Texas Department of Transportation	Seagull Petrochemical Company	None	Permit No. 20-473-89. A right of way for a 10" propane, 8" ethane, 8" butane and a 8" ethylene for FM 1942.
34-CH-001B	Harris County, TX	Southern Pacific Transportation Company	Seagull Petrochemical Company	None
Audit No. 211124 for  (5) 8" and (1) 10" pipelines.  Mile post 12.8 in Mont Belvieu, TX.  Letter dated 11/17/97 from Seagull to UPRC on behalf of Equistar asking for consent to assign into Equistar.  Letter is not signed.  Letter dated 5/10/90 from Seagul

34-CH-004X	Chambers County, TX	City of Mont Belvieu	Seagull Petrochemical Corporation	None	Permits No. 212, 213, 214, 215, 216, 217 for (6) pipelines crossing the city of Mount Belvieu.
34-CH-005	Chambers County, TX	Harry J. Traverso, Jr. et al	Seagull Petrochemical Corporation	90 102 33	A 30' wide right of way for (2) pipelines.
34-CH-005B	Chambers County, TX	T.E. Products Pipeline Company	Seagull Petrochemical Corporation	90 114 311	A 5' wide right of way for (2) 8" pipelines. Ownership: T. W. Products Pipeline Co., LP, C/O Deb Smith, P. O. Box 2521, Houston, TX 77252-2521
34-P-034	Chambers County, TX	Coastal Water Authority	Seagull Petrochemical Corporation	None	Letter approves crossing of Coastal Water Authority Canal as described in drawing SEG-697A-8002 near Cedar Point Lateral.
34-P-035	Chambers County, TX	Chambers County	Seagull Petrochemical Corporation	None
Permit No. 90-08.  A right of way for (4) pipelines West of Southern Pacific Railroad, 320' N of Winfree Rd. which is located within 34-CH-1D..  Permit No. 90-09 for (2) pipelines West of Southern Pacific Railroad and approximately 2120' South of West end

34-P-036	Chambers County, TX	Southern Pacific Transportation Company (UPRR)	Seagull Petrochemical Corporation	None
Audit  No. 211124,  (5) 8"  and (1) 10" pipelines at mile post 12.8 in Mont Belvieu, TX.  CS-3400.  Audit No. 17945.  This covers the following crossings:  MP 14.07 for Ethane, Propane and Butane pipelines; MP-14.06 for an 8" ethylene pipeline; MP 13.62 f

34-L5H-001	Harris County, TX	Equistar Chemicals, LP		None	At time of construction of the 4" lateral, the right of way is held by Equistar Chemical, LP, therefore no additional right of way required.
34-L5H-002	Harris County, TX	H. V. Properties, Inc.	Equistar Chemicals, LP	###-##-####	A right of way for a 4" nominal diameter pipeline with 3' of cover.
34-L5H-003	Harris County, TX	DGAJA, Ltd.	Equistar Chemicals, LP	###-##-####	A right of way for a 4" nominal diameter pipeline with 3' of cover.
34-L5H-003	Harris County, TX	Dayton State Bank (lender) and DGAJA, Ltd (owner)	Equistar Chemicals, LP	###-##-####	A right of way for a 4" nominal diameter pipeline with 3' of cover. Agreement effective since 10/11/99.
34-L5H-004	Harris County, TX	Tommy Kimmey, et ux	Equistar Chemicals, LP	###-##-####	A right of way for a 4" nominal diameter pipeline with 3' of cover.
34-L5H-005	Harris County, TX	BMH Eagleton, Inc.	Equistar Chemicals, LP	###-##-####	A right of way for a 4" nominal diameter pipeline with 3' of cover.
34-L5H-006	Harris County, TX	Chevron, Inc.	Quantum Chemical Corporation	v133/p448	A right of way for (2) pipelines and a 15' by 15' valve site.
35-101.1	Chambers County, TX	Texas Butadiene and Chemical Corporation	Sinclair Petrochemicals, Inc.	v238/p378	Mt. Belvieu Terminal, including Lot 7. Being 41.200 acres, Henry Griffith League, A-12, Chambers County, TX. NTCE
35-101.2	Chambers County, TX	Gulf Oil Corporation	Texas Butadiene and Chemical Corporation	v240/p282	A right of way for (2) 6" pipelines across Lots 9 and 8.
35-101.3	Chambers County, TX	A. W. Foerster, Trustee	Texas Butadiene and Chemical Corporation	v181/p47	A right of way for (2) pipelines.
35-101.4	Chambers County, TX	Elsie Gilbert	Texas Butadiene and Chemical Corporation	v181/p45	A right of way for (2) pipelines in one ditch.
35-101.5	Chambers County, TX	Thelma Barber	Texas Butadiene and Chemical Corporation	v181/p45	A right of way for (2) pipelines in one ditch.
35-101.6	Chambers County, TX	J. R. Barber	Texas Butadiene and Chemical Corporation	v181/p43	A right of way for (2) pipelines.
35-101.7	Chambers County, TX	Texas Department of Transportation	Texas Butadiene and Chemical Corporation	None	Permit No. 80-645-56 for (2) 6" pipelines.
35-101.8	Chambers County, TX	Texas and New Orleans Railroad Company (UPRR)	Texas Butadiene and Chemical Corporation	None
Lease No. 128926 for (2) 6" pipelines.  1400' North of Hwy 1942 on Dayton to Baytown Branch.  02/13/04: Letter from Joan Preble stating that this was assigned to Strong Capital One.  Ownership: Railroad Management Company, C/O Cary Newman, 4514 Cole Avenu

35-101.10	Chambers County, TX	Chambers County	Texas Butadiene and Chemical Company	None	Hatcherville Rd.
35-101.11	Chambers County, TX	Alfred F. Ulrich	Texas Butadiene and Chemical Corporation	v181/p42	A right of way for (2) pipelines.
35-101.12	Chambers County, TX	Coastal Water Authority	None	None	After visiting with John Olden, with Kellog-Brown and Root, the engineers for the Coastal Water Authority, it is determined that the Coastal Water Authority issued no permits prior to 1977.
35-101.13	Chambers County, TX	Ben R. Reynolds, et al	Texas Butadiene and Chemical Corporation	v181/p39	A right of way for (2) pipelines.
35-102.1	Harris County, TX	Harris County Flood Control District	Texas Butadiene and Chemical Corporation, ARCO Pipeline (1977)	None	Permit to cross ditch No. Q 100-00-00.
35-102.1A	Harris County, TX	Harris County Flood Control District	Texas Butadiene and Chemical Corporation, ARCO Pipeline (1977)	None	Permit to cross ditch No. Q 122-01-00.
35-102.2	Harris County, TX	Emma Smith	Texas Butadiene and Chemical Corporation	v3183/p358	A right of way for (2) pipelines.
35-102.2B	Harris County, TX	Harris County Flood Control District	Texas Butadiene and Chemical Corporation, ARCO Pipeline (1977)	None	Permit to cross ditch No. Q 122-01-02.
35-102.3	Harris County, TX	Buck Turner	Texas Butadiene and Chemical Corporation	v3183/p357	A right of way for (2) pipelines.
35-102.4	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Permit to cross Crosby Cedar Bayou Rd. Permit also covers 102.4, 103.17, and 103.6.
35-102.5	Harris County, TX	Rosa Clawson	Texas Butadiene and Chemical Corporation	v3183/p356	A right of way for (2) pipelines.
35-102.6	Harris County, TX	Wilbur Scott, et al	Texas Butadiene and Chemical Corporation	v3183/p354	A right of way for (2) pipelines.
35-103.1	Harris County, TX	Theo A. Ramsey	Texas Butadiene and Chemical Corporation	v3183/p353	A right of way for (2) pipelines.
35-103.2	Harris County, TX	Charles D. Moore	Texas Butadiene and Chemical Corporation	v3183/p351	A right of way for (2) pipelines.
35-103.3	Harris County, TX	Houston Lighting and Power Company		None	No documents in file
35-103.4	Harris County, TX	Eddie Faust	Texas Butadiene and Chemical Corporation	v3183/p350	A right of way for (2) pipelines.
35-103.5	Harris County, TX	Julius Patrick Davis, et ux	Texas Butadiene and Chemical Corporation	v3183/p348	A right of way for (2) pipelines.
35-103.6	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Permit for pipeline crossing Saralla Rd.. See 35-102.4 for documents.
35-103.7	Harris County, TX	Houston Lighting and Power Company		None	No documents in file
35-103.8	Harris County, TX	Jessie Newton, et ux	Texas Butadiene and Chemical Corporation	v3183/p346	A right of way for (2) pipelines.
35-103.9	Harris County, TX	Emil L. Doskocil and Mary K. Doskocil	Texas Butadiene and Chemical Corporation	v3183/p345	A right of way for (2) pipelines.
35-103.9A	Harris County, TX	Harris County Flood Control District	Texas Butadiene and Chemical Corporation, ARCO Pipeline (1977)	None	G 103-08-00
35-103.10	Harris County, TX	Howard A. Miller and Susie Miller, James Frank Wiggins and Lois Wiggins	Texas Butadiene and Chemical Corporation	v3183/p343	A right of way for (2) pipelines.
35-103.11	Harris County, TX	San Jacinto River Authority	Texas Butadiene and Chemical Corporation	None	A right of way for (2) pipelines.
35-103.12	Harris County, TX	James Frank Wiggins and Lois Ruth Wiggins	Texas Butadiene and Chemical Corporation	v3183/p342	A right of way for (2) pipelines.
35-103.13	Harris County, TX	Louis Doskocil and Doris Doskocil	Texas Butadiene and Chemical Corporation	v3183/p340	A right of way for (2) pipelines.
35-103.14	Harris County, TX	Edward P.Kosta , et al	Texas Butadiene and Chemical Corporation	v3183/p338	A right of way for (2) pipelines.
35-103.15	Harris County, TX	Lillian Hyer	Texas Butadiene and Chemical Corporation	v3183/p336	A right of way for (2) pipelines.
35-103.16	Harris County, TX	Leon Lloyd and Clara Lloyd	Texas Butadiene and Chemical Corporation	v3181/p335	A right of way for (2) pipelines.
35-103.17	Harris County, TX	Harris County Commissioners Court	Texas Butadiene and Chemical Corporation	None	Permit to cross Crosby-Lynchburg Rd. See 102.4 for documents.
35-104.1	Harris County, TX	Kate Meyer	Texas Butadiene and Chemical Corporation	v3183/p333	A right of way for (2) pipelines.
35-104.2	Harris County, TX	Delbert R. Lang and Grace A. Lange	Texas Butadiene and Chemical Corporation	v3183/p332	A right of way for (2) pipelines.
35-104.3	Harris County, TX	J. L. Holec and Alvena Holec	Texas Butadiene and Chemical Corporation	v3183/p330	A right of way for (2) pipelines.
35-104.4	Harris County, TX	W. C. Arnold and Gladys Arnold	Texas Butadiene and Chemical Corporation	v3183/p329	A right of way for (2) pipelines.
35-104.5	Harris County, TX	Houston Lighting and Power Company		None	No documents in file
35-104.7	Harris County, TX	Harris County Flood Control District	Texas Butadiene and Chemical Corporation, ARCO Pipeline (1977)	None	Ditch
35-104.9	Harris County, TX	Harris County	None	None	Highland Shores. We have preexisting rights. This road was built after our line was constructed.
35-104.13	Harris County, TX	Corps of Engineers	Texas Butadiene and Chemical Corpsoration	None	Permit No. 3539 across the San Jacinto River with (2) 6" pipelines.
35-104.13A	Harris County, TX	Harris County Houston Ship Channel Navigation District	Texas Butadiene and Chemical Corporation	None	Permit No. MO-K-48-A for (2) 6" pipelines crossing the San Jacinto River. 8/11/03-MM: Original permit not in file, but letter of permission to assign to Sinclair Petrochemicals is.
36-H32	Harris County, TX	Lyondell Petrochemical Company	EPC Partners IV, Inc.	###-##-####	A right of way for a valve site and pipelines.
36-LPC-2P	Harris County, TX	Missouri Pacific Railroad Company		None	No documents in file.
36-H32.2P	Harris County, TX	Corps of Engineers	EPC Partners IV, Inc.	None	San Jacinto River. Permit No. 14114(02)/300 across the San Jacinto River with (1) 10" and (2) 8" pipelines.
36-H32.2P(PA)	Harris County, TX	Port of Houston Authority	EPC Partners IV, Inc.	None
PHA No. 95-0213 (formerly 94-0158).  License to cross the San Jacinto River with (2) 8" pipelines and (1) 10" pipeline.  Assignment assigns (1) 8" pipeline.  **New agreement in 2005-License No. 2004-0339, formerly 95-0213.

36-H32.3P(HCFCD)	Harris County, TX	Harris County Flood Control District	EPC Partners IV, Inc.	None	Refers to San Jacinto River crossing. No documents in file. Permit Nos. 01-19-22 (10"), 01-19-23 (8"), 01-19-24 (8") and San Jacinto River No. G100-00-00.
36-H32A	Harris County, TX	EPC Partners III, Inc.	Lyondell Petrochemical Company	###-##-####	An assignment of right of entry issued by Houston Lighting and Power to EPC Partners III, Inc. for pipeline installation is given to Lyondell Petrochemical Company.
36-H33	Harris County, TX	John W. Schumacher III/Agent and Attorney in fact for Maude Hazel Helms	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H34	Harris County, TX	Letwalt Corporation	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H35	Harris County, TX	ARCO Pipeline Company	EPC Partners IV, Inc.	###-##-####
A right of way for (1) 10" and (2) 8" pipelines.  ARCO Pipeline Company approves the assignment of easement to Lyondell Petrochemical Company as it pertains to (1) 8" pipeline.  Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houst

36-H35A	Harris County, TX	Waitkus Trading Company	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H35AP	Harris County, TX	Harris County Commissioners Court	EPC Partners IV, Inc.	None	Permit to cross Highland Shores crossing. Notice No 16637. This was assigned to Lyondell.
36-H36	Harris County, TX	Enerfin Resources II-92, LTD Partnership	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H36A	Harris County, TX	John David Craddock et al	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H37	Harris County, TX	Kenneth Fielder and Bessie Fielder	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H42	Harris County, TX	Sadeane C. Lang, et al	EPC Partners III, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H42C	Harris County, TX	Realinvest Corporation	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H42E	Harris County, TX	Ealter G. Clardy	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines parallel and adjacent to the existing 20' wide easement granted 09/30/91.
36-H42.1P	Harris County, TX	Harris County Commissioners Court	EPC Partners IV, Inc.	None	Permit to cross Grace Lane Crossing. Notice No. 16637. This was assigned to Lyondell.
36-H42.2P	Harris County, TX	Harris County Flood Control District	EPC Partners IV, Inc.	None	Permit Nos. 01-19-25 (10"), 01-19-26 (8"), 01-19-27 (8") and Canal No. G103-05-01.
36-H42.3P	Harris County, TX	Harris County Commissioners Court	EPC Partners IV, Inc.	None	Permit to cross FM 2100 (Crosby-Lynchburg). Notice No. 16637.
36-H40	Harris County, TX	Carrol. Messer	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H41	Harris County, TX	Houston Pipeline Company	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H42.4P	Harris County, TX	San Jacinto River Authority	EPC Partners IV, Inc.	None	No documents in file.
36-H42R	Harris County, TX	John F. Newell and Alice Joyce Newell	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H43R	Harris County, TX	Lois Ruth Wiggins	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H44R.1P	Harris County, TX	Harris County	EPC Partners IV, Inc.	None	Refers to Barbers Hill Rd.. Notice No. 16637. This was assigned to Lyondell.
36-H44R	Harris County, TX	San Jacinto River Authority	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H44R.2P	Harris County, TX	Harris County Commissioners Court	EPC Partners IV, Inc.	None	Permit to cross Barbers Hill Rd.. Assigned to Lyondell.
36-H45R	Harris County, TX	EPC Partners IV, Inc.	EPC Partners III, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H45RP	Harris County, TX	Harris County	EPC Partners IV, Inc.	None	Refers to Danek Rd. Crossing. No documents in file. Notice No. 16637.
36-H47R	Harris County, TX	Huey Pierce Cheek and Cajuane Faye Cheek	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H47RP	Harris County, TX	Harris County Commissioners Court	EPC Partners IV, Inc	None	Permit to cross Danek Rd.. Notice No. 16637.
36-H48	Harris County, TX	Roger A. Ramsey, et al	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H48R	Harris County, TX	Roger A. Ramsey	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H49	Harris County, TX	Robin Montgomery	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H49P	Harris County, TX	Harris County Commissioners Court	EPC Partners IV, Inc.	None	Permit to cross David Lane Crossing. Notice No. 16637.
36-H49A	Harris County, TX	Vernon Hagan, et al	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H50	Harris County, TX	Eugene Lester Johnson	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H51	Harris County, TX	Allen Holt and Katie M. Holt, as agents and attorneys in fact for Allen Holt, Jr.	EPC Partners IV, Inc.	###-##-####	A correction 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H52	Harris County, TX	Houston Lighting and Power Company	EPC Partners IV, Inc.	None	No documents in file. PNO ###-##-####.
36-H52A	Harris County, TX	Gary Glenn Sawyer, executor of Milton James Sawyer Estate	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H53	Harris County, TX	Paul H. Krebs, Trustee	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H53.1	Harris County, TX	Laris J. Nolan, Jr. and Romeal G. Nolan	EPC Partners IV, Inc.	###-##-####	A 10' wide right of way for (1) 10" and (2) 8" pipelines.
36-H53.2	Harris County, TX	Tammy Rincon and Kerri Pettit	EPC Partners IV, Inc.	###-##-####	A 10' wide right of way for (1) 10" and (2) 8" pipelines.
36-H53.3	Harris County, TX	Kathryn S. Washington	EPC Partners IV, Inc.	###-##-####	A 10' wide right of way for (1) 10" and (2) 8" pipelines.
36-H53.4	Harris County, TX	Joe R. DuBose and Tracy L. DuBose	EPC Partners IV, Inc.	###-##-####	A 10' wide right of way for (1) 10" and (2) 8" pipelines.
36-H53.5	Harris County, TX	James W. Lundy and Patsy J. Lundy	EPC Partners IV, Inc.	###-##-####	A 10' wide right of way for (1) 10" and (2) 8" pipelines.
36-H54	Harris County, TX	Paul H. Krebs, Trustee	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H54P	Harris County, TX	Texas Department of Transportation	EPC Partners IV, Inc.	None	Permit to cross FM 1942. Permit No. 94-0187.
36-H55	Harris County, TX	Dallas Ted Weems, et al	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H56	Harris County, TX	Jess Newton Rayzor	EPC Partners IV, Inc.	###-##-####
A 30' wide right of way for (1) 10" and (2) 8" pipelines.  Notification required when assigned.  Ownership: Rayzor J. Newton Estate, C/O J. H. Fant & Philip Baker-Individual Co-Executors, 1204 W. University Dr. No. 400, Denton, TX 76201-1794.

36-H56AP	Harris County, TX	Coastal Water Authority	EPC Partners IV, Inc	None	No documents in file. Profile No. 67-651-0095.
36-H57	Harris County, TX	Willie Lee Haluska and Alice Mae Haluska	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H58	Harris County, TX	Lillie Mae Gates	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H59	Harris County, TX	Jerome Jerry Ulrich and Shirley Ulrich	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H60	Harris County, TX	Joe Carroll Ulrich	EPC Partners IV, Inc.	###-##-####
A 30' wide right of way for (1) 10" and (2) 8" pipelines.  Consent given to assign to Lyondell Petrochemical.  Ownership: Estate of Camille Ulrich, C/O Joe C. Ulrich, 6011 FM 1942 Rd., Baytown, TX 77521-8721.

36-H61	Harris County, TX	Gary S. Janacek and Sandra Janacek	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H62	Harris County, TX	Ruby Novak Sanders	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H62A	Harris County, TX	Carolyn Jo Novak Brakensiek	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H62B	Harris County, TX	Frances Ann Novak Bauer	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H62C	Harris County, TX	Dorothy Novack Bogoard	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines.
36-H63	Harris County, TX	Patti Kate Kroll	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines. Consent given to assign to Lyondell Petrochemical.
36-H64	Harris County, TX	Patti Kate Kroll	EPC Partners IV, Inc.	###-##-####	A 30' wide right of way for (1) 10" and (2) 8" pipelines. Consent given to assign to Lyondell Petrochemical.
36-H64X	Harris County, TX	Port of Houston Authority	EPC Partners IV, Inc.	None	PHA License No. 95-0214 (formerly 94-0152) for (1) 8" pipeline crossing Cedar Bayou. **New agreement in 2005-License No. 2004-0340, formerly 95-0214
36-H66R	Harris County, TX	Louis F. Rothermel II, Trustee	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H67R	Harris County, TX	William J. Davis and Elizabeth Davis	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H68R	Harris County, TX	Charles D. Mattingly and Annie Lois Mattingly	EPC Partners IV, Inc.	###-##-####	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-C69R	Chambers County, TX	Peter C. Ulrich	EPC Partners IV, Inc.	None	A 20' wide right of way for (1) 10" and (2) 8" pipelines.
36-H64.1PP	Harris County, TX	Corps of Engineers	EPC Partners IV, Inc.	None	Permit No. 14114(02)/299 across Cedar Bayou with (1) 10" and (2) 8" pipelines.
36-C70	Chambers County, TX	Belvieu Environmental Fuels	EPC Partners IV, Inc.	95-263-361	A right of way for (1) 8" pipeline.
36-C70A	Chambers County, TX	Enterprise Products Belvieu Environmental Fuels	EPC Partners IV, Inc.	95-263-332	A right of way for (1) 8" pipeline.
36-C70B	Chambers County, TX	Belvieu Environmental Fuels	EPC Partners IV, Inc.	95-263-361	Same as file 36-C70
36-C71	Chambers County, TX	Enterprise Products Company	EPC Partners IV, Inc.	95-263-393	A right of way for (1) 8" pipeline.
36-C73.1P	Chambers County, TX	Chambers County	EPC Partners IV, Inc.	None	Application No. 94-46. No documents in file
36-C72	Chambers County, TX	Enterprise Products Company	EPC Partners IV, Inc.	95-263-394	A right of way for (1) 8" pipeline.
36-C73B	Chambers County, TX	Houston Lighting and Power Company	EPC Partners IV, Inc.	None	No documents in file. PNO ###-##-####
36-C73.2P	Chambers County, TX	Coastal Water Authority	EPC Partners IV, Inc.	None	Permit/Profile No. 67-651-0096.
36-C73.3P	Chambers County	Southern Pacific Transportation Company	Enterprise Products Company	None	Audit No. 708991. $1500 flat rate is substituted for annual fee in original agreement.
36-C73.4P	Chambers County, TX	City of Mont Belvieu	EPC Partners IV, Inc.	None	Minutes of City of Mont Belvieu Council Meeting, October 24, 1994. Permit No. 250.
36-C74	Chambers County, TX	Glenda Del Brown	EPC Partners IV, Inc.	95-258-342	A 10' wide right of way for (1) 8" pipeline.
36-C74.1P	Chambers County, TX	Texas Department of Transportation	EPC Partners IV, Inc.	None	Refers to FM 1942 crossing. Permit No. 20-325-1994
36-C75	Chambers County, TX	TE Products Pipeline Company	EPC Partners IV, Inc.	94-254-356	A right of way for (1) 8" pipeline.
36-C75.1P	Chambers County, TX	Chambers County, TX	EPC Partners IV, Inc.	None	Refers to Barbers Hill Rd. crossing. No documents in file. Application No. 94-48, Order No. 94-9-304.
36-C76.1P	Chambers County, TX	Chambers County, TX	EPC Partners IV, Inc	None	Refers to Fitzgerald Rd. Crossing. No documents in file. Application No. 94-48, Order No. 94-9-327.
36-C77	Chambers County, TX	Chevron USA, Inc.	EPC Partners IV, Inc.	95-258-354	A right of way for (1) 8" pipeline. Written consent required on assignment. Ownership: Dynegy, C/O Warren Leatherman, 1000 Louisiana St. Suite 5800, Houston, TX 77002-5021.
37-H-001	Harris County, TX	Exxon Pipeline Company	Oxy Petrochemicals, Inc	None	Bayport Corridor 510, 30, 520, 60, 530, 540 and 550.
37-H-001.1	Harris County, TX	Harris County Flood Control District	Oxy Petrochemicals, Inc.	None	Big Island Slough crossing approved for (1) 8" pipeline.
37-H-001.2	Harris County, TX	Harris County Commissioners Court	Oxy Petrochemicals, Inc.	None	Permit to cross Baypark Rd.
37-H-001.1A	Harris County, TX	Coastal Water Authority	Oxy Petrochemicals, Inc	None	Permission given to construct a pipeline across CWA Pipeline.
37-H-001.1B	Harris County, TX	Corps of Engineers	Oxy Petrochemicals, Inc.	None	General permits No. 14114 (03)/506 and 14114 (03)/507 across Taylor Bayou and Big Island Slough.
37-H-002	Harris County, TX	Houston Lighting and Power Company		None	No documents in file
37-H-002.1	Harris County, TX	Harris County Flood Control District	Oxy Petrochemicals, Inc.	None	Permit to cross ditch No. B 104-03-00. Permit not required.
37-H-002.2	Harris County, TX	Gulf Coast Water Disposal Authority	None	None	No permit required.
37-H-002A	Harris County, TX	Coastal Water Authority	Oxy Petrochemicals, Inc.	None	Same as 37H-1.1A. Gives permission to construct pipeline across CWA pipelines.
37-H-003	Harris County, TX	Exxon Pipeline Company	Oxy Petrochemicals, Inc.	None	See 37-H-001 for documents. Bayport Corridor 510, 30, 520, 60, 530, 540 and 550.
37-H-003.1	Harris County, TX	Harris County Commissioners Court	Oxy Petrochemicals, Inc.	None	Permit to cross Choate Rd.
37-H-003A	Harris County, TX	State of Texas General Land Office	Oxy Petrochemicals, Inc.	###-##-####	A 30' wide right of way for (1) 8" pipeline crossing Taylor Bayou. Miscellaneous easement No. ME 980013.
37-H-003.2	Harris County, TX	Harris County Commissioners Court	Oxy Petrochemicals, Inc.	None	Permit to cross Bay Area Boulevard
37-H-004	Harris County, TX	Houston Lighting and Power Company		None	No documents in file
37-H-005	Harris County, TX	Exxon Pipeline Company	Oxy Petrochemicals, Inc.	None	See 37-H-1 for details. Bayport Corridor 510, 30, 520, 60, 530, 540 and 550.
37-H-005.1	Harris County, TX	Southern Pacific Transportation Company (UPRR)	Oxy Petrochemicals, Inc.	None	License agreement for audit No. 202733 for a (1) 8" MEG pipeline. Folder No. 1624-10. MP 1.94. Crossing near Bayport, TX.
37-H-005.2	Harris County, TX	Texas Department of Transportation	Oxy Petrochemicals, Inc.	None	Permit No. 97-1110 crossing State Highway 146 .
37-H-006	Harris County, TX	Exxon Pipeline Company	Oxy Petrochemicals, Inc.	None	Bayport Corridors 510, 30, 520, 60, 530, 540 and 550.
38-HA-046	Harris County, TX	Fox and Jacobs, Inc.	ARCO Pipeline Company	###-##-####	Amendment of easement dated 06/24/66 and recorded in v6421/p102. Amended in 05/16/75 and recorded in film code ###-##-####. Adds (1) additional pipeline. 4' of cover.
38-HA-047	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit for crossing the following ditches: P 107-00-00; G 103-08-00; N 100-00-00.
38-HA-047.1	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit for crossing Nachita Dr., Purple Sage Rd., and Trailview Street. A-257, J. Erwin Survey.
38-HA-048	Harris County, TX	San Jacinto Junior College District	ARCO Pipeline Company	###-##-####	Modification of easement dated 05/18/66 and recorded in v6376/p407. Modification of easement dated 08/05/74 and recorded under film code ###-##-####.
38-HA-049	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Uvalde Rd.
38-HA-050	Harris County, TX	San Jacinto Junior College District	ARCO Pipeline Company	###-##-####	Modification of easement dated 05/18/66 and recorded in v6376/p407. Modification of easement dated 08/05/74 and recorded under film code ###-##-####.
38-HA-051	Harris County, TX	City of Houston	ARCO Pipeline Company	None	Permit No. 81-1809 for (1) 16" pipeline. Additional permit, Council Motion 81-3273. Both permitted to cross City's West Canal.
38-HA-052	Harris County, TX	United Texas Transmission Company	ARCO Pipeline Company	###-##-####	Easement for (1) 16" pipeline with 30" of cover.
38-HA-053	Harris County, TX	ARCO Pipeline Company	Atlantic Richfield Company	J742648	Easement for (1) 16" pipeline across (7) tracts of land. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-054	Harris County, TX	James P. Grizzard	ARCO Pipeline Company	###-##-####	A 10' wide right of way for (1) 16" pipeline across (2) tracts of land with 4' of cover.
38-HA-054A	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit for Uvalde Rd., Sheldon Rd., proposed East Belt Drive, Miller Rd. No. 2.
38-HA-055	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit for crossing the following ditches: P 107-00-00; G 103-08-00; N 100-00-00.
38-HA-056	Harris County, TX	ARCO Pipeline Company	Atlantic Richfield Company	J742648	Easement for (1) 16" pipeline across (7) tracts of land. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-057	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####	A right of way for (1) 16" pipeline at (3) locations with 4' of cover for longitudinal and 9' of cover for perpendicular crossings.
38-HA-058	Harris County, TX	ARCO Pipeline Company	Atlantic Richfield Company	J742648	Easement for (1) 16" pipeline across (7) tracts of land. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-059	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit for Uvalde Rd., Sheldon Rd., proposed East Belt Drive, Miller Rd. No. 2.
38-HA-060	Harris County, TX	ARCO Pipeline Company	Atlantic Richfield Company	J742648	Easement for (1) 16" pipeline across (7) tracts of land. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-061	Harris County, TX	ARCO Pipeline Company	None	v6032/p357; v6333/p511	A-704. 1.40 acres. See HA-060 for documents. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-062	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Lemoine Rd. Volume/file: 111. Page/Film Code: 59 HCCCR
38-HA-063	Harris County, TX	ARCO Pipeline Company	Atlantic Richfield Company	J742648	Easement for (1) 16" pipeline across (7) tracts of land. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-064	Harris County, TX	ARCO Pipeline Company	Atlantic Richfield Company	J742648	Easement for (1) 16" pipeline across (7) tracts of land. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-065	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####	A right of way for (1) 16" pipeline at (3) locations with 4' of cover for longitudinal and 9' of cover for perpendicular crossings.
38-HA-066	Harris County, TX	ARCO Pipeline Company	Atlantic Richfield Company	J742648	Easement for (1) 16" pipeline across (7) tracts of land. Ownership: ARCO Pipeline Company, C/O BP America, Inc., P. O. Box 3092, Houston, TX 77562.
38-HA-066A	Harris County, TX	Fee	Atlantic Richfield Company	E742648	A-1559, Michael Stroin Survey. Fee property
38-HA-070	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit for crossing the following ditches: P 107-00-00; G 103-08-00; N 100-00-00.
38-HA-070	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit for Uvalde Rd., Sheldon Rd., proposed East Belt Drive, Miller Rd. No. 2.
38-HA-070A	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####	A right of way for (1) 16" pipeline at (3) locations with 4' of cover for longitudinal and 9' of cover for perpendicular crossings.
38-HA-071	Harris County, TX	Atlantic Richfield Company	None	None	Fee property
39-CH-001	Chambers County, TX	Lyondell Petrochemical Company	Equistar Chemicals, LP	v365/p1	Warranty Deed for (5) tracts of land located in the: Henry Griffith Leage, A-12; William Hodge League, A-13; William Bloodgood Aug, A-5; William D. Smith Survey, A-24
39-CH-002	Chambers County, TX	Coastal Water Authority	ARCO Chemical Company	v374/p486	A 25' wide right of way for (1) 14" pipeline.
39-CH-003	Chambers County, TX	Atha Winfree, et al	Atlantic Richfield Company	v368/p280	Right of way for (1) saltwater pipeline. Written consent required when assigning.
39-CH-004	Chambers County, TX	Continental Oil Company	Atlantic Richfield Company	v372/p354	A right of way for (1) 14" pipeline.
39-CH-004	Chambers County, TX	Conoco, Inc.	Atlantic Richfield Company	v571/p413	A 3' wide right of way for (1) 14" Brine pipeline across 91.317 acres in A-12.
39-CH-005	Chambers County, TX	Southern Pacific Transportation Company (UPRR)	ARCO Chemical Company	None	Audit No. 179528 at MP 13.31 on Baytown Branch for (1) 14" Brine pipeline at or near Mont Belvieu.
39-CH-006	Chambers County, TX	Lyondell Petrochemical Company	Equistar Chemicals, LP	v365/p1	Warranty Deed for (5) tracts of land located in the: Henry Griffith Leage, A-12; William Hodge League, A-13; William Bloodgood Aug, A-5; William D. Smith Survey, A-24.
39-CH-007	Chambers County, TX	Gulf Oil Corporation	Atlantic Richfield Company and Conoco, Inc.	v513/p586	A 10' wide right of way for (1) 14" pipeline. Written consent required when assigning. Ownership: Dynegy, C/O Warren Leatherman, 1000 Louisiana St. Suite 5800, Houston, TX 77002-5021.
39-CH-008	Chambers County, TX	Chambers County		None	No documents in file
39-CH-009	Chambers County, TX	Enterprise Products Company		None	No documents in file
39-CH-010	Chambers County, TX	Texas Department of Transportation	ARCO Chemical Company	None	Permit No. 20-248-82 for (1) 14" Brine line across FM 1942.
39-CH-011	Chambers County, TX	City of Mont Belvieu	ARCO Chemical Company	None	Permit No. 124 for (1) 14" Brine pipeline.
39-CH-012	Chambers County, TX	Tenneco, Enterprise, Conoco and LPC	Tenneco, Enterprise, Conoco and LPC	None	Brine sharing agreement
40-H-001	Harris County, TX	ARCO Chemical Company	ARCO Pipeline Company	###-##-####	Easement includes a valve site agreement.
40-H-002	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch No. G 103-02-03.
40-H-003	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch No. G 103-01-00.
40-H-004	Harris County, TX	Alex Moore	ARCO Pipeline Company	###-##-####	A 10' wide right of way for pipelines.
40-H-005	Harris County, TX	Alex Moore	ARCO Pipeline Company	###-##-####	A 25' wide right of way for pipelines.
40-H-006	Harris County, TX	Misssouri Pacific Railroad Company (UPRR)	ARCO Pipeline Company	None	Audit No. 152831 for a longitudinal occupation for (5) pipelines.. MP 16.04 to MP 18.2 and MP 0.00 to MP 1.68 ARCO Ind. Lead near North Shore ICI. Crossing near Baytown, TX.
40-H-007	Harris County, TX	Alex Moore	ARCO Pipeline Company	###-##-####	A 10' wide right of way for pipelines.
40-H-008	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Wood Rd.
40-H-009	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Bear Bayou Dr.
40-H-010	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Ridlon Rd.
40-H-011	Harris County, TX	Herbert Herbert	ARCO Pipeline Company	###-##-####	A 10' wide right of way for pipelines.
40-H-012	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch No. G 103-01-02.
40-H-013	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Sheldon Rd.
40-H-014	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross East Bentwood Rd.
40-H-015	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch No. N 104-00-00.
40-H-016	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Dell Dale Rd.
40-H-017	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross North Bentwood Dr.
40-H-018	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch No. 106-00-00.
40-H-019	Harris County, TX	Irma Rowlett	ARCO Pipeline Company	###-##-####	A right of way for pipelines.
40-H-020	Harris County, TX	ITEL Rail Corp	ARCO Pipeline Company	###-##-####	A right of way for pipelines.
40-H-021	Harris County, TX	ARCO Fee Land	None	None	ARCO Fee Land
40-H-022	Harris County, TX	Houston Lighting and Power Company	ARCO Pipeline Company	###-##-####	A right of way for (1) 6" and (1) 8" pipeline with (2) 10' by 40' valve sites.
40-H-023	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch N 106-00-00.
40-H-024	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Dell Dale Ave.
40-H-025	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Grand Ave.
40-H-026	Harris County, TX	Texas Department of Transportation	ARCO Pipeline Company	None	Permit No. 90-6208 to cross I-10.
40-H-027	Harris County, TX	United Texas Transmission Company	ARCO Pipeline Company	###-##-####	A right of way for pipelines. Ownership: Kinder Morgan Texas Pipeline, L.P., C/O David Petty, 500 Dallas St. Suite 1000, Houston, TX 77002-4708.
40-H-028	Harris County, TX	Vibration Control Engineering Company	ARCO Pipeline Company	###-##-####	A right of way for pipelines.
40-H-029	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch N 104-00-00.
40-H-030	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Carlang Dr.
40-H-031	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Sheldon Rd.
40-H-032	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch N 104-01-00
40-H-033	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Market St.
40-H-034	Harris County, TX	Channelview Discount Lumberyard, James D. Green, Individually	ARCO Pipeline Company	###-##-####	A right of way for pipelines.
40-H-035	Harris County, TX	Carl and Michelle Green	ARCO Pipeline Company	###-##-####	HL & P longitudinal easement.
40-H-036	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Pemberton St.
40-H-037	Harris County, TX	Cecil Bedgood	ARCO Pipeline Company	###-##-####	HL & P longitudinal easement.
40-H-038	Harris County, TX	Carl and Michelle Green	ARCO Pipeline Company	###-##-####	HL & P longitudinal easement.
40-H-039	Harris County, TX	Harris County Flood Control District	ARCO Pipeline Company	None	Permit to cross ditch N 101-00-00
40-H-040	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Elsbeth Rd.
40-H-041	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross North Shore Dr.
40-H-042	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Woodrow Street
40-H-043	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross Lake Court St.
40-H-044	Harris County, TX	Harris County Commissioners Court	ARCO Pipeline Company	None	Permit to cross De Lavala Rd.
40-H-045	Harris County, TX	Solar Turbines Inc.	ARCO Pipeline Company	###-##-####	HL& P easement.
40-H-046	Harris County, TX	Pennsylvania Texas, Inc.	ARCO Pipeline Company	###-##-####	A right of way pipelines. New ownership: Kirby Inland Marine, C/O Steve Valerius or Barb Gerasi, P. O. Box 1537, Houston, TX 77251-1537.
40-H-047	Harris County, TX	National Marine Service (ARCO Fee)	ARCO Pipeline Company	None	(ARCO Fee)
40-H-048	Harris County, TX	National Marine Service (ARCO Fee)	ARCO Pipeline Company	None	(ARCO Fee)
40-H-049	Harris County, TX	Corps of Engineers	ARCO Pipeline Company	None
Permit No. 14114 (01)/150 across Carpenters Bayou with (2) 8" and (1) 6" pipelines.  Lyondell request dated 3/31/04 asking the Corps to transfer pipelines C, D, and E out of a bundle of five pipelines, the remainder of which is ARCO Midcon, LLC's-General

40-H-050	Harris County, TX	Johann Haltermann Ltd.	ARCO Pipeline Company	None	A right of way for pipelines. Ownership: Dow Pipeline Company, C/O L. A. Semper, P. O. Box 4286 Bin 2C3, Houston, TX 77210-4286.
40-H-051	Harris County, TX	Corps of Engineers	ARCO Pipeline Company	None
Permit No. 14114 (01)/149 across the Houston Ship Channel with (2) 8" and (1) 6" pipelines.  Lyondell request dated 3/31/04 asking the Corps to transfer pipelines C, D, and E out of a bundle of five pipelines, the remainder of which is ARCO Midcon, LLC's-

40-H-051A	Harris County, TX	Port of Houston Authority	ARCO Pipeline Company	None
PHA No. 90-0129 for 8 pipelines crossing the Houston Ship Channel and Carpenters Bayou: (3) assigned to Lyondell including (2) 8" and (1) 6" pipelines.  NOTE: New license was paid for, but no license in file.

40-H-052	Harris County, TX	Coastal Water Authority	ARCO Pipeline Company	###-##-####
40-H-053	Harris County, TX	Paktank Corp.	ARCO Pipeline Company	###-##-####	A right of way for (3) 6" pipelines and an 80' by 110' valve site agreement. Ownership: Paktank Gulf Coast, Inc., C/O Michael Swenson, 2000 West Loop South, Suite 2200, Houston, TX 77027-3511.
41-CH-002	Chambers County, TX	Bessie Brown	Texas Butadiene & Chemical Corporation and Tennessee Gas Transmission Company	v224/p284	An easement for a 35' by 25' site for a pumping station and facilities.
41-CH-002	Chambers County, TX	Bessie Brown	Southern Canal Company	None	A 15' wide right of way for (1) water pipeline on a 16.1 acre tract in the Henry Griffith Survey.
41-CH-003	Chambers County, TX	Elsie Gilbert	Southern Cancal Company	None	A 15' wide right of way for (1) water pipeline on a 30 acre tract of land in the Henry Griffith Survey.
41-CH-004	Chambers County, TX	Q.K. Barber	Southern Canal Company	None	A 15' wide right of way for (1) water pipeline across a 30 acre tract in the Henry Griffith Survey.
41-CH-006	Chambers County, TX	Gulf Oil Corporation	Southern Canal Company	None	A 15' wide right of way for (1) 12" water pipeline across Lot 15, a five-acre tract in the Winfree & Allen Subdivision in the Henry Griffith Survey.
41-CH-008	Chambers County, TX	Gulf Oil Corporation	Southern Canal Company	None	A 15' wide right of way for (1) 8" water pipeline across Lot 11, a five-acre tract in the Winfree & Allen Subdivision in the Henry Griffith Survey.
41-CH-009	Chambers County, TX	State of Texas Highway Department	ARCO Chemical Company	None	Permit No. 20-388-80 for (1) 8" fresh-water pipeline across SH Loop 207.
41-CH-011	Chambers County, TX	State of Texas Highway Department	Southern Canal Company	None	Permit for (1) 8" steel pipeline across SH 146.
41-CH-011	Chambers County, TX	State of Texas Highway Department	ARCO Chemical Company	None	Permit No. 20-387-80 for (1) 8" freshwater pipeline acros SH 146.
41-CH-014	Chambers County, TX	Texas Butadiene and Chemical Corporation	Tennessee Gas Transmission Company	None	Letter agreement between the two companies agreeing on the management, maintenance and operation of the water line.
26A-BR-001	Brazoria County, TX	Monsanto	Conoco, Inc.	v1707/p138
A right of way 5' below surface.  Multiple pipelines, various sings and products, barge loading line and other facilities and land area.  This easement covers the Monsanto tract at the beginning of Map 26A.  It is not labeled with a file ID number, but is

26A-BR-002	Brazoria County, TX	Dow Chemical Company and Carrie S. Brock, et al	Oxy Petrochemicals, Inc.	92-29784
Partial assignment of (6) pipelines.  Brock lease including meter stations and surface site.  No less than 48" of cover.  Dow reserves right to grant use to third parties.  Grants only the assignments listed in documents.

26A-P-64X	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	1574987	ME 810122 for (2) 4" and (2) 6" pipelines across Chocolate Bayou.
26A-P-64XX	Brazoria County, TX	Corps of Engineers	Monsanto Chemical Company	None	Permit No. 5213 across Chocolate Bayou with (2) 4" and (3) 6" pipelines.
26A-BR-025	Brazoria County, TX	Katie W. and the Estate of Wirt Davis	Monsanto Chemical Company	v802/p468	A 30' wide right of way. Assignment can be made to any affiliate or subsidiary of Monsanto.
26A-BR-025X	Brazoria County, TX	Brazoria County Drainage District No. 8	Monsanto Chemical Company	None	For drainage ditches and canals.
26A-BR-026	Brazoria County, TX	Texaco, Inc.	Monsanto Chemical Company	v802/p473	A 50' wide right of way for (3) pipelines not exceeding 6" with 36" of cover.
26A-BR-026X	Brazoria County, TX	Brazoria County Drainage District No. 8	Monsanto Chemical Company	None	For Drainage ditches and canals.
26A-P-68	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Order granting permit across County roads: 203, 227, 226, 729, 288, 400, 310, 309, 310, 308, 310.
26A-P-87	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Order granting permit to cross County roads. Refer to P-68 for documents.
26A-P-94X	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	1573526	ME 810135 for (2) 4" and (1) 6" pipelines crossing Bastrop Bayou.
26A-P-94XX	Brazoria County, TX	Corps of Engineers	Monsanto Chemical Company	None	Permit No. 5214 across Bastop Bayou with (1) 6" and (2) 4" pipelines.
26A-BR-038	Brazoria County, TX	W. N. Foster	Monsanto Chemical Company	v796/p178	A 50' wide right of way for pipelines.
26A-BR-039	Brazoria County, TX	Midhurst Oil Corporation	Monsanto Chemical Company	v800/p359	A 50' wide right of way. 1/2 interest holder in property.
26A-BR-039.1	Brazoria County, TX	Amerada Petroleum Corporation	Monsanto Chemical Company	v800/p358	A 50' wide right of way. 1/2 interest holder in property.
26A-BR-040	Brazoria County, TX	H. Olin Shanks, T. J. Shanks and Mannie Mae Shanks	Monsanto Chemical Corporation	v796/p180	A 50' wide right of way.
26A-BR-041	Brazoria County, TX	Lucille B. McMillan, et al	Monsanto Chemical Company	v803/p341
A 25' wide right of way with 3' of cover.  Must put (3) pipelines in the same ditch.  No above ground appurtenances.  Assignability limited to subsidiary or successors.  Multiple line rights for additional consideration.

26A-P-96X	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	-249034	ME 810132 for (2) 4" and (1) 6" pipelines across Big Slough.
26A-P-96XX	Brazoria County, TX	Corps of Engineers	Monsanto Chemical Company	None	Permit No. 5215 across Big Slough with (2) 4" and (1) 6" pipelines.
26A-BR-043	Brazoria County, TX	Mary Lee Seaburn Hudgins	Monsanto Chemical Corporation	v792/p182	A 50' wide right of way.
26A-P-103	Brazoria County, TX	Texas Department of Transportation	Monsanto Chemical Company	None	Permit No. 61/1373 for (4) product lines crossing FM 523.
26A-BR-045	Brazoria County, TX	Dow Chemical Company	Oxy Petrochemicals, Inc.	None	(1) 4" pipeline and valve site surface easement. Pipeline(s) conveyed within surface lease.
26A-BR-045	Brazoria County, TX	Carrie S. Brock, et al	Dow Chemical Company	v775/p594	Lease for the production, operation, etc. of salt and it's byproducts and appurtenances for it. Across land in Brazoria County, TX consisting of approximately 1510 acres.
26B-BR-048	Brazoria County, TX	Guy Webb Adriance and Lois Brock Adriance	Monsanto Chemical Company	v804/p696	A 50' wide right of way for (1) pipeline. Addition line rights for additional consideration.
26B-P-182	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross Brazoria CR 226
26B-BR-049	Brazoria County, TX	Dan H. Madeley and Martha Foster Madeley	Monsanto Chemical Company	v804/p698	A 50' wide right of way
26B-P-181	Brazoria County, TX	Texas Department of Transportation	Monsanto Chemical Company	None	Permit No. 62-1434 across SH 288 with (1) 4" pipeline.
26B-BR-050A	Brazoria County, TX	Margaret Ward Clark	Monsanto Chemical Company	v803/p331	A 50' wide right of way with 36" of cover. Multiple line rights for additional $28.50 per rod.
26B-P-180	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 729.
26B-BR-051A	Brazoria County, TX	Nannie M. Stringfellow, widow	Monsanto Chemical Company	v803/p334	A 25' wide right of way with 36" of cover.
26B-P-179	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	03-017955	Easement for (1) 4.5" pipeline on the west bank of Bastrop Bayou. ME 810138.
26B-BR-052	Brazoria County, TX	F. W. Stevens, Trustee	Monsanto Chemical Company	v804/p685	A 50' wide right of way for (1) pipeline with 3' of cover. Multiple line rights for additional $20 per rod.
26B-P-178	Brazoria County, TX	Missouri Pacific Railroad Company (UPRR)	Monsanto Chemical Company	None
Assignment dated 08/21/81: Monsanto to Conoco, Inc; Assignment dated 06/15/87: Conoco, Inc. to Cain Chemical; Folder No. 1196-87; Audit No. CA-54248.  Crossing near Ross, TX.  (1) 4" petroleum pipeline.  MP 10.3

26B-P-177	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 288.
26B-BR-053	Brazoria County, TX	W. T. Galloway	Monsanto Chemical Company	v804/p690	A 50' wide right of way.
26B-P-176	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	03-017957	ME 810137 for (1) 4.5" pipeline across Bastrop Bayou.
26B-BR-054A	Brazoria County, TX	J. M. Chafin	Monsanto Chemical Company	v803/p320	A 25' wide right of way with 3' of cover.
26B-BR-055A	Brazoria County, TX	J. R. Marmion	Monsanto Chemical Company	v804/687
A 25' wide right of way for (1) 4.5" pipeline and (1) 6.5" pipeline.  Assignor in each assignment of right-of-way and easement shall notify grantor immediately of the identity and address of its assignee.

26B-BR-056A	Brazoria County, TX	Leslie Bice	Monsanto Chemical Company	v803/p353	A 25' wide right of way.
26B-BR-057	Brazoria County, TX	Sharon Realty Company	Monsanto Chemical Company	v805/p695	A 25' wide right of way for a 4.5" and an additional 6.5" pipeline with cover at a minimum of plow depth.
26B-BR-058	Brazoria County, TX	D. W. Schuech	Monsanto Chemical Company	v803/p350	A 25' wide right of way with 3' of cover.
26B-BR-059	Brazoria County, TX	Texas Board of Corrections	Monsanto Chemical Company	v801/p662
A 50' wide right of way for (2)  pipelines not exceeding 6".  New ownership: Retrieve-Dept. of Corrections, C/O Mike Corley, Land Manager, Agriculture Headquarters, 2405 Ave I, Suite E.,Huntsville, TX 77340.

26B-P-175	Brazoria County, TX	State of Texas General Land Office	Monsanto Chemical Company	v1598/p724	ME 81-115 for a 4.5" pipeline on the west bank of Oyster Creek. ME 810115.
26B-P-175.1	Brazoria County, TX	Corps of Engineers	Monsanto Chemical Company	None	Permit No. 5298 across Oyster Creek with (1) 4" pipeline.
26B-BR-060	Brazoria County, TX	John H. Craig, et al	Monsanto Chemical Company	v803/p322	A 50' wide right of way for (1) 4" pipeline with 30" of cover.
26B-BR-061	Brazoria County, TX	W. S. Riggs and Alice F. Riggs	Monsanto Chemical Company	v804/p237	A 50' wide right of way for (1) pipeline.
26B-P-170	Brazoria County, TX	Texas Department of Transportation	Monsanto Chemical Company	None	Permit No. 61/1386 for (1) 4" pipeline across SH 332.
26B-BR-062	Brazoria County, TX	Lee S. Krause and Lauretta Krause	Monsanto Chemical Company	v800/p350	A 50' wide right of way
26B-P-169	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	1574256	ME 810120 for a 30' wide right of way crossing the Brazos River with (2) 4.5" pipelines.
26B-P-169.1	Brazoria County, TX	Corps of Engineers	Monsanto Chemical Company	None	Permit No. 5299 across the Brazos River with (1) 4" pipeline.
26B-BR-063.1	Brazoria County, TX	Leston R. Childs	Monsanto Chemical Company	v812/p269	A 50' wide right of way.
26B-P-168	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 400.
26B-BR-064	Brazoria County, TX	Texas Board of Corrections	Monsanto Chemical Company	v806/p667	A 50' wide right of way for (2) 6" pipelines.
26B-P-167	Brazoria County, TX	Texas Department of Transportation	Monsanto Chemical Company	None	Permit No. 61/1385
26B-P-164	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 310.
26B-P-164.1	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 310.
26B-BR-065	Brazoria County, TX	J. S. Rush	Monsanto Chemical Company	v800/p356	A 50' wide right of way
26B-BR-066	Brazoria County, TX	Alfred Proebstle and Mary M. Proebstle	Monsanto Chemical Company	v803/p332	A 50' wide right of way
26B-P-163	Brazoria County, TX	State of Texas General Land Office	Equistar Chemicals, LP	1573891	ME 81030 for (1) 4" pipeline crossing the San Bernard River.
26B-P-163.1	Brazoria County, TX	Corps of Engineers	Monsanto Chemical Company	None	Permit No. 5323 across the San Bernard River with (1) 4" pipeline.
26B-BR-067A	Brazoria County, TX	Ada L. Johns and George E. Johns	Monsanto Chemical Company	v806/p1	A 50' wide right of way for pipelines.
26B-BR-068	Brazoria County, TX	J. V. Hinkle, Jr.	Monsanto Chemical Company	v800/p360	A 50' wide right of way
26B-P-162	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 309.
26B-BR-069A	Brazoria County, TX	Lewis H. Follet	Monsanto Chemical Company	v805/p692	A 50' wide right of way for (1) 4" pipeline.
26B-BR-069B	Brazoria County, TX	Edna A. Hubbard, Uriah J. Hubbard	Monsanto Chemical Company	v806/p342	A 50' wide right of way.
26B-BR-071A	Brazoria County, TX	Willie Fletcher	Monsanto Chemical Company	v814/p472	A 50' wide right of way
26B-BR-073A	Brazoria County, TX	Rachel Beith, et al	Monsanto Chemical Company	v804/p700	A 50' wide right of way
26B-BR-070	Brazoria County, TX	Dorothy Lumley Melrose, et al	Monsanto Chemical Company	v807/p459	A 50' wide right of way
26B-BR-072	Brazoria County, TX	J. T. Hinkle and Sophie K. Hinkle	Monsanto Chemical Company	v805/p699	A 50' wide right of way.
26B-BR-074	Brazoria County, TX	Dr. J. L. Ducroz, individually and as executor of the Estate of Ella Ducroz, et al	Monsanto Chemical Company	v804/p680	A 20' wide right of way for a 6" pipeline with 36" of cover.
26B-BR-075	Brazoria County, TX	John H. Craig	Monsanto Chemical Company	v803/p322	A 50' wide right of way for (1) 4" pipeline with 30" of cover.
26B-P-156	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 310.
26B-BR-076	Brazoria County, TX	J. O. Glick and Mrs. J. O. Glick	Monsanto Chemical Company	v803/p339	A 50' wide right of way for (1) 6" pipeline with 36" of cover.
26B-BR-077	Brazoria County, TX	Henrietta S. Glick	Monsanto Chemical Company	v801/p301	A 50' wide right of way with 36" of cover.
26B-BR-078	Brazoria County, TX	Helen S. Lawther, et al	Monsanto Chemical Company	v807/p461	A 50' wide right of way.
26B-BR-079	Brazoria County, TX	Martha Ward, et al	Monsanto Chemical Company	v817/p418	A 25' wide right of way for (1) pipelines.
26B-BR-080	Brazoria County, TX	Sylvester Crecy	Monsanto Chemical Company	v809/p550	A 50' wide right of way.
26B-P-155	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	CR 318 for (1) pipeline.
26B-BR-081	Brazoria County, TX	Lorraine Johnson, et al	Monsanto Chemical Company	v819/p27	A 25' wide right of way for (1) pipeline.
26B-P-154	Matagorda County, TX	State of Texas General Land Office	Equistar Chemicals, LP	03-017956	Easement for Cedar Lake Creek for (1) 4.5" pipeline. ME 810131
26B-MA-082	Matagorda County, TX	John R. Parkinson and Elise P. Miles	Monsanto Chemical Company	v374/p88	A 50' wide right of way
26B-MA-083	Matagorda County, TX	A. H. Wadsworth	Monsanto Chemical Company	v375/p639	A 50' wide right of way. No telephone or telegraph lines.
26B-MA-084	Matagorda County, TX	Mae Vineyard Neal, T. M. Neal	Monsanto Chemical Company	v376/p514	A 30' wide right of way with 36" of cover.
26B-P-153	Matagorda County, TX	Texas Department of Transportation	Monsanto Chemical Company	None	Permit No. 61/1384 for (1) 4.5" pipeline crossing SH 457.
26B-MA-085	Matagorda County, TX	Ben Lynn Vineyard	Monsanto Chemical Company	v376/p497	A 30' wide right of way with 36" of cover. No telephone, telegraph or above ground appurtenances.
26B-MA-085.1	Matagorda County, TX	Billy J. Bullard and wife Molly Bell Bullard	Monsanto Chemical Company	v706/p338	Easement's purpose is for building a radio tower and relay station, the right to run electric lines. $50 per year.
26B-MA-085.1	Matagorda County, TX	Billy J. Bullard and Molly Bell Bullard	Monsanto Chemical Company	v706/p338	Easement for radio tower.
26B-MA-086	Matagorda County, TX	R. M. Eubank and Mary Alice Eubank	Monsanto Chemical Company	v374/p93	A 5' wide right of way for (1) 6" pipeline.
26B-MA-086A	Matagorda County, TX	Iras Stone, H. A. Stone	Monsanto Chemical Company	v375/p641	A 50' wide right of way.
26B-MA-087	Matagorda County, TX	H. G. Fall	Monsanto Chemical Company	v374/p91	A 50' wide right of way for (4) pipelines with a maximum diameter of 6" with 36" of cover.
26B-MA-088	Matagorda County, TX	Ira Clements	Monsanto Chemical Company	v375/p471	A 50' wide right of way for (4) pipelines with a maximum diameter of 6" with 36" of cover.
26B-MA-089	Matagorda County, TX	John M. Stevens, Willie Lou Stevens, Rita Freeman	Monsanto Chemical Company	v375/p643	A 50' wide right of way for (1) pipeline with a maximum diameter of 6" with 36" of cover.
26B-MA-090	Matagorda County, TX	C. T. Clements and Ruby M. Clements	Monsanto Chemical Company	v376/p521	A 50' wide right of way for (4) pipelines with a maximum diameter of 6" with 36" of cover.
26B-P-145	Matagorda County, TX	Matagorda County Commissioners Court	Monsanto Chemical Company	None	Permit to cross Matagorda County Rd.s.
26B-MA-091	Matagorda County, TX	Raleigh Sanborn	Monsanto Chemical Company	v374/p210	A 50' wide right of way for (4) pipelines with a maximum diameter of 6" with 36" of cover.
26B-P-144	Matagorda County, TX	Texas Department of Transportation	Monsanto Chemical Company	None	Permit No. 61/1382 for FM 521. Letter dated 09/11/81 from TXDOT to Conoco offering no objection from assignment from Monsanto to Conoco for numerous permit numbers.
26B-MA-092	Matagorda County, TX	Frank Harris and Alice Green Harris	Monsanto Chemical Company	v374/p206	A 50' wide right of way
26B-MA-093	Matagorda County, TX	Hesikiah Powell, et al	Monsanto Chemical Company	v376/p496	A 50' wide right of way for pipelines.
26B-P-143	Matagorda County, TX	Matagorda County Commssioners Court	Monsanto Chemical Company	None	Permit to cross Matagorda County Rd.s.
26B-P-139	Matagorda County, TX	Matagorda County Commissioners Court	Monsanto Chemical Company	None	Permit to cross Matagorda County Rd.s.
26B-MA-094	Matagorda County, TX	C. R. Bell	Monsanto Chemical Company	v377/p366	A 30' wide right of way for a 4.5" pipeline with 36" of cover. No above ground appurtenances. $25 given to grantors for each and every assignment. Notice and monies given for Cain Chemical agreement.
26B-MA-095	Matagorda County, TX	Burton B. LeTulle, et al	Monsanto Chemical Company	v379/p439	A 30' wide right of way for (1) pipeline. Rental payment required annually equal to $1 per rod of pipeline.
26B-MA-096	Matagorda County, TX	Harry G. Burkhart, III	Monsanto Chemical Company	v374/p208	A 50' wide right of way for (4) 6" pipelines.
26B-MA-097	Matagorda County, TX	Marion Bouldin Way, Nathanial Way	Monsanto Chemical Company	v382/p333	A 50' wide right of way
26B-MA-098	Matagorda County, TX	Arthur Wyche, et al	Monsanto Chemical Company	v377/p55	A 50' wide right of way for pipelines.
26B-MA-099	Matagorda County, TX	Verlan Grant and Willa Mae Grant	Monsanto Chemical Company	v381/p113	A 50' wide right of way for (2) pipelines with 30" of cover.
26B-P-136	Matagorda County, TX	Matagorda County Commissioners Court	Monsanto Chemical Company	None	Permit to cross Matagorda County Rd.s.
26B-MA-100, 101	Matagorda County, TX	W. B. Ferguson, et al	Monsanto Chemical Company	v377/p374	A 50' wide right of way for (4) pipelines with 36" of cover.
26B-P-135	Matagorda County, TX	Matagorda County Commissioners Court	Monsanto Chemical Company	None	Permit to cross Matagorda County roads.
26B-P-130	Matagorda County, TX	Lower Colorado River Authority	Monsanto Chemical Company	v376/p528	Permit for (5) crossings.
26B-MA-102	Matagorda County, TX	Estate of W. D. Cornelius, et al	Monsanto Chemical Company	v376/p504	A 50' wide right of way for (2) 6" pipelines whose maximum diameter is 6" with 36" of cover. No telephone or electric facilities. $25 per assignment.
26B-MA-103	Matagorda County, TX	Francis Savage and Frances Savage	Monsanto Chemical Company	v377/p368
A 50' wide right of way for (1) 4.5" pipeline with 36" of cover.  $25.00 per assignment.  Letter in file informs grantor that the easement has been assigned to Cain Chemical and they were paid $25 for the assignment.

26B-MA-104	Matagorda County, TX	E. P. Layton	Monsanto Chemical Company	v375/p469	A 50' wide right of way for (4) 6" pipelines.
26B-P-113	Matagorda County, TX	Gulf Colorado and Santa Fe Railroad Company (BNSF)	Monsanto Chemical Company	None	Secretary Contract No. 36419 for (1) 4" pipeline near Wadsworth, TX. MP 76 + 2473.4
26B-P-112	Matagorda County, TX	Lower Colorado River Authority	Monsanto Chemical Company	v376/p528	Permit for (5) crossings.
26B-P-111	Matagorda County, TX	Texas Department of Transportation	Monsanto Chemical Company	None	Permit No. 61/1383 to cross SH 60. Letter dated 09/11/81 from TXDOT to Conoco offering no objection from assignment from Monsanto to Conoco for numerous permit numbers.
26B-MA-105	Matagorda County, TX	Hamilton Savage and Eva Savage	Monsanto Chemical Company	v379/p443	A 30' wide right of way for a 4.5" pipeline with 36" of cover. No above ground appurtenances. $25 per assignment. Letter in file notifies grantors of assignment to Cain Chemical.
26B-P-110	Matagorda County, TX	Lower Colorado River Authority	Monsanto Chemical Company	v376/p528	Permit for (5) crossings.
26B-P-109	Matagorda County, TX	Lower Colorado River Authority	Monsanto Chemical Company	v376/p528	Permit for (5) crossings.
26B-P-108	Matagorda County, TX	Lower Colorado River Authority	Monsanto Chemical Company	v376/p528	Permit to for (5) crossings.
26B-P-151	Matagorda County, TX	Lower Colorado River Authority	Monsanto Chemical Company	v376/p528	Permit for (5) crossings.
26B-P-149	Matagorda County, TX	Matagorda County Commissioners Court	Monsanto Chemical Company	None	Permit to cross Matagorda County Rd.s.
26B-MA-109	Matagorda County, TX	Walter W. Fondren, Jr.	Monsanto Chemical Company	v376/p525	A 7' wide right of way for (1) pipeline.
26B-P-148	Matagorda County, TX	Lower Colorado River Authority	Monsanto Chemical Company	v376/p528	Permit for (5) crossings.
26B-MA-110	Matagorda County, TX	Celanese Corporation of America	Monsanto Chemical Company	v389/p529	A right of way for a 4" pipeline
26B-P-125	Matagorda County, TX	Matagorda County Commissioners Court	Monsanto Chemical Company	None	Permit to cross Matagorda County Rd.s.
26B-P-159	Brazoria County, TX	Brazoria County Commissioners Court	Monsanto Chemical Company	None	Permit to cross CR 308

SCHEDULE 1.01G

CERTAIN SECURITY INTERESTS AND GUARANTEES

Grant Of Security Interest In United States Patents And Patent Applications

Grant Of Security Interest In United States Trademarks And Trademark Applications

The Security Agreements listed on Schedule 1.01J.

The Intercreditor Agreement, dated on or about December 20, 2007, between Citibank, N.A., as Security Agent and ABL Agent, LyondellBasell Receivables I, LLC, Lyondell Chemical Company and the other parties thereto.

That certain Intercreditor Agreement, dated as of December 20, 2007, entered into between, among others, Citibank, N.A., as Senior Agent and Security Agent, Merrill Lynch Capital Corporation, as Interim Facility Agent, Citibank, N.A., as ABL Agent, The Bank of New York, as High Yield Notes Trustee, Borrower and the Company.

German law IP Rights Assignment Agreement, dated as of 20 December 2007, between Basell Polyolefine GmbH and Citibank, N.A. as Collateral Agent.

German law IP Rights Assignment Agreement, dated as of  20 December 2007, between Basell Bayreuth Chemie GmbH and Citibank, N.A. as Collateral Agent.

SCHEDULE 1.01H

GUARANTORS1

1.	Basell Asia Pacific Limited
2.	Basell Bayreuth Chemie GmbH
3.	Basell Canada Inc.
4.	Basell Europe Holdings B.V.
5.	Basell Finance & Trading Company B.V.
6.	Basell Finance Company B.V.
7.	Basell Finance USA Inc.*
8.	Basell Funding S.á.r.l.
9.	Basell Germany Holdings GmbH
10.	Basell Holdings B.V.
11.	Basell International Holdings B.V.
12.	Basell North America Inc.*
13.	Basell Polyolefine GmbH
14.	Basell Polyolefins UK Limited
15.	Basell Sales & Marketing Company B.V.
16.	Basell UK Holdings Limited
17.	Basell USA Inc.*
18.	Equistar Chemicals, LP
19.	Houston Refining LP
20.	LBI Acquisition LLC*
21.	LBIH LLC*
22.	Lyondell Chemical Company (formerly BIL Acquisition Holdings Limited)*
23.	Lyondell Chemical Nederland, Ltd.*
24.	Lyondell Chemical Products Europe LLC*
25.	Lyondell Chemical Technology 1 Inc.*
26.	Lyondell Chemical Technology Management, Inc.*
27.	Lyondell Chemical Technology, L.P.*
28.	Lyondell Chimie France LLC*
29.	Lyondell Equistar Holdings Partners*
30.	Lyondell Europe Holdings Inc.*
31.	Lyondell Houston Refinery Inc.*
32.	Lyondell LP3 GP, LLC*
33.	Lyondell LP3 Partners, LP*
34.	Lyondell LP4 Inc.*
35.	Lyondell (Pelican) Petrochemical L.P.1, Inc.*
36.	Lyondell Petrochemical L.P. Inc.*
37.	Lyondell Refining Company LLC*
38.	Lyondell Refining I, LLC*
39.	LyondellBasell Finance Company*
40.	LyondellBasell Industries AF S.C.A.*
41.	LyondellBasell Netherlands Holdings B.V.*
42.	Millennium America Holdings Inc.*
43.	Millennium America Inc.*
44.	Millennium Chemicals Inc. *
45.	Millennium Petrochemicals GP LLC*
46.	Millennium Petrochemicals Inc.*
47.	Millennium Petrochemicals Partners, LP*
48.	Millennium Specialty Chemicals Inc.*
49.	Millennium US Op Co LLC*
50.	Millennium Worldwide Holdings I Inc.*
51.	Nell Acquisition (US) LLC*

[1] Entities marked with an asterisk are U.S. entities.

EXHIBIT C-1

LENDER:  [●]
PRINCIPAL AMOUNT:  $[●]

[FORM OF] DUTCH TRANCHE A DOLLAR TERM NOTE

New York, New York
[Date]

FOR VALUE RECEIVED, BASELL HOLDINGS B.V., a Dutch corporation limited by shares (“Basell Holdings”), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (“Basell Finance” and, together with Basell Holdings, the “Dutch Borrowers”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of December 20, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BASELL AF S.C.A. (to be renamed LYONDELL BASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Company”), BIL ACQUISITION HOLDINGS LIMITED, a Delaware corporation and Wholly Owned Subsidiary of the Company (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (“Lyondell” or the “U.S. Borrower”), Dutch Borrowers and BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany (the “German Borrower” and, together with the Dutch Borrowers, the “Non-U.S. Borrowers” and, together with the Dutch Borrowers and the U.S. Borrower, the “Borrowers”), the other Non-U.S. Borrowers party thereto from time to time, the Subsidiary Guarantors party thereto from time to time, CITIBANK, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V. as  L/C Issuer (the “L/C Issuer”) and each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”)) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Dutch Tranche A Dollar Term Loans made by the Lender to the Dutch Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Dutch Tranche A Dollar Term Loans made by the Lender to the Dutch Borrowers pursuant to the Credit Agreement.

The Dutch Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Dutch Borrower under this note.

This note is one of the Dutch Tranche A Dollar Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-1-

BASELL HOLDINGS B.V., as Dutch Borrower

By:

Name:

Title:

BASELL FINANCE COMPANY B.V., as Dutch Borrower

By:

Name:

Title:

C-1-

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-

EXHIBIT C-2

LENDER:  [●]
PRINCIPAL AMOUNT:  $[●]

[FORM OF] U.S. TRANCHE A DOLLAR TERM NOTE

New York, New York
[Date]

FOR VALUE RECEIVED, BIL ACQUISITION HOLDINGS LIMITED (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (“Lyondell” or the “U.S. Borrower”) hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of December 20, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BASELL AF S.C.A. (to be renamed LYONDELL BASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Company”), the U.S. Borrower, BASELL HOLDINGS B.V., a Dutch corporation limited by shares (“Basell Holdings”), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (“Basell Finance” and, together with Basell Holdings, the “Dutch Borrowers”) and  BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany (the “German Borrower”  and, together with the Dutch Borrowers, the “Non-U.S. Borrowers” and, together with the Dutch Borrowers and the U.S. Borrower, the “Borrowers”), the other Non-U.S. Borrowers party thereto from time to time, the Subsidiary Guarantors party thereto from time to time, CITIBANK, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V. as  L/C Issuer (the “L/C Issuer”) and each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”)) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to U.S. Tranche A Dollar Term Loans made by the Lender to the U.S. Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all U.S. Tranche A Dollar Term Loans made by the Lender to the U.S. Borrower pursuant to the Credit Agreement.

The U.S. Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of U.S. Borrower under this note.

This note is one of the U.S. Tranche A Dollar Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-2-

BIL ACQUISITION HOLDINGS LIMITED, as the U.S. Borrower

By:

Name:

Title:

C-2-

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-

EXHIBIT C-3

LENDER:  [●]
PRINCIPAL AMOUNT:  $[●]

[FORM OF] U.S. TRANCHE B DOLLAR TERM NOTE

New York, New York
[Date]

FOR VALUE RECEIVED, BIL ACQUISITION HOLDINGS LIMITED (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (“Lyondell” or the “U.S. Borrower”) hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of December 20, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), a among BASELL AF S.C.A. (to be renamed LYONDELL BASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Company”), the U.S. Borrower, BASELL HOLDINGS B.V., a Dutch corporation limited by shares (“Basell Holdings”), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (“Basell Finance” and, together with Basell Holdings, the “Dutch Borrowers”) and BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany (the “German Borrower” and, together with the Dutch Borrowers, the “Non-U.S. Borrowers” and, together with the Dutch Borrowers and the U.S. Borrower, the “Borrowers”), the other Non-U.S. Borrowers party thereto from time to time, the Subsidiary Guarantors party thereto from time to time, CITIBANK, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V. as  L/C Issuer (the “L/C Issuer”) and each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”)) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to U.S. Tranche B Dollar Term Loans made by the Lender to the U.S. Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all U.S. Tranche B Dollar Term Loans made by the Lender to the U.S. Borrower pursuant to the Credit Agreement.

The U.S. Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of U.S. Borrower under this note.

This note is one of the U.S. Tranche B Dollar Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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C-3-

BIL ACQUISITION HOLDINGS LIMITED, as the U.S. Borrower

By:

Name:

Title:

C-3-

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-

EXHIBIT C-4

LENDER:  [●]
PRINCIPAL AMOUNT:  $[●]

[FORM OF] GERMAN TRANCHE B EURO TERM NOTE

New York, New York
[Date]

FOR VALUE RECEIVED, BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany, (the “German Borrower”) hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in the single currency of the European Union in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of December 20, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BASELL AF S.C.A. (to be renamed LYONDELL BASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Company”), BIL ACQUISITION HOLDINGS LIMITED, a Delaware corporation and Wholly Owned Subsidiary of the Company (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (“Lyondell” or the “U.S. Borrower”), German Borrower, BASELL HOLDINGS B.V., a Dutch corporation limited by shares (“Basell Holdings”), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (“Basell Finance” and, together with Basell Holdings, the “Dutch Borrowers” and, together with the German Borrowers, the “Non-U.S. Borrowers” and, together with the Dutch Borrowers and the U.S. Borrower, the “Borrowers”), the other Non-U.S. Borrowers party thereto from time to time, the Subsidiary Guarantors party thereto from time to time, CITIBANK, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V. as  L/C Issuer (the “L/C Issuer”) and each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”)) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to German Tranche B Euro Term Loans made by the Lender to the German Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all German Tranche B Euro Term Loans made by the Lender to the German Borrower pursuant to the Credit Agreement.

The German Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of German Borrower under this note.

This note is one of the German Tranche B Euro Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-4-

BASELL GERMANY HOLDINGS GmbH, as the German Borrower

By:

Name:

Title:

C-4-

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-4-

EXHIBIT C-5

LENDER:  [●]
PRINCIPAL AMOUNT:  $[●]

[FORM OF] [  ] TRANCHE REVOLVING CREDIT NOTE

New York, New York
[Date]

FOR VALUE RECEIVED, BIL ACQUISITION HOLDINGS LIMITED (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (“Lyondell” or the “U.S. Borrower”), BASELL HOLDINGS B.V., a Dutch corporation limited by shares (“Basell Holdings”), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (“Basell Finance” and, together with Basell Holdings, the “Dutch Borrowers”) and BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany, (the “German Borrower” and, together with the Dutch Borrowers, the “Non-U.S. Borrowers” and, together with the Dutch Borrowers and the U.S. Borrower, the “Borrowers”)1, hereby severally promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of December 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BASELL AF S.C.A. (to be renamed LYONDELL BASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Company”), U.S. Borrower, the Dutch Borrowers and German Borrower, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V. as L/C Issuer (the “L/C Issuer”) and each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”)) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount, in such currencies as they are made, of all Revolving Credit Loans made by the Lender to such Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates and in such currencies, as provided in the Credit Agreement, in each case in the currency of the applicable Revolving Credit Loan.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[1]	Conform Revolving Credit Note to list Borrower which made the request in the Committed Loan Notice.

C-5-

BIL ACQUISITION HOLDINGS LIMITED2

By:

Name:

Title:

BASELL HOLDINGS B.V.

By:

Name:

Title:

BASELL FINANCE COMPANY B.V.

By:

Name:

Title:

BASELL GERMANY HOLDINGS GmbH

By:

Name:

Title:

[2]	To be Lyondell Chemical Company after the Closing Date.

C-5-

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-5-

EXHIBIT C-6

LENDER:  [●]
PRINCIPAL AMOUNT:  $[●]

[FORM OF] U.S. SWING LINE NOTE

New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, BIL ACQUISITION HOLDINGS LIMITED, a Delaware corporation and Wholly Owned Subsidiary of the Company (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (“Lyondell” or the “U.S. Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of December 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BASELL AF S.C.A. (to be renamed LYONDELL BASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Company”), BASELL HOLDINGS B.V., a Dutch corporation limited by shares (“Basell Holdings”), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (“Basell Finance” and, together with Basell Holdings, the “Dutch Borrowers”), and BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany (the “German Borrower” and, together with the Dutch Borrowers, the “Non-U.S. Borrowers” and, together with the Dutch Borrowers and the U.S. Borrower, the “Borrowers”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V. as L/C Issuer (the “L/C Issuer”) and each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”)) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount, in such currencies as they are made, of all Swing Line Loans made by the Lender to such Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates and in such currencies as provided in the Credit Agreement.

Each Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in (and to the extent required by) the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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C-6-

BIL ACQUISITION HOLDINGS LIMITED3

By:

Name:

Title:

[3]	To be Lyondell Chemical Company after the Closing Date.

C-6-

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-6-

EXHIBIT C-7

LENDER:  [●]
PRINCIPAL AMOUNT:  $[●]

[FORM OF] EUROPEAN SWING LINE NOTE

New York, New York
[Date]

FOR VALUE RECEIVED, each of the undersigned, BASELL HOLDINGS B.V., a Dutch corporation limited by shares (“Basell Holdings”), BASELL FINANCE COMPANY B.V., a Dutch corporation limited by shares (“Basell Finance” and, together with Basell Holdings, the “Dutch Borrowers”), and BASELL GERMANY HOLDINGS GmbH, a corporation organized under the laws of Germany (the “German Borrower” and, together with the Dutch Borrowers, the “Non-U.S. Borrowers” and, together with the Dutch Borrowers and the U.S. Borrower, the “Borrowers”), hereby severally promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of December 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BASELL AF S.C.A. (to be renamed LYONDELL BASELL INDUSTRIES AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Company”), BIL ACQUISITION HOLDINGS LIMITED, a Delaware Corporation and Wholly Owned Subsidiary of the Company (to be merged with and into LYONDELL CHEMICAL COMPANY substantially concurrently with the initial Credit Extensions) (“Lyondell” or the “U.S. Borrower”), the Dutch Borrowers and German Borrower, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Administrative Agent, U.S. Swing Line Lender and Collateral Agent, CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender, ABN AMRO Bank N.V. as L/C Issuer (the “L/C Issuer”) and each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”)) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount, in such currencies as they are made, of all Swing Line Loans made by the Lender to such Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates and in such currencies as provided in the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-7-

BASELL HOLDINGS B.V.

By:

Name:

Title:

BASELL FINANCE COMPANY B.V.

By:

Name:

Title:

BASELL GERMANY HOLDINGS GmbH

By:

Name:

Title:

C-7-

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-7-

EXHIBIT F-1

[FORM OF] U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT

dated as of

December 20, 2007

among

GRANTORS IDENTIFIED HEREIN,

and

CITIBANK, N.A.,

as Collateral Agent

ARTICLE I	Definitions	1

SECTION 1.01.Credit Agreement1

SECTION 1.02.Other Defined Terms1

ARTICLE II	Pledge of Securities	3

SECTION 2.01.Pledge3

SECTION 2.02.Delivery of the Pledged Collateral4

SECTION 2.03.Representations, Warranties and Covenants5

SECTION 2.04.Certification of Limited Liability Company and Limited Partnership Interests6

SECTION 2.05.Registration in Nominee Name; Denominations6

SECTION 2.06.Voting Rights; Dividends and Interest7

ARTICLE IIISecurity Interests in Personal Property9

SECTION 3.01.Security Interest9

SECTION 3.02.Representations and Warranties10

SECTION 3.03.Covenants12

SECTION 3.04.Other Actions12

ARTICLE IVRemedies14

SECTION 4.01.Remedies Upon Default14

SECTION 4.02.Application of Proceeds16

ARTICLE VIndemnity, Subrogation and Subordination17

SECTION 5.01.Indemnity17

SECTION 5.02.Contribution and Subrogation17

SECTION 5.03.Subordination17

ARTICLE VIMiscellaneous18

SECTION 6.01.Notices18

SECTION 6.02.Waivers; Amendment18

SECTION 6.03.Collateral Agent’s Fees and Expenses; Indemnification18

SECTION 6.04.Successors and Assigns19

SECTION 6.05.Survival of Agreement19

SECTION 6.06.Counterparts; Effectiveness; Several Agreement19

SECTION 6.07.Severability20

SECTION 6.08.Right of Set-Off20

SECTION 6.09.Governing Law; Jurisdiction; Consent to Service of Process20

SECTION 6.10.WAIVER OF JURY TRIAL21

SECTION 6.11.Headings21

SECTION 6.12.Security Interest Absolute21

SECTION 6.13.Termination or Release22

SECTION 6.14.Additional Restricted Subsidiaries22

SECTION 6.15.Collateral Agent Appointed Attorney-in-Fact23

SECTION 6.16.General Authority of the Collateral Agent24

SECTION 6.17.Miscellaneous24

Schedules

Schedule I                                Pledged Equity; Pledged Debt

Exhibits

Exhibit I                      Form of Security Agreement Supplement

U.S. SECURITY AGREEMENT dated as of December 20, 2007 among, the Grantors identified herein and who become a party hereto from time to time and CITIBANK, N.A., as Collateral Agent for the Secured Parties (as defined below) (the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LyondellBasell Industries AF S.C.A. (the “Company”), a company existing under the laws of the Grand Duchy of Luxembourg, BIL Acquistion Holdings Limited, a Delaware corporation (to be merged with and into Lyondell Chemical Company) (the “U.S. Borrower”), Basell Holdings B.V., a Dutch corporation limited by shares, Basell Finance Company B.V., and Basell Germany Holdings GmbH, a corporation organized under the laws of Germany, the Subsidiary Guarantors party thereto from time to time, the lenders party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent and the other Agents party thereto.  The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Guarantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means Citibank, N.A., in its capacity as collateral agent under the Asset Backed Credit Facilities.

“ABL Borrowers” means, collectively, the U.S. Borrower, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP and the other subsidiaries of the Company party to the ABL Credit Agreement, as borrowers.

“ABL Credit Agreement” means the Credit Agreement, dated as of the date hereof, among the ABL Borrowers, the ABL Agent and the lenders party thereto (as the same may be amended, supplemented, modified or restated from time to time).

“ABL Guarantors” means the Guarantors party to the Subsidiary Guaranty (each as defined in the ABL Credit Agreement).

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the ABL Agent, the U.S. Borrower, the Company and the other parties thereto form time to time, as amended, amended and restated, supplemented or otherwise modified from time to time

“ABL Security Agreement” means the Security Agreement, dated as of the date hereof, among the U.S. Borrower, Equistar Receivables, LP, Houston Refining LP, Basell U.S.A. Inc., any other Borrowers party thereto and the ABL Agent.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Claiming Party” has the meaning assigned to such term in Section 5.02.

“Capital Lease” shall mean, as applied to any Person, any lease of any property by that Person as lessee which is accounted for as a capital lease on the balance sheet of that Person.”

“Capitalized Lease Obligations” of any Person shall mean all obligations under Capital Leases of such Person.”

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Company” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Contributing Party” has the meaning assigned to such term in Section 5.02.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Domestic Subsidiary” means a Subsidiary of the Company incorporated under the laws of the United States or any state thereof or the District of Columbia.

“Equistar Notes” means $150,000,000 7.55% Senior Notes due 2026 issued by the Lyondell Petrochemical Company (as predecessor to Equistar Chemicals, LP) pursuant to the Equistar Notes Indenture together with any other series of notes created under the Equistar Notes Indenture.

 “Equistar Notes Indenture” means the indenture governing the Equistar Notes dated as of January 29, 1996 as supplemented by Supplemental Indentures dated February 15, 1996, December 1, 1997, November 3, 2000 and November 17, 2000.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC.

“Grantor” means each Guarantor that is a party hereto, and each Guarantor that is a Domestic Subsidiary that becomes a party to this Agreement after the Closing Date; provided that neither Lyondell POTechLP Inc. nor the U.S. Borrower shall be a Grantor hereunder.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

 “Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Receivables” has the meaning assigned to such term in the ABL Security Agreement as in effect on the date hereof.

 “Secured Obligations” means the “Obligations” as defined in the Credit Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.02 of the Credit Agreement.

 “Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

 “Transferred Receivables” has the meaning defined in the ABL Security Agreement.

“U.S. Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge.

(a) As security for the payment and performance in full of the Secured Obligations, including the Guaranties, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (i) (1) all Equity Interests held by it and listed on Schedule I, whether now owned or hereafter acquired, (2) any other Equity Interests directly owned by such Grantor of any Wholly Owned Domestic Subsidiary of the Company, whether now owned or hereafter acquired, (3) 100% of the outstanding Equity Interests directly owned by such Grantor of any Wholly Owned Foreign Subsidiary of the Company, whether now owned or hereafter acquired; provided that, with respect to any Secured Obligation of the U.S. Borrower, the foregoing pledge of any stock of a Wholly Owned Foreign Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) shall be limited to 65% of the outstanding voting stock and 100% of the outstanding non-voting stock of such controlled foreign corporation and (4) the certificates representing all such Equity Interests (all such Equity Interests and certificates collectively referred to as  the “Pledged Equity”); provided that the Pledged Equity, shall not include (A) any Equity Interests to the extent that, and for so long as, such a pledge of such Equity Interests would violate law applicable thereto, and (B) any Equity Interests in (1) LyondellBasell Receivables I, L.L.C. or Equistar Receivables II, LLC, (2) Basell Capital Corporation, (3) any Equity Interest in any other Securitization Entity; (ii)(A) the debt securities owned by it and listed opposite the name of such Grantor on Schedule I, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (collectively, the “Pledged Debt”); provided that the Pledged Debt shall not include any indebtedness or other obligations owed by (1) LyondellBasell Receivables I, L.L.C., Equistar Receivables II, LLC and Basell Capital Corporation to the ABL Borrowers or the ABL Guarantors and (2) any Pledged Debt owing from any Securitization Entity to any Grantor; (iii)  subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (iv) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), and (iii) above; and (v) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (iv) above being collectively referred to as the “Pledged Collateral”).

(b) The Collateral Agent shall release, (such release to be effected pursuant to the terms of Section 6.13 hereof) any security interest granted to it in the following property (other than to the extent any such property constitutes property described in the proviso contained in Section 2.01(a) above): (i) the Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition and subject to Liens permitted by Section 7.01(w) of the Credit Agreement if and so long as the terms of such Liens prohibit the creation of a Lien in favor of the Collateral Agent for the benefit of the Secured Parties on such Equity Interests, (ii) any Equity Interest in any other Securitization Entity and (iii) any Pledged Debt owing from any Securitization Entity to any Grantor.
TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral.

(a) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than (i) any uncertificated securities, but only for so long as such securities remain uncertificated, and (ii) any Equity Interests in any direct Wholly Owned Subsidiary that is dormant or inactive (so long as such Subsidiary remains dormant or inactive)) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) Each Grantor will cause any Indebtedness (other than intercompany Indebtedness) for borrowed money having an aggregate principal amount in excess of $10,000,000 owed to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the applicable Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each Grantor hereby authorizes the Collateral Agent to Supplement Schedule I hereto by adding any additional Pledged Securities delivered to the Collateral Agent pursuant hereto.

(d) In accordance with the terms of the Cash Flow Intercreditor Agreement, all Pledged Collateral delivered to the Collateral Agent shall also be held by the Collateral Agent as gratuitous bailee for the Interim Facility Finance Parties, the Second Lien Notes Finance Parties and the Second Lien Noteholders (as each such term is defined in the Cash Flow Intercreditor Agreement), solely for the purpose of perfecting the security interest therein granted under the Interim Facility Security Documents and Second Lien Notes Security Documents (as each such term is defined in the Cash Flow Intercreditor Agreement).

SECTION 2.03. Representations, Warranties and Covenants.  Each Grantor represents and warrants, as to itself and the Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests (other than Equity Interests of any direct Wholly Owned Domestic Subsidiary that is dormant or inactive and Equity Interests of any direct Wholly Owned Foreign Subsidiary that is dormant, inactive or otherwise immaterial), debt securities in excess of $10,000,000 and promissory notes in excess of $10,000,000, in each case required to be pledged hereunder pursuant to the Credit Agreement;

(b) [Reserved];

(c) [Reserved];

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, materially impair, materially delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto;

(e) [Reserved];

(f) [Reserved];

(g) [Reserved];

(h) [Reserved]; and

(i) each Grantor that is an issuer of Pledged Equity, pledged hereunder agrees that after the occurrence and during the continuance of an Event of Default it shall comply with all instructions from the Collateral Agent with respect to such Pledged Equity without further consent of the Grantor pledging such Pledged Equity.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests.

(a) Each interest in any limited liability company or limited partnership controlled by any Grantor, pledged under Section 2.01 and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code and shall be governed by Article 8 of the New York UCC or any other applicable Uniform Commercial Code, and each such interest shall at all times hereafter be represented by a certificate.

(b) Each interest in any limited liability company or limited partnership controlled by any Grantor, pledged under Section 2.01 and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code and shall not be governed by Article 8 of the New York UCC or any other applicable Uniform Commercial Code, and the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code or issue any certificate representing such interest, unless the applicable Grantor provides prior written notification to the Administrative Agent of such election and promptly (and in any event within 30 days after such election) delivers any such certificate to the Administrative Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations.  If an Event of Default shall occur and be continuing and the Collateral Agent shall give the U.S. Borrower notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06. Voting Rights; Dividends and Interest.

(a) Unless and until (1) an Event of Default shall have occurred and be continuing and (2) the Collateral Agent shall have notified the U.S. Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and shall if certificated be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) If (A) an Event of Default has occurred and is continuing and (B) the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive with respect to such Pledged Collateral pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions, subject to the terms of the Credit Agreement and Intercreditor Agreement.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) If (A) an Event of Default has occurred and is continuing and (B) the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise with respect to such Pledged Collateral pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, subject to the terms of the Credit Agreement and the Intercreditor Agreement; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d) Any notice given by the Collateral Agent to the U.S. Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest.

(a) As security for the payment and performance in full of the Secured Obligations, including the Guaranties, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Letters of Credit (as such term is defined in the New York UCC) and Letter-of-Credit Rights;

(v) all Equipment;

(vi) all Pledged Collateral;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Inventory, Goods and Fixtures;

(x) all Investment Property;

(xi) all books and records;

(xii) all Money and Deposit Accounts; and

(xiii) all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (and the term “Collateral” shall not include) (A) any vehicle covered by a certificate of title or ownership, (B) any property effectively conveyed, sold, contributed or otherwise transferred under (i) the 2005 Securitization Facility (as defined in the ABL Credit Agreement as in effect on the date hereof) or (ii) the 2007 Securitization Facility (as defined in the ABL Credit Agreement as in effect on the date hereof), (C) any property in which an effective grant of security interest has been conveyed under the ABL Security Agreement as in effect on the date hereof so long as the ABL Credit Agreement has not been terminated, (D) any Equipment owned by any Grantor that is subject to a purchase money security interest (within the meaning of Section 9-103 of the UCC) or a or a Capitalized Lease Obligation permitted by the Credit Agreement so long as the contract or other agreement in which such security interests is granted (or the documentation providing for such Capitalized Lease Obligations) prohibits the creation of any other security interest on such, (E) any Equity Interest that is not Pledged Equity, (F) any Restricted Property (as such term is defined in the Equistar Notes Indenture), and (G) any contract, lease, license or other document so long as (and only to the extent that) the grant of a security interest therein would (x) violate a restriction in such contract, lease, license or documents or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided however, that the limitations set forth in clause (G) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC. The delivery of control agreements with respect to any “deposit account” or “securities account” as such terms are defined in the UCC shall not be required, except with respect to the Working Capital Reserve Account.

(b) The Collateral Agent shall release (such release to be effected pursuant to the terms of Section 6.13 hereof) any security interest granted to it in the following property (other than to the extent any such property constitutes property described in the proviso contained in Section 3.01(a) above): (A) Accounts and related assets (including deposit accounts) evidencing such Accounts or proceeds thereof purported to be transferred pursuant to any Receivables Financing or any Securitization Transaction not prohibited by the Credit Agreement, (B) Inventory, Accounts and related assets evidencing such Accounts and Inventory or proceeds thereof securing any Asset Backed Credit Facility or Receivables Financing not prohibited by the Credit Agreement and (C) all Transferred Receivables, Related Transferred Rights (as defined in the ABL Security Agreement as in effect on the date hereof) and all goods (including returned goods), if any, the sale of which gave rise to any Transferred Receivables.

(c) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(d) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02. Representations and Warranties.  Each Grantor represents and warrants to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it grants a Security Interest hereunder.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, is correct and complete in all material respects as of the Closing Date.  The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations (including without limitation Copyright filings) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in the Perfection Certificate, are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

SECTION 3.03. Covenants.

(a) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement (it being understood that the Grantor shall have the right to Dispose of Collateral to the extent permitted by Section 7.05 of the Credit Agreement).

(b) [Reserved].

(c) At its option, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor severally agrees to reimburse the Collateral Agent promptly after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization.  Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(d) Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

SECTION 3.04. Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

Instruments.  If any Grantor shall at any time hold or acquire any Instrument constituting Collateral and evidencing an amount in excess of $10,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations under the Uniform Commercial Code or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.01, to the fullest extent permitted by applicable law, shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Any remedies provided in this Section 4.01 shall be subject to each Intercreditor Agreement.

SECTION 4.02. Application of Proceeds.

(a) The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the applicable clause of Section 20 of the Cash Flow Intercreditor Agreement, and if the Cash Flow Intercreditor Agreement is no longer outstanding, in accordance with the Credit Agreement.

Subject to the terms of the Cash Flow Intercreditor Agreement, the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b) In making the determination and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied.  All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

SECTION 4.03. Securities Act, Etc.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion and to the extent permitted under applicable law, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall, to the extent permitted under applicable law, incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.  The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V

Indemnity, Subrogation and Subordination

SECTION 5.01. Indemnity.  In addition to all such rights of indemnity and subrogation as the Grantors may have under applicable law (but subject to Section 5.03), the U.S. Borrower agrees that, in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an obligation owed to any Secured Party, the U.S. Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02. Contribution and Subrogation.  Each Grantor other than the U.S. Borrower (a “Contributing Party”) agrees (subject to Section 5.03) that, in the event assets of any other Grantor other than the U.S. Borrower shall be sold pursuant to any Collateral Document to satisfy any Secured Obligation owed to any Secured Party and such other Grantor (the “Claiming Party”) shall not have been fully indemnified by the U.S. Borrower as provided in Section 5.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 6.14, the date of the Security Agreement Supplement hereto executed and delivered by such Grantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 5.03. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.  No failure on the part of any Borrower or any Grantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent all Indebtedness owed to it by any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to any Grantor other than the U.S. Borrower shall be given to it in care of the U.S. Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 6.02. Waivers; Amendment.

(a) No failure or delay by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.  No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.  No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 6.03. [Reserved].

SECTION 6.04. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05. Survival of Agreement.  Such representations and warranties have been or will be relied upon by each Secured Party, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as of the time made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 6.06. Counterparts; Effectiveness; Several Agreement; Limitation on Assignment.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of an original executed counterpart of this Agreement.  This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 6.07. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.08. [Reserved].

SECTION 6.09. Governing Law; Jurisdiction; Consent to Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH GRANTOR AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 6.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12. Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 6.13. Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when all the outstanding Secured Obligations (other than contingent indemnification obligations not then due) have been paid in full in cash, the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Grantor (other than the U.S. Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the Company or is otherwise no longer required to be a Grantor hereunder; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral (other than any transfer of Collateral to another Grantor) that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) With respect to any Receivables, the Security Interest shall terminate when such Receivables have become Transferred Receivables.  In each case, such termination shall not require the consent of any Secured Party, and the Collateral Agent and any third party shall be fully protected in relying on a certificate of the Borrowers’ Agent as to whether any Receivables qualify as Transferred Receivables (including without limitation whether the transfer thereof is permitted under the ABL Credit Agreement and this Agreement), as to whether the sale of any other Collateral is permitted by the Loan Documents or the loan documents pursuant to the ABL Credit Agreement and as to whether an Event of Default exists.

(e) In the case of any Receivables, the Security Interests with respect to the Related Transferred Rights (as defined in the ABL Security Agreement as in effect on the date hereof) shall terminate when such Receivables become Transferred Receivables.  Such termination shall not require the consent of any Secured Party.

(f) In the event that a Security Interest in any Collateral granted hereunder is in violation of the Credit Agreement, the Collateral Agent shall release the Security Interest in any such Collateral.

(g) Upon the occurrence of any event or circumstance set forth in Sections 2.01(b) or 3.01(b) hereunder, the Security Interest in such Collateral shall be automatically released.

(h) In connection with any termination or release pursuant to paragraph (a) through (g), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.14. Additional Restricted Subsidiaries.  Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Grantors that were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement may be required to enter into this Agreement as a Grantor upon becoming Restricted Subsidiaries.  Upon execution and delivery by the Collateral Agent and any such Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 6.15. Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the U.S. Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 6.16. General Authority of the Collateral Agent.  By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.  In furtherance of the foregoing provisions of this Section 6.16, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the applicable Secured Parties in accordance with the terms of this Section 6.16.

SECTION 6.17. [Reserved].

SECTION 6.18. Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of each Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement with respect to the Collateral (other than with respect to Sections 2.01(a) and 3.01(a)), the terms of such Intercreditor Agreement shall govern and control.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTORS],
By

Name:
Title:

CITIBANK, N.A. as Collateral Agent,
By

Name:
Title:

Schedule I to
the Security Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

-

Exhibit I to the
Security Agreement

SUPPLEMENT NO. [   ] dated as of [●], (this “Supplement”) to the U.S. Security Agreement dated as of December 20, 2007 (the “Security Agreement”) between the Grantors identified therein and who become a party hereto from time to time and CITIBANK, N.A., as Collateral Agent for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of December 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LyondellBasell Industries AF S.C.A. (the “Company”), a company existing under the laws of the Grand Duchy of Luxembourg, Lyondell Chemical Company, a Delaware corporation, Basell Holdings B.V., a Dutch corporation limited by shares, Basell Finance Company B.V., and Basell Germany Holdings GmbH, a corporation organized under the laws of Germany, the Subsidiary Guarantors party thereto from time to time, the lenders party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent and the other Agents party thereto.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.

C.  The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans.  Section 6.14 of the Security Agreement provides that additional Restricted Subsidiaries may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 6.14 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary.  Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary.  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity or other rules of Law or case law or court practice set forth in any opinion of legal counsel provided pursuant to this Agreement, (ii) the need for filings, registrations and stampings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that (a) the information set forth in Schedule I attached hereto is true and correct and (b) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.19. SECTION 7.  If any provision of this Supplement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Supplement and the Security Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

SECTION 10.  Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties thereunder are subject to the provisions of each Intercreditor Agreement.  In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and the Security Agreement, the provisions of such Intercreditor Agreement shall control.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],
by

Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

CITIBANK, N.A., as Collateral Agent
by

Name:
Title:

-

Schedule I
to the Supplement No __ to the
Security Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

CG&R DRAFT: 1/9/08 4:31 PM #897183 v15 (RC4V15_.DOC)

EXHIBIT F-2

[FORM OF] PLEDGE AGREEMENT NON-U.S. EXECUTORS

U.S. PLEDGE AGREEMENT

dated as of

December 20, 2007

among

THE GRANTORS IDENTIFIED HEREIN

and

CITIBANK, N.A.,

as Collateral Agent

Page

ARTICLE I

Definitions

SECTION 1.01.Credit Agreement
SECTION 1.02.Other Defined Terms

ARTICLE II

Pledge of Securities

SECTION 2.01.Pledge
SECTION 2.02.Delivery of the Collateral
SECTION 2.03.Representations, Warranties and Covenants
SECTION 2.04.Certification of Limited Liability Company and Limited Partnership Interests
SECTION 2.05.Registration in Nominee Name; Denominations
SECTION 2.06.Voting Rights; Dividends and Interest

ARTICLE III

[Reserved]

ARTICLE IV

Remedies

SECTION 4.01.Remedies upon Default
SECTION 4.02.Application of Proceeds
SECTION 4.03.Securities Act, Etc

ARTICLE V

Subrogation and Subordination

SECTION 5.01.Subordination

ARTICLE VI

Miscellaneous

SECTION 6.01.Notices
SECTION 6.02.Waivers; Amendment
SECTION 6.03.[Reserved]
SECTION 6.04.Successors and Assigns
SECTION 6.05.Survival of Agreement
SECTION 6.06.Counterparts; Effectiveness; Several Agreement; Limitation on Assignment
SECTION 6.07.Severability
SECTION 6.08.[Reserved]
SECTION 6.09.Governing Law; Jurisdiction; Consent to Service of Process
SECTION 6.10.WAIVER OF JURY TRIAL
SECTION 6.11.Headings
SECTION 6.12.Security Interest Absolute
SECTION 6.13.Termination or Release
SECTION 6.14.Collateral Agent Appointed Attorney-in-Fact
SECTION 6.15.General Authority of the Collateral Agent
SECTION 6.16.[Reserved]
SECTION 6.17.Intercreditor Agreement

Schedules

Schedule I                                Pledged Equity; Pledged Debt

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U.S. PLEDGE AGREEMENT dated as of December 20, 2007 among the Grantors identified herein and who become a party hereto from time to time, and CITIBANK, N.A., as Collateral Agent for the Secured Parties (as defined below) (the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LyondellBasell Industries AF S.C.A. (the “Company”), a company existing under the laws of the Grand Duchy of Luxembourg, BIL Acquisition Holdings Limited (to be merged with and into Lyondell Chemical Company) (the “U.S. Borrower”), Basell Holdings B.V., a Dutch private limited liability company existing under the laws of the Netherlands, Basell Finance Company B.V., a Dutch private limited liability company existing under the laws of the Netherlands, and Basell Germany Holdings GmbH, a corporation organized under the laws of Germany, the Subsidiary Guarantors party thereto from time to time, the lenders party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent and the other Agents party thereto.  The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Guarantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement

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(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Pledge Agreement.

“Collateral” has the meaning assigned to such term in Section 2.01.

 “Collateral Agent” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Company” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Grantor” means each grantor named on the signature pages hereto or which becomes a party hereto after the date hereof.                                   .

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Secured Obligations” means the “Obligations” as defined in the Credit Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.02 of the Credit Agreement.

“U.S. Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge

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As security for the payment and performance in full of the Secured Obligations, including the Guaranties, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (i) (1) all Equity Interests held by it and listed on Schedule I, whether now owned or hereafter acquired, (2) any other Equity Interests of the issuers listed on Schedule I and (3) the certificates representing all such Equity Interests (all such Equity Interests and certificates collectively referred to as  the “Pledged Equity”) and (ii) (A) the debt securities owned by it and listed opposite the name of such Grantor on Schedule I and (B) the promissory notes and any other instruments evidencing such debt securities (collectively, the “Pledged Debt”); (iii) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (iv) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), and (iii) above; and (v) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Collateral”).

TO HAVE AND TO HOLD the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Collateral

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(a) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, have an aggregate principal amount in excess of $10,000,000.

(b) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and (ii) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each Grantor hereby authorizes the Collateral Agent to Supplement Schedule I hereto by any additional Pledged Securities delivered to the Collateral Agent pursuant hereto.

(c) In accordance with the terms of the Cash Flow Intercreditor Agreement, all Collateral delivered to the Collateral Agent shall also be held by the Collateral Agent as gratuitous bailee for the Interim Facility Finance Parties, (as such term is defined in the Cash Flow Intercreditor Agreement), solely for the purpose of perfecting the security interest therein granted under the Interim Facility Security Documents and (as such term is defined in the Cash Flow Intercreditor Agreement).

SECTION 2.03. Representations, Warranties and Covenants

.  Each Grantor represents and warrants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities in excess of $10,000,000 and promissory notes in excess of $10,000,000 required to be pledged by the Grantors hereunder;

(b) [Reserved];

(c) [Reserved];

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Collateral is and will continue to be freely transferable and assignable, and none of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, materially impair, materially delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Collateral hereunder, the sale or disposition thereof pursuant hereto;

(e) [Reserved];

(f) [Reserved];

(g) [Reserved];

(h) [Reserved]; and

(i) each Grantor that is an issuer of Pledged Equity, pledged hereunder agrees that after the occurrence and during the continuance of an Event of Default it shall comply with all instructions from the Collateral Agent with respect to such Pledged Equity without further consent of the Grantor pledging such Pledged Equity.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests

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(a) Each interest in any Domestic Subsidiary that is a limited liability company or limited partnership controlled by any Grantor, pledged under Section 2.01 and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code and shall be governed by Article 8 of the New York UCC or any other applicable Uniform Commercial Code, and each such interest shall at all times hereafter be represented by a certificate.

(b) Each interest in any Domestic Subsidiary that is a limited liability company or limited partnership controlled by any Grantor, pledged under Section 2.01 and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code and shall not be governed by Article 8 of the New York UCC or any other applicable Uniform Commercial Code, and the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code or issue any certificate representing such interest, unless the applicable Grantor provides prior written notification to the Administrative Agent of such election and promptly (and in any event within 30 days after such election) delivers any such certificate to the Administrative Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations

.  If an Event of Default shall occur and be continuing and the Collateral Agent shall give the U.S. Borrower notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06. Voting Rights; Dividends and Interest

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(a) Unless and until (1) an Event of Default shall have occurred and be continuing and (2) the Collateral Agent shall have notified the U.S. Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and shall if certificated be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) If (A) an Event of Default has occurred and is continuing and (B) the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive with respect to such Collateral pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions, subject to the terms of the Credit Agreement and Intercreditor Agreement.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) If (A) an Event of Default has occurred and is continuing and (B) the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise with respect to such Collateral pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, subject to the terms of the Credit Agreement and the Intercreditor Agreement; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d) Any notice given by the Collateral Agent to the U.S. Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

[Reserved]

ARTICLE IV

Remedies

SECTION 4.01. Remedies upon Default

.  Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations under the Uniform Commercial Code or other applicable law and also may (i)  exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, and (ii) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.01, to the fullest extent permitted by applicable law, shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Any remedies provided in this Section 4.01 shall be subject to each Intercreditor Agreement.

SECTION 4.02. Application of Proceeds

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(a) The Collateral Agent shall apply the proceeds of any collection or sale of Collateral in accordance with the applicable clause of Section 20 of the Cash Flow Intercreditor Agreement, and if the Cash Flow Intercreditor Agreement is no longer outstanding, in accordance with the Credit Agreement.

Subject to the terms of the Cash Flow Intercreditor Agreement, the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b) In making the determination and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied.  All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

SECTION 4.03. Securities Act, Etc

.  In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion and to the extent permitted under applicable law, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall, to the extent permitted under applicable law, incur no responsibility or liability for selling all or any part of the Collateral at a price that the Collateral Agent may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.  The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V

Subrogation and Subordination

SECTION 5.01. Subordination

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(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.  No failure on the part of any Loan Party to make any payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent all Indebtedness owed to it by any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices

.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower’s Agent as provided in Section 10.02 of the Credit Agreement.

SECTION 6.02. Waivers; Amendment

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(a) No failure or delay by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.  No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.  No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 6.03. [Reserved]

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SECTION 6.04. Successors and Assigns

.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05. Survival of Agreement

.  Such representations and warranties have been or will be relied upon by each Secured Party, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as of the time made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 6.06. Counterparts; Effectiveness; Several Agreement; Limitation on Assignment

.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery by telecopierof an executed counterpart of a signature page to this Agreement shall be as effective as delivery of an original executed counterpart of this Agreement.  This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 6.07. Severability

.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.08. [Reserved]

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SECTION 6.09. Governing Law; Jurisdiction; Consent to Service of Process

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THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH GRANTOR AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 6.10. WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.11. Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12. Security Interest Absolute

.  All rights of the Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 6.13. Termination or Release

.

(a) This Agreement and all other security interests granted hereby shall terminate with respect to all Secured Obligations when all the outstanding Secured Obligations (other than contingent indemnification obligations not then due) have been paid in full in cash, the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the Company or is otherwise no longer required to be a Grantor hereunder; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral (other than any transfer of Collateral to another Grantor) that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) Upon the occurrence of any event or circumstance set forth in Section 2.01(b) hereunder, the Security Interest in such Collateral shall be automatically released.

(e) In the event that any Security Interest granted hereunder is in violation of the Credit Agreement or the Agreed Security Principles, the Security Interests in such Collateral shall be automatically released.

(f) In connection with any termination or release pursuant to paragraph (a) through (e), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.14. Collateral Agent Appointed Attorney-in-Fact

.

(a) Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Borrower’s Agent of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and (e) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organizational identification number issued to the Grantor.  The Grantor agrees to provide such information to the Collateral Agent promptly upon request.

SECTION 6.15. General Authority of the Collateral Agent

.  By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

SECTION 6.16. [Reserved]

.

SECTION 6.17. Intercreditor Agreement

.  Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of each Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement with respect to the Collateral (other than with respect to Section 2.01), the terms of such Intercreditor Agreement shall govern and control.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BASELL HOLDINGS B.V.,
BASELL INTERNATIONAL HOLDINGS B.V.
BASELL FUNDING S.A.R.L.
LYONDELLBASELL INDUSTRIES AF S.C.A.,
as Grantors

By:
Name:
Title:

CITIBANK, N.A. as

Collateral Agent,

By:
Name:
Title:

Schedule I

to the Supplement No __ to the

Pledge Agreement

SCHEDULE I

EQUITY INTERESTS

Grantor	Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests
Basell Holdings B.V.	Basell Canada Inc.	13	Basell Holdings B.V.	20,000 Common Shares	100%
Basell International Holdings B.V.	Basell Australia Holdings Pty Ltd[1]		Basell International Holdings B.V.		100%
Basell Funding S.a.r.l.	LyondellBasell Finance Company	1	Basell Funding S.a.r.l	1,000 Common Shares	100%

DEBT SECURITIES

Grantor	Issuer	Principal Amount	Date of Note	Maturity Date
Basell AF S.C.A.	Basell Funding S.a.r.l.[2]	$615,000,000	August 10, 2005	None.

1 To be turned over to the Collateral Agent post-closing.

2 To be turned over to the Collateral Agent post-closing.

Schedule I-

EXHIBIT F-3

[FORM OF] U.S. SECURITY AGREEMENT

[Borrower and other U.S. entities subject to Equal and Ratable]

U.S. BORROWER SECURITY AGREEMENT

dated as of

December 20, 2007

between

BIL ACQUISITION HOLDINGS LIMITED

(to be merged with and into LYONDELL CHEMICAL COMPANY

substantially concurrently with the initial Credit Extensions)

and

CITIBANK, N.A.,

as Collateral Agent

ARTICLE I	Definitions	1

SECTION 1.01.Credit Agreement1

SECTION 1.02.Other Defined Terms1

ARTICLE II	Pledge of Securities	3

SECTION 2.01.Pledge3

SECTION 2.02.Delivery of the Pledged Collateral4

SECTION 2.03.Representations, Warranties and Covenants5

SECTION 2.04.Certification of Limited Liability Company and Limited Partnership Interests6

SECTION 2.05.Registration in Nominee Name; Denominations6

SECTION 2.06.Voting Rights; Dividends and Interest7

ARTICLE IIISecurity Interests in Personal Property9

SECTION 3.01.Security Interest9

SECTION 3.02.Representations and Warranties10

SECTION 3.03.Covenants12

SECTION 3.04.Other Actions12

ARTICLE IVRemedies14

SECTION 4.01.Remedies Upon Default14

SECTION 4.02.Application of Proceeds16

ARTICLE VIndemnity, Subrogation and Subordination17

SECTION 5.01.Indemnity17

SECTION 5.02.Contribution and Subrogation17

SECTION 5.03.Subordination17

ARTICLE VIMiscellaneous18

SECTION 6.01.Notices18

SECTION 6.02.Waivers; Amendment18

SECTION 6.03.Collateral Agent’s Fees and Expenses; Indemnification18

SECTION 6.04.Successors and Assigns19

SECTION 6.05.Survival of Agreement19

SECTION 6.06.Counterparts; Effectiveness; Several Agreement19

SECTION 6.07.Severability20

SECTION 6.08.Right of Set-Off20

SECTION 6.09.Governing Law; Jurisdiction; Consent to Service of Process20

SECTION 6.10.WAIVER OF JURY TRIAL21

SECTION 6.11.Headings21

SECTION 6.12.Security Interest Absolute21

SECTION 6.13.Termination or Release22

SECTION 6.14.Additional Restricted Subsidiaries22

SECTION 6.15.Collateral Agent Appointed Attorney-in-Fact23

SECTION 6.16.General Authority of the Collateral Agent24

SECTION 6.17.Miscellaneous24

Schedules

Schedule I                                Pledged Equity; Pledged Debt

U.S. BORROWER SECURITY AGREEMENT dated as of December 20, 2007 between, BIL ACQUISITION HOLDINGS LIMITED, a Delaware corporation (to be merged with and into LYONDELL CHEMICAL COMPANY) (the “Grantor”) and CITIBANK, N.A., as Collateral Agent for the Secured Parties (as defined below) (the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LyondellBasell Industries AF S.C.A. (the “Company”), a company existing under the laws of the Grand Duchy of Luxembourg, the Grantor, Basell Holdings B.V., a Dutch corporation limited by shares, Basell Finance Company B.V., and Basell Germany Holdings GmbH, a corporation organized under the laws of Germany, the Subsidiary Guarantors party thereto from time to time, the lenders party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent and the other Agents party thereto.  The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means Citibank, N.A., in its capacity as collateral agent under the Asset Backed Credit Facilities.

“ABL Borrowers” means, collectively, the Grantor, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP and the other subsidiaries of the Company party to the ABL Credit Agreement, as borrowers.

“ABL Credit Agreement” means the Credit Agreement, dated as of the date hereof, among the ABL Borrowers, the ABL Agent and the lenders party thereto (as the same may be amended, supplemented, modified or restated from time to time).

“ABL Guarantors” means the Guarantors party to the Subsidiary Guaranty (each as defined in the ABL Credit Agreement).

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the ABL Agent, the Grantor, the Company and the other parties thereto form time to time, as amended, amended and restated, supplemented or otherwise modified from time to time

“ABL Security Agreement” means the Security Agreement, dated as of the date hereof, among the Grantor, Equistar Receivables, LP, Houston Refining LP, Basell U.S.A. Inc., any other Borrowers party thereto and the ABL Agent.

“Account Debtor” means any Person who is or who may become obligated to the Grantor under, with respect to or on account of an Account.

“Agreement” means this Security Agreement.

“Arco Noteholders” means the holders of the Arco Notes.

“Arco Notes” means $100,000,000 10 1/4% Debentures due 2010 and the $225,000,000 9.8% Debentures due 2020 issued by the Arco Chemical Company (as predecessor to Lyondell Chemical Company) pursuant to the Arco Notes Indenture.

“Arco Notes Indenture” means the indenture governing the Arco Notes dated as of June 15,1988 as supplemented by a Supplemental Indenture dated January 5, 2000.

 “Arco Notes Secured Parties” means the Arco Notes Trustee and the Arco Noteholders.

“Arco Notes Obligations” means all present and future money, debts and liabilities due, owing or incurred by the Grantor to any Arco Notes Secured Party under or in connection with the Arco Notes (in each case, whether done alone or jointly, or jointly and severally), with any other Person, whether actually or contingently, and whether as principal, surety or otherwise.

“Arco Notes Trustee” means any entity acting as trustee under the Arco Notes.

 “Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Claiming Party” has the meaning assigned to such term in Section 5.02.

“Capital Lease” shall mean, as applied to any Person, any lease of any property by that Person as lessee which is accounted for as a capital lease on the balance sheet of that Person.”

“Capitalized Lease Obligations” of any Person shall mean all obligations under Capital Leases of such Person.”

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Company” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Contracts” means all contracts for the sale, lease, exchange or disposition of Inventory or the performance of services, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

“Contributing Party” has the meaning assigned to such term in Section 5.02.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Domestic Subsidiary” means a Subsidiary of the Company incorporated under the laws of the United States or any state thereof or the District of Columbia.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC.

“Grantor” has the meaning assigned to such term in the preliminary statement of this Agreement.

 “New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

 “Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Receivables” means all indebtedness (whether constituting Accounts or General Intangibles or Chattel Paper or otherwise) of any Person owing to the Grantor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.

 “Secured Obligations” means, collectively, the Credit Agreement Obligations and the Arco Notes Obligations.

“Secured Parties” means, collectively, Credit Agreement Secured Parties and the Arco Notes Secured Parties.

 “Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Transferred Receivables” has the meaning defined in the ABL Security Agreement.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge.

(a) As security for the payment and performance in full of the Secured Obligations, the Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of the Grantor’s right, title and interest in, to and under (i) (1) all Equity Interests held by it and listed on Schedule I and, whether now owned or hereafter acquired, (2) any other Equity Interests directly owned by the Grantor of any Wholly Owned Domestic Subsidiary of the Company, whether now owned or hereafter acquired, (3) 100% of the outstanding Equity Interests directly owned by the Grantor of any Wholly Owned Foreign Subsidiary of the Company, whether now owned or hereafter acquired; provided that, with respect to any Secured Obligation of the Grantor, the foregoing pledge of any stock of a Wholly Owned Foreign Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) shall be limited to 65% of the outstanding voting stock and 100% of the outstanding non-voting stock of such controlled foreign corporation and (4) the certificates representing all such Equity Interests (all such Equity Interests and certificates collectively referred to as  the “Pledged Equity”); provided that the Pledged Equity, shall not include (A) any Equity Interests to the extent that, and for so long as, such a pledge of such Equity Interests would violate law applicable thereto, and (B) any Equity Interests in (1) LyondellBasell Receivables I, L.L.C. or Equistar Receivables II, LLC, (2) Basell Capital Corporation and (3) any Equity Interest in any other Securitization Entity; (ii)(A) the debt securities owned by it and listed opposite the name of the Grantor on Schedule I, (B) any debt securities obtained in the future by the Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (collectively, the “Pledged Debt”); provided that the Pledged Debt shall not include any indebtedness or other obligations owed by (1) LyondellBasell Receivables I, L.L.C., Equistar Receivables II, LLC and Basell Capital Corporation to the ABL Borrowers or the ABL Guarantors and (2) any Pledged Debt owing from any Securitization Entity to the Grantor; (iii)  subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (iv) subject to Section 2.06, all rights and privileges of the Grantor with respect to the securities and other property referred to in clauses (i), (ii), and (iii) above; and (v) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (iv) above being collectively referred to as the “Pledged Collateral”).

(b) The Collateral Agent shall release, (such release to be effected pursuant to the terms of Section 6.13 hereof) any security interest granted to it in the following property (other than to the extent any such property constitutes property described in the proviso contained in Section 2.01(a) above): (i) the Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition and subject to Liens permitted by Section 7.01(w) of the Credit Agreement if and so long as the terms of such Liens prohibit the creation of a Lien in favor of the Collateral Agent for the benefit of the Secured Parties on such Equity Interests, (ii) any Equity Interests in any other Securitization Entity and (iii) any Pledged Debt owing from any Securitization Entity to the Grantor.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral.

(a) The Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than (i) any uncertificated securities, but only for so long as such securities remain uncertificated, and (ii) any Equity Interests in any direct Wholly Owned Subsidiary that is dormant or inactive (so long as such Subsidiary remains dormant or inactive)) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) The Grantor will cause any Indebtedness (other than intercompany Indebtedness) for borrowed money having an aggregate principal amount in excess of $10,000,000 owed to the Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the applicable Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Grantor and such other instruments or documents as the Collateral Agent may reasonably request. The Grantor hereby authorizes the Collateral Agent to Supplement Schedule I hereto by adding any additional Pledged Securities delivered to the Collateral Agent pursuant hereto.

(d) In accordance with the terms of the Cash Flow Intercreditor Agreement, all Pledged Collateral delivered to the Collateral Agent shall also be held by the Collateral Agent as gratuitous bailee for the Interim Facility Finance Parties, the Second Lien Notes Finance Parties and the Second Lien Noteholders (as each such term is defined in the Cash Flow Intercreditor Agreement), solely for the purpose of perfecting the security interest therein granted under the Interim Facility Security Documents and Second Lien Notes Security Documents (as each such term is defined in the Cash Flow Intercreditor Agreement).

SECTION 2.03. Representations, Warranties and Covenants.  The Grantor represents and warrants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests (other than Equity Interests in any direct Wholly Owned Domestic Subsidiary that is dormant or inactive and Equity Interests of any direct Wholly Owned Foreign Subsidiaries that is dormant, inactive or otherwise immaterial), debt securities in excess of $10,000,000 and promissory notes in excess of $10,000,000, in each case required to be pledged hereunder pursuant to the Credit Agreement;

(b) [Reserved];

(c) [Reserved];

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, materially impair, materially delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests.

(a) Each interest in any limited liability company or limited partnership controlled by the Grantor, pledged under Section 2.01 and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code and shall be governed by Article 8 of the New York UCC or any other applicable Uniform Commercial Code, and each such interest shall at all times hereafter be represented by a certificate.

(b) Each interest in any limited liability company or limited partnership controlled by the Grantor, pledged under Section 2.01 and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code and shall not be governed by Article 8 of the New York UCC or any other applicable Uniform Commercial Code, and the Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or any other applicable Uniform Commercial Code or issue any certificate representing such interest, unless the Grantor provides prior written notification to the Administrative Agent of such election and promptly (and in any event within 30 days after such election) delivers any such certificate to the Administrative Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations.  If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Grantor notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and the Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of the Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06. Voting Rights; Dividends and Interest.

(a) Unless and until (1) an Event of Default shall have occurred and be continuing and (2) the Collateral Agent shall have notified the Grantor that the rights of the Grantor under this Section 2.06 are being suspended:

(i) The Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly execute and deliver to the Grantor, or cause to be executed and delivered to the Grantor, all such proxies, powers of attorney and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) The Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and shall if certificated be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) If (A) an Event of Default has occurred and is continuing and (B) the Collateral Agent shall have notified the Grantor of the suspension of the rights of the Grantor under paragraph (a)(iii) of this Section 2.06, then all rights of the Grantor to dividends, interest, principal or other distributions that the Grantor is authorized to receive with respect to such Pledged Collateral pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions, subject to the terms of the Credit Agreement and Intercreditor Agreement.  All dividends, interest, principal or other distributions received by the Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to the Grantor (without interest) all dividends, interest, principal or other distributions that the Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) If (A) an Event of Default has occurred and is continuing and (B) the Collateral Agent shall have notified the Grantor of the suspension of the rights of the Grantor under paragraph (a)(iii) of this Section 2.06, then all rights of the Grantor to exercise the voting and consensual rights and powers it is entitled to exercise with respect to such Pledged Collateral pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, subject to the terms of the Credit Agreement and the Intercreditor Agreement; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantor to exercise such rights.  After all Events of Default have been cured or waived, the Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d) Any notice given by the Collateral Agent to the Grantor suspending the rights of the Grantor under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) and (ii) may suspend the rights of the Grantor under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest.

(a) As security for the payment and performance in full of the Secured Obligations, including the Guaranties, the Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the equal and ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Letters of Credit (as such term is defined in the New York UCC) and Letter-of-Credit Rights;

(v) all Equipment;

(vi) all Pledged Collateral;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Goods (other than Inventory) and Fixtures;

(x) all Investment Property;

(xi) all books and records;

(xii) all Money and Deposit Accounts; and

(xiii) all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (and the term “Collateral” shall not include) (A) any vehicle covered by a certificate of title or ownership, (B) any property effectively conveyed, sold, contributed or otherwise transferred under (i) the 2005 Securitization Facility (as defined in the ABL Credit Agreement as in effect on the date hereof) or (ii) the 2007 Securitization Facility (as defined in the ABL Credit Agreement as in effect on the date hereof), (C) any property in which an effective grant of security interest has been conveyed under the ABL Security Agreement as in effect on the date hereof so long as the ABL Credit Agreement has not been terminated, (D) any Equipment owned by the Grantor that is subject to a purchase money security interest (within the meaning of Section 9-103 of the UCC) or a or a Capitalized Lease Obligation permitted by the Credit Agreement so long as the contract or other agreement in which such security interests is granted (or the documentation providing for such Capitalized Lease Obligations) prohibits the creation of any other security interest on such, (E) any Equity Interest that is not Pledged Equity, (F) all Inventory and Receivables and all cash Proceeds thereof and (G) any contract, lease, license or other document so long as (and only to the extent that) the grant of a security interest therein would (x) violate a restriction in such contract, lease, license or documents or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided however, that the limitations set forth in clause (F) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC. The delivery of control agreements with respect to any “deposit account” or “securities account” as such terms are defined in the UCC shall not be required, except with respect to the Working Capital Reserve Account.

(b) The Collateral Agent shall release (such release to be effected pursuant to the terms of Section 6.13 hereof) any security interest granted to it in the following property (other than to the extent any such property constitutes property described in the proviso contained in Section 3.01(a) above): Accounts and related assets (including deposit accounts) evidencing such Accounts or proceeds thereof purported to be transferred pursuant to any Receivables Financing or any Securitization Transaction not prohibited by the Credit Agreement.

(c) The Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of the Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether the Grantor is an organization, the type of organization and any organizational identification number issued to the Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates.  The Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(d) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of the Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02. Representations and Warranties.  The Grantor represents and warrants to the Collateral Agent and the Secured Parties that:

(a) The Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it grants a Security Interest hereunder.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, is correct and complete in all material respects as of the Closing Date.  The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations (including without limitation Copyright filings) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in the Perfection Certificate, are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

SECTION 3.03. Covenants.

(a) [Reserved].

(b) The Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement (it being understood that the Grantor shall have the right to Dispose of Collateral to the extent permitted by Section 7.05 of the Credit Agreement).

(c) [Reserved].

(d) At its option, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent the Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and the Grantor agrees to reimburse the Collateral Agent promptly after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization.  Nothing in this paragraph shall be interpreted as excusing the Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of the Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(e) The Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and the Grantor agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

SECTION 3.04. Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, the Grantor agrees, in each case at the Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

Instruments.  If the Grantor shall at any time hold or acquire any Instrument constituting Collateral and evidencing an amount in excess of $10,000,000, the Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations under the Uniform Commercial Code or other applicable law and also may (i) require the Grantor to, and the Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by the Grantor where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to the Grantor in respect of such occupation; provided that the Collateral Agent shall provide the Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of the Grantor under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the Grantor with notice thereof prior to or promptly after such exercise; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the Grantor 10 days’ written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from the Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.01, to the fullest extent permitted by applicable law, shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Any remedies provided in this Section 4.01 shall be subject to each Intercreditor Agreement.

SECTION 4.02. Application of Proceeds.

(a) The Collateral Agent shall, subject to the applicable clause of Section 20 of the Cash Flow Intercreditor Agreement, apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt as follows:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, the other Loan Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of the Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(ii) second, to the Secured Parties, an amount equal to all Secured Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably as between the Credit Agreement Secured Parties and the Arco Notes Secured Parties (without priority of any one over any other) in proportion to the unpaid amounts of Credit Agreement Obligations and Arco Notes Obligations; provided that any such application among the Credit Agreement Secured Parties shall be subject to the provisions of the Credit Agreement; and

(iii) third, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Subject to the terms of the Cash Flow Intercreditor Agreement, the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b) If at any time any moneys collected or received by the Collateral Agent pursuant to this Agreement are distributable pursuant to paragraph (a) above to the Arco Notes Trustee, and if the Arco Notes Trustee shall notify the Collateral Agent in writing that no provision is made under the Arco Notes Indenture for the application by the Arco Notes Trustee of such moneys and that the Arco Notes Indenture does not effectively provide for the receipt and the holding by the Arco Notes Trustee of such moneys pending the application thereof, then the Collateral Agent, after receipt of such moneys pending the application thereof, and after receipt of such notification, shall at the direction of the Arco Notes Trustee, invest such amounts in investments permitted by the Arco Notes Indenture maturing within 90 days after they are acquired by the Collateral Agent or, in the absence of such direction, hold such moneys uninvested and shall hold all such amounts so distributable and all such investments and the net proceeds thereof in trust solely for the Arco Notes Trustee (in its capacity as trustee) and for no other purpose until such time as the Arco Notes Trustee shall request in writing the delivery thereof by the Collateral Agent for application pursuant to the Arco Notes Indenture.  The Collateral Agent shall not be responsible for any diminution in funds resulting from any such investment or any liquidation or any liquidation thereof prior to maturity.

(c) In making the determination and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Arco Notes Trustee as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Arco Notes Obligations and information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Credit Agreement Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information; provided that nothing in this sentence shall prevent the Grantor from contesting any amounts claimed by any Secured Party in any information so supplied.  All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent or the Arco Notes Trustee of any amounts distributed to them.

SECTION 4.03. Securities Act, Etc.  In view of the position of the Grantor in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  The Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect.  The Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  The Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion and to the extent permitted under applicable law, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  The Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall, to the extent permitted under applicable law, incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.  The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V

[Reserved]

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.

SECTION 6.02. Waivers; Amendment.

(a) No failure or delay by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.  No waiver of any provision of this Agreement or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.  No notice or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 6.03. [Reserved].

SECTION 6.04. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05. Survival of Agreement.  Such representations and warranties have been or will be relied upon by each Secured Party, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as of the time made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 6.06. Counterparts; Effectiveness; Several Agreement; Limitation on Assignment.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of an original executed counterpart of this Agreement.  This Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted by this Agreement or the Credit Agreement.

SECTION 6.07. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.08. [Reserved].

SECTION 6.09. Governing Law; Jurisdiction; Consent to Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GRANTOR AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE GRANTOR AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 6.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12. Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of the Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Secured Obligations or this Agreement.

SECTION 6.13. Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when all the outstanding Credit Agreement Obligations (other than contingent indemnification obligations not then due) have been paid in full in cash, the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) Upon any sale or other transfer by the Grantor of any Collateral (other than any transfer of Collateral to another Grantor) that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(c) In the event that a Security Interest in any Collateral granted hereunder is in violation of the Credit Agreement, the Collateral Agent shall release the Security Interest in any such Collateral.

(d) Upon the occurrence of any event or circumstance set forth in Sections 2.01(b) or 3.01(b) hereunder, the Security Interest in such Collateral shall be automatically released.

(e) In connection with any termination or release pursuant to paragraph (a) through (d), the Collateral Agent shall execute and deliver to the Grantor, at the Grantor’s expense, all documents that the Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.14. [Reserved].

SECTION 6.15. Collateral Agent Appointed Attorney-in-Fact.  The Grantor hereby appoints the Collateral Agent the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Grantor of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of the Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of the Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require the Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 6.16. General Authority of the Collateral Agent.  By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against the Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or the Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against the Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.  In furtherance of the foregoing provisions of this Section 6.16, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the applicable Secured Parties in accordance with the terms of this Section 6.16.

SECTION 6.17. Arco Notes Secured Parties.  The obligations of the Collateral Agent to the Arco Notes Secured Parties hereunder shall be limited solely to (i) holding the Collateral for the benefit of the Arco Notes Secured Parties for so long as (A) any Arco Notes Obligations remain outstanding and (B) any Arco Notes Obligations are secured by such Collateral and (ii) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Collateral to the Arco Notes Secured Parties in respect of the Arco Notes Obligations in accordance with the terms of this Agreement.  Neither the holders of the Arco Notes nor the Arco Notes Trustee shall be entitled to exercise (or direct the Collateral Agent to exercise) any rights or remedies hereunder with respect to the Arco Notes Obligations, including without limitation the right to enforce the security interest in the Collateral, request any action, institute proceedings, give any instructions, make any election, give any notice to account debtors, make collections, sell or otherwise foreclose on any portion of the Collateral or execute any amendment, supplement, or acknowledgment hereof.  This Agreement shall not create any liability of the Collateral Agent or the Credit Agreement Secured Parties to any of the Arco Notes Secured Parties by reason of actions taken with respect to the creation, perfection or continuation of the security interest on the Collateral, actions with respect to the occurrence of an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral or action with respect to the collection of any claim for all or any part of the Secured Obligations from any account debtor, guarantor or any other party or the valuation, use or protection of the Collateral.  By acceptance of the benefits under this Agreement and certain other Collateral Documents, the Arco Notes Secured Parties and the Arco Notes Trustee will be deemed to have acknowledged and agreed that the provisions of the preceding sentence are intended to induce the Lenders to permit such Persons to be Secured Parties under this Agreement and certain of the other Collateral Documents and are being relied upon by the Lenders as consideration therefor.

(a) The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Grantor or any other obligor of the Arco Notes Obligations.

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall or shall be construed to (i) result in the security interest in the Collateral securing the Arco Notes Obligations less than equally and ratably with the Credit Agreement Obligations pursuant to the Arco Notes Indenture to the extent required or (ii) modify or affect the rights of the Arco Notes Secured Parties to receive the pro rata share specified in Section 4.02(a)(ii) of any proceeds of any collection or sale of Collateral.

(c) The parties hereto agree that the Arco Notes Obligations and the Credit Agreement Obligations are, and will be, equally and ratably secured with each other by the Liens on the Collateral created pursuant to this Agreement, and that it is their intention to give full effect to the equal and ratable provisions of the Arco Notes Indentures, as in effect on the date hereof.  To the extent that the rights and benefits herein or in any other Collateral Document conferred on the Arco Notes Secured Parties shall be held to exceed the rights and benefits required so to be conferred by such provisions, such rights and benefits shall be limited so as to provide such Arco Notes Secured Parties only those rights and benefits that are required by such provisions.  Any and all rights not herein expressly given to the Arco Notes Trustee are expressly reserved to the Collateral Agent and the Secured Parties other than the Arco Notes Secured Parties.  The Collateral Agent’s liability shall be limited as provided in the Credit Agreement and the Collateral Agent shall be entitled to all the benefits of the indemnity provisions under the Credit Agreement.

SECTION 6.18. Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of each Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement with respect to the Collateral (other that with respect to Sections 2.01(a) and 3.01(a)), the terms of such Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BIL ACQUISITION HOLDINGS LIMITED (to be merged with and into LYONDELL CHEMICAL COMPANY)
By

Name:
Title:

CITIBANK, N.A. as Collateral Agent,
By

Name:
Title:

Schedule I
to the Supplement No __ to the
Security Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date